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PROSPECTUS

The Manitowoc Company, Inc.

Offer to exchange up to $175,000,000 in principal amount of our
10 1/2% Senior Subordinated Notes due 2012
for any and all of our outstanding 10 1/2% Senior Subordinated Notes due 2012.
The registered exchange offer will expire at 5:00 p.m. New York City time on February 13, 2003, unless extended.

        We are offering the 10 1/2% Senior Subordinated Notes due 2012 (the "Exchange Notes"). We are offering to exchange up to $175,000,000 in aggregate principal amount of Exchange Notes for $175,000,000 aggregate principal amount of our outstanding 10 1/2% Senior Subordinated Notes due 2012 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "notes." The notes are guaranteed on a senior subordinated basis by certain of our subsidiaries.

        The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this exchange offer, except that the Exchange Notes will be freely transferable by the holders (other than as described in this prospectus), are issued free of any covenant restricting transfer and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms that are substantially identical as the terms of the Original Notes. Original Notes that are accepted for exchange will be cancelled and retired. For a description of the terms of the notes, see "Description of the Notes." There will be no cash proceeds to The Manitowoc Company, Inc. from this exchange offer.

        The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from August 8, 2002. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after completion of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."

        The notes will mature on August 1, 2012. We will pay interest on the notes on February 1 and August 1 of each year, commencing February 1, 2003.

        We may redeem the notes at any time on or after August 1, 2007. In addition, until August 1, 2005 we may redeem up to 35% of the notes with the net proceeds of a public equity offering. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase notes from holders. The redemption and repurchase prices are described elsewhere in this prospectus. The notes will be issued only in global notes (except as described in "Book Entry—Delivery and Form" and in the indenture), in denominations of $1,000 and integral multiples of $1,000.

        The notes will be unsecured and subordinated to all of our and our guarantors' existing and future senior debt.

        The Original Notes were sold on August 8, 2002, in a transaction that was not registered under the Securities Act of 1933. Accordingly, the Original Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act, to certain persons in offshore transactions in reliance on Regulation S under the Securities Act, or pursuant to other exemptions from registration under the Securities Act. We are offering the Exchange Notes to satisfy certain of our obligations under a registration rights agreement relating to the Original Notes. See "The Exchange Offer—Purposes and Effects of the Exchange Offer."

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Exchange Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Manitowoc Company, Inc. has agreed that, for a period of 180 days following the expiration date (as defined in this prospectus), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The notes are not listed and will not be listed on any national securities exchange.

        Investing in the notes involves a high degree of risk. See "Risk Factors," beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2002.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by The Manitowoc Company, Inc. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our business since the date hereof. This prospectus does not constitute an offer to sell securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

MARKET SHARE AND INDUSTRY DATA

        The market data included in this prospectus, including growth rates and information relating to our relative position in the industries we serve, are based on internal surveys, market research, publicly available information and industry publications. Although we believe that such independent sources are reliable, we have not independently verified the information contained in them.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

        All statements other than statements of historical facts included or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy, projected costs and plans and objectives for future operations are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. Forward-looking statements generally can be identified by the use of forward-looking words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or words of similar meaning. Some of the factors that could cause such a variance are disclosed in the section "Risk Factors" and elsewhere in this prospectus and documents incorporated by reference in this prospectus, and include the following for each of our businesses:

        Cranes and Related Products—market acceptance of new and innovative products; cyclicality of the construction industry; the effects of government spending on construction-related projects within the United States and abroad; growth in world demand for our crane product offering; the replacement cycle of technologically obsolete cranes; and demand for used equipment.

        Foodservice Equipment—market acceptance of new and innovative products; demographic information affecting two-income families and general population growth; household income; weather; consolidations within restaurant and foodservice equipment industries; global expansion of customers; the ice-cube machine replacement cycle in the United States; specialty foodservice market growth; future strength of the beverage industry; new product introductions; and the demand for quick-service restaurants and kiosks.

        Marine—shipping volume fluctuations based on performance of the steel industry; weather and water levels on the Great Lakes; trends in government spending on new vessels; five-year survey schedule; the replacement cycle of older marine vessels; growth of existing marine fleets; consolidation of the Great Lakes marine industry; frequency of vessel casualties on the Great Lakes; and the level of construction and industrial maintenance.

        Corporate (including factors that may affect all three businesses)—changes in laws and regulations throughout the world; the ability to finance, complete and successfully integrate acquisitions, strategic alliances, and joint ventures; competitive pricing; changes in domestic and international economic and industry conditions; changes in the interest rate environment; risks associated with growth; foreign currency fluctuations; worldwide political risk; pressure of additional financial leverage resulting from the Grove and Potain acquisitions; and success in increasing manufacturing efficiencies.

        We urge you to consider these factors and to review carefully the section "Risk Factors" for a more complete discussion of the risks of an investment in our securities. The forward-looking statements included in this prospectus or incorporated by reference herein are made only as of the date of this prospectus or the date of the incorporated document, and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any reports, statements or other information filed by us with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, you may also obtain copies of such materials, at prescribed rates, by writing to the SEC at the above address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. You may also obtain copies of these materials through our web site, www.manitowoc.com.

        Our common stock is listed on the New York Stock Exchange and reports, proxy information and other information concerning it can be inspected at the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        We have elected to "incorporate by reference" into this prospectus certain information that we file with the SEC. This means that:

    •
    we can disclose important information to you by referring to other documents that contain that information;

    •
    the information incorporated by reference is considered to be part of this prospectus; and

    •
    any information that we file with the SEC in the future is automatically incorporated into this prospectus and updates and supersedes previously filed information, including information contained in this prospectus.

        We have incorporated by reference the following documents (or portions thereof) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus:

    •
    from our Annual Report on Form 10-K for the year ended December 31, 2001: Item 8 relating only to supplementary financial information; Item 11 relating to executive compensation; and Item 12 relating to voting securities and principal holders;

    •
    our Current Reports on Form 8-K dated June 24, 2002, July 30, 2002, September 12, 2002, October 7, 2002 and October 29, 2002;

    •
    the description of our common stock contained in our Registration Statement on Form 8-A dated October 24, 1972, and any amendment or report updating that description; and

    •
    the description of our common stock purchase rights contained in our Registration Statement on Form 8-A dated August 5, 1996, and any amendment or report updating that description.

        You may request a copy of any of these filings and any future filings, at no cost, by writing to Maurice D. Jones, Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066, or by calling Mr. Jones at (920) 684-4410.

        If we have incorporated by reference in this prospectus any statement or information and we subsequently modify that statement or information, the statement or information incorporated in this prospectus is also modified or superseded in the same manner.

        To obtain timely delivery of documents incorporated by reference in this prospectus, you must request the information no later than five business days prior to the expiration of the exchange offer. The exchange offer will expire on February 13, 2003, unless extended.

v

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company, The Manitowoc Company, Inc., the notes being exchanged in this offering and the financial statements and notes thereto appearing elsewhere in this prospectus or incorporated herein by reference. Unless the context otherwise requires, all references in this prospectus to our businesses and pro forma data give effect to our acquisitions of Grove Investors, Inc. ("Grove") and Potain SAS (formerly Potain SA, "Potain") as described below. All foreign currencies converted to U.S. dollars are converted at an exchange rate based on the noon buying rate on the date of the balance sheet or an average of the noon buying rates during the periods covered by an income statement, unless otherwise indicated.

The Manitowoc Company, Inc.

        Founded in 1902, we are a diversified industrial manufacturer with leading positions in our three principal markets: cranes and related products, foodservice equipment and marine. We have a 100-year tradition of providing high-quality, customer-focused products and support services to our markets worldwide. For both the year ended December 31, 2001 and the nine months ended September 30, 2002, we had historical net sales of $1.1 billion.

        Our cranes and related products business is a global provider of engineered lift solutions offering one of the broadest lines of lifting equipment in our industry. We design, manufacture and market a comprehensive line of crawler cranes, mobile hydraulic cranes, tower cranes, boom trucks and aerial work platforms with capacities ranging from 10 to over 1,433 U.S. tons. Our crane products are marketed under the Manitowoc, Potain, Grove and National brand names, which we believe hold leadership positions in their respective markets and are among the most recognized names in the industry.

        Our foodservice equipment business is a leading broad-line manufacturer of "cold" side commercial food service equipment products. We design, manufacture and market full product lines of ice making machines, walk-in and reach-in refrigerator/freezers, fountain beverage delivery systems and other foodservice refrigeration products.

        Our marine business provides new construction, ship repair and maintenance services for freshwater and saltwater vessels. From our four shipyards, we operate over 60% of the drydock capacity (based on footage) serving the U.S. Great Lakes commercial fleet.

        We believe we are:

  •
  the leading provider of high capacity crawler cranes (over 150 U.S. ton lifting capacity) with an estimated worldwide market share greater than 50%;

  •
  the leading provider of mobile hydraulic cranes in North America with an estimated market share greater than 40%;

  •
  one of two leading providers of tower cranes in the world with a worldwide market share estimated at greater than 25%;

  •
  the leading provider of ice making machines in the United States with an estimated 40% share of U.S. sales;

  •
  the leading provider of walk-in refrigerator/freezers in the United States; and

  •
  the leading provider of marine construction and repair services in the Great Lakes region.

The Grove Merger

        On August 8, 2002, we acquired Grove Investors, Inc. through a merger with a subsidiary we formed for the acquisition. The acquisition and related refinancing of Grove's indebtedness, valued at approximately $272 million, were funded by a combination of cash, including the net proceeds of the private offering of the Original Notes, and approximately 2.2 million shares of our common stock valued at $32.34 per share (an aggregate of $70.0 million). See "Use of Proceeds."

        Founded in 1947, Grove is an international designer, manufacturer and marketer of a comprehensive line of mobile hydraulic cranes and truck-mounted cranes. Grove's products are used in a wide variety of applications by commercial and residential building contractors, as well as by industrial, municipal and military end-users. Grove's products are marketed to independent equipment rental companies and directly to end-users under three widely recognized names: Grove Crane, Grove Manlift and National Crane.

        The acquisition of Grove broadens our product line and establishes us as a leading global manufacturer of mobile hydraulic cranes, a segment in which we have not previously participated. As a result of completion of the Grove merger, we now offer our customers a comprehensive line of three major crane categories: crawler cranes, tower cranes and mobile hydraulic cranes. We believe that the Grove acquisition positions us to serve as a single source supplier with the ability to offer our customers throughout the world equipment and lifting solutions for virtually every construction application.

        We have an agreement with the United States Department of Justice that we will divest of either Manitowoc Boom Trucks or National Crane. We do not believe such divestiture will have a material effect on our financial condition or the results of our future operations on a combined basis as the net sales, operating profit, total assets and net assets of Manitowoc Boom Trucks or National Crane is less than six-percent of the pro forma net sales, operating profit, total assets and net assets of Manitowoc and Grove as of and for the three and nine months ended September 30, 2002.

Summary Historical and Pro Forma Financial Information

        We have derived the following summary historical financial information as of and for each of the years ended December 31, 2001 and December 31, 2000 from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the nine months ended September 30, 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the summary pro forma financial information below from the unaudited pro forma financial statements included elsewhere in this prospectus. While this pro forma information is based on adjustments we deem appropriate and are factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information purport to present our financial results for future periods.

	For The Year Ended December 31,
							For The Nine Months Ended September 30,
											Pro Forma For The Twelve Months Ended September 30, 2002(5)
	Historical
					Pro Forma 2001(3)		Historical 2002(4)		Pro Forma 2002(5)
	2000(1)		2001(2)
	(In thousands of dollars, except financial ratios)
Statement of Earnings Data:
Net sales:
Cranes and related products	$376,250		$523,266		$1,301,896		$542,434		$876,524		$1,159,664
Foodservice equipment	425,080		411,637		411,637		357,933		357,933		448,090
Marine	71,942		181,677		181,677		157,098		157,098		201,506

Total net sales	873,272		1,116,580		1,895,210		1,057,465		1,391,555		1,809,260
Costs and expenses:
Cost of sales	637,538		831,768		1,503,986		805,878		1,092,092		1,431,442
Engineering, selling and administrative expenses	114,901		153,879		265,497		142,037		196,091		257,629
Amortization expense(6)	8,181		12,554		14,468		1,553		1,553		5,164
Restructuring costs	—		—		3,331		3,900		4,932		4,932
Reorganization costs	—		—		14,507		—		—		—

Total costs and expenses	760,620		998,201		1,801,789		953,368		1,294,668		1,699,167
Earnings from operations	112,652		118,379		93,421		104,097		96,887		110,093
Interest expense	(14,508)		(37,478)		(66,077)		(36,641)		(52,036)		(69,342)
Other income (expense)—net	(2,024)		(1,212)		(4,980)		411		1,014		1,683

Earnings before taxes on income	96,120		79,689		22,364		67,867		45,865		42,434
Provision for taxes on income	35,852		30,817		8,721		26,468		17,888		16,549

Earnings before extraordinary loss and cumulative effect of accounting change	60,268		48,872		$13,643		41,399		$27,977		$25,885

Extraordinary loss—net of income tax benefit	—		(3,324)				—
Cumulative effect of accounting change—net of income tax benefit(6)	—		—				(36,800)

Net earnings	$60,268		$45,548				$4,599

Other Financial Data:
Cash flows from operations	63,047		106,615				53,593
Cash flows from investing	(109,037)		(304,682)				(7,484)
Cash flows from financing	50,006		207,720				(36,499)
Capital expenditures(7)	13,415		29,261		41,104		24,586		25,762		37,955
Supplemental Data:
Ratio of earnings to fixed charges(8)	6.5	x	2.9	x	1.3	x	2.7	x	1.8	x	1.6	x
Balance Sheet Data (As of September 30, 2002):
Cash and equivalents	$34,066
Total assets	1,603,899
Total debt	681,519
Stockholders' equity	338,172

(1)
Includes the results of Marinette Marine Corporation only from November 20, 2000, the date of its acquisition.

(2)
Includes the results of Potain SAS only from May 9, 2001, the date of its acquisition.

(3)
Pro forma for the acquisition of Grove and Potain and related financing transactions assuming the acquisition of Grove and Potain and related financing transactions occurred on January 1, 2001 for the purpose of preparing the pro forma statement of earnings for the year ended December 31, 2001.

(4)
Includes the results of Grove Investors, Inc. only from August 8, 2002, the date of its acquisition.

(5)
Pro forma for the acquisition of Grove and related financing transactions assuming the acquisition of Grove and related financing transactions occurred on January 1, 2001 for the purpose of preparing the pro forma statement of earnings for the nine and twelve months ended September 30, 2002.

(6)
Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" and discontinued amortization of goodwill and intangible assets deemed to have indefinite lives. Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units, using a valuation date of January 1, 2002 and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of tax) was required. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

(7)
The pro forma capital expenditure amounts represent the combined amounts of Manitowoc, Grove and Potain as follows:

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002	Twelve Months Ended September 30, 2002
Manitowoc's capital expenditures	$29,261	$24,586	$36,430
Grove's capital expenditures(a)	5,287	1,176	1,525
Potain's capital expenditures(b)	6,556	—	—

	$41,104	$25,762	$37,955

  (a)
  Includes Grove's capital expenditures prior to August 8, 2002. After that date, Grove's capital expenditures are included in Manitowoc's data.

  (b)
  Includes Potain's capital expenditures prior to May 9, 2001. After that date, Potain's capital expenditures are included in Manitowoc's data.

(8)
For purposes of computing the ratio of earnings to fixed charges, earnings consists of earnings from operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

(9)
EBITDA consists of earnings from operations plus depreciation and amortization. We have presented EBITDA solely as a supplemental disclosure because we believe that it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles as an indicator of our operating performance, or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all companies that report

  EBITDA information calculate EBITDA in the same manner as we do. The following table presents EBITDA and other supplemental data for the periods presented in the table above.

	For The Year Ended December 31,			For The Nine Months Ended September 30,
	Historical					Pro Forma For the Twelve Months Ended September 30, 2002
			Pro Forma 2001	Historical 2002	Pro Forma 2002
	2000	2001
Earnings from operations	$112,652	$118,379	$93,421	$104,097	$96,887	$110,093
Depreciation	9,872	20,471	50,239	21,335	33,532	42,331
Amortization	8,181	12,888	14,947	1,553	1,553	5,164

EBITDA	$130,705	$151,738	$158,607	$126,985	$131,972	$157,588

Supplemental Data:(a)
Ratio of total debt to EBITDA	1.7x	3.2x	4.3x			4.3x
Ratio of EBITDA to interest expense	9.0x	4.0x	2.4x			2.3x

  (a)
  Supplemental data for historical and pro forma nine months ended September 30, 2002 is not presented because the measurement period would be less than a full year.

The Exchange Offer

Purpose of Exchange Offer	We sold the Original Notes in a private offering to certain accredited institutions through Deutsche Bank Securities, Credit Suisse First Boston, Lehman Brothers, JP Morgan, Banc One Capital Markets, Inc. and Fleet Securities, Inc. In connection with that offering, we and the initial purchasers entered into a registration rights agreement dated as of August 8, 2002 for the benefit of holders of the Original Notes, which is an exhibit to the registration statement of which this prospectus is a part, providing for, among other things, the exchange offer. The exchange offer is intended to make the Exchange Notes freely transferable by the holders without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any "affiliate" of a "dealer" (as those terms are defined under the Securities Act) who exchanges Original Notes held for its own account will be required to deliver copies of this prospectus in connection with any resale of the Exchange Notes issued in exchange for those Original Notes. See "The Exchange Offer—Purposes and Effects of the Exchange Offer" and "Plan of Distribution."
The Exchange Offer
We are offering to exchange pursuant to the exchange offer up to $175 million aggregate principal amount of our new 10 1/2% Senior Subordinated Notes due 2012 (the "Exchange Notes") for $175 million aggregate principal amount of our outstanding 10 1/2% Senior Subordinated Notes due 2012 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "notes." The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes, except that the Exchange Notes are freely transferable by the holders (other than as described in this prospectus), are issued free of any covenant restricting transfer and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. See "The Exchange Offer—Terms of the Exchange Offer" and "The Exchange Offer—Procedures for Tendering." The exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. You do not have any appraisal or dissenters' rights under the indenture or otherwise in connection with the exchange offer.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on February 13, 2003, unless extended.

Conditions of the Exchange Offer
Our obligation to consummate the exchange offer is subject to certain conditions. We will not be required to accept for exchange any Original Notes tendered and may terminate the exchange offer before acceptance of any Original Notes if, among other things, legal actions or proceedings are instituted that challenge or seek to prohibit the exchange offer or there shall have been proposed, adopted or enacted any law, statute or regulation materially affecting the benefits of the exchange offer. See "The Exchange Offer—Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the conditions. Consummation of the exchange offer is not subject to federal or state regulatory approval, except the declaration by the SEC that the registration statement, of which this prospectus is a part, is effective.
Procedures for Tendering Original Notes
To accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with the instructions in this prospectus and contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile of it, together with the Original Notes and any other required documentation to BNY Midwest Trust Company as the exchange agent at the address set forth in this prospectus. Physical delivery of the Original Notes is not required if confirmation of a book-entry transfer of the Original Notes to the exchange agent's account at The Depository Trust Company ("DTC" or the "Depository") is timely delivered. By executing the letter of transmittal, you represent to us that:
	•	you are acquiring the Exchange Notes in the ordinary course of business,
	•	you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the Original Notes or the Exchange Notes within the meaning of the Securities Act, and
	•	you are not an "affiliate" of The Manitowoc Company, Inc. as defined under the Securities Act, or if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

In addition, each broker or dealer that receives Exchange Notes for its own account in exchange for any Original Notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Original Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If the Original Notes are in certificated form and you are a beneficial owner who wishes to tender on the registered holder's behalf, prior to completing and executing the letter of transmittal and delivering the Original Notes, you must either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your Original Notes in the exchange offer but your Original Notes are not immediately available for delivery or other documentation cannot be completed by the expiration date, you may still tender your Original Notes by completing, signing and delivering the letter of transmittal and any other documents required by the letter of transmittal to the exchange agent prior to the expiration date and tendering your Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures.
Withdrawal Rights	You may withdraw your tenders at any time prior to 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Acceptance of Original Notes and Delivery of Exchange Notes
We will accept for exchange any and all Original Notes that are properly tendered to the exchange agent prior to 5:00 p.m. Chicago time on the expiration date. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Exchange Agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."
Tax Consequences	Your exchange of Original Notes for Exchange Notes will not be a taxable event for United States federal income tax purposes. See "Certain United States Federal Tax Considerations."

Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the Exchange Notes under generally accepted accounting principles.
Effect on Holders of the Original Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this exchange offer, we will have fulfilled some of our obligations contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the Original Notes or the Exchange Notes pursuant to the registration rights agreement. Holders of Original Notes who do not tender their Original Notes will continue to be entitled to all the rights and will be subject to all of the limitations applicable thereto under the indenture except for any rights under the indenture or the registration rights agreement which by their terms terminate or cease to be effective as a result of our making and accepting for exchange all validly tendered Original Notes pursuant to the exchange offer. All Original Notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the Original Notes and the indenture. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market, if any, for Original Notes could be adversely affected. The Original Notes and the Exchange Notes will vote as a single class.
Use of Proceeds	We will not receive any proceeds from the exchange pursuant to the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

Terms of the Notes

        The exchange offer applies to the entire $175 million principal amount of Original Notes that are outstanding. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for Exchange Notes and the absence of provisions for additional interest in the event of a failure to register the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be governed by the same indenture under which the Original Notes were issued. See "Description of the Notes."

Issuer	The Manitowoc Company, Inc.
Securities Offered	$175,000,000 principal amount of 10 1/2% Senior Subordinated Notes due 2012.
Maturity	August 1, 2012.
Interest Rate	10 1/2% per year (calculated using a 360-day year).

Interest Payment Dates	February 1 and August 1, beginning on February 1, 2003. Interest will accrue from the issue date of the Original Notes.
Ranking
The notes will be our unsecured senior subordinated obligations and will rank junior to our existing and future senior debt. The guarantees by our subsidiaries will be subordinated to existing and future senior debt of our subsidiaries that guarantee the notes. As of September 30, 2002 we and our subsidiaries had $334.0 million of senior debt, excluding approximately $76.1 million available to borrow under our revolving credit facility.
Guarantees
Except as provided in the "Description of the Notes" section under "Guarantees," all of our domestic subsidiaries except Manitowoc Boom Trucks, Inc. and National Crane Corporation did jointly and severally guarantee the Original Notes and will jointly and severally guarantee the Exchange Notes. If we create or acquire a new domestic subsidiary, it will guarantee the notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture or the subsidiary does not have significant assets. We expect to sell either Manitowoc Boom Trucks, Inc. or National Crane Corporation, and we expect that the remaining subsidiary will then guarantee the notes. Each of these guarantees is and will be full and unconditional.
Optional Redemption
Except as provided below, we cannot redeem the notes until August 1, 2007. Thereafter we may redeem some or all of the notes at the redemption prices listed in the "Description of the Notes" section under the heading "Redemption—Optional Redemption" plus accrued interest.
Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before August 1, 2005, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more public equity offerings, as long as:
• we pay 110.5% of the face amount of the notes, plus interest;
• we redeem the notes within 90 days of completing the public equity offering; and
• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.
Change of Control Offer	If a change in control of Manitowoc occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.
We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:
• we might not have enough funds at that time; or
• the terms of our senior debt may prevent us from paying.

Any failure to pay for notes properly presented for repurchase following a change in control would be a default or event of default that could result in acceleration of the maturity of the outstanding notes.
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or, after complying with the asset sale provisions of the indenture governing our outstanding 10 3/8% senior subordinated notes due 2011 (the "Existing Notes"), make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the notes contains covenants limiting our (and most or all of our subsidiaries') ability to:
	•	incur additional debt;
	•	pay dividends or distributions on our capital stock or repurchase our capital stock;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions.
Exchange Offer; Registration Rights
Under the registration rights agreement with the initial purchasers executed as part of the offering of the Original Notes, we agreed to use our best efforts to register securities (which we refer to as the "Exchange Notes") having substantially identical terms as the Original Notes with the SEC as part of an offer to exchange freely tradable Exchange Notes for the Original Notes. We agreed to use our best efforts to file a registration statement for the Exchange Notes with the SEC within 75 days of the issue date of the Original Notes and to cause that registration statement to be declared effective within 150 days of the issue date of the Original Notes. The registration statement of which this prospectus is a part has been filed to satisfy these requirements.
We promised to pay additional interest on the Original Notes if:
	•	we did not file the required registration statement by the date we promised;
	•	the SEC did not declare the required registration statement effective by the date we promised; or
	•	we do not complete the offer to exchange the Original Notes for the Exchange Notes within 180 days from the issue date of the Original Notes (i.e., by March 7, 2003).

If we fail to meet the target dates listed above (a "registration default"), the annual interest rate on the Original Notes will increase by 0.50%. The annual interest rate on the Original Notes will increase by an additional 0.50% for each subsequent 90 day period during which the registration default continues, up to a maximum additional interest rate of 2.0% per year over the base interest rate of 10 1/2% per annum. If we correct the registration default, the interest rate on the Original Notes will revert to the original level. These provisions do not apply to the Exchange Notes. See "The Exchange Offer" and "Registration Rights Agreement."
Transfer Restrictions
The issuance of the Original Notes was not registered under the Securities Act, so the Original Notes are subject to restrictions on transfer. The issuance of the Exchange Notes is being registered so they will not be subject to those transfer restrictions.
No Public Market
The Original Notes are and the Exchange Notes will be a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers have advised us that they intend to make a market in the Original Notes and, if issued, the Exchange Notes. The initial purchasers are not obligated, however, to make a market in the notes, and any such market-making may be discontinued by them in their discretion at any time without notice. We do not intend to apply for a listing of the Original Notes or the Exchange Notes on any securities exchange or any automated dealer quotation system. The Original Notes are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc., but the Exchange Notes will not be eligible for trading in that market.
Use of Proceeds
We will not receive any proceeds from the issuance of the Exchange Notes, but we will pay all expenses incident to the exchange offer. The money raised from the sale of the Original Notes (together with funds from our senior credit facility and cash on hand) was used to refinance a portion of Grove's outstanding indebtedness and to pay fees and expenses related to the acquisition and refinancing. See "Use of Proceeds."
Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

        You should carefully consider the risk factors set forth below and all other information contained in this prospectus, including the documents incorporated by reference, before making any decision regarding an investment in the notes. If any of the events contemplated by the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. As a result of these and other factors, the value of the notes could decline, and you may lose all or part of your investment.

Risks Related to the Exchange Offer

You may have difficulty selling the Original Notes that you do not exchange.

        If you do not exchange your Original Notes for the Exchange Notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your Original Notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the Original Notes, and arose because we issued the Original Notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act. In general, you may offer or sell your Original Notes only if those transactions are registered under the Securities Act and applicable state securities laws, or if the Original Notes are offered and sold under an exemption from those requirements. We do not intend to register resales of the Original Notes under the Securities Act, except under limited circumstances as provided in the registration rights agreement. If a large number of Original Notes are exchanged for Exchange Notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged Original Notes. In addition, if you do not exchange your Original Notes in the exchange offer, then you will no longer be entitled to have resales of those notes registered under the Securities Act. See "The Exchange Offer—Consequences of Failure to Exchange" for a discussion of other possible consequences of failing to exchange your Original Notes.

You must carefully follow the procedures outlined in this prospectus and the letter of transmittal in order to exchange your Original Notes

        The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the exchange agent of a duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your Original Notes, you must follow the procedures outlined in this prospectus and the letter of transmittal and allow sufficient time for delivery. Neither we nor the exchange agent have any duty to notify you of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the exchange offer for the purpose of participating in a distribution of Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

Risks Related to the Notes

Our substantial leverage may impair our financial condition.

        We currently have a substantial amount of debt. As of September 30, 2002 our total consolidated debt was $681.5 million and our total debt to capitalization ratio was 66.8%. See "Capitalization" for additional information. Our substantial debt could have important consequences to you, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  requiring a substantial portion of our cash flows from operations be used for the payment of interest on our debt, therefore reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

  •
  placing us at a competitive disadvantage to other less leveraged competitors.

        Subject to specified limitations, the indenture permits us and our subsidiaries to incur substantial additional debt. At September 30, 2002, our revolving credit facility permits us and our subsidiaries to borrow up to an additional $76.1 million. If new debt is added to our and our subsidiaries' current debt levels, then the related risks that we and they now face could intensify. See "Description of Other Indebtedness" for additional information.

Servicing our debt will require a significant amount of cash and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

        Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flows. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our senior credit facility will depend on our meeting the financial covenants contained in the credit agreement for our senior credit facility, including a minimum consolidated interest coverage ratio test and maximum consolidated senior and total leverage ratio tests. At September 30, 2002, we had approximately $304.7 million outstanding under our senior credit facility and we had approximately $76.1 million available under our revolving credit facility. We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Our senior credit facility matures in stages between 2006 and 2007 and our outstanding Existing Notes mature in 2011. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

Covenant restrictions under our senior credit facility and our indentures may limit our ability to operate our businesses and to make payments on the notes.

        Our senior credit facility and the indentures governing our Existing Notes and both the Original Notes and Exchange Notes contain covenants that may restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities or to satisfy our obligations under the notes, as applicable. These covenants restrict our ability to, among other things:

  •
  borrow money, pay dividends or make distributions;

  •
  repurchase stock;

  •
  make investments and extend credit;

  •
  engage in transactions with affiliates;

  •
  engage in sale-leaseback transactions;

  •
  complete some asset sales;

  •
  effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

        In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facility and any resulting acceleration under the senior credit facility may result in a default under our indentures. If an event of default under our senior credit facility occurs, the lenders could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable.

Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors' senior debt and equal to our Existing Notes.

        The notes are general unsecured obligations, junior in right of payment to all of our existing and future senior debt, including obligations under our senior credit facility, and equal in right of payment with our E175.0 million ($172.6 million at September 30, 2002 exchange rates) of Existing Notes. The notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

        In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less, proportionally, than the holders of debt senior to the notes and the guarantees of the notes. The subordination provisions of the indenture also provide that we can make no payment to you during the continuance of payment defaults on certain of our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under certain of our senior debt. The notes also are effectively subordinated to debt of our restricted subsidiaries that are not guarantors. See "Description of the Notes—Subordination" for additional information. At September 30, 2002, after giving effect to the acquisition of Grove and related financing transactions, the notes and the guarantees would have ranked junior to $334.0 million of our and our subsidiary guarantors' senior debt, equal to the Existing Notes, and an additional $76.1 million of unused availability would have been available to borrow under our revolving credit facility. In addition, the indenture, the Existing Notes and our senior credit facility permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See "Description of the Notes—Certain Covenants" and "Description of Other Indebtedness" for additional information.

If our subsidiaries do not make sufficient distributions to us, we will not be able to make payment on our debt, including the notes.

        We are a holding company with no material operations and only limited assets. Because our operations are conducted primarily by our subsidiaries, our cash flows and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Such payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for the guarantors of the notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by the subsidiary.

The guarantees may not be enforceable because of fraudulent conveyance laws.

        The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor guaranteed the notes, such guarantor:

  •
  incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes and such guarantor:

  •
  was insolvent or rendered insolvent;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under the guarantee to the guarantor's presently existing or future debt or take other actions detrimental to you.

        It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

        The measure for insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Manitowoc and any guarantor whose obligation was not set aside or found to be unenforceable.

We may not have the ability to raise the funds necessary to finance the change of control offer required by our indentures.

        Upon a change of control, we are required to offer to repurchase all outstanding notes and our outstanding Existing Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        The source of funds for any such purchase of notes and Existing Notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of notes and Existing Notes tendered. In addition, the terms of our senior credit facility limit our ability to repurchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes and Existing Notes exercise their right to require us to repurchase all of those notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, including under the Existing Notes, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility will not allow such repurchases. See "Description of the Notes—Change of Control" and "Description of Other Indebtedness" for additional information.

Risks Related to Our Business

Some of our business segments are cyclical and a decline in any of these segments could have a material adverse effect on our operating performance.

        Historically, sales of products that we manufacture and sell have been subject to cyclical variations caused by changes in general economic conditions. In particular, the demand for our crane products is highly cyclical and is impacted by the strength of the economy generally, interest rates and other factors that may have an effect on the level of construction activity on an international, national or regional basis. During periods of expansion in construction activity, we generally have benefited from increased demand for our products. Conversely, during recessionary periods, we have been adversely affected by reduced demand for our products. The U.S. and European construction industries, among others, are currently experiencing a downturn, which is adversely affecting suppliers to the construction industry, including our cranes segment. We cannot assure you that this downturn will not continue or become more severe. In addition, the strength of economies generally may affect the rates of expansion, renovation and equipment replacement within the restaurant, lodging, convenience store and healthcare industries, which may affect the performance of our foodservice equipment segment. Furthermore, an economic recession may impact substantially leveraged companies, such as Manitowoc, more than competing companies with less leverage and may have a material adverse effect on our financial condition, results of operations and cash flows.

A substantial portion of our growth has come through acquisitions. We may not be able to identify or complete future acquisitions, which could adversely affect our future growth.

        Our growth strategy historically has been based in part upon acquisitions. Our successful growth through acquisitions depends upon our ability to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms or otherwise complete acquisitions in the future. In addition, our level of indebtedness may increase in the future if we finance other acquisitions with debt. This will cause us to incur additional interest expense and could increase our vulnerability to general adverse economic and industry conditions and limit our ability to service our debt or obtain additional financing. We cannot assure you that the Grove acquisition or future acquisitions will not have a material adverse effect on our financial condition, results of operations and cash flows.

Our future success depends on our ability to effectively integrate acquired companies and manage growth.

        Our growth has placed, and will continue to place, significant demands on our management and operational and financial resources. We have made ten acquisitions since January 1, 1999 (including the merger with Grove). Realization of the benefits of our acquisitions of Potain, a European based manufacturer of tower cranes acquired in 2001, Grove and any future acquisitions will require integration of the acquired companies' sales and marketing, distribution, manufacturing, engineering, purchasing, finance and administrative organizations. The successful integration of recent and future acquisitions will require substantial attention from our senior management and the management of the acquired companies, which could decrease the time that they have to service and attract customers and develop new products and services. While our management believes the company has substantially completed the integration of Potain, we cannot assure you that we will be able to integrate Grove or any future acquisitions successfully, or that these acquired companies will operate profitably or that the beneficial effect from these acquisitions will be realized. Our financial condition, results of operations and cash flows could be materially and adversely affected if we do not successfully integrate Grove or any future companies that we may acquire or if we do not manage our growth effectively.

Because we participate in industries that are intensely competitive, our net sales and profits could decline as we respond to competition.

        We sell most of our products in highly competitive industries. We compete in each of those industries based on product design, quality of products and services, product performance, maintenance costs and price. Several of our competitors have greater financial, marketing, manufacturing and distribution resources than we do. We cannot assure you that our products and services will continue to compete successfully with those of our competitors or that we will be able to retain our customer base or improve or maintain our profit margins on sales to our customers, all of which could materially and adversely affect our financial condition, results of operations and cash flows.

Price increases in some materials and sources of supply could affect our profitability.

        We use large amounts of steel, stainless steel, aluminum, copper and electronic controls in the manufacture of our products. Recently, market prices of some of these materials have increased significantly. There have also been several changes in the surcharge base levels of nickel and chrome. These changes have the effect of increasing the overall market price for stainless steel, a significant raw material for our foodservice segment. If we are not able to pass future raw material price increases on to our customers, our margins could be adversely affected.

We increasingly manufacture and sell our products outside of the United States, which may present additional risks to our business.

        For the years ended December 31, 2000 and 2001, approximately 24.1% and 30.7%, respectively, of our pro forma net sales were attributable to products sold outside of the United States. Expanding international sales is part of our growth strategy. We have over 3,200 employees and fifteen manufacturing facilities located in Europe and Asia. International operations generally are subject to various risks, including political, military, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade business, the impact of foreign government regulations, and the effects of income and withholding tax, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenue. Unfavorable changes in the political, regulatory and business climate and currency devaluations of various foreign jurisdictions could have a material adverse effect on our financial condition, results of operations and cash flows.

We depend on our key personnel and the loss of these personnel could have an adverse affect on our businesses.

        Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally, these employees are not bound by employment or non-competition agreements, and we cannot assure you that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

If we fail to protect our intellectual property rights or maintain our rights to use licensed intellectual property, our business could be adversely affected.

        Our patents, trademarks and licenses are important in the operation of our businesses. Although we intend to protect our intellectual property rights vigorously, we cannot assure you that we will be successful in doing so. We have substantial international operations, including operations in Europe and Asia. Our intellectual property may receive less legal protection in some of the markets in which we operate than it does in the United States. In addition, third parties may assert or prosecute infringement claims against us in connection with the services and products that we offer, and we may or may not be able to successfully defend these claims. Litigation, either to enforce our intellectual property rights or to defend against claimed infringement of the rights of others, could result in substantial costs and in a diversion of our resources. In addition, if a third party made a valid claim, then we would likely need to obtain a license from the third party on commercial terms, which would likely increase our costs. Our failure to maintain or obtain necessary licenses or an adverse outcome in any litigation relating to patent infringement or other intellectual property matters could have a material adverse effect on our financial condition, results of operations and cash flows.

Our results of operations may be negatively impacted by product liability lawsuits.

        Our businesses expose us to potential product liability risks, including claims associated with asbestos exposure, that are inherent in the design, manufacture and sale of our products. We believe we have suitable insurance coverage, but we cannot assure you that we will be able to maintain this insurance on acceptable terms or that this insurance will provide adequate protection against potential liabilities. In addition, we self-insure a portion of product liability claims. A successful claim against us could materially and adversely affect our reputation and our financial condition, results of operations and cash flows.

Potential environmental liabilities may arise in the future and adversely impact our financial condition.

        Our operations, facilities and properties are subject to extensive and evolving laws and regulations pertaining to air emissions, wastewater discharges, the handling and disposal of solid and hazardous materials and wastes, the remediation of contamination, and otherwise relating to health, safety and the protection of the environment. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental and health and safety matters, and have in the past and will continue to incur capital costs and other expenditures relating to such matters.

        Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities, or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could be material. Further, environmental laws and regulations are constantly evolving and it is impossible to predict accurately the effect they may have upon our financial condition, results of operations or cash flows. See "Business—Environmental Matters."

We are exposed to the risk of foreign currency fluctuations, and the acquisition of Grove's foreign operations increases this risk.

        Some of our operations are or will be conducted by subsidiaries in foreign countries. The results of the operations and the financial position of these subsidiaries will be reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements which are stated in U.S. dollars. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations may have a material effect on our results of operations and financial position and may significantly affect the comparability of our results between financial periods.

        In addition, we will incur currency transaction risk whenever one of our operating subsidiaries enters into a transaction using a different currency than its functional currency. We attempt to reduce currency transaction risk whenever one of our operating subsidiaries enters into a transaction using a different currency than its functional currency by:

  •
  matching cash flows and payments in the same currency;

  •
  direct foreign currency borrowing; and

  •
  entering into foreign exchange contracts for hedging purposes.

        However, we may not be able to hedge this risk completely or at an acceptable cost, which may adversely affect our results of operations and financial condition.

THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

        We sold the Original Notes on August 8, 2002 to the initial purchasers, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in a private offering and to persons in offshore transactions in reliance on Regulation S under the Securities Act. In the registration rights agreement we agreed to file an exchange offer registration statement with respect to an offer to exchange the Original Notes for Exchange Notes within 75 days following the issuance of the Original Notes (i.e., by October 22, 2002). In addition, we agreed to use our best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 150 days after the issuance of the Original Notes (i.e., by February 5, 2003) and to offer the Exchange Notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        This prospectus is a part of the exchange offer registration statement. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations thereunder. You are a "holder" with respect to the exchange offer if your Original Notes are registered in your name on our books or if you have obtained a properly completed bond power from the registered holder or any person whose Original Notes are held of record by the Depository. Upon completion of the exchange offer, holders of Original Notes who were not eligible to participate in the exchange offer may require us to file a shelf registration statement to register their outstanding Original Notes. If you do not participate in the shelf registration, you generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if you wish to sell your Original Notes.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Manitowoc, we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you, unless you are an "affiliate" of Manitowoc within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you are not engaged, do not intend to engage, and have no arrangement or understanding with any person to engage, in the distribution of the Exchange Notes.

        If you participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, (a) the position of the staff of the SEC enunciated in the interpretive letters is inapplicable to you and (b) you are required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Registration Rights Agreement" and "Plan of Distribution."

        The exchange offer is not being made to you, and you may not participate in the exchange offer in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Prior to the exchange offer, however, we will use our best efforts to register or qualify the Exchange Notes for offer and sale under the securities laws of any jurisdictions necessary to permit completion of the exchange offer and do any and all other acts or things necessary or advisable to enable the offer and sale of the Exchange Notes in those jurisdictions.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue up to $175 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes that are validly tendered and accepted in the exchange offer. Subject to the conditions of the exchange offer described below, we will accept any and all Original Notes that are validly tendered. You may tender some or all of your Original Notes pursuant to the exchange offer.

        The exchange offer is not conditioned upon any minimum number of Original Notes being tendered.

        The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting their transfer and the Exchange Notes will not include provisions for additional interest or registration rights that apply to the Original Notes. The Exchange Notes will not represent additional indebtedness of The Manitowoc Company, Inc. and will be entitled to the benefits of the indenture, which is the same indenture under which the Original Notes were issued. Original Notes that are accepted for exchange will be cancelled and retired.

        Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from August 8, 2002. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 8, 2002. Original Notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your Original Notes are accepted for exchange, you will not receive any payment in respect of interest on the Original Notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement. If you are not eligible to participate in the exchange offer or if your tender is not accepted, the Original Notes will remain outstanding and you will be entitled to have the resale of your Original Notes registered on a shelf registration statement as provided in the registration rights agreement.

        We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of acceptance to the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If any tendered Original Notes not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, we will return the certificates (if any) for the unaccepted Original Notes to the tendering holder of that note, without expense, as promptly as practicable after the expiration date.

        If you tender your Original Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "Fees and Expenses" below.

Conditions of the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any Original Notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any Original Notes, if any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer; or

  •
  there shall have been proposed, adopted or enacted any law, statute, rule, regulation or order which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer or have a materially adverse effect on the contemplated benefits of the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

Expiration date; Extension; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on February 13, 2003, unless extended (the "expiration date"). We reserve the right to extend the exchange offer at our discretion, in which event the term "expiration date" shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement to that effect, each prior to 9:00 a.m., Chicago time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, to:

  •
  delay accepting for exchange any Original Notes for Exchange Notes or to extend or terminate the exchange offer and not accept for exchange any Original Notes for Exchange Notes if any of the events set forth under the caption "Conditions of the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent, or

  •
  amend the terms of the exchange offer in any manner.

        Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of Original Notes of the amendment (including sending a description of the amendment to DTC Participants and any others who have advised us that they have ownership interests in the Original Notes) and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Original Notes, if the exchange offer would otherwise expire during that five to ten business day period. The rights we have reserved in this paragraph are in addition to our rights set forth under the caption "Conditions of the Exchange Offer."

Procedures for Tendering

        Only a holder of Original Notes may tender them in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile together with the Original Notes (unless the tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing the Depository to transfer the Original Notes into the exchange agent's account in accordance with the Depository's procedure for transfer. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent's account at the Depository, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth in "Exchange Agent" below prior to 5:00 p.m., Chicago time, on the expiration date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        If you tender an Original Note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of your Original Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Note should be sent to Manitowoc; instead, they should be sent to the exchange agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes are being tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (b) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

        If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

        Unless waived, you must cure any defects or irregularities in connection with tenders of your Original Notes within a time period we will determine. Although we intend to request that the exchange agent notify you of defects or irregularities with respect to your tender of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you any notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture) (a) to purchase or make offers for any Original Notes that remain outstanding after the expiration date and (b) to the extent permitted by applicable law, to purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

        By tendering, you represent to us, among other things, that:

  •
  you are obtaining the Exchange Notes in the ordinary course of business whether or not you are the holder,

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes,

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  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Manitowoc or, if you are an affiliate of ours, that you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable,

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of the Exchange Notes (see "Plan of Distribution"), and

  •
  if you are not a broker-dealer, that you are neither engaged in nor intend to engage in a distribution of the Exchange Notes.

Guaranteed Delivery Procedures

        If you wish to tender your Original Notes and either your Original Notes are not immediately available, or you cannot deliver your Original Notes and other required documents to the exchange agent, or cannot complete the procedure for book-entry transfer prior to the expiration date, you may effect a tender if:

  •
  you make a tender through an Eligible Institution;

  •
  prior to the expiration date, the exchange agent receives from the Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the certificate number(s) of the Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the certificate(s) representing the Original Notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the exchange agent's account at the Depository of Original Notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the Depository of

    Original Notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your Original Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, you may withdraw any tenders of Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date, unless previously accepted for exchange.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date, and prior to acceptance for exchange thereof by Manitowoc. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the Original Notes to be withdrawn,

  •
  identify the Original Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of the Original Notes),

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  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any Original Notes are to be registered, if different from that of the depositor.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. This determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Original Notes by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and by officers and employees of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

        We will pay all United States transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the exchange offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Resale of Exchange Notes

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of Manitowoc you may offer for resale, resell or otherwise transfer the Exchange Notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the Exchange Notes in the ordinary course of business and you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. If you are an affiliate of Manitowoc or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

        By tendering in the exchange offer, you represent to us that, among other things:

  •
  you are obtaining the Exchange Notes in the ordinary course of business,

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of the Exchange Notes, and

  •
  you acknowledge that if you participate in the exchange offer for the purpose of distributing the Exchange Notes,

  •
  you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and you cannot rely on the no-action letters described above, and

  •
  your failure to comply with those requirements could result in you incurring liability under the Securities Act for which you are not indemnified by us.

        Further, if you are an "affiliate" (as defined under Rule 405 of the Securities Act) of Manitowoc, by tendering in the exchange offer you will represent to us that you understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by you without registration under the Securities Act or an exemption from registration.

Consequences of Failure to Exchange

        As a result of making this exchange offer, we will have fulfilled one of our obligations under the registration rights agreement. You generally will not have any further registration rights under the registration rights agreement or otherwise if you do not tender your Original Notes. Accordingly, if you do not exchange your Original Notes, you will continue to hold your untendered Original Notes and will be entitled to all the rights and will be subject to the all of the limitations applicable thereto under the indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer (including the right to receive additional interest, under certain circumstances, as described under "Termination of Certain Rights").

        The Original Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, you may only resell the Original Notes:

  •
  to us (upon redemption thereof or otherwise),

  •
  pursuant to an effective registration statement under the Securities Act,

  •
  so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A,

  •
  outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act,

  •
  to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes (the form of which letter can be obtained from the Trustee), or

  •
  pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Termination of Certain Rights

        You will not be entitled to certain rights under the registration rights agreement following the timely completion of the exchange offer and the exchange of your Original Notes for Exchange Notes. The rights that generally will terminate are the rights:

  •
  to have Manitowoc file with the SEC and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof, and

  •
  to receive additional interest if the registration statement of which this prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the SEC within certain specified time periods or the exchange offer is not consummated within a specified time period.

Other

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer, will, under any circumstances, create any implication that there has been no change in our affairs or those of our subsidiaries since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of Original Notes in that jurisdiction.

        We may in the future seek to acquire Original Notes or Exchange Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Original Notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any Original Notes except to the extent that we may be required to do so under the registration rights agreement.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the Exchange Notes under generally accepted accounting principles.

Exchange Agent

        BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be delivered to our exchange agent at the address set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Registered Mail, Hand Delivery or Overnight Courier:

BNY Midwest Trust Company
c/o Bank of New York
Reorganization Unit
101 Barclay Street, 7 East
New York, NY 10286
Attn: Mr. William Buckley

For Information, Call:
(212) 815-5788

By Facsimile Transmission:
(for Eligible Institutions Only)
(212) 298-1915

        Delivery of the letter of transmittal to an address other than as shown above or transmission of the letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

THE GROVE ACQUISITION

        We entered into an Agreement and Plan of Merger, dated March 18, 2002, with Grove Investors, Inc. The merger was completed August 8, 2002 when a wholly owned acquisition subsidiary of Manitowoc was merged into Grove, with Grove surviving and becoming a wholly owned subsidiary of Manitowoc.

        In the merger, shares of Grove common stock were converted into shares of our common stock based on an exchange ratio calculated by dividing the agreed value of a share of Grove stock by the value of a share of our common stock using a formula based on trading prices of our common stock shortly before the date on which the merger was completed. We issued approximately 2.2 million shares of our common stock in the merger valued at $32.34 per share (an aggregate of $70.0 million).

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain agreements we made under the registration right agreement with the initial purchasers of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes offered in this prospectus. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive the Original Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein, and which represent the same indebtedness). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in indebtedness.

        As described above, we acquired Grove through a stock-for-stock merger. The following table sets forth the uses of the net proceeds from the sale of the Original Notes, together with borrowings under our revolving credit facility and existing cash balances of Grove as of August 8, 2002, to refinance outstanding Grove indebtedness and to pay fees and expenses related to the Grove acquisition and refinancing (in millions of dollars):

Sources
Revolving credit facility	$19.3
Original Notes	175.0
Grove cash on hand	13.8

Total sources	$208.1

Uses
Refinance existing Grove debt(1)	$183.4
Estimated fees and expenses related to the acquisition and refinancing	24.7

Total uses	$208.1

(1)
On August 8, 2002 the Company refinanced existing Grove debt which consisted of a $123.4 million term loan facility that matured on September 25, 2006, $15.0 million outstanding under a $35 million revolving credit facility that expired on September 25, 2004, and $45 million of 14% debentures due August 15, 2007.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2002 on an historical basis. This table should be read in conjunction with the Manitowoc and Grove historical financial statements included elsewhere in this prospectus.

As of September 30, 2002
(Thousands of Dollars)
Cash and cash equivalents	$34,066

Debt:
Senior credit facility(1)	$304,683
Existing Notes due 2011(2)	172,550
Notes offered hereby	175,000
Grove short-term borrowings	1,295
Miscellaneous	27,991

Total debt	681,519
Stockholders' equity	338,172

Total capitalization	$1,019,691

(1)
We have $285.3 million of term loans outstanding under our senior credit facility. We have $76.1 million of undrawn availability under our $125.0 million revolving credit facility, which is included in our senior credit facility. This amount is net of outstanding letters of credit of $29.5 million.

(2)
This represents E175 million at September 30, 2002 exchange rates.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2001 gives effect to the acquisitions of Grove and Potain and the related financing transactions, including this offering and the application of the net proceeds, as if each transaction occurred on January 1, 2001. The pro forma data are based on the historical financial statements of Manitowoc for the year ended December 31, 2001, the unaudited financial information of Grove for the twelve months ended December 29, 2001 and the unaudited financial information of Potain for the period from January 1, 2001 through May 9, 2001 (acquisition date). The historical financial statements of Manitowoc include the results of Potain for the periods subsequent to May 9, 2001.

        The unaudited pro forma condensed combined statements of earnings for the nine and twelve months ended September 30, 2002 give effect to the acquisition of Grove and the related financing transactions, including this offering, and are based on the historical unaudited financial information of Manitowoc for the nine and twelve months ended September 30, 2002 and the historical unaudited financial information of Grove for the period from January 1, 2002 to August 8, 2002 and October 1, 2001 to August 8, 2002, respectively. For the nine and twelve months ended September 30, 2002 pro forma statements of earnings we assumed that the acquisition of Grove and the related financing transactions, including this offering, occurred on January 1, 2001.

        A pro forma condensed combined balance sheet as of September 30, 2002 is not presented as the acquisition was completed on August 8, 2002. Therefore, the historical balance sheet of Manitowoc as of September 30, 2002 includes the impact of the Grove acquisition and related financing transactions. See the condensed consolidated balance sheet as of September 30, 2002 at page F-36. In addition, see Note 2—"Acquisitions," to the notes to the unaudited consolidated financial statements on page F-39 for additional information of the Grove acquisition and the preliminary estimate of the fair value of the assets acquired and liabilities assumed at the date of the acquisition.

        Potain's pro forma results of operations are presented in accordance with U.S. GAAP for all periods presented.

        The unaudited pro forma condensed combined statements of earnings should be read in conjunction with the historical financial statements of Manitowoc, Grove and Potain that are included elsewhere in this prospectus.

        Pro forma adjustments to historical financial information include adjustments that we deem reasonable and appropriate and are factually supported based on currently available information. These unaudited pro forma statements of earnings are included for comparative purposes only and may not be indicative of what actual results would have been had we acquired Grove and Potain on the dates described above. The pro forma statements of earnings also do not purport to present our financial results for future periods.

        In connection with the acquisition, Manitowoc and Grove submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on March 27, 2002. In response to concerns raised by the Department of Justice regarding a potential reduction in competition in the United States boom truck market that could result from the acquisition, Manitowoc and Grove reached an agreement with the Department of Justice that, following the completion of the Grove acquisition, Manitowoc will divest of either Manitowoc Boom Trucks or National Crane (Grove's boom truck business). Based on our preliminary analysis, we intend to pursue the disposition of Manitowoc Boom Trucks. The unaudited pro forma condensed combined financial statements do not reflect the divestiture of Manitowoc Boom Trucks or National Crane as neither of the businesses are significant subsidiaries and the divestiture of either business would not have a material impact on the unaudited pro forma statement of earnings or balance sheet in any period presented as the net sales, operating profit, total assets and net assets of Manitowoc Boom Trucks or National Crane is less than six-percent of the pro forma net sales, operating profit, total assets and net assets of Manitowoc and Grove for all periods presented.

        As more fully described in the notes to the Grove historical financial statements included elsewhere in this prospectus, on May 7, 2001 SGPA, Inc. (the "Predecessor"), the predecessor to Grove, filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code that was confirmed by the court on September 14, 2001 and consummated on September 25, 2001. For financial accounting purposes, the inception date for the reorganized Grove (the "Successor") was September 29, 2001. The Grove financial statements reflect accounting principles set forth by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As such, Grove adopted fresh-start reporting as of September 29, 2001 resulting in a revaluation of the company's assets, liabilities and capital structure. Accordingly, while operating results of the Predecessor and Successor have been combined to create a twelve month calendar period for purposes of the December 31, 2001 and the twelve months ended September 30, 2002 unaudited pro forma presentation, the financial statements of the Successor are not comparable to the Predecessor for any prior periods.

Unaudited Pro Forma Condensed Combined Statement of Earnings
(Thousands of Dollars)

	Year Ended December 31, 2001
	Manitowoc Historical(1)	Potain Historical(2)	Pro Forma Adjustments		Pro Forma Manitowoc and Potain	Grove Combined Historical(7)	Pro Forma Adjustments		Pro Forma
Net sales	$1,116,580	$103,598	$—		$1,220,178	$675,032	$—		$1,895,210
Costs and expenses:
Cost of sales	831,768	80,490	—		912,258	591,728	—		1,503,986
Engineering, selling and administrative expenses	153,879	18,941	—		172,820	92,677	—		265,497
Amortization expense	12,554	—	1,914	(3)	14,468	4,138	(4,138	)(8)	14,468
Restructuring costs	—	—	—		—	3,331	—		3,331
Reorganization costs	—	—	—		—	14,507	—		14,507

Total costs and expenses	998,201	99,431	1,914		1,099,546	706,381	(4,138)		1,801,789
Earnings from operations	118,379	4,167	(1,914)		120,632	(31,349)	4,138		93,421
Interest expense	(37,478)	(328)	(8,254	)(4)	(46,060)	(26,888)	6,871	(9)	(66,077)
Other (expense) income, net	(1,212)	261	(150	)(5)	(1,101)	(3,904)	25	(10)	(4,980)

Earnings (loss) before income taxes	79,689	4,100	(10,318)		73,471	(62,141)	11,034		22,364
Income taxes	30,817	1,459	(3,843	)(6)	28,433	(340)	(19,372	)(11)	8,721

Earnings (loss) before extraordinary loss	$48,872	$2,641	$(6,475)		$45,038	$(61,801)	$30,406		$13,643

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS

(1)
Manitowoc historical amounts include the results of Potain for the period subsequent to May 9, 2001.

(2)
Manitowoc completed its acquisition of Potain on May 9, 2001. The table below sets out the adjustments necessary to convert the Potain historical statements of earnings for the period from January 1, 2001 to May 9, 2001 (date of acquisition) from French GAAP to U.S. GAAP. Amounts in U.S. dollars for Potain have been translated from euros at the rate of E1.00 to $0.9138, the average daily rate during the period from January 1, 2001 through May 9, 2001.

	For The Period From January 1 Through May 9, 2001
	Potain French GAAP	U.S. GAAP Adjustments	Potain U.S. GAAP
Net sales	$103,215	$383	$103,598
Costs and expenses:
Cost of sales	80,122	368	80,490
Engineering, selling and administrative expenses	18,932	9	18,941

Total costs and expenses	99,054	377	99,431
Earnings from operations	4,161	6	4,167
Interest income (expense)	42	(370)	(328)
Other income—net	261	—	261

Earnings (loss) before taxes on income	4,464	(364)	4,100
Income taxes	1,569	(110)	1,459

Earnings (loss) before extraordinary loss	$2,895	$(254)	$2,641

(3)
To adjust the amortization based upon increase in goodwill in connection with the Potain acquisition for the period from January 1, 2001 through May 9, 2001. The aggregate consideration paid for Potain was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million, assumed liabilities of $138.8 million, the payment of a post-closing adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million. The preliminary estimate of the excess of cost over fair value of the net assets acquired is $207.3 million. This amount will be allocated to specific intangible assets during the first half of 2002. Goodwill during 2001 is amortized over 40 years.

(4)
To adjust interest expense to reflect the issuance of new debt in connection with the acquisition of Potain and the repayment of existing Manitowoc debt:

Instrument	Amount	Interest Rate	For The Year Ended December 31, 2001
Senior credit facility:
Revolving credit facility	$40,000	6.825%	$2,730
Term loan A	175,000	6.825%	11,944
Term loan B	175,000	7.075%	12,381

Total	390,000		27,055
Existing Notes	156,118	10.375%	16,197
Miscellaneous	33,301	Various	1,615
Amortization of deferred financing costs	—		1,193

	$579,419		46,060

Less—Manitowoc and Potain historical interest expense			(37,806)

Net pro forma adjustment			$8,254

  The revolving credit facility, which provides for maximum borrowings of $125.0 million, has a 0.500% commitment fee on the unused balance. See Note (5) below.

  The above interest amounts reflect the actual interest rates in effect at the time of the Potain acquisition. A 0.125% increase or decrease in the assumed average interest rate on the senior credit facility and the miscellaneous debt would change the pro forma Manitowoc and Potain interest expense by approximately $0.5 million for the year ended December 31, 2001.

(5)
To adjust the commitment fee from January 1 to May 9, 2001 related to the assumed unused balance of the revolving credit facility.

(6)
To adjust the provision for taxes on income to an effective income tax rate of 38.7%.

(7)
The historical financial information of Grove for the twelve months ended December 29, 2001 was derived by adding the unaudited historical results of operations of Grove for the three months ended December 29, 2001 to the audited financial statements of Grove for the year ended September 29, 2001 and deducting the unaudited historical results of operations of Grove for the three months ended December 30, 2000.

(8)
The adjustment represents the elimination of Grove's historical goodwill amortization. In accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," which we adopted on January 1, 2002, goodwill and indefinite lived intangible assets associated with our acquisition of Grove will not be amortized.

  The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. The valuations of identifiable tangible and intangible assets are not yet complete. Therefore, all of the excess of purchase consideration over the net assets acquired has preliminarily been recorded as goodwill. Based upon a preliminary appraisal report of identifiable intangible assets, the preliminary allocation is as follows: $26.0 million to trademarks and tradenames with an indefinite life; $12.0 million to an in-place distribution network with an indefinite life; $7.0 million to patents with a 10 to 15-year life; and the remaining $27.0 million to goodwill with an indefinite life. The final determination of goodwill will be dependent upon finalization of the appraisal of the tangible and other intangible assets to be completed in the fourth quarter of 2002. The results of these valuations could potentially change the purchase price allocation to include adjustments to, among others, property, plant and equipment and definite lived intangible assets, which would result in additional depreciation and amortization expense. The company has also developed and is finalizing certain restructuring and integration activities relating to this acquisition, which will result in further adjustments.

(9)
To adjust interest expense to reflect the issuance of new debt in connection with the acquisition of Grove and the repayment of existing Grove debt:

Instrument	Amount	Interest Rate	For The Year Ended December 31, 2001
Revolving credit facility	$5,047	4.526%	$228
Notes offered hereby	175,000	10.500%	18,375
Grove short-term borrowings	13,043	7.750%	1,011
Amortization of deferred financing costs	—		403

	$193,090		20,017

Less—Grove historical interest expense			(26,888)

Net pro forma adjustment			$(6,871)

  The revolving credit facility, which provides for maximum borrowings of $125 million, has a 0.500% commitment fee on the unused balance. See Note (10) below.

  The above interest rates related to the revolving credit facility and the Grove short-term borrowings are the rates in effect on March 18, 2002, the date of the signing of the merger agreement. A 0.125% increase or decrease in the assumed average interest rate would change the pro forma interest expense by less than $0.1 million for the year ended December 31, 2001.

(10)
To adjust the commitment fee related to the assumed unused balance of the revolving credit facility.

(11)
To adjust the provision for taxes on income to an effective income tax rate of 39%.

Unaudited Pro Forma Condensed Combined Statement of Earnings
(Thousands of Dollars)

	Nine Months Ended September 30, 2002
	Manitowoc Historical	Grove Historical(1)	Pro Forma Adjustments		Pro Forma
Net sales	$1,057,465	$334,090	$—		$1,391,555
Costs and expenses:
Cost of sales	805,878	286,214	—		1,092,092
Engineering, selling and administrative expenses	142,037	54,054	—		196,091
Amortization expense	1,553	—	—	(2)	1,553
Restructuring costs	3,900	1,032	—		4,932

Total costs and expenses	953,368	341,300	—		1,294,668
Earnings from operations	104,097	(7,210)	—		96,887
Interest expense	(36,641)	(10,783)	(4,612	)(3)	(52,036)
Other (expense) income, net	411	530	73	(4)	1,014

Earnings (loss) before taxes on income and cumulative effect of accounting change(2)	67,867	(17,463)	(4,539)		45,865
Provision for taxes on income (loss)	26,468	—	(8,580	)(5)	17,888

Net earnings (loss) before cumulative effect of accounting change	$41,399	$(17,463)	$4,041		$27,977

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS

(1)
Manitowoc completed its acquisition of Grove on August 8, 2002. This historical financial information of Grove is from the period January 1, 2002 to August 8, 2002. This information was derived by deducting the unaudited historical results of operations of Grove for the three months ended December 29, 2001 from the unaudited historical results of operations of Grove for the nine months ended June 29, 2002, plus the financial information of Grove for the period from June 30, 2002 through August 8, 2002. Grove's financial results subsequent to August 8, 2002 are included in Manitowoc's historical results.

(2)
Both Manitowoc and Grove have adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of tax) was required. Goodwill and indefinite lived intangible assets associated with Manitowoc's acquisition of Grove will not be amortized. The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. The valuations of identifiable tangible and intangible assets are not yet complete. Therefore, all of the excess of purchase consideration over the net assets acquired has preliminarily been recorded as goodwill. Based upon a preliminary appraisal report of identifiable intangible assets, the preliminary allocation is as follows: $26.0 million to trademarks and tradenames with an indefinite life; $12.0 million to an in-place distribution network with an indefinite life; $7.0 million to patents with a 10 to 15-year life; and the remaining $27.0 million to goodwill with an indefinite life. The final determination of goodwill will be dependent upon finalization of the appraisal of the tangible and other intangible assets to be completed in the fourth quarter of 2002. The results of these valuations could potentially change the purchase price allocation to include adjustments to, among others, property, plant and equipment and definite lived intangible assets, which would result in additional depreciation and amortization expense. The company has also developed and is finalizing certain restructuring and integration activities relating to this acquisition, which will result in further adjustments.

(3)
To adjust interest expense to reflect the issuance of new debt in connection with the acquisition of Grove and the repayment of existing Grove debt:

Instrument	Amount	Interest Rate	For The Nine Months Ended September 30, 2002
Revolving credit facility	$19,345	6.375%	$925
Notes offered hereby	175,000	10.500%	13,781
Grove short-term borrowings	4,092	7.750%	239
Amortization of deferred financing costs	—		450

	$198,437		15,395

Less—Grove historical interest expense			(10,783)

Net pro forma adjustment			$4,612

  The revolving credit facility, which provides for maximum borrowings of $125.0 million, has a 0.500% commitment fee on the unused balance. See Note (4) below.

  The above interest rates related to the revolving credit facility and the Grove short-term borrowings are the rates in effect on September 30, 2002. A 0.125% increase or decrease in the assumed average interest rate would change the pro forma interest expense by less than $0.1 million for the nine months ended September 30, 2002.

(4)
To adjust the commitment fee related to the assumed unused balance of the revolving credit facility.

(5)
To adjust the provision for income taxes to an effective income tax rate of 39%.

Unaudited Pro Forma Condensed Combined Statement of Earnings
(Thousands of Dollars)

	Twelve Months Ended September 30, 2002
	Manitowoc Historical(1)	Grove Combined Historical(2)	Pro Forma Adjustments		Pro Forma
Net sales	$1,345,449	$463,811	—		$1,809,260
Costs and expenses:
Cost of sales	1,022,992	408,450	—		1,431,442
Engineering, selling and administrative expenses	183,720	73,909	—		257,629
Amortization expense	5,164	—	—	(3)	5,164
Restructuring costs	3,900	1,032	—		4,932
Reorganization costs	—	—	—		—

Total costs and expenses	1,215,776	483,391	—		1,699,167
Earnings from operations	129,673	(19,580)	—		110,093
Interest expense	(48,817)	(13,642)	(6,883	)(4)	(69,342)
Other (expense) income—net	416	1,171	96	(5)	1,683

Earnings (loss) before taxes on income and cumulative effect of accounting change(3)	81,272	(32,051)	(6,787)		42,434
Provision for taxes on income (loss)	31,245	—	(14,696	)(6)	16,549

Net earnings (loss) before cumulative effect of accounting change(3)	$50,027	$(32,051)	$7,909		$25,885

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF EARNINGS

(1)
The historical financial information of Manitowoc for the twelve months ended September 30, 2002 was derived by adding the unaudited historical results of operations of Manitowoc for the nine months ended September 30, 2002 to the audited financial statements of Manitowoc for the year ended December 31, 2001 and deducting the unaudited historical results of operations of Manitowoc for the nine months ended September 30, 2001. Grove's financial results subsequent to August 8, 2002 are included in Manitowoc's historical results.

(2)
Manitowoc completed its acquisition of Grove on August 8, 2002. This historical financial information of Grove is from the period October 1, 2001 to August 8, 2002. This information was derived by adding the unaudited historical results of operations of Grove for the nine months ended June 29, 2002 plus the financial information of Grove for the period from June 30, 2002 through August 8, 2002. Grove's financial results subsequent to August 8, 2002 are included in Manitowoc's historical results.

(3)
The adjustment represents the elimination of Grove's historical goodwill amortization in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which was adopted by Manitowoc on January 1, 2002. Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units, using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of tax) was required. Goodwill and indefinite lived intangible assets associated with Manitowoc's acquisition of Grove will not be amortized.

  The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. The valuations of identifiable tangible and intangible assets are not yet complete. Therefore, all of the excess of purchase consideration over the net assets acquired has preliminarily been recorded as goodwill. Based upon a preliminary appraisal report of identifiable intangible assets, the preliminary allocation is as follows: $26.0 million to trademarks and tradenames with an indefinite life; $12.0 million to an in-place distribution network with an indefinite life; $7.0 million to patents with a 10 to 15-year life; and the remaining $27.0 million to goodwill with an indefinite life. The final determination of goodwill will be dependent upon finalization of the appraisal of the tangible and other intangible assets to be completed in the fourth quarter of 2002. The results of these valuations could potentially change the purchase price allocation to include adjustments to, among others, property, plant and equipment and definite lived intangible assets, which would result in additional depreciation and amortization expense. The company has also developed and is finalizing certain restructuring and integration activities relating to this acquisition, which will result in further adjustments.

(4)
To adjust interest expense to reflect the issuance of new debt in connection with the acquisition of Grove and the repayment of existing Grove debt:

	Amount	Interest Rate	For The Twelve Months Ended September 30, 2002
Instrument
Revolving credit facility	$19,345	6.375%	$1,233
Notes offered hereby	175,000	10.500%	18,375
Grove short-term borrowings	4,092	7.750%	317
Amortization of deferred financing costs	—		600

	$198,437		20,525

Less Grove historical interest expense			(13,642)

Net pro forma adjustment			$6,883

  The revolving credit facility, which provides for maximum borrowings of $125 million, has a 0.500% commitment fee on the unused balance. See Note (5) below.

  The above interest rates related to the revolving credit facility and the Grove short-term borrowings are the rates in effect on September 30, 2002. A 0.125% increase or decrease in the assumed average interest rate would change the pro forma interest expense by less than $0.1 million for the twelve months ended September 30, 2002.

(5)
To adjust the commitment fee related to the assumed unused balance of the revolving credit facility.

(6)
To adjust the provision for income taxes to an effective income tax rate of 39.0%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The selected historical consolidated financial and other data presented below as of and for each of the five years ended December 31, 2001 have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data presented below as of and for the nine months ended September 30, 2001 and 2002 have been derived from our unaudited consolidated financial statements. The selected consolidated financial and other data set forth below should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	For The Years Ended December 31,					For The Nine Months Ended September 30,
	1997	1998	1999	2000(1)	2001(2)	2001	2002(3)
	(In thousands of dollars, except financial ratios)
Statement of Earnings Data:
Net sales:
Cranes and related products	$268,416	$339,051	$389,510	$376,250	$523,266	$369,847	$542,434
Foodservice equipment	247,057	319,457	379,625	425,080	411,637	321,480	357,933
Marine	39,162	45,412	55,204	71,942	181,677	137,269	157,098

Total net sales	554,635	703,920	824,339	873,272	1,116,580	828,596	1,057,465
Costs and expenses:
Cost of sales	402,035	508,299	590,627	637,538	831,768	614,654	805,878
Engineering, selling and administrative expenses	84,231	98,120	107,369	114,901	153,879	112,196	142,037
Plant consolidation costs	—	—	—	—	—	—	3,900
Amortization expense(4)	3,394	4,881	7,392	8,181	12,554	8,943	1,553

Total costs and expenses	489,660	611,300	705,388	760,620	998,201	735,793	953,368
Earnings from operations	64,975	92,620	118,951	112,652	118,379	92,803	104,097
Interest expense	(6,230)	(9,741)	(10,790)	(14,508)	(37,478)	(25,302)	(36,641)
Other expense—net	(928)	(1,467)	(2,155)	(2,024)	(1,212)	(1,217)	411

Earnings before taxes on income	57,817	81,412	106,006	96,120	79,689	66,284	67,867
Provision for taxes on income	21,394	30,032	39,222	35,852	30,817	26,040	26,468

Earnings before extraordinary loss and cumulative effect of accounting change	36,423	51,380	66,784	60,268	48,872	40,244	41,399
Extraordinary loss—net of income tax benefit	—	—	—	—	(3,324)	(3,324)	—
Cumulative effect of accounting change—net of income tax benefit(4)	—	—	—	—	—	—	(36,800)

Net earnings	$36,423	$51,380	$66,784	$60,268	$45,548	$36,920	$4,599

Other Financial Data:
EBITDA(5)	$76,687	$107,230	$135,664	$130,705	$151,738	$117,964	$126,985
Cash flows from operations	43,587	56,814	103,371	63,047	106,615	85,481	53,593
Cash flows from investing	(75,570)	(58,618)	(69,416)	(109,037)	(304,682)	(301,770)	(7,484)
Cash flows from financing	29,520	496	(34,422)	50,006	207,720	241,595	(36,499)
Capital expenditures	12,040	11,678	13,714	13,415	29,261	17,417	24,586
Ratio of earnings to fixed charges(6)	8.9x	8.6x	9.5x	6.5x	2.9x	3.3x	2.7x
Supplemental Data:
Ratio of total debt to EBITDA(7)	1.7x	1.3x	0.8x	1.7x	3.2x
Ratio of EBITDA to interest expense	12.3x	11.0x	12.6x	9.0x	4.0x	4.7x	3.5x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$11,888	$10,582	$10,097	$13,983	$23,581	$39,334	$34,066
Total assets	396,368	481,014	530,240	642,530	1,080,812	1,139,005	1,603,899
Total debt	130,859	139,302	112,012	218,938	488,570	506,709	681,519
Stockholders' equity	128,618	172,552	232,176	233,769	263,795	265,596	338,172

(1)
Includes the results of Marinette Marine Corporation only from November 20, 2000, the date of its acquisition.

(2)
Includes the results of Potain SAS only from May 9, 2001, the date of its acquisition.

(3)
Includes the results of Grove Investors, Inc. from August 8, 2002, the date of its acquisition.

(4)
Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" and discontinued amortization of goodwill and intangible assets deemed to have indefinite lives. Under the transitional provisions of SFAS No. 142, we identified our reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units, using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of tax) was required. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations—Three and Nine Months Ended September 30, 2002 Compared to 2001." The following table reconciles our reported net earnings before extraordinary loss and net earnings to that which would have resulted if SFAS No. 142 had been adopted at the beginning of the periods presented. This reconciliation also assumes that there had been no determination in any of those periods that an impairment of goodwill and other intangible assets had occurred.

	For The Years Ended December 31,					For The Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
Reported earnings before extraordinary loss and cumulative effect of accounting change	$36,423	$51,380	$66,784	$60,268	$48,872	$40,244	$41,399
Add: Goodwill amortization (net of income taxes)	2,138	3,075	4,657	5,154	6,732	4,887	—

Adjusted reported earnings before extraordinary loss and cumulative effect of accounting change	$38,561	$54,455	$71,441	$65,422	$55,604	$45,131	$41,399

Reported net earnings	$36,423	$51,380	$66,784	$60,268	$45,548	$36,920	$4,599
Add: Goodwill amortization (net of income taxes)	2,138	3,075	4,657	5,154	6,732	4,887	—

Adjusted reported net earnings	$38,561	$54,455	$71,441	$65,422	$52,280	$41,807	$4,599

(5)
EBITDA consists of earnings from operations plus depreciation and amortization. We have presented EBITDA solely as a supplemental disclosure because management believes that it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be construed as an alternative to earnings from operations as determined in accordance with generally accepted accounting principles as an indicator of our operating performance, or as an alternative to cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all companies that report EBITDA information calculate EBITDA in the same manner as we do.

(6)
For purposes of computing the ratio of earnings to fixed charges, earnings consists of earnings from operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

(7)
The ratio of total debt to EBITDA for historical and pro forma nine months ended September 30, 2002 is not presented because the measurement period would be less than a full year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Unless otherwise indicated, all references in this "Management's Discussion and Analysis of Results of Operations and Financial Condition" to our business are not pro forma for the acquisition of Grove and this offering.

Overview

        We are a leading diversified, industrial manufacturer of engineered capital goods and support services for selected market segments that include cranes and related products, foodservice equipment and marine. The centerpiece of our efforts is and will continue to be to provide customer-focused, quality products and services to the markets we serve.

        Our cranes and related products and our foodservice equipment segments primarily design and manufacture new machinery and equipment. With the acquisition of Grove, our cranes and related products segment designs, manufactures and markets a comprehensive line of crawler cranes, mobile hydraulic cranes, tower cranes, boom trucks and aerial work platforms. Our foodservice equipment business segment designs, manufactures and markets full product lines of ice making machines, walk-in and reach-in refrigerator/freezers, fountain beverage delivery systems and other foodservice refrigeration products. In addition to selling new equipment, these segments provide aftermarket products and services and are focused on continuing to grow this part of their businesses. Our cranes and related products segment generated approximately 15% of its pro forma net sales in 2001 from aftermarket products and services. These products and services include parts and components as well as aftermarket services including repairs, rebuilds and training. In our foodservice equipment segment, we provide our customers with after-sales service and support and parts and components. Over 10% of our foodservice equipment sales in 2001 were generated through our beverage systems integration business, which distributes backroom equipment and support system components to customers nationwide. Our aftermarket products and services provide stability to our business and help to moderate the impact of changes in new equipment demand.

        The following discussion and analysis covers the key drivers behind our results for 2001 and the three and nine months ended September 30, 2002 and is broken down into four major sections. First, we provide an overview of our results of operations for the three and nine months ended September 30, 2002 and for the years 1999 through 2001 on a consolidated basis and by business segment. In later sections, we discuss market conditions, special considerations and risks, acquisitions and our liquidity and capital resources.

Results of Operations

        The following table sets forth the selected items from our consolidated statement of earnings as a percentage of net sales, for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2001	2002	2001	2000	1999
Net sales	100%	100%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	77.8	74.0	76.2	74.2	74.5	73.0	71.6

Gross profit	22.2	26.0	23.8	25.8	25.5	27.0	28.4
Engineering, selling and administrative expenses	12.6	13.6	13.4	13.5	13.8	13.2	13.1
Amortization expense	0.1	1.2	0.3	1.1	1.1	0.9	0.9
Plant consolidation costs	—	—	0.3	—	—	—	—

Earnings from operations	9.5	11.2	9.8	11.2	10.6	12.9	14.4
Interest expense	3.6	4.1	3.5	3.1	3.4	1.7	1.2
Other (income) expense—net	—	0.2	(0.1)	0.1	0.1	0.2	0.3

Earnings before taxes on income	5.9	6.9	6.4	8.0	7.1	11.0	12.9
Provision for taxes on income	2.3	2.8	2.5	3.1	2.7	4.1	4.8

Earnings before extraordinary loss and cumulative effect of accounting change	3.6	4.1	3.9	4.9	4.4	6.9	8.1
Extraordinary loss—net of taxes	—	—	—	(0.4)	(0.3)	—	—
Cumulative effect of accounting change—net of taxes	—	—	(3.5)	—	—	—	—

Net earnings (loss)	3.6	4.1	(0.4)	4.5	4.1	6.9	8.1

Three and Nine Months Ended September 30, 2002 Compared to 2001

        Consolidated net sales for the third quarter of 2002 increased 36.2% to $409.9 million, from $301.0 million for the same period in 2001. A significant amount of this increase was a result of the Grove acquisition, which was acquired by the company on August 8, 2002. Excluding Grove's net sales since the date of acquisition, consolidated net sales increased 2.6% for the third quarter of 2002 compared to the same period in 2001. Sales for the Foodservice and Marine segments increased 16.7% and 20.9%, respectively, for the third quarter of 2002 compared to the third quarter of 2001. For the first nine months of 2002, consolidated net sales increased 27.6% to $1.1 billion, from $828.6 million in 2001. Excluding both Grove's net sales since August 8, 2002 and Potain's sales from January 1 through April 30, 2002, (the company acquired Potain in May of 2001), consolidated net sales for the nine months ended September 30, 2002 increased 4.2% versus the nine months ended September 30, 2001.

        Consolidated operating earnings for the third quarter of 2002 were $38.8 million, an increase of 15.0% versus the third quarter of 2001. Excluding Grove's operating earnings since August 8, 2002, the date of acquisition, consolidated operating earnings decreased 3.7% for the third quarter of 2002 compared to the same period in 2001. This decrease is primarily the result of reduced operating earnings in the Crane and Marine segments offset by improved operating earnings in the Foodservice segment. For the nine months ended September 30, 2002, consolidated operating earnings increased 12.2% to $104.1 million from $92.8 million for the same period in 2001. Excluding Grove's operating earnings since acquisition and Potain's operating earnings from January 1 through April 30, 2002, and excluding the $3.9 million restructuring charge for the closure of the Multiplex manufacturing facility, consolidated operating earnings for the nine months ended September 30, 2002 increased 4.0% compared to the nine months ended September 30, 2001.

        Consolidated operating earnings in 2002 are impacted by the following items: (i) the $3.9 million restructuring charged recorded during the first quarter of 2002 related to the consolidation of the Multiplex operations; (ii) the impact of costs associated with the introduction and ramp-up in production for a new line of energy-efficient, private-label residential refrigerators built by DRI. In association with this new line of refrigerators, DRI passed through $11.5 million worth of production costs to its customer without profit year-to-date 2002 (see further discussion below); (iii) volume in the company's Crane segment, which reduced operating earnings by approximately $5 million; and (iv) mix in the Marine segment, which reduced operating earnings by approximately $1 million.

        Engineering, selling and administrative expenses increased $10.7 million for the three months ended September 30, 2002 compared to the same period for 2001. This increase is the result of the acquisition of Grove. As a percentage of sales, engineering, selling and administrative expenses for the three months ended September 30, 2002 decreased to 12.6% from 13.6% for the same period in 2001. The decrease of engineering, selling and administrative expenses as a percentage of sales is the result of cost control efforts implemented by the company during 2002. These efforts included consolidation of the Multiplex operations, salaried workforce reductions, and higher sales in the Marine segment with engineering, selling and administrative expenses remaining consistent with prior years. Engineering, selling and administrative expenses increased $29.8 million for the first nine months of 2002 compared to the same period in 2001. This increase is primarily the result of the acquisition of Potain in May of 2001 and Grove in August of 2002.

        Amortization expense decreased $3.0 million and $7.4 million for the three and nine months ended September 30, 2002, respectively, compared to the three and nine months ended September 30, 2001. This decrease is the result of the company adopting SFAS No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized, but are be subject to at least annual impairment tests at each reporting unit.

        The company adopted these new rules on accounting for goodwill and other intangible assets on January 1, 2002. Under the transitional provisions of SFAS No. 142, the company identified its reporting units, performed impairment tests on the net goodwill and other intangible assets associated with each of the reporting units using a valuation date of January 1, 2002, and determined that a transitional goodwill impairment charge of $51.0 million ($36.8 million net of income tax) was required. This impairment relates to the company's reporting units as follows: Beverage Group (Foodservice Equipment segment) $33.1 million and Manitowoc Boom Trucks (Cranes and Related Products segment) $17.9 million. This charge was based upon current economic conditions in those industries. The impairment charge was recorded as a cumulative effect of accounting change in the consolidated statement of earnings in the first quarter of 2002 in accordance with the transitional provisions of SFAS No. 142. Under previous requirements, no goodwill impairment would have been recorded on January 1, 2002.

        Net interest expense increased $2.3 million and $11.4 million in the three and nine months ended September 30, 2002, respectively, versus the same periods of 2001. This increase is due to the increase in outstanding debt related to the funding of the May 2001 acquisition of Potain and the August 2002 acquisition of Grove.

        The effective tax rate for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001 remained consistent at 39.0%.

        During the second quarter of 2001, and in connection with the company's acquisition of Potain, the company restructured its long-term debt by entering into a $475 million senior credit facility and issuing 175 million euro aggregate principal amount, 10 3/8% senior subordinated note due 2011. The company incurred an extraordinary loss of approximately $3.3 million, net of income taxes of $2.2 million, related to a prepayment penalty and the charge of the related unamortized financing fees of its previous credit facilities.

Year Ended December 31, 2001 Compared to 2000

        Net sales increased 27.9% in 2001 to $1.1 billion from $873.3 million in 2000. Excluding the impact of the acquisitions of Potain and Marinette Marine Corporation ("Marinette Marine"), consolidated net sales decreased 8.3% in 2001 compared to 2000.

        Gross profit as a percent of sales decreased in 2001 to 25.5% from 27.0% in 2000. This decline in 2001 versus 2000 was the result of lower volumes in our cranes and foodservice segments, inherently lower margins across Potain's entire product line and increased project work versus repair work in our marine segment.

        Engineering, selling, and administrative expenses ("ES&A") showed a slight increase during 2001 to 13.8% of net sales versus 13.2% of net sales in 2000. This increase was due to lower sales volumes in the cranes and foodservice segments, the acquisition of Potain (which has a less flexible cost structure), and higher than normal quotation activity within our marine segment. In spite of our completion and assimilation of the Potain acquisition, we successfully maintained our ES&A ratio due to our flexible cost structure and our ability to control costs in light of lower volumes. The aggressive cost control efforts we initiated early in 2001 successfully combined to significantly reduce or maintain our ES&A in our other businesses. These cost control efforts were primarily implemented by the Foodservice segment as this segment began to experience a slow-down in its business earlier than the Marine and Cranes segments. These efforts included salaried workforce reductions of 41 people, commission program adjustments, reduction in travel and trade show expenses, delayed capital expenditures and implementation of a hiring and wage freeze.

        Goodwill amortization of $12.6 million during 2001 increased 53.5% over the $8.2 million reported in 2000. This increase in amortization expense in 2001 and 2000 was the result of the additional acquisition goodwill recognized on acquisitions completed since the beginning of 1999. As a percentage of net sales, amortization expense remained constant at approximately 1% each year since 1999.

        Our operating earnings in 2001 of $118.4 million, or 10.6% of sales, increased 5.1% versus the $112.7 million, or 12.9% of sales, reported for 2000. The decline in 2001 operating margin was primarily due to lower operating margins of businesses acquired in 2001 and late 2000, as well as lower sales volumes at many of our core businesses in 2001 versus 2000.

        Interest expense during 2001 of $37.5 million was 158.3% higher than the $14.5 million recorded during 2000. This increase in interest expense during 2001 was the result of funding the Potain acquisition and related higher amortization of deferred financing costs incurred to refinance existing indebtedness and bank fees. The effective interest rate paid on all outstanding debt as of December 31, 2001 was 6.7%. We controlled our exposure to interest rate increases over this period in three ways. First, we made effective use of interest rate hedges on variable rate debt. Second, we benefited from our favorable fixed rate borrowings. Third, we effectively used alternative borrowing vehicles outside our credit facility, such as euro-denominated senior subordinated notes which act as a natural hedge against our European operations, to control our currency and interest rate exposure. See "—Quantitative and Qualitative Disclosures About Market Risks" for further information.

        The 2001 effective income tax rate was 38.7%, compared to 37.3% in 2000. The increase in our effective income tax rate over this period was due to increasing amounts of nondeductible goodwill amortization expense arising from acquisitions and our increased exposure to higher tax rates in foreign countries.

Year Ended December 31, 2000 Compared to 1999

        Net sales increased 5.9% in 2000 to $873.3 million from $824.3 million in 1999. This increase was driven by acquisitions.

        Gross profit as a percent of net sales declined in 2000 to 27.0% from 28.4% in 1999. The decline in 2000 was due to decreased volumes in our foodservice and crane segments, inefficiencies caused by investments in manufacturing process improvements and by lower gross margins on businesses acquired in 2000 and 1999.

        We maintained ES&A during 2000 at 13.2% of net sales versus 13.0% of net sales in 1999. The maintenance of this ES&A ratio in 2000 was due to the flexibility of our fixed cost structure and our resulting ability to control costs in light of lower volumes. We successfully maintained this cost ratio during 2000 notwithstanding our completion and assimilation of five acquisitions totaling almost $100 million and the investigation of other potential acquisitions.

        Amortization expense of $8.2 million during 2000 increased 10.7% over the $7.4 million reported in 1999. This increase in amortization expense in 2000 was the result of the additional goodwill recognized on acquisitions completed since the beginning of 1999.

        Our operating earnings in 2000 of $112.7 million, or 12.9% of net sales, decreased 5.3% versus the $119.0 million, or 14.4% of net sales, reported for 1999.

        Interest expense during 2000 of $14.5 million was 34.5% higher than the amount recorded during 1999. This increase in interest expense during 2000 was due to a combination of the additional debt incurred to fund acquisitions and to buyback 1.9 million shares of our stock. The effective interest rate paid on all outstanding debt remained constant at 6.9% as of December 31, 2000 and 6.7% as of December 31, 1999. These rates remained relatively stable in spite of the rising interest rate environment that began in the middle of 1999.

        The 2000 effective income tax rate was 37.3% compared to 37.0% in 1999. The increase in our effective income tax rate was due to increasing amounts of non-deductible goodwill amortization expense arising from acquisitions.

Sales and Operating Profits by Segment

Cranes and Related Products Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars In Thousands
	2002	2001	2002	2001	2001	2000	1999
Net sales	$234,676	$152,443	$542,434	$369,847	$523,266	$376,250	$389,510
Operating income	$20,118	$19,371	$55,135	$48,697	$66,028	$62,876	$64,840
Operating margin	8.6%	12.7%	10.2%	13.2%	12.6%	16.7%	16.6%

Three and Nine Months Ended September 30, 2002 Compared to 2001

        Net sales from the Crane segment for the third quarter of 2002 increased 53.9% to $234.7 million versus the third quarter of last year. For the first nine months of 2002, net sales increased 46.7% to $542.4 million compared to the first nine months of 2001. Excluding the net sales of Grove and Potain for the same time period as discussed above, the Crane segment's sales for the three and nine months ended September 30, 2002 declined 12.4% and 5.7%, respectively. The Crane segment has experienced a dramatic slowdown in demand in the third quarter of 2002. During the first half of the year, the company's crane sales outperformed the market and remained relatively stable compared to the overall industry, which was declining at a rate exceeding 10%. In the third quarter the company's sales declined closer to industry rates. Crane segment backlog was $138.5 million at September 30, 2002. Excluding Grove, the backlog stood at $67.3 million at September 30, 2002 compared to $64.5 and $94.2 at December 31, 2001 and September 30, 2001, respectively.

        Operating earnings in the Crane segment increased 3.9% to $20.1 million during the third quarter of 2002 and 13.2% to $55.1 million for the nine months ended September 30, 2002 compared to the same periods in 2001. Excluding Grove's results from the date of acquisition, operating earnings in the Crane segment for the third quarter 2002 declined 28.8% versus the third quarter of 2001. This decrease in operating earnings is primarily the result of the lower crane sales volume during the quarter, as discussed above, offset by (i) the continued benefit of the consolidation of the company's legacy boom truck business, where operating margin improved by more than 13% and (ii) the increased operating earnings in the tower crane business, where operating earnings improved 13.6%. Excluding Grove's results since acquisition and Potain's results from January 1 through April 30, 2002, consolidated operating earnings in the Crane segment for the nine months ended September 30, 2002 declined 10.4% versus the nine months ended September 30, 2001.

Year Ended December 31, 2001 Compared to 2000

        Cranes and related products segment net sales rose 39.1% to $523.3 million in 2001 compared to 2000 levels. This increase was due exclusively to the Potain acquisition. Excluding the impact of acquisitions in 2001, sales were off 12.4%, a decrease primarily driven by weak economic conditions in our end markets. Sales of lower-capacity cranes (under 150-ton crawlers and boom trucks) were down over 30% from the prior year while the larger end of the market was relatively flat.

        Operating income in the cranes and related products segment increased 5.0% in 2001 primarily due to the Potain acquisition. However, on an internal basis without the impact of Potain, operating income declined 27.7% on lower sales volumes, increased pricing pressure (especially in lower-tonnage units), sluggish economies in the U.S. and certain European markets, and the consolidation of our boom truck facilities into our Georgetown, Texas, facility. Overall gross margins declined during 2001 primarily due to lower sales volumes in all of the segment's businesses and inherently lower margins across Potain's entire product line. ES&A margins increased slightly due to the less flexible cost structure of Potain, increased investments to improve engineering systems and product development initiatives.

Year Ended December 31, 2000 Compared to 1999

        The 3.4% decrease in cranes and related products segment sales in 2000 was due to decreased domestic sales volumes in our lattice-boom crawler crane business of lower-tonnage units. In addition, our boom truck business also experienced decreased sales volumes combined with a shift in boom truck sales mix toward lower-tonnage units.

        Prior to 2000, we reported chassis revenues and expenses on a net basis as a component of net sales. During 2000, we began separating the revenue and expense components and reporting them as components of net sales and cost of sales, respectively. We made this change as a part of the implementation of Emerging Issues Task Force (EITF) No. 99-19, "Reporting Revenues Gross as a Principal versus Net as an Agent." As a result, net sales and cost of sales were increased in the cranes segment by $18.8 million in 1999.

        Operating income in the cranes and related products segment decreased 3.0% in 2000 primarily due to lower sales volumes and the shift of product sales mix in the boom truck business toward lower-tonnage units. Operating margins remained consistent in 2000 with 1999 levels primarily due to the offset of decreased gross margins and improved ES&A margins. Gross margins declined during 2000 primarily due to lower sales volumes in all of the segment's businesses, the shift in boom truck product sales mix toward lower-tonnage units, and competitive pricing pressures experienced by the boom truck business. ES&A margins improved during 2000 as the segment continued to take advantage of cost reduction synergies within the boom truck business and cost reduction initiatives implemented among all cranes and related products segment businesses.

Foodservice Equipment Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars In Thousands
	2002	2001	2002	2001	2001	2000	1999
Net sales	$121,080	$103,781	$357,933	$321,480	$411,637	$425,080	$379,625
Operating income	18,383	15,788	48,911	46,683	$57,942	$61,368	$65,372
Operating margin	15.2%	15.2%	13.7%	14.5%	14.1%	14.4%	17.2%

Three and Nine Months Ended September 30, 2002 Compared to 2001

        Net sales from the Foodservice segment increased 16.7% to $121.1 million in the third quarter of 2002 versus the third quarter of 2001. For the first nine months of 2002, net sales increased 11.3% to $357.9 million compared to the first nine months of 2001. Excluding the results of Diversified Refrigeration, Inc. (DRI), the company's private-label residential refrigerator business unit, sales for the third quarter of 2002 increased approximately 13.7%, while year-to-date sales increased by 4.9%. The beverage and ice-machine businesses gained market share and had increased sales in the third quarter of 2002 as a result of several new products which were introduced during the year.

        The Foodservice segment's operating profit increased by 16.4%, to $18.4 million, compared to the third quarter of 2001. Excluding results for DRI, the segment's operating earnings increased approximately 26.7% for the quarter compared to the same period in 2001. The company has commenced formal arbitration with DRI's sole customer and expects a resolution by year-end. Excluding the $3.9 million restructuring charge for the closure of the Multiplex manufacturing facility, the Foodservice segment's earnings for the first nine month's of 2002 were $48.9 million compared with $46.7 million for the first nine months of 2001.

        During the first quarter of 2002, the company recorded a pre-tax restructuring charge of $3.9 million in connection with the consolidation of its Multiplex operations into other of its Foodservice operations. These actions were taken in an effort to streamline the company's cost structure and utilize available capacity. The company anticipates cost savings of $1.6 million in 2002 and an estimated annual costs savings of approximately $2.7 million in subsequent years as a result of the consolidation of the Multiplex operations. The charge included $2.8 million to write-down the building and land, which are available for sale, to estimated fair market value, $0.7 million related to the write-down of certain fixed assets, and $0.4 million related to severance and other employee related costs. All of the charge was paid or utilized by September 30, 2002. The company has a pending offer from a third party to buy the Multiplex building and land contingent on satisfaction of certain conditions. It is anticipated that this sale will close during the fourth quarter of 2002.

Year Ended December 31, 2001 Compared to 2000

        Foodservice equipment segment net sales declined 3.2% to $411.6 million in 2001 compared to 2000 levels. Organic sales growth for the foodservice equipment segment in 2001 was down 5.2% versus 2000 levels. This decline was primarily driven by the softness in the beverage industry, as our ice and refrigeration units outperformed the market and completed the year at sales levels comparable to 2000.

        The 5.6% decrease in operating income during 2001 compared to 2000 was due to sales volume decreases in our businesses, primarily in the beverage industry. However, during the second half of 2001, we achieved consecutive quarterly improvements with operating margins exceeding the comparable quarters for the prior year in spite of a decline in sales. This favorable earnings-to-sales ratio highlights our process improvement and cost-reduction initiatives, coupled with higher-margin new product launches within the last year.

Year Ended December 31, 2000 Compared to 1999

        The 12.0% increase in foodservice net sales to $425.1 million in 2000 versus $379.6 million in 1999 was due exclusively to acquisitions. Organic sales growth for the foodservice equipment segment in 2000 was flat versus 1999 levels.

        The decrease in operating margin in 2000 was due to volume decreases in both the beverage industry and refrigeration industry compounded by the historically lower operating margins of acquired businesses.

Marine Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars In Thousands
	2002	2001	2002	2001	2001	2000	1999
Net sales	$54,160	$44,787	$157,098	$137,269	$181,677	$71,942	$55,204
Operating income	$4,182	$4,976	$16,054	$15,399	$18,924	$8,902	$7,297
Operating margin	7.7%	11.1%	10.2%	11.2%	10.4%	12.4%	13.2%

Three and Nine Months Ended September 30, 2002 Compared to 2001

        For the third quarter and first nine months of 2002, net sales for the Marine segment increased 20.9% and 14.4%, respectively, compared to the third quarter and first nine months of 2001. The activity in new construction projects has offset the continued weakness in the ship repair business. The higher-margin repair market has been slow for most of the year. However, the company is seeing an increase as it enters the winter season. The Marine segment backlog extends into 2005, and the Marine segment is actively pursuing new business that includes homeland defense and security initiatives, compliance initiatives under the Oil Pollution Act of 1990, and an active dredging market.

        The Marine segment's operating earnings declined 16.0% to $4.2 million during the third quarter of 2002 compared to the third quarter of 2001. For the nine months ended September 30, 2002 operating earnings increased 4.3% to $16.1 million compared to $15.4 million for the same period in 2001. Operating margins continue to be affected by the mix of shipbuilding and ship repair work. Scheduled docking and repair work has increased over the prior year, as a result, the company is expecting improved margins in the fourth quarter of 2002 and in the first quarter of 2003.

Year Ended December 31, 2001 Compared to 2000

        Marine segment net sales increased 152.5% in 2001 versus 2000. Before considering the impact of our acquisition of Marinette Marine for a full year in 2001, net sales decreased 2.0%. Reported sales growth during 2001 was due to the acquisition of Marinette Marine in November 2000, offset by decreased repair revenues at our traditional facilities during the year.

        The marine segment reported a 112.6% improvement in operating income during 2001 versus 2000 levels, again due to the acquisition of Marinette Marine. However, the operating margin declined to 10.4%, down almost 200 basis points from the 2000 level, due to a larger portion of the revenues coming from lower-margin new construction projects versus higher-margin repairs.

Year Ended December 31, 2000 Compared to 1999

        Net sales increased 30.3% during 2000 versus 1999 due to increased project and repair revenues and the acquisition of Marinette Marine in November 2000.

        Marine segment operating income increased 22.0% during 2000 versus 1999 levels due to the acquisition of Marinette Marine in November 2000 and the additional project and repair volumes experienced during the year. Operating margins declined during the year due to the continued shift of revenues toward project work, and the decline was exacerbated by the acquisition of Marinette Marine. Marinette Marine's ship construction backlog activities make up the bulk of our planned business for the next few years, though at lower margins than our traditional repair business.

General Corporate Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars In Thousands
	2002	2001	2002	2001	2001	2000	1999
Net sales	$409,916	$301,081	$1,057,465	$828,596	$1,116,580	$873,272	$824,339
Corporate expense	$3,345	$2,888	$10,550	$9,033	$(11,961)	$(12,313)	$(11,166)
Percent of sales	0.8%	1.0%	1.0%	1.1%	1.1%	1.4%	1.4%

        Corporate expenses during 2001, 2000, and 1999 were consistent as a percent of net sales at 1.1% in 2001, 1.4% in 2000, and 1.4% in 1999.

        The 10.3% increase in corporate expenses during 2000 was primarily due to the fact that there was approximately $0.8 million of expenses in 2000 related to costs incurred on unrealized acquisitions.

Domestic Market Conditions

        We started seeing a downturn in the crane and foodservice markets in the latter half of 2000. In addition, many experts reported that the United States economy sank into a recession in March 2001. Further, the September 11 attacks are said to have had a lasting impact on the tourism and construction industries, among many others. Our businesses are affected by these events and by fluctuations in other industries that are negatively affected by these events and, as a result, we experienced weakening market conditions in all three of our business segments.

        Credit tightening in the second half of 2001, as well as a weakened employment picture, led to declines in commercial building projects, especially in the hotel industry. At the same time, some expansion has been reported for highways, bridges, electrical power plants, and schools. While there have been reports of expectations of a strengthening economy in 2002 in some areas, we do not anticipate recovery in the short term for the travel and lodging sectors. This means that hotel construction may not see a resurgence this year.

        Cranes and Related Products    The United States market slowdown that took place in the latter half of 2000 continued to affect the first nine months of 2002 sales. Sales of lower capacity (less than 150-tons) crawler cranes and boom trucks saw the biggest declines. Larger capacity crawler cranes continued to see good demand in the first six months of 2002, but demand decreased in the third quarter of 2002 and is expected to continue into 2003. Our development of new products helped to reduce the impact of the decline in the overall market. In this environment, we maintained market share in the U.S. across our lattice-boom and boom truck product lines.

        Overall crane fleet utilization appears to remain relatively high. One of the market factors that limited our ability to generate revenues was the difficulty our customers experienced in obtaining financing. We do not currently offer financing for our customers.

        Foodservice Equipment    The industry slowdown that began in the third quarter of 2000. By industry estimates, the demand for foodservice equipment in 2001 was off 10% to 15% on a year-over-year basis. In the ice machine industry, where reliable data is available, domestic cuber shipments were off in 2001 by 10%. However, our business units fared better than the industry and gained share in each of the major categories. The gain was primarily driven by aggressive new product introduction programs.

        The recession and events in the late third and fourth quarters of 2001 damaged the traditional quick-service and lodging industry segments more seriously than most other segments. Although both of these industry segments were already showing signs of late market maturity, they were affected significantly by the sudden decline in travel. The upscale and fine dining industry segments, while a smaller portion of the overall market, were particularly sensitive to the general economy and employment levels and suffered as well.

        On the positive side, new-store construction in the casual dining, convenience store and institutional markets remains comparatively strong. Upscale sandwich shops also enjoy a growing demand supported by aging baby-boomers looking for "healthier" lunch venues.

        Overall, we believe the fundamentals of the market remain solid and there are some early signs that the economy is starting to stabilize. For instance, in recent months, we saw the market for ice machines and walk-ins flatten and now project a small uptick in the year over year comparisons.

        Marine    The marine segment continues its growth led by the focus on new construction projects. The integration of Marinette Marine has enabled us to compete nationally for projects of varying scopes in both the governmental and commercial markets. During this first year of our "new" marine segment following the acquisition of Marinette Marine, we successfully obtained contracts to build 11 new vessels. These projects will stretch out into 2005.

        We believe the fundamentals of these vessel construction markets are currently quite solid, and we believe they will support continued growth within our marine segment. The demand for vessels compatible with the capacities of our shipyards and our experience base continues to accelerate. We expect an increase in demand for our repair services in the fourth quarter of 2002 and first quarter of 2003 as more vessels are scheduled for docking and repair at our facilities. We expect the U.S. steel industry to continue to struggle against foreign imports, thereby reducing cargo-carrying requirements on the Great Lakes.

International Market Conditions

        As a result of our efforts to expand our global presence, demonstrated in part by our acquisition of Potain and Grove by our cranes and related products segment, we are now more greatly affected by non-domestic world economies. The economies of Europe and Asia in particular affected our international performance during 2001 and the first nine months of 2002 and likely will continue to impact us going forward.

        Within Europe, the majority of our sales occur in France, Germany and the United Kingdom. In Asia, we participate primarily in the economies of Southeast Asia. During 2001, the economies of Europe were flat to moderately down as compared to prior years, due primarily to the continued recession in Germany, Europe's largest economy. The Southeast Asian economy continued to struggle. The uncertainties that plagued the U.S. economy were exacerbated by the uncertainties in the international and foreign economies during the year. These circumstances affected all of our businesses, especially in the cranes and related products and the foodservice equipment segments.

Special Considerations and Risks

        Our businesses, primarily in our cranes and related products and marine segments, participate in cyclical markets, with the cranes and related products businesses being more susceptible to this cyclicality. The foodservice equipment businesses are more greatly impacted by seasonality. Historically, sales of products that we manufacture and sell have been subject to cyclical variations caused by changes in economic conditions. In particular, our cranes and related products segment is impacted by the strength of the economy generally, interest rates, and other factors that may have an effect on construction activity. During periods of expansion in construction activity, we have typically benefited from increased demand for our products.

        Conversely, during recessionary periods, we have been adversely affected by reduced demand for our products. The U.S. construction and travel industries experienced downturns during 2001 and continued into 2002, which adversely impacted our customers and suppliers. We cannot predict whether this downturn will continue or perhaps become even more severe, so we will attempt to manage our businesses through these periods of uncertainty by concentrating on our core activities, continuing to introduce new and innovative products, maintaining high levels of customer service, managing our costs and maintaining focus on results based on Economic Value Added (EVA) principles. Economic Value Added (EVA) is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting changes such as amortization of goodwill, and bad debt reserve expenses, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital. We believe that these points of focus will help us to maintain profitability during the downturns as well as prepare us to take full advantage of any future recovery.

        Other external factors that we consider, evaluate, and develop actions to mitigate, but the root of which are out of our control, include but are not limited to the following:

  •
  We participate in industries that are intensely competitive. Our net sales can be adversely affected from time to time by our efforts to respond to that competition and to develop strategies to combat competition. We believe that our product design, quality of products, and services provide counter-measures which help to mitigate this risk.

  •
  Price increases in some of our raw materials and sources of supply could negatively affect our costs in the future. We attempt to mitigate this risk with our global manufacturing and material sourcing leverage, strategies that cause many suppliers to view us as a preferred customer and allow us to effectively negotiate competitive prices and terms.

  •
  We increasingly manufacture and sell our products outside the United States, which may present additional risks to our business. These international operations are generally subject to various risks, including political, religious and economic instability, local labor market conditions, local government regulations, and differences in business practices, to name a few. While these risks are significant, we believe that our management teams, as well as the relative stability of the international locations in which we operate, help us to mitigate our exposure to these items and to anticipate new issues on a timely basis.

        In light of these and other factors that affected our performance in 2001 and are affecting our performance in 2002 and that will likely continue to affect us beyond 2002, we believe that our diversified business model will continue to prove its worth as the strengths and weaknesses of our businesses balance each other through the cyclical and seasonal trends as well as cushion us against unfavorable external influences associated with one particular country or region.

Acquisitions

        Our growth in 2001 and in the first nine months of 2002 was mainly due to the acquisition of Potain and Grove. From 1999 through September 30, 2002 we completed ten acquisitions (the acquisitions of Potain in 2001 and Grove in 2002 being the two largest in our history) and continue to seek new strategic acquisition candidates in each of our segments that meet our acquisition criteria. Each of these acquisitions has been included in our Consolidated Statements of Earnings beginning on the date of acquisition.

        Growth through acquisition is dependent upon many factors that may impact our ability to continue this trend. A portion of our external growth strategy is dependent upon our ability to identify and effectively negotiate suitable acquisitions and to obtain financing for future acquisitions on satisfactory terms. In addition, the success of this strategy is heavily dependent upon our ability to successfully integrate the acquired businesses, operate them profitably and accomplish our strategic objectives underlying these acquisitions. We attempt to address these challenges by adhering to a structured acquisition assessment and integration process and by employing appropriate internal resources and experienced personnel to assist us in accomplishing our objectives.

2002 Acquisitions

        On August 8, 2002 the company acquired all of the outstanding common shares of Grove Investors, Inc (Grove). The results of Grove's operations have been included in the consolidated financial statements since that date. Grove is a leading provider of mobile hydraulic cranes, truck mounted cranes and aerial work platforms for the global market. Grove's products are used in a wide variety of applications by commercial and residential building contractors as well as by industrial, municipal and military end users. Grove's products are marketed to independent equipment rental companies and directly to end users under the brand names Grove Crane, Grove Manlift and National Crane.

        The company views Grove as a good strategic fit with its crane business for a number of reasons. Grove is a global leader in the mobile hydraulic crane industry, specifically in all terrain and rough terrain mobile hydraulic cranes. The company did not offer these types of cranes, so Grove filled this void in the company's product offering. Coupled with the company's recent entrance into the tower crane product line with the acquisition of Potain, Grove enables the company to offer customers three major crane categories, namely crawler cranes, tower cranes and mobile hydraulic cranes. With the addition of Grove, the company will be able to offer customers equipment and lifting solutions for virtually every construction application. The company also believes that the combination of the two companies will provide opportunities to capitalize on their respective strengths in systems, technologies and manufacturing expertise, and that this combination will create natural synergies in its worldwide distribution and service network.

        The aggregate purchase price paid for Grove was $72.6 million, including the company's common stock valued at $70.0 million and direct acquisition costs of $2.6 million. As defined in the merger agreement, in exchange for the outstanding shares of Grove common stock, the company issued approximately 2.2 million shares of the company's common stock out of treasury with an average market price of $32.34 per share. The number of shares issued at the close of the transaction was calculated based on the average closing price of the company's common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction. In addition, the company assumed all of Grove's outstanding liabilities (approximately $399.3 million), including approximately $202.4 million of debt outstanding as of August 8, 2002. Substantially all of this assumed debt was refinanced.

        The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. The third party valuations of identifiable tangible and intangible assets is not yet complete, therefore, all of the excess of purchase consideration over the net assets acquired has preliminarily been recorded as goodwill ($72.0 million as of September 30, 2002). The result of these valuations could potentially change the purchase price allocation to include adjustments to, among others, property, plant and equipment and definite lived intangible assets and therefore result in additional depreciation and amortization expense. The company has also developed and is finalizing certain restructuring and integration activities relating to this acquisition, which will result in further adjustments.

        In connection with the acquisition, the company and Grove submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on March 27, 2002. In response to concerns raised by the Department of Justice regarding a potential reduction in competition in the United States boom truck market that could result from the acquisition, the company and Grove reached an agreement with the Department of Justice that, following the completion of the Grove acquisition, the company will divest of either Manitowoc Boom Trucks Inc. or National Crane Corporation (Grove's boom truck business). Based on a preliminary analysis, the company initially intends to pursue the disposition of Manitowoc Boom Trucks Inc. A final decision to dispose of the Manitowoc Boom Trucks operation is contingent on a number of factors including the level of interest expressed by potential buyers, an acceptable range of purchase price, and approval of the transaction by the Department of Justice. As a result of the remaining uncertainties surrounding the divestiture of Manitowoc Boom Trucks, the company has not reflected Manitowoc Boom Trucks as a discontinued operation in the condensed consolidated financial statements as it has not met all of the criteria in Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to report this business as a discontinued operation. The company does not anticipate that the divestiture of either operation will have a material effect on its financial condition or the results of its continuing operations as the net sales, operating profits, total assets and net assets of Manitowoc Boom Trucks Inc. or National Crane Corporation is less than six-percent of the pro forma net sales, operating profit, total assets and net assets of the company and Grove as of and for the three and nine months ended September 30, 2002.

        On April 8, 2002 we purchased the remaining 50% interest in our joint venture Fabbrica Apparecchiature per la Produzione del Ghiaccio Srl, a manufacturer of ice machines based in Italy. The aggregate consideration paid for the remaining interest was $3.4 million and resulted in $1.7 million of goodwill.

2001 Acquisitions

        On May 9, 2001 the company acquired all of the outstanding capital stock of Potain SAS (Potain). Potain is a leading designer, manufacturer and supplier of tower cranes for the building and construction industry. The aggregate consideration paid was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million ($0.4 million incurred during 2002), assumed liabilities of $138.8 million, the payment of a post-closing purchase price adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million.

        During the second quarter of 2002, we finalized the purchase accounting for the Potain acquisition resulting in a reduction in goodwill of approximately $8.9 million. The primary purchase accounting adjustments recorded during 2002 were to adjust the book value of property, plant and equipment acquired to fair market value based on a third party appraisal report and to record a $8.1 million liability associated with certain restructuring and integration activities. This liability relates primarily to employee severance benefits. To date the company has utilized approximately $1.0 million of this liability.

        During 2001, we also completed the acquisitions of certain assets of a German-based telescopic personnel platform lift company, assets of a terminated Singapore-based crane equipment distribution company, and assets of a local contractor for the marine segment. The total aggregate consideration paid for these acquisitions was $2.5 million, which includes direct acquisition costs and assumed liabilities, less cash acquired.

2000 Acquisitions

        On November 20, 2000, we completed the acquisition of Marinette Marine, a builder of mid-sized commercial, research, and military vessels located in Marinette, Wisconsin. Marinette Marine had total net sales in 1999 of approximately $100 million. We paid an aggregate price of $66.7 million for all of the outstanding shares of the company, which includes cash paid of $48.1 million, the receipt of a post-closing working capital adjustment from the seller of $0.9 million in September 2001, is net of $18.6 million of cash acquired and includes $1.4 million for direct acquisition costs and the assumption of $17.2 million of liabilities. The excess of the purchase price over the fair value of the net assets acquired is $50.0 million.

        On April 7, 2000, we acquired substantially all the net business assets of Harford Duracool, LLC of Aberdeen, Maryland, a manufacturer of walk-in refrigeration equipment, for an aggregate price of $21.2 million, which includes direct acquisition costs of $0.5 million, assumed liabilities of $1.4 million, and the payment of a post-closing working capital adjustment of $0.3 million. Harford had sales of approximately $17.0 million in 1999. The excess of the purchase price over the estimated fair value of the net assets acquired is $15.0 million.

        We completed the acquisition of all of the outstanding stock of Multiplex Company, Inc., of St. Louis, Missouri, on March 31, 2000, by means of a merger transaction. Multiplex, which had sales of approximately $31.0 million in 1999, is a manufacturer of beverage-dispensing equipment. We acquired Multiplex for an aggregate purchase price of $20.5 million, which is net of $3.7 million of cash acquired and includes $0.4 million of acquisition costs and $5.3 million of assumed liabilities. The excess of the purchase price over the estimated fair value of the net assets acquired is $12.7 million.

        During 2000, we completed other smaller acquisitions with total aggregate consideration of $18.2 million, which is net of cash received and includes direct acquisition costs of $0.2 million and assumed liabilities of $2.8 million.

1999 Acquisitions

        We acquired Kyees Aluminum, Inc., a leading manufacturer of cooling components for all of the major suppliers of fountain soft-drink beverage dispensers, on April 9, 1999. Based in La Mirada, California, Kyees is a technology leader in the manufacture of cold plates—a key component used to chill soft drinks in dispensing equipment. The aggregate purchase price paid for Kyees was $28.5 million, which is net of $1.0 million cash acquired and includes direct acquisition costs of $0.3 million, assumed liabilities of $2.2 million, and the payment of a $1.3 million post-closing working capital adjustment. The excess of the purchase price paid over the estimated fair value of the net assets acquired is $24.1 million.

        On January 11, 1999, we completed the acquisition of Purchasing Support Group, which was later renamed Manitowoc Beverage Systems, Inc. ("MBS"). MBS is a beverage systems integrator, with nationwide distribution of backroom equipment and support system components serving the beverage needs of restaurants, convenience stores, and other outlets. The aggregate purchase price paid for MBS was $43.7 million, which is net of cash acquired of $0.8 million and includes direct acquisition costs of $0.5 million and assumed liabilities of $5.9 million. The excess of the purchase price over the estimated fair value of the net assets acquired is $34.0 million.

Liquidity and Capital Resources

Cash Flow

Nine Months Ended September 30, 2002

        Cash flow from operations for the three months ended September 30, 2002 was $51.8 million. For the first nine months of 2002 cash flow from operations totaled $53.6 million, despite an increase in accounts receivable of $64.9 million. Offsetting the increase in accounts receivable was an increase in accounts payable and income taxes payable of $36.2 million. The company remains on target to achieve cash flow from operations for 2002 of approximately $100 million.

        During the third quarter of 2002, the company sold a portion of its crane rental fleet assets and leased them back. The company received cash proceeds of approximately $6.4 million from the sale. The revenue from the sale was deferred and is being amortized over the life of the lease back. In addition, the company completed the acquisition of Grove. For more information about this acquisition, refer to the "Acquisitions" section of this Management's Discussion and Analysis.

        The company believes that capital expenditures, excluding crane rental fleet assets, for the full year of 2002 will be approximately $25 million which will approximate 2002 depreciation expense.

        On August 8, 2002 the company completed the sale in a private offering of $175 million of 10 1/2% senior subordinated notes due 2012. The company used the net proceeds from the sale of these notes and borrowings under the revolving credit facility to refinance the majority of Grove's debt, which was assumed by the company in the acquisition completed August 8, 2002. For more information about the sale of these senior subordinated notes, refer to the "Liquidity and Capital Resources" section of this Management's Discussion and Analysis.

        Borrowings under the company's revolving credit facility were $19.4 million at September 30, 2002, a decrease of $10.9 million from June 30, 2002, despite additional revolver borrowings incurred to complete the Grove acquisition during the quarter. The company's debt-to-capital ratio at the end of the third quarter was approximately 67%, which is equal to the ratio at the end of June 2002, despite the acquisition of Grove during the quarter.

Year Ended December 31, 2001

        Cash flows from operations of $106.6 million during 2001 were up 69% from $63.0 million in 2000, and up 3% from the $103.4 million reported in 1999. The following table summarizes our sources and uses of cash during 2001:

In Thousands	2001
Sources of cash
Net earnings	$45,548
Non-cash adjustments to income(1)	39,180
Borrowings/refinancing	501,234
Proceeds from sale of fixed assets	10,219
Exercises of stock options	183
Changes in operating assets and liabilities	21,887

Total	$618,251

Uses of cash
Business acquisitions	$285,533
Capital expenditures	29,261
Repayment/refinancing of debt	265,316
Dividends	7,358
Debt issuance costs	21,023
Other	162

Total	608,653

Net cash flow	$9,598

    (1)
    Non-cash adjustments made to arrive at cash provided by operations include depreciation, amortization, deferred income taxes, deferred financing fees, extraordinary loss, and gain on sale of fixed assets.

        In an attempt to improve EVA, we will continue to focus on maximizing our cash flows from operations in order to maintain working capital employed in our businesses at the minimum level required for efficient operations.

Working Capital

        The change in working capital, net of the affects of acquisitions, was a decrease of $21.9 million. The details of these changes are reflected in the Consolidated Statements of Cash Flows. The primary drivers of the decrease were the following:

  •
  A $16.8 million decrease in accounts receivable primarily due to decreases in the cranes and related products and marine segments, slightly offset by an increase in the foodservice segment due to limits on the use of our accounts receivable factoring program in that segment. The decrease in the cranes and related products segment is due to improvements at our lattice-boom and boom truck businesses. The decrease in the marine segment is due to the timing of billings and revenue recognition on our long-term construction contracts.

  •
  A $25.6 million decrease in inventory due to considerable decreases in all three of our segments. Inventory in the cranes and related products segment decreased approximately $18.6 million due to continued production cycle time improvements and better matching of production and demand mix at our lattice-boom crawler crane unit, as well as our emphasis on inventory reductions at Potain subsequent to our acquisition. Foodservice equipment inventories decreased approximately $6.4 million due to the ongoing benefits from the conversion to a demand-flow manufacturing process, as well as lower production volumes. Our consolidated twelve-month rolling inventory turnover ratio of approximately 7.5 turns at December 31, 2001, was almost one whole turn better than the ratio at the end of 2000.

  •
  A $7.8 million increase in income taxes payable at the end of 2001 was a result of the low level of income taxes payable at the end of 2000 due to the timing of tax payments made in the prior year.

  •
  A $29.4 million increase in other non-current assets due primarily to a $16 million increase in reimbursable tooling at our refrigeration contract manufacturing company to support our customer's new product introductions and product upgrade initiatives.

        Cash and marketable securities were $25.7 million at December 31, 2001, compared with $16.0 million at the end of 2000. Of the total amount on hand at the end of 2001, $18.4 million was held by our foreign operations in Europe.

Senior Credit Facility and Senior Subordinated Notes

        The company's primary cash requirements include working capital, interest and principal payments on indebtedness, capital expenditures and dividends. The primary sources of cash for each of these are expected to be cash flow from operations and borrowings under the company's senior credit facility. The company had $76.1 million of unused availability under the terms of the revolving loan portion of its senior credit facility at September 30, 2002.

        On August 8, 2002 the company completed the sale in a private offering of $175 million of 10 1/2% senior subordinated notes due 2012. The senior subordinated notes are unsecured obligations of the company ranking subordinate in right of payment to all senior debt of the company, are equal to the company's senior subordinated euro notes and are fully and unconditionally, jointly and severally guaranteed by substantially all of the company's domestic subsidiaries. Interest on the new senior subordinated notes is payable semiannually in February and August each year, commencing February 1, 2003. These notes can be redeemed by the company in whole or in part for a premium on or after

August 1, 2007. In addition, the company may redeem for a premium, at any time prior to August 1, 2005, up to 35% of the face amount of these senior subordinated notes with the proceeds of one or more equity offerings. The company used the net proceeds from the sale of these notes to refinance outstanding indebtedness of Grove, the acquisition of which the company also completed on August 8, 2002.

        The company is in the process of registering securities having substantially identical terms as the senior subordinated notes due 2012 with the United States Securities and Exchange Commission, as part of an offer to exchange freely tradeable notes for the privately placed notes.

        On September 6, 2002 the company entered into an interest rate swap contract, which effectively converted $115 million of its fixed-rate senior subordinated notes due 2012 to variable rate debt. This contract is considered to be a hedge against changes in the fair value of the fixed-rate debt obligation. Accordingly, the interest rate swap contract is reflected at fair value in the company's consolidated balance sheet, an asset of $0.6 million as of September 30, 2002, and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligation attributable to the interest rate risk being hedged. In addition, changes during any accounting period in the fair value of the interest rate swap contract, as well as offsetting changes in the adjusted carrying value of the related portion of fixed-rate debt being hedged, are recognized as an adjustment to interest expense in the consolidated statement of operations. The net effect of this accounting on the company's operating results is that interest expense on the portion of fixed-rate debt being hedged is recorded based on variable interest rates. The effect of this interest rate swap since September 6, 2002 reduced the interest rate on $115 million of the company's senior subordinated notes due 2012 from 10 1/2 % to 7 3/4%, a reduction of interest expense of approximately $0.2 million through September 30, 2002.

        The senior credit facility is comprised of term loans totaling $285.3 million and $19.4 million outstanding under the revolving credit facility at September 30, 2002. Term loan A requires quarterly principal payments of $7.5 million from June 2002 through May 2006. During the quarter ended June 30, 2002, in addition to the required principal payment, the company made an additional $8.0 million principal payment on the term loan A; therefore, no principal payment was required or made during the quarter ended September 30, 2002. Term loan B requires quarterly principal payments of $0.4 million through March 2006 and $33.3 million from June 2006 through May 2007. During the quarter ended September 30, 2002, the company made the required principal payment on its term loan B.

        Borrowings under the senior credit facility bear interest at a rate equal to the sum of a base rate or Eurodollar rate plus an applicable margin, which is based on the company's consolidated total leverage ratio. The weighted average interest rate on term loan A was 4.5% at September 30, 2002. The interest rates on term loan B and the revolving credit facility were 4.7% and 6.4%, respectively, at September 30, 2002. The annual commitment fee in effect on the unused portion of the revolving credit facility at the end of the quarter was 0.5%.

        The company also had outstanding at September 30, 2002, 175 million euro ($172.6 million) of 10 3/8% senior subordinated notes due May 2011. The senior subordinated notes are unsecured obligations of the company ranking subordinate in right of payment to all senior debt of the company, are equal to the company's 10 1/2 % senior subordinated notes due 2012 and are fully and unconditionally, jointly and severally guaranteed by substantially all of the company's domestic subsidiaries. Interest on these senior subordinated notes is payable semiannually in May and November each year. These notes can be redeemed by the company in whole or in part for a premium after May 15, 2006. In addition, the company may redeem for a premium, at any time prior to May 15, 2004, up to 35% of the face amount of these senior subordinated notes with the proceeds of one or more equity offerings. In the second quarter of 2002, the company made the semiannual interest payment of approximately 9.1 million euro on these senior subordinated notes. The next interest payment is due in November 2002.

        During 2001 there was a net increase of $269.7 million in our outstanding borrowings to $488.6 million at December 31, 2001 from $218.9 million at December 31, 2000. As a result, our debt-to-capital ratio at the end of 2001 reached 64.9% versus 48.4% at the end of 2000. This increase in 2001 was driven primarily by the funding of the Potain acquisition. In connection with the Potain acquisition, we refinanced our then existing revolving credit facility of $106.8 million and notes payable of $75.0 million. We also incurred $21.0 million in financing fees and $5.5 million in prepayment penalties. The acquisition and refinancing was completed via the use of a new $475 million senior credit facility and the issuance of E175 million of Existing Notes (approximately $156 million at May 9, 2001). We borrowed a total of $390 million on May 9, 2001 under the senior credit facility at the closing of the Potain acquisition. These borrowings were comprised of $40.0 million under the revolver portion of the facility and $350 million under the term loan portion. This left a remaining borrowing capacity of $85 million under the senior credit facility at May 9, 2001. At December 31, 2001 availability under the credit facility was $93.3 million.

        Both the senior credit facility and the Existing Notes contain customary affirmative and negative covenants. Certain of the covenants contained in the senior credit facility are more restrictive than those of the Existing Notes. Among other restrictions, these covenants require us to meet certain financial tests, including various debt and cash flow ratios that become more restrictive over time. These covenants also limit our ability to redeem or repurchase the Existing Notes, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, lend money or make advances, create or become subject to liens and make capital expenditures. The senior credit facility contains cross-default provisions whereby certain defaults under any other debt agreements would result in a default under the senior credit facility. We are in compliance with these covenants at September 30, 2002. The company's financial covenants become more restrictive at the end of the fourth quarter of 2002. Given the current market conditions and financial outlook, it is probable that the company will not meet certain of its financial covenants at December 31, 2002. The company is currently working with its senior lenders for appropriate relief. The company is confident that it will successfully obtain modifications to these covenants that will allow access to levels of liquidity and capital resources sufficient for it to manage its business in accordance with its business plan. In the event the company is unable to obtain appropriate relief or secure alternative financing, there could be a material adverse effect to the company's financial position, results of operations, and cash flows.

        Our debt position increases our vulnerability to general adverse industry or economic conditions and results in a substantial portion of our cash flows from operations being used for the payment of interest on our debt and making scheduled principal payments. This could potentially limit our ability to respond to market conditions or take advantage of future business opportunities. Our ability to service our debt is dependent upon many factors, some of which are not subject to our control, such as general economic, financial, competitive, legislative, and regulatory factors. In addition, our ability to borrow additional funds under the senior credit facility in the future will depend on our meeting the financial covenants contained in the credit agreement, even after taking into account such new borrowings.

        The senior credit facility or other future facilities will be used for funding future acquisitions, seasonal working capital requirements, capital expenditures and other investing and financing needs. We believe that our available cash, credit facility, cash generated from operations, and access to debt and equity markets will be adequate to fund our capital and debt financing requirements for the foreseeable future.

Capital Expenditures

        We spent a total of $29.3 million during 2001 for capital expenditures. The following table summarizes 2001 capital expenditures and depreciation by segment.

In Thousands	Capital Expenditures	Depreciation
Cranes and related products	$17,189	$11,723
Foodservice equipment	7,307	7,082
Marine	2,908	998
Corporate	1,857	668

Total	$29,261	$20,471

        We continue to fund capital expenditures to improve the cost structure of the business, to invest in new processes and technology and to maintain high-quality production standards. The level of capital expenditures in our cranes and related products and marine segments significantly exceeded depreciation for the year. Capital expenditures in the cranes and related products segment included $8.1 million of cranes put into the Potain rental fleet during the year, while net book value of $4.5 million of cranes were sold out of the fleet (total proceeds of $6.4 million). In addition, our domestic lattice-boom crawler crane facility invested in new production equipment and upgraded other existing equipment during the year to improve its production processes. With the addition of Marinette Marine for a full year in 2001, the marine segment invested in production equipment and information technology infrastructure to improve production efficiency and capacity, as well as to improve the sharing of information.

        We believe that capital expenditures, excluding crane rental fleet assets, for the full year of 2002 will be approximately $25 million which will approximate 2002 depreciation expense.

Quantitative and Qualitative Disclosures About Market Risks

        We are exposed to market risks from changes in interest rates, commodities, and changes in foreign currency exchange. To reduce these risks, we selectively use financial instruments and other proactive management techniques. We have clearly defined policies and procedures that govern our authorization and execution of all hedging transactions. These policies and procedures prohibit the use of financial instruments for trading purposes or speculation.

        For a more detailed discussion of our accounting policies and the financial instruments that we use, please refer to Notes 1 and 5 of the Notes to the Consolidated Financial Statements.

Interest Rate Risk

        We use interest rate swaps to modify our exposure to interest rate movements. This helps us minimize the adverse effect of interest rate increases on floating rate debt. Under these swap agreements, we contract with a counter-party to exchange the difference between a fixed rate and floating rate applied to the notional amount of the swap.

        The fair values of swaps are recorded in the Consolidated Balance Sheets, with changes in fair value recorded in the accumulated other comprehensive income (loss) account within shareholders' equity. The interest payments or receipts from interest rate swaps are recognized in net income as adjustments to interest expense on a current basis. Interest rate swaps expose us to the risk that the counter-party may be unable to pay amounts it owes us under the swap agreement. To manage this risk, we enter into swap agreements only with financial institutions that have high credit ratings. At year-end 2001, we had outstanding two interest rate swap agreements with separate financial institutions with notional principal amounts of $161.5 million and $12.5 million, interest rates of 7.05% and 8.92%, and maturity dates of August 2004 and October 2002, respectively. The aggregate fair value of these swap agreements was negative $3.2 million at December 31, 2001. Our earnings exposure related to adverse movements in interest rates is primarily derived from our outstanding floating rate debt instruments that are indexed to a short-term international bank lending rate. A 10% increase or decrease in the average cost of our variable rate debt would result in a change in pre-tax interest expense (net of impact of interest rate swaps) of approximately $0.7 million. This amount was calculated assuming the year-end rate of interest on our variable rate debt was constant throughout the year.

        In September 2002 we entered into an interest rate swap contract, which effectively converted $115 million of our fixed-rate senior subordinated notes due 2012 to variable rate debt which is tied to the six month LIBOR rate. At September 30, 2002 the fair market value of this contract, which represents the cost to settle the contract, approximates a gain of $0.6 million. Based on the nature of its exposure, we believe a change in interest rates will not have a material effect on our consolidated financial position, results of operations or cash flow.

Commodity Prices

        We are exposed to fluctuating market prices for commodities, including steel, copper and aluminum. Each of our business segments is subject to the effects of changing raw material costs caused by movements in underlying commodity prices. We have established programs to manage the negotiations of commodity prices. Some of these programs are centralized within business segments, and others are specific to a business unit. In general, we enter into contracts with our vendors to lock in commodity prices at various times and for various periods to limit our near-term exposure to fluctuations in raw material prices. We do not believe that this exposure is material to our company.

Currency Risk

        Our operations consist of manufacturing in the U.S., France, Germany, Italy, Portugal and China. International sales, including those sales that originated outside of the U.S., were approximately 23% of our total sales for 2001, with the largest percentage (16%) being sales into various European countries. Although the vast majority of our international sales that originate within the U.S. are denominated in U.S. dollars, with the acquisition of Potain, we have become more exposed to transactional and translational foreign exchange risk in 2001 as compared to prior years.

        Regarding transactional foreign exchange risk, we enter into limited forward exchange contracts to reduce the earnings and cash flow impact of nonfunctional currency denominated receivables and payables, predominantly between our euro-denominated operations and their customers outside the euro zone. Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. We also periodically hedge anticipated transactions, primarily at firm order date for orders to be sold into non-euro-denominated locations, with forward exchange contracts. These forward exchange contracts are designated as cash flow hedges in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." At September 30, 2002, we have outstanding $15.3 million of forward exchange contracts hedging outstanding firm orders and $11.9 million of forward exchange contracts hedging underlying accounts receivable. The aggregate fair value of these contracts is negative $2.2 million at September 30, 2002 and they mature at various dates through January 2003. A 10% appreciation or depreciation of the underlying functional currency at September 30, 2002, would not have a significant impact on our financial position or results of operations. This is because any gains or losses under the foreign exchange contracts hedging accounts receivable balances would be offset by equal gains or losses on the underlying receivables. Any gains or losses under the foreign exchange contracts hedging outstanding firm orders would not have a significant impact due to the relatively immaterial amount of contracts outstanding.

        Our primary translational exchange risk exposure at September 30, 2002 was with the euro and British Pound Sterling, which are the functional currencies of Potain, certain Grove facilities, and of certain smaller manufacturing operations within our foodservice equipment segment. To a much lesser extent, we are also exposed to translational risk with our other foreign operations, primarily in China. Our euro-denominated Existing Notes naturally hedge a significant amount of the translational risk with our operations in Europe. In addition, a large amount of the translational risk with our Chinese operations is naturally hedged with locally denominated debt service. The currency effects of these foreign-denominated debt obligations are reflected in the accumulated other comprehensive income (loss) account within shareholders' equity, where they offset the translational impact of an equal amount of similarly foreign-denominated net assets of our European and Chinese operations. A 10% appreciation or depreciation of the value of the euro to the U.S. dollar at September 30, 2002, would have the impact of increasing or decreasing the outstanding debt balance on our consolidated balance sheet by $19.7 million. This impact would be offset by gains or losses on our net investments in foreign subsidiaries whose functional currency is the euro.

        At September 30, 2002, there is also a portion of our foreign currency translational exposure that is not hedged. As a result, fluctuations in currency exchange rates can affect our shareholders' equity. Amounts invested in non-U.S. based subsidiaries are translated into U.S. dollars at the exchange rate in effect at year-end. The resulting translation adjustments are recorded in shareholders' equity as cumulative translation adjustments. The cumulative translation adjustment component of shareholders' equity at September 30, 2002, is a negative $10.8 million, or approximately 3.2% of total shareholders' equity. Using the September 30, 2002 exchange rates, the total amount invested in foreign operations at September 30, 2002, was approximately $329.4 million, of which approximately $196.8 million was naturally hedged with local, non-U.S. dollar debt.

Risk Management Outlook

        We continually evaluate our risk management strategies due to changes in our businesses, the economy, and the markets that we serve. We anticipate that our risk management strategies in the remainder of 2002 will be similar to those employed during 2001. Our risk management activities may increase due to increases in cross-border transactions, greater purchasing levels and leverage, and changes in our overall debt position and interest rates.

Critical Accounting Policies

        The Consolidated Financial Statements include accounts of the company and all its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We do not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Although we have listed a number of accounting policies below which we believe to be most critical, we also believe that all of our accounting policies are important to the reader. Therefore, please refer also to the Notes to the Consolidated Financial Statements for a more detailed description of these and other accounting policies of the company.

        Revenue Recognition—Revenue is generally recognized and earned when all the following criteria are satisfied with regard to a specific transaction: persuasive evidence of an arrangement exists, the price is fixed and determinable, collectibility of cash is reasonably assured and delivery has occurred or services have been rendered. Revenues under long-term contracts in our Marine segment, including contracts with the U.S. Government, are recognized using the percentage-of-completion method of accounting. Under this method, net sales are recognized upon achievement of performance milestones or based on the ratio of costs incurred to estimated total costs at completion, and costs are expensed as incurred.

        Allowance for Doubtful Accounts—Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Our estimate for the allowance for doubtful accounts related to trade receivables includes two estimates. First, we evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, we use our judgment, based upon the best available facts and circumstances, and record a specific reserve for that customer against amounts due, to reduce the receivable to the amount that is expected to be collected. These specific reserves are evaluated and adjusted periodically as facts and circumstances change. Second, a general reserve is established for all customers based upon pre-established percentages to specific aging categories. These percentages are applied to the outstanding receivable balance based upon the amount of time the receivable is past its due date. These percentages were established based upon historical collection and write-off experience and are specific to the different countries and regions in which our customers do business.

        Inventories and Related Reserve for Obsolete and Excess Inventory—Inventories are valued at the lower of cost or market using both the first-in, first-out ("FIFO") method and the last-in, first-out ("LIFO") method and are reduced by a reserve for excess and obsolete inventories. The estimated reserve is based upon pre-established percentages applied to specific aging categories of inventory. These categories are evaluated based upon historical usage, estimated future usage, and sales requiring the inventory. These percentages were established based upon historical write-off experience.

        Product Liability—We are subject in the normal course of business to product liability lawsuits. To the extent permitted under applicable law, our exposure to losses from these lawsuits is mitigated by insurance with self-insured retentions per occurrence of $0.1 million for Potain tower crane accidents; $1.0 million for all other crane accidents; $1.0 million for foodservice equipment accidents occurring during 1990 to 1996; and $0.1 million for foodservice equipment accidents occurring during 1997 to present. Our insurer's annual contribution for product liability losses is limited to $50 million. We record product liability reserves for our self-insured portion of any pending or threatened product liability actions. Our reserve is based upon two estimates. First, we track the population of all outstanding pending and threatened product liability cases to determine an appropriate case reserve for each based upon our best judgment and the advice of legal counsel. These estimates are continually evaluated and adjusted based upon changes to the facts or circumstances surrounding the case. Second, we obtain a third party actuarial analysis to determine the amount of additional reserve required to cover incurred but not reported product liability issues and to account for possible adverse development of the established case reserves (collectively referred to as "IBNR"). This actuarial analysis is performed twice annually and our IBNR reserve for product liability is adjusted based upon the results of that analysis. We have established a position within the actuarially determined range at which we will record the IBNR reserve to ensure consistency in the amount reported between periods.

New Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principle difference in accounting under SFAS No. 146 is that a liability for the cost associated with an exit or disposal activity cannot be recognized until the liability has been incurred. Under EITF 94-3, an exit cost liability could be recognized at the date of any entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after

December 31, 2002 with early application encouraged. The adoption of SFAS No. 145 will result in the company not classifying its loss on early extinguishment of debt, which occured in 2001, as an extraordinary item.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13 and Technical Corrections as of April 2002," which mainly addresses the accounting and disclosure related to early extinguishment of debt transactions as well as several other technical corrections. SFAS No. 145 is effective for the company beginning January 1, 2003, with early application encouraged. We do not expect SFAS No. 145 to have a material effect on our consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 related to the disposal of a segment of a business. We adopted the new rules under SFAS No. 144 on January 1, 2002, which did not have an impact on our consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The provisions of SFAS No. 143 establish accounting standards for the recognition and measurement of an asset retirement obligation. This statement is effective for us January 1, 2003 and is not expected to have a material effect on our consolidated financial statements.

BUSINESS

        Founded in 1902, we are a diversified industrial manufacturer with leading positions in our three principal markets: cranes and related products, foodservice equipment and marine. We have a 100-year tradition of providing high-quality, customer-focused products and support services to our markets worldwide. For both the year ended December 31, 2001 and the nine months ended September 30, 2002, we had historical net sales of $1.1 billion.

        Our cranes and related products business is a global provider of engineered lift solutions, offering one of the broadest lines of lifting equipment in our industry. We design, manufacture and market a comprehensive line of crawler cranes, mobile hydraulic cranes, tower cranes, boom trucks and aerial work platforms with capacities ranging from 10 to over 1,433 U.S. tons. Our crane products are marketed under the Manitowoc, Potain, Grove and National brand names, which we believe hold leadership positions in their respective markets and are among the most recognized names in the industry.

        Our foodservice equipment business is a leading broad-line manufacturer of "cold" side commercial food service equipment products. We design, manufacture and market full product lines of ice making machines, walk-in and reach-in refrigerator/freezers, fountain beverage delivery systems and other foodservice refrigeration products.

        Our marine business provides new construction, ship repair and maintenance services for freshwater and saltwater vessels. From our four shipyards, we operate over 60% of the drydock capacity (based on footage) serving the U.S. Great Lakes commercial fleet.

        We believe we are:

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  the leading provider of high capacity crawler cranes (over 150 U.S. ton lifting capacity) with an estimated worldwide market share greater than 50%;

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  the leading provider of mobile hydraulic cranes in North America with an estimated market share greater than 40%;

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  one of two leading providers of tower cranes in the world with a worldwide market share estimated at greater than 25%;

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  the leading provider of ice making machines in the United States with an estimated 40% of U.S. sales;

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  the leading provider of walk-in refrigerator/freezers in the United States; and

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  the leading provider of marine construction and repair services in the Great Lakes region.

        In 1993, we adopted EVA as a management tool to guide our investment, acquisition and operating decisions. EVA defines value creation as the cash return a business generates over and above its weighted average cost of capital. We believe the disciplined use of EVA in our decision-making helps us to invest capital efficiently, reduce operating costs and maximize our profitability and cash flows from operations.

Competitive Strengths

        We believe the following factors will enable us to continue to grow our sales and improve our competitive positions in the markets we serve:

    Portfolio of Recognized Brand Names with Leading Market Positions.    We believe that each of our key brands, including Manitowoc, Grove, National and Potain, holds a top three share in its principal market. We estimate that over 60% of our pro forma 2001 net sales are derived from product categories with the first or second largest share in their principal markets. We believe our brands are among the best known to our crane and foodservice customers and that our brands are recognized for their innovative technology, customer-focused design and reliable product support. We believe that our strong brand identity creates loyalty among our crane and foodservice customers and allows us to increase sales across all of our product lines. In addition, the breadth of our crane and foodservice equipment product offerings enhances our appeal to dealers and distributors and other distribution channels by enabling them to offer their customers a full-line of either lifting equipment or "cold" side foodservice equipment by carrying the portfolio of one supplier.

    Diversified Business Platform and Customer Base.    We operate in three discrete businesses, each offering a broad product line and selling to a diverse customer base. Serving diversified global endmarkets and customer bases provides balance to our portfolio and helps lessen the impact of financial fluctuations. While both our crane and foodservice equipment businesses are influenced by general economic conditions, they serve different markets that do not react in lockstep with each other. Our marine business, with a committed backlog through 2005, provides additional stability, as its repair and maintenance services are primarily non-discretionary and many of our new construction customers are government agencies whose investment decisions are not directly influenced by general economic conditions. We also have a diverse customer base, with no single crane or foodservice customer representing greater than 2.1% of our total pro forma net sales for 2001. Our diversification provides a broad platform for continued growth as each of our three businesses offers significant opportunities for product line extensions and expansion into new product or geographic markets.

    Global Manufacturing and Service Capabilities.    With 41 manufacturing facilities and 42 distribution facilities, service branches and offices located in 12 countries, we sell our crane and foodservice products and provide our services worldwide. Our manufacturing presence on three continents and our distribution presence on five continents give us greater proximity to our customer base and enable us to cut distribution costs and provide timely delivery and product support, including parts replacement and after-market services.

    Strong Product Development Track Record.    In 2001, we introduced or acquired more than 100 new products to better serve our crane and foodservice customers' needs. New products introduced or acquired since 1998 represented approximately 80% of our 2001 product sales. Our main goal in our product development effort is to enhance our customers' operations. To meet this goal, we develop highly engineered, proprietary products. Our patent activities reflect our highly innovative nature. As of June 30, 2002, we have more than 200 patents and pending patents worldwide. Our product development effort begins with listening to our customers. By working closely with our customers, as well as distributors, specifiers and other users of our products, we determine how our product could provide a better solution. We believe that leadership in rapidly developing new, value-added products allows us to remain responsive to our customers' needs, thereby enhancing our existing customer relationships as well as our ability to attract new customers. Recent new products include:

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  Cranes. At the end of 2001, we introduced the Model 555 lattice-boom crawler crane. The 150-ton Model 555 is the first of our cranes that was designed to metric standards for the global market. A number of unique benefits, including simplified maintenance and operation, position the Model 555 well to replace older cranes of similar lifting capacity, which comprise the largest installed base of Manitowoc cranes. In addition, the first joint development project between Manitowoc Cranes and Potain resulted in the S282. This innovative crane concept combines the mobility of a boom truck with the advantages of a tower crane, including a four-story working height and an 82-foot reach.

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  Foodservice equipment. In 2001, we expanded our product offering with several new products including a -10°F reach-in freezer at McCall, a frozen-beverage dispensing system at Multiplex, a quick-service QSV soft-drink dispensing system at SerVend, new walk-in refrigerators at Kolpak, a new line of European ice machines and a new line of under-counter ice dispensers at

    Manitowoc Ice. These innovations follow the introduction of our patented QuietCube ice-cube machines that feature our Cool Vapor Defrost®, or CVD, technology. These machines not only produce more ice more efficiently, but also occupy a smaller footprint, freeing our customers' floor space for more productive uses. In 2002, Manitowoc Ice introduced a new line of flakers which increase our penetration into the healthcare and supermarket segments.

    Cost Efficient Manufacturing.    We believe we are a highly efficient manufacturer and service provider in each of our businesses. Over the past two years, we improved our manufacturing efficiency by consolidating facilities and implementing new processes designed to decrease our cycle time, reduce working capital costs and increase our manufacturing flexibility.

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  Cranes. In 2001, we rationalized Manitowoc's boom truck product line and consolidated Manitowoc's boom truck manufacturing operations to a single plant. New plate-cutting technology at our lattice-boom crane operation has helped drive down the time it takes to fabricate and assemble a crane to a matter of weeks from approximately 128 days in 1998. Our focus on manufacturing efficiency helps us to consistently meet our customers' requirements for on-time delivery while improving quality and capital efficiency.

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  Foodservice equipment. In 2001, we finished converting all of our foodservice equipment manufacturing facilities to demand-flow systems allowing different products to be manufactured in any sequence on the same production line. As a result of this reengineering, we now build products to order, not to forecast, virtually eliminating finished goods inventories and reducing our lead times. We also consolidated the production of beverage-dispensing valves at our main beverage equipment facility in the first quarter of 2002.

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  Marine. At our marine facilities, enhanced production methods, including improved welding and painting processes, coupled with modular construction techniques, have helped us deliver every one of 22 new Coast Guard vessels on budget and on schedule.

    Superior Customer Service.    We support our products and our customers in the field through an extensive after-market customer service network. Our new CraneCARE Elite program provides aftermarket support, including OEM parts, field service, technical support, documentation and computerized crane application programs to our leading dealers around the world. Our crane simulator, the first of its kind in the industry, teaches more than 400 operators each year. We do not enter foodservice equipment markets where we do not have service capabilities. Each year we educate over 10,000 service technicians worldwide. Down-time in the field can be extremely costly for our customers. We believe our responsiveness and the quality of our customer service differentiate us from our competition and have an important influence on our customers' decisions to choose our brands in the lifting and foodservice equipment markets.

Business Strategy

        We are committed to continuing our tradition of providing customer-focused, quality products and services in a manner designed to continuously improve economic value for our shareholders. We believe we are well positioned to continue to serve our existing customers and to capitalize on growth opportunities around the world through the following strategic initiatives:

        Emphasizing New Product Development and Innovation.    We will continue to invest capital to develop new products and enhance our existing products with improved cost-effective functionality in response to changing customer requirements.

        Focusing on Capital and Operating Efficiency.    Since 1993, we have managed our business according to EVA principles. With EVA as a guiding principle, we will continue to seek opportunities to improve productivity, generate consistent cash flows and increase our return on invested capital.

        Extending Our Geographic Reach and Product Support Networks.    We will continue to extend our manufacturing and distribution and service networks deeper into existing geographic markets and into new markets. In addition to establishing our own facilities in new markets, we will continue to pursue joint ventures and licensing agreements where appropriate to further extend our manufacturing and distribution and service networks around the world.

        Expanding Selectively Through Acquisition.    We will continue to consider selective acquisitions that extend our product lines, diversify our distribution channels or improve our geographic penetration.

Industry Overview

  Cranes and Related Products

        We operate within the lifting equipment segment of the worldwide construction equipment industry. The lifting equipment segment includes, among other products, mobile hydraulic cranes, lattice-boom crawler cranes, tower cranes, truck mounted cranes and aerial work platforms. We estimate that global market for lifting equipment in which we compete totaled approximately $12 billion in 2001.

        Although market sizes vary considerably by geographic region depending on the product type, we estimate that North America's market for lifting equipment is the largest among the world's regions and equivalent to approximately 40% of total global demand. The North American market has grown briskly since the early 1990's, benefiting from economic expansion in the U.S. and Canada. We estimate that the second largest regional market for lifting equipment, at approximately 25% of the world market, is the Asia/Pacific region. The majority of demand is generated in Japan, China and South Korea. The Western European market for lifting equipment is the third largest in the world behind North America and Asia/Pacific.

        Our cranes and related products segment manufactures and sells a comprehensive product line, including related components and replacement parts, in the mobile hydraulic cranes (including rough terrain, all terrain and hydraulic truck cranes), lattice-boom crawler cranes, tower cranes and truck mounted cranes (boom trucks) categories. Our market share varies by geographic region; however, we believe that we are the leading global manufacturer of high capacity lattice-boom crawler cranes; the first or second largest global manufacturer of tower cranes; the leading manufacturer of mobile hydraulic cranes in North America and a top three manufacturer of truck mounted cranes in North America. In addition, we also manufacture and market aerial work platforms.

        Lattice-Boom Crawler Cranes.    Lattice-boom crawler cranes were developed in the 1920s to fill the need for heavy lift construction applications and continue to be utilized today principally in heavy construction and infrastructure development applications. Lattice-boom crawler cranes are widely accepted as the most economical lifting tool for capacity requirements above 100 tons and are unique in their ability to maneuver while lifting. Typical product applications include infrastructure work, petroleum-related projects, power generation projects and dockside/material handling.

        The worldwide market for crawler cranes can be split into two segments: high capacity (cranes with greater than 150 U.S. ton capacity) and low capacity (cranes with less than 150 U.S. ton capacity). We estimate that the worldwide market for crawler cranes in 2001 totaled approximately $1.25 billion, with the high capacity segment representing roughly 40% of the total. The major markets for lattice-boom crawler cranes are North America and Asia and to a lesser extent Europe. Demand for lattice-boom cranes is primarily dependent upon industrial and construction activity as well as replacement cycles for existing cranes.

        Tower Cranes.    Tower cranes were developed in the 1950s to lift and place construction material accurately and quickly at various heights, without utilizing substantial square footage on the ground for set-up or operation. Tower cranes are primarily utilized in the commercial building and construction industry, as well as in specialty infrastructure development, such as ports and dams; to a lesser extent, tower cranes are utilized in residential construction.

        We estimate that the worldwide market for tower cranes in 2001 totaled approximately $1.0 billion. The tower crane market is divided into two major segments, top slewing cranes and self erecting cranes.

        We believe the worldwide market for top slewing cranes is focused in Western Europe. We believe that prior to the 1997 economic crisis in Asia, Asia represented a significantly larger portion of global top slewing crane sales. Other significant markets include North America, Latin America and Russia.

        We believe France, Germany and Italy currently represent the largest markets for self erecting cranes, and together currently account for a majority of total estimated sales of new cranes. However, we believe that other geographic markets, notably the Americas, should experience significant growth as self erecting cranes gain further penetration and the cost effectiveness of tower cranes becomes more widely appreciated.

        Mobile Hydraulic Cranes.    Mobile hydraulic cranes are primarily utilized in industrial, commercial and public works construction as well as in maintenance applications to lift equipment or material at job sites.

        We estimate that the worldwide mobile hydraulic crane market generated approximately $3.0 billion in sales in 2001. The global market of mobile hydraulic cranes consists of three main product segments: rough terrain, all terrain and truck cranes. In 2001, in unit volume, we estimate that rough terrain cranes represent approximately half of the worldwide market, all terrain cranes approximately 40% and truck cranes the remaining 10%.

        We estimate that Europe, North America and Asia represent approximately 35%, 31% and 27% of the mobile hydraulic crane market, respectively. The largest markets for rough terrain cranes are North America and Asia. All terrain cranes are predominantly a European product though we believe that, as a percentage of the North American market, they have grown significantly over the past decade. We believe truck cranes represent at least 10% of mobile hydraulic crane sales in all major regions with the exception of Europe where they are not widely used.

        Truck Mounted Cranes (Boom Trucks).    A boom truck is a hydraulic telescopic or articulated crane mounted to a commercial truck chassis. Boom trucks are used primarily by contractors engaged in the industrial, commercial, public works, residential construction, utility and oilfield service industries. They are also used in maintenance and materials-handling applications to lift materials or personnel at the same job site or to move material to another location. We estimate that the worldwide boom truck market generated approximately $1.0 billion in sales in 2001.

        Aerial Work Platforms.    The aerial work platform market can be divided into four major product types: scissor lifts, articulated lifts, telescopic boom lifts and vertical masts. Aerial work platforms are used for indoor or outdoor applications as an alternative to scaffolding, ladders or other devices that position workers and their work materials at high elevation. The aerial work platform market has grown rapidly due to productivity considerations as well as federal and supranational regulations mandating safety standards for people working in elevated areas.

  Foodservice Equipment

        We estimate that the global foodservice equipment market generated approximately $20 billion of sales in 2001. The market is comprised of two primary segments: "cold" side products, including ice machines and storage, refrigerated storage and displays and beverage dispensing equipment and "hot" side products, including cooking and frying equipment.

        Foodservice equipment is used in commercial and institutional foodservice operations, such as quick and full service restaurants, hotels and healthcare facilities as well as in food retail operations, such as supermarkets and convenience stores. We estimate that the commercial and institutional segment represents roughly two-thirds of foodservice equipment sales with retail operations representing approximately one-quarter of industry sales.

        New foodservice equipment is used for three purposes: to outfit a new restaurant or location opening, to upgrade existing equipment or to replace existing equipment. We estimate that upgrades and replacements represent approximately 85% of all foodservice equipment sales. We further believe that the "cold" side of the industry is less dependent on new restaurant or store openings than the "hot" side.

        We estimate that the five largest manufacturers of food equipment worldwide in 2001, including Manitowoc, account for approximately one-quarter of sales with no single manufacturer accounting for more than 7% of the worldwide market.

        We estimate that the North American and Western European markets account for approximately two-thirds of the global food equipment market, with the North American market slightly larger than the Western European market. Despite softness in the foodservice market over the past eighteen months, we believe that the market for foodservice equipment will continue to grow. This growth will be driven by several industry trends including increased consumption of food prepared away from home.

        Although the growth in overall food consumption is slow and driven primarily by population growth, growth in food prepared away from home has enjoyed strong secular expansion in past decades. This is due to several trends: the increase in the labor participation among women, rising disposable incomes, greater value placed on leisure and personal time and the emergence of eating out as a lifestyle trend. We believe that increased spending on food prepared away from home has contributed to the continued expansion and ongoing replacement and renovation by major restaurant and lodging chains and increased prepared food offerings at supermarkets and convenience stores.

  Marine Operations

        The Great Lakes commercial fleet is comprised of over 140 vessels and integrated tug/barges. In addition, many U.S. Coast Guard vessels and other smaller ships sail the lakes. A number of foreign-flagged oceangoing ships also sail the Great Lakes via the St. Lawrence Seaway. The owners of the commercial fleets are primarily companies engaged in transporting and transloading of bulk commodities, including iron ore, coal, grain, limestone and petroleum, and finished goods primarily for the steel, utility, mining and chemical industries.

        This entire fleet of vessels comprise the potential market for Great Lakes shipyards, providing ship-repair and shipbuilding services. Commercial vessels must receive inspections every five years, providing shipyards with a steady stream of recurring business. Under the Merchant Marine Act of 1920, U.S. flagged vessels are obligated to utilize U.S. based shipyards for rebuilding services.

        Demand for ship repair, maintenance, conversion and new construction services is currently being driven by longer shipping seasons, an aging fleet serving the Great Lakes, continued high utilization of the existing fleet and moves toward automating the existing fleet to enhance operating efficiency and reduce shore time.

        Demand for new shipbuilding construction is also being driven by the Oil Pollution Act of 1990, which requires that all single-hulled tankers carrying petroleum products in U.S. waters must either be phased out or converted to double-hulled vessels by 2015. To date, less than half of the U.S. flag fleet are double-hulled vessels.

Products and Services

        We are a diversified manufacturing company with market-leading operations in cranes and related products, foodservice equipment and marine. We sell our key products through the following principal business segments:

Business Segment	Percentage of Pro Forma 2001 Net Sales	Key Products	Key Brands
Cranes and Related Products	68.7%	Crawler and truck mounted lattice-boom cranes; top slewing, topless and self erecting cranes; special cranes; rough terrain cranes; all terrain cranes; truck mounted cranes; industrial cranes; hydraulically powered telescopic boom trucks; scissor lift platforms; articulating boom lifts, telescoping boom lifts and vertical masts; crane rebuilding and remanufacturing services; aftermarket replacement parts for cranes and excavators; industrial repair and rebuilding services for metal-forming, scrapyard, steel recycling, and aggregate equipment.	Manitowoc Potain Grove National Femco
Foodservice Equipment	21.7%
		Commercial ice-cube machines, ice flakers, and storage bins; ice/beverage dispensers; long-draw soft-drink and beer dispensing systems; walk-in refrigerators and freezers; reach-in refrigerators and freezers; refrigerated under-counters and food prep tables; private label residential refrigerator/freezers; post-mix beverage dispensing valves; cast aluminum cold plates; compressor racks and modular refrigeration systems; backroom beverage equipment distribution services.	Manitowoc SerVend Multiplex Kolpak Harford-Duracool McCall Koolaire Flomatic Icetronic

Marine	9.6%	Inspection, maintenance and repair of freshwater and saltwater vessels. New construction services for commercial, government, military, and research vessels of all varieties, including United States Coast Guard Cutters, ice breakers, ferries, patrol boats, self-unloading bulk carriers, double-hull tank barges, integrated tug/barges and dredges. Also provides industrial repair and maintenance services for refineries, power plants and heavy industrials.

  Cranes and Related Products

        Our cranes and related products segment designs and manufactures a diversified line of crawler and truck mounted lattice-boom cranes, which we sell under the "Manitowoc" name for use by the energy, petrochemical, construction, mining, pulp and paper and other industries. Our crane segment also designs and manufactures a diversified line of top slewing and self erecting cranes, which we sell under the "Potain" name, for use in construction and other industries primarily in Europe, Asia and the U.S. We also design and manufacture mobile hydraulic cranes used in commercial and industrial applications, which we sell and market under the "Grove" name primarily in North America, Europe and Asia. We design and manufacture a comprehensive line of hydraulically powered telescopic and articulated boom trucks, which we sell under the "Manitowoc" and "National" names utilized by contractors engaged in the industrial, commercial, public works and residential construction, railroad and oil field service industries. We specialize in crane rebuilding and remanufacturing services, aftermarket replacement parts for cranes, and industrial repair and rebuilding services for metal-forming, scrapyard and recycling equipment, which we sell under the "Femco" name. Many of our customers purchase one crane together with several attachments to permit use of the crane in a broader range of lifting applications and other operations. Various crane models combined with available options have lifting capacities ranging from approximately 10 to 1,433 U.S. tons and excavating capacities ranging from 3 to 15 cubic yards. We also offer scissor lifts, articulating booms, telescoping booms and vertical masts sold under the "Manlift", "Liftlux" and "TKD" names.

        Lattice-boom Cranes.    We market our lattice-boom crawler cranes through our subsidiary, Manitowoc Cranes, Inc., the largest manufacturer of lattice-boom crawlers in North America. Lattice-boom cranes consist of a lattice-boom, which is a fabricated, high-strength steel structure that has four chords and tubular lacings, mounted on a base which is either crawler or truck mounted. Lattice-boom cranes weigh less and provide higher lifting capacities than a telescopic boom of similar length. The lattice-boom sections, together with the crane base, are transported to and erected at a project site.

        We currently offer ten models of lattice-boom cranes with lifting capacities ranging from approximately 80 to 1,433 tons, which are used to lift material and equipment in a wide variety of applications and end markets, including heavy construction, bridge and highway, duty cycle and infrastructure and energy related projects. These cranes are also used by the crane rental industry, which serves all of the above industries.

        Lattice-boom crawler cranes may be classified according to their lift capacity—low capacity and high capacity. Low capacity crawler cranes with 150-ton capacity or less are often utilized for general construction and duty cycle applications. We offer three models in this crane category: the Model 111, an 80-ton capacity, self erecting crawler crane; the Model 222, a 100-ton capacity, self erecting crawler crane; and the Model 555, a 150-ton capacity, limited duty-cycle lift crane.

        High capacity crawler cranes with greater than 150-ton capacity are utilized to lift materials in a wide variety of applications and are often utilized in heavy construction, energy-related, bridge and highway, and dockside applications. We offer five high-capacity models: the Model 777, a 200-ton capacity, self erecting crawler crane; the Model 888, a 230-ton capacity, self erecting crawler crane; the Model 999, a 275-ton capacity, self erecting crawler crane; the Model 2250, a 300-ton capacity, self erecting crawler crane; and the Model 21000, a 1,000-ton capacity liftcrane. The Model 999 is one of the largest self erecting crawler cranes available and offers the industry's first ever, fully interchangeable crawler that can be mounted on either side of the crane base. This provides our customers with shorter set up times and increased reliability, and allows us to offer our customers the ability to expand their crane fleets at a lower cost.

        We also manufacture two lattice-boom, self erecting truck cranes: the M-2250T, a 300-ton capacity crane and the Model 777T, a 220-ton capacity crane. These cranes serve the same markets as our high capacity, crawler cranes and differ from their crawler counterparts only to the extent that they are mounted onto a truck rather than a crawler, and can travel at highway speeds.

        Crawler Crane Attachments.    Manitowoc Cranes offers customers various attachments that provide our cranes with greater capacity in terms of height, movement and lifting. Our principal attachments are: MAX-ER™ attachment, luffing jibs, tower attachments and RINGER™ attachments. The MAX-ER is a trailing, counterweight, heavy-lift attachment that dramatically improves the reach, capacity and lift dynamics of the basic crane to which it is mounted. It can be transferred between cranes of the same model for maximum economy and occupies less space than competitive heavy-lift systems. A luffing jib is a fabricated structure similar to, but smaller than, a lattice-boom. Mounted at the tip of a lattice-boom, a luffing jib easily adjusts its angle of operation permitting one crane with a luffing jib to make lifts at additional locations on the project site. It can be transferred between cranes of the same model to maximize utilization. A RINGER attachment is a high-capacity lift attachment that distributes load reactions over a large area to minimize ground-bearing pressure. It can also be more economical than transporting and setting up a larger crane.

        Over the past two years, Manitowoc Cranes introduced several new attachments. During 2000, we introduced the MAX-ER 2000, which boosts the capacity of the Model 2250 lattice-boom crawler from 300 to 500 tons and the Model 21000 from 831 to 1,433 tons, while also providing over 600 feet of reach for the Model 2250 and 640 feet of reach for the Model 21000. In 2001, we introduced a 78.5-ton luffing jib for the Model 999, which will enable boom-and-jib combinations having a total reach of up to 480 feet.

        Tower Cranes.    Potain designs and manufactures tower cranes utilized primarily in the building and construction industry. Tower cranes offer the ability to lift and place material more quickly and accurately than other types of lifting machinery without utilizing substantial square footage on the ground. Tower cranes include a stationary vertical tower and a horizontal jib with a counterweight, which is placed near the top of the vertical tower. A load carrying cable runs through a trolley which is on the jib, enabling the load to move along the jib. The jib rotates 360 degrees, which compensates for the crane's inability to move, thus increasing the crane's work area. Operators are primarily located where the jib and tower meet, which provides superior visibility above the worksite. We offer a complete line of tower crane products, including top slewing, luffing jib, topless, self erecting, and special cranes for dams, harbors and other large building projects. Top slewing cranes are the most traditional form of tower cranes.

        Top slewing tower cranes have a tower and multi-sectioned horizontal jib. Suspension cables supporting the jib extend from the tower. These cranes rotate from the top of their mast and can increase in height with the project. Top slewing cranes are transported in separate pieces and assembled at the construction site in one to three days depending on the height. Potain offers over 50 models of top slewing tower cranes with lifting capabilities ranging between 40 and 2,200 meter-tons. These cranes are generally sold to large building and construction groups, as well as rental companies.

        Luffing jib tower cranes, which are a type of top slewing crane, have an angled rather than horizontal jib. Unlike other tower cranes which have a trolley that controls the lateral movement of the load, luffing jib cranes move their load by changing the angle of the jib. These cranes are transported in separate pieces and assembled at the construction site in one to three days depending on the height. The cranes are utilized primarily in urban areas where space is constrained or in situations where several cranes are installed close together. Potain currently offers 11 models of luffing jib tower cranes with maximum jib lengths of 23 meters.

        Self erecting tower cranes are generally trailer-mounted and unfold from four sections, two for the tower and two for the jib. The smallest of Potain's models unfolds in less than 8 minutes; larger models erect in a few hours. Self erecting cranes rotate from the bottom of their mast. Potain offers 22 models of self erecting cranes with lifting capacities ranging between 10 and 80 meter-tons which are utilized primarily in light construction and residential applications.

        Mobile Hydraulic Cranes.    Grove designs and manufactures 41 models of mobile hydraulic cranes utilized primarily in industrial, commercial and construction applications, as well as in maintenance applications to lift and move material at job sites. Mobile hydraulic cranes consist of a telescopic boom mounted onto a wheeled carrier. Mobile hydraulic cranes are similar to lattice-boom cranes in that they are designed to lift heavy loads using a mobile carrier as a platform, enabling the crane to move on and around a job site without typically having to re-erect the crane for each particular job. Additionally, many mobile hydraulic cranes have the ability to drive between sites, while some are even permitted on public roadways. We currently offer the following four types of mobile hydraulic cranes capable of reaching maximum heights of 374 feet with lifting capacities up to 500 tons: (i) rough terrain, (ii) all terrain, (iii) truck mounted and (iv) industrial.

        Rough terrain cranes are designed to lift materials and equipment on rough or uneven terrain. These cranes cannot be driven on highways, and, accordingly, must be transported by truck to a work site. Grove Crane produces 15 models of rough terrain cranes, believed to be the broadest such line in the world, capable of working heights of up to 208 feet and maximum load capacities of up to 100 tons.

        All terrain cranes are versatile cranes designed to lift materials and equipment on rough or uneven terrain and yet are highly maneuverable and capable of highway speeds. Grove Crane produces 11 models of all terrain cranes capable of working heights of up to 372 feet and maximum load capacities of up to 300 tons.

        Truck mounted cranes are designed to provide simple set-up and long reach high capacity booms and are capable of traveling from site to site at highway speeds. These cranes are suitable for urban and suburban uses. Grove Crane produces 10 models of truck mounted cranes, believed to be the broadest such line in the world, capable of working heights of up to 270 feet and maximum load capacities of up to 150 tons.

        Industrial cranes are designed primarily for plant maintenance, storage yard and material handling jobs. Grove Crane produces 5 models of industrial cranes capable of working heights of up to 85 feet and maximum load capacities of up to 18 tons.

        Truck Mounted Cranes (Boom Trucks).    We currently offer our hydraulic and articulated boom truck operations through Manitowoc Boom Trucks and National Crane. A boom truck is a hydraulically powered telescopic crane or articulated crane mounted on a truck chassis. Telescopic cranes are used primarily for lifting material and personnel on a job site, while articulated cranes are utilized primarily to load and unload truck beds at a job site. Manitowoc Boom Trucks has consolidated its product line offering from 48 different models to 8 on four different platforms: the S-series rear-mounted cranes; the C-series traditional behind-the-cab cranes; the X-series mid-capacity cranes; and the new truck mounted tower crane design. These models have lifting capacities ranging from 10 to 42 tons. National Crane currently offers 11 models of telescoping and 14 models of articulating cranes capable of reaching maximum heights of 175 feet and lifting up to 40 tons. We believe we have the broadest product offering in the marketplace.

        In March 2002, we introduced the S282, the first joint development project between Manitowoc boom trucks and Potain. We believe that this innovative crane concept combines the mobility of a boom truck with the advantages of a tower crane, including a four-story working height and an 82-foot reach, which enables the crane to place loads where they are required inside a building under construction. We have agreed in principle with the Department of Justice that, following the completion of the Grove acquisition, we will sell either Manitowoc Boom Trucks or National Crane. See "Unaudited Pro Forma Condensed Combined Financial Statements."

        Aerial Work Platforms.    We offer aerial work platforms through Grove Manlift, Delta and Liftlux. We currently manufacture over 10 models of aerial work platforms, which elevate workers and their materials more safely, quickly and easily than alternative methods such as scaffolding and ladders. The work platform is mounted on either a telescoping and/or articulating boom or on a vertical lifting scissor mechanism. The boom truck lifting mechanism is mounted on a chassis powered by electric motors or gas, diesel or propane engines. We manufacture scissor lifts, articulating booms, telescoping booms and vertical masts.

  Foodservice Equipment

        Our foodservice equipment segment designs, manufactures and markets commercial ice-cube machines and storage bins; walk-in refrigerators and freezers; reach-in refrigerators and freezers; refrigerated undercounters and food preparation tables; private label residential refrigerators/freezers; ice/beverage dispensers; post-mix beverage dispensing valves; cast aluminum cold plates; long draw beer dispensing systems; compressor racks and modular refrigeration systems; plus backroom beverage equipment distribution services. Products are sold under the brand names Manitowoc, Kolpak, SerVend, Multiplex, Harford-Duracool, McCall, Flomatic, Compact and Icetronic.

        Commercial Ice Cube Machines and Storage Bins.    Ice machines are classified as either self-contained or modular machines and can be further classified by size, capacity and the type of ice they produce. There are four basic types of ice made by ice machines: cubes, flakes, chiplets and nuggets. Machines that make ice cubes, the most popular type of machine, are used by the foodservice industry for drinks, ice displays and salad bars. Flake ice is used to a great extent in processing applications, such as keeping meats and seafood fresh, as well as in medical facilities for use in ice packs. Nuggets, which are made by compacting flaked ice, are used mostly in drink dispensing machines.

        Manitowoc Ice manufactures 22 models of commercial ice machines, serving the foodservice, convenience store, healthcare, restaurant and lodging markets. Our ice machines make ice in cubes, flakes and chiplet form, and range in daily production capacities from 45 to 2,000 pounds. The ice cube machines are either self-contained units, which make and store ice, or modular units, which make, but do not store, ice. We offer the world's only commercial ice making machines with patented cleaning and sanitizing technology. This feature eliminates the downtime and labor costs associated with periodic cleaning of the water distribution system. All units feature patented technology with environmentally friendly hydrofluorocarbon refrigerants. We also manufacture the patented QuietQube ice cube machines, which feature CVD, or cool vapor defrost, technology, operate heat-free, are 75% quieter than non-CVD units and produce more ice in a smaller footprint. These new QuietQube machines are ideally suited for use in new restaurants, which often feature more open designs, and for use with the self-service beverage systems increasingly found in quick service restaurants and convenience stores. The QuietQube Ice is the only ice cube machine especially made to fit on beverage dispensers. Our ice cube machines are sold throughout North America, Europe and Asia. In 2002, Manitowoc Ice introduced a new line of flakers which increases our penetration into the healthcare and supermarket segments.

        Walk-in Refrigerators and Freezers.    Kolpak and Harford-Duracool manufacture modular and fully assembled walk-in refrigerators, coolers and freezers for restaurants, institutions, commissaries and convenience stores. Walk-in refrigerators and freezers are large, insulated storage spaces fitted with refrigeration systems. Most walk-ins are custom-made from modular insulated panels constructed with steel or aluminum exteriors and foamed-in-place urethane insulation. Refrigerator/blower units are installed in order to maintain an even temperature throughout the refrigerated space. Walk-ins come in many models with various types of doors, interior shelving, and viewing windows. Larger units, such as refrigerated warehouses, may utilize liquid chillers as a refrigeration system due to their greater efficiency in large scale applications. Units range in size from 200 to 60,000 cubic feet. We also produce a complete line of express or pre-assembled walk-ins. In 2002, Kolpak will introduce a line of walk-ins that will feature a new modular refrigeration system.

        Reach-in Refrigerators and Freezers.    Reach-in coolers and freezers are typically constructed from stainless steel and have a thick layer of insulation in the walls, doors and floor. The cabinets have one to three doors, made of either glass or steel, and come in a variety of sizes with storage capabilities up to 72 cubic feet. Although reach-ins resemble household refrigerators, commercial versions utilize few plastic parts, incorporate larger compressor units and do not usually combine refrigerator and freezer compartments in the same unit. These design features stem from the needs of end-users and heavy duty usage of most reach-ins. For example, in contrast to the typical household refrigerator, commercial reach-ins may be opened and closed hundreds of times per day, placing mechanical strain on the structure and greatly increasing the cooling load on the refrigeration system. McCall Refrigeration produces over 60 self-contained upright and under-counter refrigeration equipment units, including a full line of reach-ins and refrigerated food preparation equipment for restaurants, institutions and commissaries. We make over 50 standard models of reach-ins plus custom-built units.

        Dispensers and Products.    SerVend, Multiplex and Kyees Aluminum produce ice-cube dispensers, beverage dispensers, ice/beverage dispensers, post-mix dispensing valves and cast aluminum cold plates and related equipment for use by quick service restaurants, convenience stores, bottling operations, movie theaters and the soft-drink industry. Ice cube dispensers come in the form of floor and countertop models with storage capacities ranging from 45 to 310 pounds, while ice/beverage dispensers include traditional combination ice/beverage dispensers, drop-in dispensers and electric countertop units. Dispensing systems are manufactured for the dispensing of soda, water and beer. Soda systems include remote systems that produce cold carbonated water and chill incoming water and syrup prior to delivery to dispensing towers. Beer systems offer technically advanced remote beer delivery systems which are superior by design, allow increased yields, provide better under-bar space utilization and allow multiple stations to operate from one central unit. In 2002, SerVend will broaden its market by expanding its line of counter-electric beverage dispensers and introducing a line of low cost, easy to install beverage dispensers.

        Manitowoc Beverage Systems, Inc., or MBS, is a systems integrator with nationwide distribution of beverage dispensing and backroom equipment and support system components. MBS serves the needs of major beverage and bottler customers, restaurants, convenience stores and other outlets and provides our customers with one point of contact for their beverage dispenser and backroom equipment needs.

It operates throughout the United States, with locations in Ohio, California, Texas, Georgia and Virginia.

  Marine

        We operate four shipyards located in Sturgeon Bay, Wisconsin; Marinette, Wisconsin; Toledo, Ohio; and Cleveland, Ohio. Our shipyard in Sturgeon Bay consists of approximately 55 acres of waterfront property. Four of those acres, which connect two operating areas of the shipyard, are leased under a long term ground lease. Our Sturgeon Bay facilities include approximately 295,000 square feet of enclosed manufacturing and office space, a 140-foot by 1,158-foot graving dock, a 250-foot graving dock, and a 600-foot, 7,000-ton, floating dry-dock. We also lease shipyard facilities at Toledo and Cleveland for our marine segment. These facilities include waterfront land, buildings, and 800-foot and 550-foot graving docks.

        On November 20, 2000, we acquired Marinette Marine, a leading builder of mid-sized commercial, research and military vessels in the U.S. Marinette Marine is located in Marinette, Wisconsin, just across Green Bay from our Bay Shipbuilding facility. Marinette Marine operates one of the largest shipyards in the Great Lakes and offers complete in-house capabilities for all shipbuilding disciplines. Marinette Marine is currently under contract, among others, to build a series of 16 ocean-going buoy tenders for the U.S. Coast Guard, nine of which have been delivered to date. Marinette Marine's new build capability provides a strong compliment to our historic expertise in repair, maintenance and refurbishment.

  Backlog

        The backlog of crane products includes orders that have been placed on a production schedule, and those orders that we have accepted and that we expect will be shipped and billed during the next year. Manitowoc's backlog of unfilled orders for cranes and related products at June 30, 2002 approximated $81.7 million as compared with $124.3 million a year earlier. This decrease is due to the combined effects of the weakened economic conditions that slowed the sales of our lower-capacity cranes and of reduced lead times and increased operations throughput resulting from our implementation of flexible manufacturing processes and improved efficiencies. Because of these significant reductions in lead times and our improved operational throughputs, we believe historical backlog figures do not provide a meaningful comparison of business strength between periods.

        The backlog for unfilled orders for our foodservice equipment segment at December 31, 2001 and 2000 was not significant because orders are generally filled within 24 to 48 hours.

        The backlog for our marine segment includes new project work to be completed over a series of years and repair and maintenance work presently scheduled which will be completed in the next year. At June 30, 2002, the backlog for our marine segment approximated $281.8 million, compared to $167.0 million one year ago. The backlog is primarily made up of new vessel construction projects and does not include options for additional vessels yet to be awarded.

Marketing and Distribution

  Cranes and Related Products

        Our crane segment benefits from two strong distribution networks: an established base of independent distributors and two wholly-owned distributors around the world, which currently focus on crawler cranes and boom trucks; and a network of agents around the world currently focused on Potain's tower crane products. While our distributors do not generally sell our products exclusively, we believe that, in many cases, our products represent a significant portion of the distributor's business.

        Distributors generally do not carry inventories of new cranes, except for the smaller boom trucks. Most distributors maintain service facilities and inventories of replacement parts. We employ service representatives that usually assist customers in the initial set-up of new cranes.

        We do not generally provide financing for our independent distributors or their customers; however, we frequently assist customers in arranging financing and may accept used cranes as partial payment on the sale of new cranes.

        Export sales are usually made to our foreign subsidiaries or independent distributors, in addition to sales made to domestic customers for foreign delivery. Foreign sales are made on letter of credit or similar terms.

  Foodservice Equipment

        Our foodservice equipment segment markets its products worldwide through independent wholesale distributors, chain accounts and government agencies. Our distribution network now extends to 80 distributors in 70 countries in North America, Western Europe, the Far East, the Middle East, the Near East, Latin America, the Caribbean and Africa. We have overseas distribution facilities in Scotland, Uruguay and Italy. Our 2000 acquisition of Multiplex, a manufacturer of beverage dispensers and backroom equipment and support system components, has enabled us to increase sales of ice and refrigerated foodservice equipment in Europe through its pre-existing European base.

  Marine

        All of our shipbuilding operations are conducted at our Sturgeon Bay, Wisconsin and Marinette, Wisconsin facilities. Our ship repair, servicing and dry-docking services are provided at our Toledo, Ohio, Sturgeon Bay, Wisconsin and Cleveland, Ohio facilities.

Engineering, Research and Development

        Our extensive engineering, research and development capabilities have been key drivers of our success. We engage in research and development activities at all of our significant manufacturing facilities. We have a staff of engineers and technicians on three continents who are responsible for improving existing products and developing new products. Manitowoc incurred research and development expenditures of $6.9 million in 1999, $6.7 million in 2000 and $8.3 million in 2001, while Grove incurred expenditures of $12.4 million, $10.7 million and $8.7 million, respectively, during its fiscal years ended September 30, 1999, 2000 and 2001. The decrease in Grove's research and development expenditures is the result of a complete redesign of the rough terrain and GMK product line in 1999 and early in 2000. Subsequent to that redesign, the research and development expenditures returned to a more normal level. The increase in Manitowoc's research and development expenditures is the result of the Potain acquisition in 2001 and increased product development in the Foodservice and Cranes segments.

        Our team of engineers focuses on developing innovative, high performance, low maintenance products that are intended to create significant brand loyalty among customers. Design engineers work closely with our manufacturing and marketing staff, enabling us to identify quickly changing end-user requirements, implement new technologies and effectively introduce product innovations. Close, carefully managed relationships with dealers, distributors and end users help us identify their needs, not only for products, but for the service and support that is critical to their profitable operation. As part of our ongoing commitment to provide superior products, we intend to continue our efforts to design products that meet evolving customer demands and reduce the period from product conception to product introduction.

        Approximately 80% of the products we now sell have been acquired or introduced since 1998. In 2000, SerVend, our largest beverage-equipment company, broadened its market reach by introducing a line of counter-electric beverage dispensers. Manitowoc Ice launched a number of new ice machines, including a series of ice flakers and the Series 800 IB ice/beverage dispenser, which leverages our patented Cool Vapor Defrost technology introduced in 1999. With orders received for 80 units in the first seven months on the market, our Model 999 lattice-boom crane became the most successful new product launched in the 75-year history of our large-crane subsidiary.

  Raw Materials and Supplies

        The primary raw material that we use is structural and rolled steel, which is purchased from various domestic sources. We also purchase engines and electrical equipment and other semi- and fully-processed materials. Our policy is to maintain, wherever possible, alternate sources of supply for our important materials and parts. We maintain inventories of steel and other purchased material. We have been successful in our goal to maintain alternative sources of raw materials and supplies, and therefore are not dependent on a single source for any particular raw material or supply.

  Patents, Trademarks, and Licenses

        We hold in excess of 200 patents pertaining to our crane and foodservice equipment products, and have presently pending applications for additional patents in the United States and foreign countries. In addition, we have various registered and unregistered trademarks and licenses that are of material importance to our business. While we believe our ownership of this intellectual property is adequately protected in customary fashions under applicable law, no single patent, trademark or license is critical to our overall business.

  Seasonality

        Typically, the second and third quarters represent our best quarters for our consolidated financial results. Since the summer brings warmer weather, there is an increase in the use and replacement of ice machines. As a result, distributors build inventories during the second quarter for the increased demand. In our cranes and related products segment, summer also represents the main construction season. Customers require new machines, parts, and service in advance of that season. With respect to our marine segment, the Great Lakes shipping industry's sailing season is normally April through November. Thus, barring any emergency groundings, the majority of repair and maintenance work is performed during the winter months and the work is typically completed during the first and second quarter of the year. As a result of our acquisition of Marinette Marine and the overall increase in new construction project work in the marine segment, the seasonality of our traditional repair and maintenance work is less extreme.

  Competition

        We sell all of our products in highly competitive industries. We compete in each of our industries based on product design, quality of products and services, product performance, maintenance costs, and price. Several of our competitors have greater financial, marketing, manufacturing and distribution resources than we do. We believe that we benefit from the following competitive advantages: leading market positions, a strong brand name, a reputation for quality products and service, an established network of global distributors, a broad product line and a commitment to engineering design and product innovation. The following table sets forth our primary competitors in each of our business segments:

Business Segment	Products	Primary Competitors
Cranes and Related Products	Lattice-Boom Crawler Cranes Tower Cranes Mobile Hydraulic Cranes Boom Truck Cranes	Hitachi; Kobelco; Liebherr; Link-Belt (Sumitomo); and Terex
Comensa; Gru Comedil; Liebherr; and Peiner (Terex)
Demag (Terex); Liebherr; Link-Belt (Sumitomo); and Tadano
Terex; Palfinger; Hiab (Partek); Fassi Group; and Effer
Foodservice Equipment	Ice Machines Ice/Beverage Dispensers Walk-in Refrigerator/Freezers Reach-in Refrigerator/Freezers
Hoshizaki and Scotsman Industries (Enodis)
I.M.I. Cornelius; and Lancer Corporation
American Panel; Kysor Warren (Enodis); Nor-Lake; and W.A. Brown & Son
Beverage Air (United Technologies); Delfield (Enodis); Traulsen (Illinois Tool Works); and True Food Service
Marine	Ship Repair and Construction	Atlantic Marine; Bender Shipbuilding & Repair; Bollinger, Shipbuilding and Repair; Fraser Shipyards; and Halter Marine

  Employee Relations

        We employed approximately 8,900 persons at June 30, 2002, on a pro forma basis, of whom approximately 2,400 were salaried employees. We currently have labor agreements with 20 union locals in North America. In addition, a large majority of Potain's employees belong to French trade unions. There were no work stoppages during the three years ended December 31, 2001. There was one work stoppage at our Bay Shipbuilding facility for five days during February 2002 by the local boilermakers, electrical workers, pipefitters and carpenters unions.

Facilities

        The following table outlines the principal facilities we own or lease on a pro forma basis as of June 30, 2002.

Facility Location	Type of Facility	Approximate Square Footage	Owned/Leased
Cranes and Related Products
Europe/Asia
Wilhelmshaven, Germany	Manufacturing/Office and Storage	410,000	Owned/Leased
Moulins, France	Manufacturing/Office	355,000	Owned
Dilligen, Germany	Manufacturing/Office	331,000	Leased
Charliev, France	Manufacturing	323,000	Owned/Leased

Zhangjiagang, China	Manufacturing	245,500	Leased
Walldorf, Germany	Office	184,000	Leased
Noe Pereira, Portugal	Manufacturing	183,000	Leased
La Clayette, France	Manufacturing	130,000	Leased
Charolles, France	Manufacturing	123,000	Leased
Antwerp, Belgium	Warehouse/Machine and Parts Storage	107,600	Leased
Niella, Italy	Manufacturing	105,500	Owned
Tonneins, France	Manufacturing/Office and Storage	101,900	Owned/Leased
Ecully, France	Office	85,000	Owned
Sestra, Portugal	Office	84,000	Owned
Langenfeld, Germany	Office/Storage and Field Testing	80,300	Leased
Osney, France	Office/Storage/Repair	43,000	Owned
Arneburg, Germany	Manufacturing	73,000	Owned
Kronau, Germany	Manufacturing	55,000	Leased
Decines, France	Logistics	47,500	Leased
La Clayette, France	Manufacturing	31,000	Owned
Vaux-en-Velin, France	Office/Workshop	17,000	Owned
Naia, Portugal	Manufacturing	17,000	Owned
Vitrolles, France	Office	16,000	Owned
Sunderland, United Kingdom	Office/Storage	14,000	Leased
Lusigny, France	Crane Testing Site	10,000	Owned
Baudemont, France	Office	8,000	Owned
Singapore	Office	7,000	Leased
Lisbon, Portugal	Office	6,500	Owned
United States
Shady Grove, Pennsylvania	Manufacturing/Office	1,165,600	Owned
Waverly, Nebraska	Manufacturing/Office	303,800	Owned
Manitowoc, Wisconsin	Manufacturing/Office	278,000	Owned
Georgetown, Texas	Manufacturing/Office	191,000	Owned
York, Pennsylvania(1)	Manufacturing/Office	110,000	Owned
Punxsutawney, Pennsylvania	Manufacturing/Office	71,000	Owned
Manitowoc, Wisconsin	Assembly/Office	67,000	Leased
Quincy, Pennsylvania	Manufacturing	40,100	Owned
Pompano Beach, Florida	Manufacturing	23,000	Leased
Bauxite, Arkansas	Manufacturing/Office	22,000	Owned
Foodservice Equipment
Europe/Asia
Hangzhou, China	Manufacturing/Office	80,000	Owned
Milan, Italy	Manufacturing	20,000	Leased
Frankfurt, Germany	Manufacturing/Office	15,000	Owned
United States
Manitowoc, Wisconsin	Manufacturing	376,000	Owned
Parsons, Tennessee(2)	Manufacturing	214,000	Owned

Sparks, Nevada	Manufacturing	150,000	Leased
Sellersburg, Indiana	Manufacturing/Office	140,000	Owned
River Falls, Wisconsin	Manufacturing	133,000	Owned
St. Louis, Missouri	Manufacturing/Office	105,000	Leased
La Mirada, California	Manufacturing/Office	77,000	Owned/Leased
Selmer, Tennessee	Manufacturing	72,000	Owned
Aberdeen, Maryland	Manufacturing/Office	67,000	Owned
Marine
Marinette, Wisconsin	Shipyard	450,000	Owned
Sturgeon Bay, Wisconsin	Shipyard	220,000	Owned/Leased
Toledo, Ohio	Shipyard	60,000	Leased
Cleveland, Ohio	Marine Repair and Storage	8,000	Leased

(1)
This property is not currently in use and is being held for sale.

(2)
There are three separate locations within Parsons, Tennessee.

        In addition, we lease sales office and warehouse space for our cranes and related products segment in Begles, France; Lille, France; Nantes, France; Rouen, France; Toulouse, France; Munich, Germany; Budapest, Hungary; Warsaw, Poland; and the Czech Republic. Within the United States we lease office and warehouse space for our foodservice equipment segment in Mokena, Illinois; Franklin, Tennessee; Danbury, Connecticut; Roanoke, Virginia; East Granby, Connecticut; Lithonia, Georgia; Orlando, Florida; Irwindale, California; Dallas, Texas; Buena Park, California; Holland, Ohio; Lombard, Illinois; Decaturville, Tennessee; Reno, Nevada; and Selmer, Tennessee. We lease additional office space in Manitowoc, Wisconsin. We also own sales offices and warehouse facilities for our cranes and related products segment in Northampton, England and Dole, France.

        See note 13 of Manitowoc's audited financial statements for the year ended December 31, 2001 and note 16 of Grove's audited financial statements for the year ended September 29, 2001 for additional information regarding leases.

Environmental Matters

        Our operations, facilities and properties are subject to extensive and evolving federal, state, local and foreign environmental, and health and safety, laws and regulations that (i) affect ongoing operations and may increase capital costs and operating expenses in order to achieve and maintain compliance with such requirements and (ii) impose liability relating to contamination at our facilities and at other locations such as former facilities, facilities where we have sent materials for treatment or disposal, and other properties to which we (or a company or business for which we have assumed liability) are linked. Such liability may include, for example, investigation and remediation of contamination, personal injury and property damage caused by the contamination, damages to natural resources, and fines or penalties. Some of these liabilities may be imposed without regard to fault and may also be joint and several (which can result in a liable party being held responsible for the entire obligation, even where other parties are also liable).

        We believe that we have obtained and are in substantial compliance with those material environmental permits and approvals necessary to conduct our various businesses. Based on the facts presently known, we do not expect environmental compliance costs to have a material adverse effect on our financial condition, results of operations or cash flows.

        In addition to environmental laws and regulations that regulate our operations, we are subject to those that create liability and remediation responsibility for spills, disposals or other releases of hazardous materials into the environment. We use and generate hazardous materials and wastes in our operations and may be subject to substantial claims by regulators or private individuals in connection with our facilities in the United States, France and elsewhere. Environmental laws and regulations may impose liability, without regard to fault or the legality of the original conduct, on classes of persons that are considered to have contributed to the release of hazardous materials into the environment. These persons can include the owner or operator of the site where the release occurred, and companies that disposed of or arranged for the disposal of the hazardous materials released. Under these laws and regulations, including those in the United States, these persons can be subject to joint and several liability for the cost of remediating the hazardous materials that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners or other third parties to file claims for personal injury and property damage allegedly caused by the hazardous materials released. These laws and regulations, including those in the United States, such as the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, can impose the entire cost of site remediation upon a party that sent hazardous material to a disposal site, regardless of fault. As a practical matter, however, costs generally are shared with other responsible parties based on each party's relative contribution to the problem.

        We have been identified as a potentially responsible party under CERCLA in connection with the Lemberger Landfill Superfund Site near Manitowoc, Wisconsin. Approximately 150 potentially responsible parties have been identified as having shipped hazardous materials to this site. Eleven of these, including Manitowoc, have formed the Lemberger Site Remediation Group and have successfully negotiated with the United States Environmental Protection Agency and the Wisconsin Department of Natural Resources to fund the cleanup and settle their potential liability at this site. Recent estimates indicate that the total costs to clean up this site are approximately $30 million. However the ultimate allocations of cost for this site are not yet final. Although liability is joint and several, our share of liability is estimated to be 11 percent of the total costs. Prior to December 31, 1996, we accrued $3.3 million in connection with this matter. The amounts we have spent each year from 1999 through 2001 to comply with our portion of the cleanup costs have not been material. Remediation work at the site has been substantially completed, with only long-term pumping and treating of groundwater and site maintenance remaining. Our remaining estimated liability for this matter, included in other current and non current liabilities at June 30, 2002, is $0.9 million. Based on the size of our current allocation of liability at this site, the existence of other viable potentially responsible parties and current reserves, we do not believe that any liability imposed in connection with this site will have a material adverse effect on our financial condition, results of operations or cash flows.

        At certain of our own facilities, we have identified potential contaminants in soil and groundwater. The ultimate cost of any remediation required will depend upon the results of further investigation. Based upon available information, we do not believe that these costs will be material. However, we can give no assurance that this will be the case.

        Environmental laws and regulations also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM. Such laws may impose fines and penalties on building owners or operators for failure to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers. Some of our facilities may contain ACBM.

        Based on information presently known to us, we do not expect that identified environmental costs and contingencies will have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, we can give no assurance that we have identified all potential environmental liabilities arising from our business, operations, facilities or properties. See "Risk

Factors—Potential environmental liabilities may arise in the future and adversely impact our financial condition."

Legal Proceedings

        As of June 30, 2002, we had various product-related lawsuits pending. To the extent permitted under applicable law, all of these lawsuits are insured with self-insurance retentions of $0.1 million for Potain crane accidents; $1.0 million for all other crane accidents; $1.0 million for foodservice accidents occurring during 1990 to 1996; and $0.1 million for foodservice accidents occurring during 1997 to the present. The insurer's contribution is limited to $50.0 million.

        Product liability reserves included in accounts payable and accrued expenses at June 30, 2002 were $14.3 million, with $7.3 million reserved specifically for the various cases referenced above and $7.0 million for claims incurred but not reported that were estimated using actuarial methods. As of June 30, 2002, the highest reserve for an insured claim is $0.4 million. Based on our experience in defending against product liability claims, management believes the current reserves are adequate for estimated settlements on aggregate self-insured and insured claims. Any recoveries from insurance carriers are dependent upon the legal sufficiency of claims and the solvency of insurance carriers.

        We are also involved in various other legal actions, in the United States as well as in other countries, arising from time to time in the normal course of business, including numerous lawsuits involving asbestos-related claims in which we are one of numerous defendants. After taking into consideration legal counsel's evaluation of such actions, in the opinion of management, we do not expect ultimate resolution to have a material adverse effect on our consolidated financial statements.

MANAGEMENT

        The following table sets forth information as of November 1, 2002, concerning our executive officers and directors. Each of our directors is elected to serve for a term of three years.

Name	Age	Position
Terry D. Growcock	56	Chairman and Chief Executive Officer and Director
Timothy M. Wood	54	Vice President; Chief Financial Officer
Carl J. Laurino	41	Treasurer
Thomas G. Musial	50	Senior Vice President of Human Resources and Administration
Maurice D. Jones	42	Vice President, General Counsel and Secretary
Glen E. Tellock	41	Senior Vice President; President, Crane Group
Timothy J. Kraus	48	Vice President; President, Foodservice Group
Thomas J. Byrne	64	Vice President; President and General Manager, Marine Group
Dean H. Anderson	61	Director
Virgis W. Colbert	62	Director
Daniel W. Duval	65	Director
James L. Packard	59	Director
Gilbert F. Rankin, Jr.	69	Director
Robert C. Stift	60	Director
Robert S. Throop	64	Director

        Terry D. Growcock.    Mr. Growcock was named chairman of the board and chief executive officer in October 2002. He served as our president and chief executive officer since 1998. He has also been a director since 1998. From 1996 to 1998, he was president and general manager of Manitowoc Ice, and from 1994 to 1996 he was executive vice president of Manitowoc Equipment Works. Prior to joining us, Mr. Growcock served in numerous management and executive positions with Siebe plc and United Technologies.

        Timothy M. Wood.    Mr. Wood became our vice president and chief financial officer in October 2002. Prior to joining to joining us, Mr. Wood was senior vice president and chief financial officer of Redem Technologies, an automotive catalysis company since May, 2000. Prior to this Mr. Wood served in positions of increased responsibility at Borg warner Corporation over a 23-year period. Most recently, he was vice president—chief financial officer of Burns International Services (formerly Borg Warner Security Corporation), a public company in the security industry.

        Carl J. Laurino.    Mr. Laurino joined our corporate staff in January 2000 as assistant treasurer and served in that capacity until his promotion to treasurer in May 2001. Prior to joining us, Mr. Laurino spent 15 years in the commercial banking industry with Firstar Bank (n/k/a US Bank), Norwest Bank, and Associated Bank. During that period, Mr. Laurino held numerous positions of increasing responsibility including commercial loan credit analyst with Associated Bank, commercial loan officer with Norwest Bank, and vice president and commercial banking manager with US Bank.

        Thomas G. Musial.    Mr. Musial has been our senior vice president of human resources and administration since 2000. He served as vice president of human resources and administration from 1995 to 2000, as manager of human resources from 1987 to 1995 and as personnel/industrial relations specialist from 1976 to 1987.

        Maurice D. Jones.    Mr. Jones has served as our general counsel and secretary since 1999 and as our vice president since 2002. Prior to joining us, Mr. Jones was a partner in the law firm of Davis & Kuelthau, S.C. and served as legal counsel for Banta Corporation.

        Glen E. Tellock.    Mr. Tellock became president of our Crane Group in 2002, and has been our senior vice president since 2000. From 1999 to 2002, he was our chief financial officer. From 1999 to 2000, he was our vice president, and from 1998 to 1999 he was our vice president of finance and treasurer. He served as our corporate controller from 1992 to 1998, and as our director of accounting from 1991 to 1992. Prior to joining us, Mr. Tellock served as financial planning manager with the Denver Post Corporation and as audit manager for Ernst & Whinney.

        Timothy J. Kraus.    Mr. Kraus became a vice president in 2000. He is also the president and general manager of our foodservice group. He served as general manager of our ice/beverage group from 1999 to 2000, and as executive vice president and general manager of Manitowoc Ice from 1998 to 1999. From 1995 to 1998, Mr. Kraus was vice president of sales and marketing, and from 1989 to 1995 he served as national sales manager. Prior to joining us, Mr. Kraus was president of Universal Nolin.

        Thomas J. Byrne.    Mr. Byrne has been a vice president since 2000. He is also the president and general manager of our marine group. From 1998 to 2000, he served as our vice president of business development. Prior to joining us, Mr. Byrne served as vice president and general manager for the Robertshaw division of Siebe Automotive, N.A. and as vice president of operations for Hamilton Industries. Mr. Byrne also has held senior management positions with Stanley Works and White Consolidated Industries.

        Dean H. Anderson.    Mr. Anderson has been a member of our board of directors since his election in 1992. Mr. Anderson is the president and owner of Dynamic Specialists, Inc., specializing in the sale of equipment and systems to the factory and process automation markets and headquartered in Houston, Texas. From 1997 to 2001, he served as senior vice president—strategic development of ABB Vetco Gray Inc., an oilfield equipment manufacturer. Previously, Mr. Anderson served as president of Foster Valve Corporation and as president and chief executive officer of Steego Corporation.

        Virgis W. Colbert.    Mr. Colbert was appointed to our board of directors in 2001. He is executive vice president of Miller Brewing Company, a leading beer brewer and producer headquartered in Milwaukee, Wisconsin. Since 1979, Mr. Colbert has held a variety of operational and senior management positions with Miller Brewing Company. He is also a director of Delphi Automotive Systems Corporation of Troy, Michigan, and of Weyco Group, Inc. of Milwaukee, Wisconsin.

        Daniel W. Duval.    Mr. Duval was appointed to our board of directors in 2000. He is a former vice chairman, president and chief executive officer of Robbins & Myers, Inc., a global manufacturer of specialized fluid management products and systems headquartered in Dayton, Ohio. Previously, Mr. Duval served as president and chief operating officer of Midland-Ross Corp. He also serves on the boards of directors of Arrow Electronics Corp. of Melville, New York; ABC-NACO, Inc. of Downers Grove, Illinois; and National City Bank, the Ohio chartered bank of National City Corporation of Cleveland, Ohio.

        James L. Packard.    Mr. Packard was appointed to our board in 2000. Since 1986, he has served as chairman, president and chief executive officer of Regal-Beloit Corporation, a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, Wisconsin. Mr. Packard is also a director of Clarcor, Inc. of Rockford, Illinois.

        Gilbert F. Rankin, Jr.    Mr. Rankin has served on our board of directors since his election in 1974. He is a former director of administration, operations and facilities for the College of Engineering at Cornell University in Ithaca, New York.

        Robert C. Stift.    Mr. Stift was elected to our board of directors in 1998. From 2000 until 2001, he was chairman and chief executive officer of Strategic Industries, LLC of Hagerstown, Maryland, a manufacturer of industrial and consumer products. Previously, Mr. Stift served as chairman and chief executive officer of USI Diversified of Hagerstown Maryland, and as chairman and chief executive officer of Grove Worldwide.

        Robert S. Throop.    Mr. Throop was elected to our board of directors in 1992. He is a former chairman and chief executive officer of Anthem Electronics, Inc., a distributor of electronic products headquartered in San Jose, California. Mr. Throop is also a member of the boards of directors of the Coast Distribution System, of Morgan Hill, California, and Azerity, of San Jose, California.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        Our senior credit facility consists of:

  •
  a $175.0 million five-year term loan A;

  •
  a $175.0 million six-year term loan B; and

  •
  a $125.0 million five-year revolving credit facility.

        The senior credit agreement includes provisions permitting an increase on an uncommitted basis in the aggregate amount of the revolving credit facility or the term loan B by up to an aggregate of $100 million, subject to certain conditions. The senior credit facility is guaranteed by all of our domestic subsidiaries. The senior credit facility is secured by a first priority security interest on substantially all of our and our domestic subsidiaries' real and personal property, including all capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries.

        The senior credit agreement contained in our senior credit facility requires us to meet specified financial tests on an ongoing basis, including a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, maximum consolidated total and senior leverage ratios and minimum net worth. In addition, the senior credit agreement includes customary representations and warranties, events of default, change of control provisions, and other covenants, including covenants that limit our and our subsidiaries' ability to:

  •
  prepay principal of or redeem or repurchase our Existing Notes, the Original Notes or the Exchange Notes being offered hereby, or make amendments to the indentures governing each of such notes;

  •
  incur additional debt;

  •
  merge with other entities or make acquisitions;

  •
  pay dividends or make distributions;

  •
  make investments or advances;

  •
  create or become subject to liens; and

  •
  make capital expenditures.

        Interest on outstanding balances under the senior credit facility is determined by adding a margin to the base or Eurodollar rate existing for each interest calculation date. For the revolving credit facility and the term loan A, the margin is based on our leverage ratio, which is the ratio of our consolidated debt to last four quarters EBITDA, as defined. The pricing grid for the interest rate margins range from 1.0% to 1.625% in the case of base rate loans and from 2.0% to 2.625% in the case of Eurodollar loans. For the term loan B, the interest margins are between 1.75% to 1.875% in the case of base rate loans and between 2.75% to 2.875% in the case of Eurodollar loans. We also pay commitment fees on unused availabilities and agency fees in connection with the senior credit agreement.

        We are required to prepay the term loans with 100% of the net proceeds of incurrence of certain debt (other than the notes), certain asset sales, certain insurance and condemnation events and 50% of annual excess cash flow. We may also voluntarily prepay the loans. We will partially prepay the term loans with the net proceeds from the divestiture of either Manitowoc Boom Trucks or National Crane as provided in our agreement with the U.S. Department of Justice.

        As of June 30, 2002, after giving effect to the acquisition of Grove, we have approximately $322.9 million outstanding under the senior credit facility. The undrawn amount under the revolving credit facility of $58.4 million is available for general corporate purposes.

10 3/8% Senior Subordinated Notes Due 2011

        Our E175 million Existing Notes are general unsecured obligations, subordinated in right of payment to all our existing and future senior indebtedness and are guaranteed on a senior subordinated basis by each of our domestic subsidiaries. Interest on the Existing Notes is payable semiannually in May and November of each year. We can redeem the Existing Notes in whole or in part for a premium after May 15, 2006. In addition, we may redeem for a premium at any time prior to May 15, 2004, up to 35% of the principal amount of the Existing Notes with the proceeds of one or more equity offerings, and we are required to make an offer to purchase them in the event we experience a change in control or under certain other circumstances. The terms and conditions of the Existing Notes are substantially similar to the Original Notes and the Exchange Notes. See "Description of the Notes."

Industrial Revenue Bonds

        As of June 30, 2002, we had $3.4 million of industrial revenue bonds outstanding, which relate to our obligations on two properties located in Tennessee and Indiana. These obligations are due in monthly or annual installments, including principal and interest at rates of 1.9% and 10.0% as of June 30, 2002. These obligations mature at various dates through 2004.

Grove Debt

        As of June 30, 2002, Grove had short-term borrowings of approximately $6.1 million that remain in place notwithstanding our acquisition of Grove. See Note 9 to the Grove financial statements included elsewhere in this prospectus.

        Grove also had outstanding a $125 million term loan facility that matures in 2006 with a weighted average interest rate of 5.62%, $5.0 million outstanding under a $35 million revolving credit facility that expires in 2004 with a weighted average interest rate of 5.62% and $45 million of 14% debentures due in 2007. These obligations were repaid in connection with the acquisition from the proceeds of the Original Notes. See "Use of Proceeds."

DESCRIPTION OF THE NOTES

        The Company issued the Original Notes and will issue the Exchange Notes under an indenture among itself, the Guarantors and BNY Midwest Trust Company (a subsidiary of The Bank of New York), as trustee. We sometimes refer to the Original Notes and the Exchange Notes collectively as the "notes." The terms of the Exchange Notes are substantially identical to the terms of the Original Notes except as otherwise described in this prospectus. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the indenture may be obtained from the Company or the initial purchasers. You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" include only The Manitowoc Company, Inc. and not its Subsidiaries.

        The notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

        The Company issued the Original Notes and will issue the Exchange Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the "Holders"). The Company will pay principal (and premium, if any) on the notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Original Notes that remain outstanding after the completion of the exchange offer, together with the Exchange Notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

        The Company will issue up to $175 million in aggregate principal amount of Exchange Notes for Original Notes in the exchange offer. Additional notes may be issued from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The notes will mature on August 1, 2012. Interest on the notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash on each February 1 and August 1 commencing on, February 1, 2003, to the persons who are registered Holders at the close of business on the January 15 or July 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Original Notes.

        The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption

        Except as described below, the notes are not redeemable before August 1, 2007. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than

60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on August 1 of the year set forth below:

Year	Percentage
2007	105.250%
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the notes redeemed.

  Optional Redemption Upon Public Equity Offerings

        At any time, or from time to time, on or prior to August 1, 2005, the Company may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes (including any Additional Notes) outstanding under the indenture at a redemption price of 110.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; providedthat:

          (1)  At least 65% of the principal amount of notes (including any Additional Notes) outstanding under the indenture remains outstanding immediately after any such redemption; and

          (2)  The Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

        "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either:

          (1)  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

          (2)  on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Subordination

        The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt (including all Obligations with respect to the Credit Agreement) whether outstanding on the issue date or thereafter incurred. Notwithstanding the foregoing, payments and distributions made from the trust established pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment so long as the payments into the trust were made in accordance with the requirements described under "—Legal Defeasance and Covenant Defeasance" and did not violate the subordination provisions when they were made.

        The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of the Company:

          (1)  in a total or partial liquidation, dissolution or winding up of the Company;

          (2)  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its assets;

          (3)  in an assignment for the benefit of creditors; or

          (4)  in any marshalling of the Company's assets and liabilities.

        The Company also may not make any payment in respect of the notes if:

          (1)  a payment default on Designated Senior Debt or other Senior Debt of at least $25.0 million aggregate principal amount occurs and is continuing; or

          (2)  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

          (1)  in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)  in case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived (so long as no other event of default exists) and (y) 180 days after the date on which the applicable Payment Blockage Notice is received.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

        The Company must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors—Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors' senior debt and pari passu with our Existing Notes."

        After giving effect to the acquisition of Grove and the related financing transactions and the application of the proceeds therefrom, on a pro forma basis, at June 30, 2002, the aggregate principal amount of Senior Debt outstanding of the Company was approximately $356.8 million and the

Company had $58.4 million of borrowings available under the revolving portion of the Credit Agreement.

Guarantees

        The Guarantors will jointly and severally guarantee (the "Guarantees"), on an unsecured senior subordinated basis, the Company's obligations under the indenture and the notes. Each Guarantee is subordinated to Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt of the Company. A form of such Guarantee is attached as an exhibit to the indenture. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons, upon the terms and conditions set forth in the indenture. See "Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants—Limitation on Asset Sales," the Guarantor's Guarantee will be released.

        Separate financial statements of the Guarantors are not included herein because the Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Holding Company Structure

        The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Subsidiaries other than the Guarantors. We cannot assure you that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the holders of notes. See "Risk Factors—If our subsidiaries do not make sufficient distributions to us, we will not be able to make payment on our debt, including the notes."

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which (unless otherwise required by law) must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

          (1)  repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to (and terminate the commitments of) each lender that has accepted such offer; or

          (2)  obtain the requisite consents under the Credit Agreement and all other such Senior Debt to permit the repurchase of the notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to either repurchase notes pursuant to the provisions described below or send the notice pursuant to the provisions described above. The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) after the giving of the notice and the lapse of time as described therein and not in clause (2) under "Events of Default" below.

        If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes and the Existing Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue thereof.

        Notwithstanding anything to the contrary in this section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this section and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

        The indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0 if such Indebtedness is incurred on or before May 15, 2003 and 2.25 to 1.0 if such Indebtedness is incurred thereafter.

  Limitation on Restricted Payments

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

          (2)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

          (3)  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the notes or any Indebtedness of a Guarantor that is subordinate or junior in right of payment to such Guarantor's Guarantee; or

          (4)  make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto,

  (i)
  a Default or an Event of Default shall have occurred and be continuing; or

  (ii)
  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

  (iii)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the issue date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

    (w)
    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the issue date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

      (x)
      100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the issue date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

      (y)
      without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption—Optional Redemption Upon Public Equity Offerings"); plus

      (z)
      without duplication, the sum of: (1)the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the issue date whether through interest payments, principal payments, dividends or other distributions or payments; (2)the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and (3)upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

      provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the issue date.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3)  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

          (4)  if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company (or options or warrants to purchase such Common Stock) from directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers or employees, in an aggregate amount not to exceed $500,000 in any calendar year;

          (5)  if no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an amount not to exceed $5.0 million; and

          (6)  if no Default or Event of Default shall have occurred and be continuing, any transfer or other disposition of Capital Stock of the Company or any Subsidiary of the Company, pursuant to an Inversion Transaction; provided that (i) the Supplemental Indenture is executed and in effect concurrently with the consummation of such Inversion Transaction; (ii) immediately following such Inversion Transaction, the Company shall apply to Standard & Poor's Rating Group ("S&P") and Moody's Investors Service, Inc. ("Moody's") to have its debt rating and outlook updated and such updated debt rating and outlook shall be no less favorable to the Company than immediately prior to such Inversion Transaction; (iii) immediately following such Inversion Transaction, the Company's Consolidated Fixed Charge Coverage Ratio is at least equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such Inversion Transaction; and (iv) immediately following such Inversion Transaction, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

        In determining the aggregate amount of Restricted Payments made subsequent to the issue date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4) and (5) shall be included in such calculation.

  Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided that, for purposes of this clause (2), the following will be considered "cash" or "Cash Equivalents":

      (a)
      any Senior Debt or Guarantor Senior Debt that is assumed by the transferee of any such assets, to the extent the Company or such Restricted Subsidiary is released from any further liability with respect thereto; and

      (b)
      any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 30 days after receipt; and

          (3)  upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

      (a)
      to prepay any Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any Senior Debt, Guarantor Senior Debt or such other Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

      (b)
      to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the issue date or in businesses reasonably related thereto ("Replacement Assets"); or

      (c)
      a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b);

provided, however, that paragraphs (1) and (2) shall not apply in the event of any Asset Sale consummated pursuant to the DOJ Consent.

        On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph or the last provision of this paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, the maximum amount of notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant; provided further, however, that the Company will be required to make a Net Proceeds Offer only to the extent of, and the Net Proceeds Offer Amount shall be limited to, the Net Cash Proceeds remaining after the Company has made any offer to purchase that may be required under the indenture governing the Existing Notes.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

          (1)  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

          (2)  such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

        The provisions of this covenant shall not apply to transactions undertaken pursuant to an Inversion Transaction; provided that (i) the Supplemental Indenture is executed and in effect concurrently with the consummation of such Inversion Transaction; (ii) immediately following such Inversion Transaction, the Company shall apply to S&P and Moody's to have its debt rating and outlook updated and such updated debt rating and outlook shall be no less favorable to the Company than immediately prior to such Inversion Transaction; (iii) immediately following such Inversion Transaction, the Company's Consolidated Fixed Charge Coverage Ratio is at least equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such Inversion Transaction; and (iv) immediately following such Inversion Transaction, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Net Proceeds Offer Amount (if any). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)  pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)  transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, in each case except for such encumbrances or restrictions existing under or by reason of:

            (a)  applicable law;

            (b)  the notes or the indenture;

            (c)  customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

            (d)  any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)  agreements existing on the issue date to the extent and in the manner such agreements are in effect on the issue date;

              (f)  the Credit Agreement or an agreement governing other Senior Debt or Guarantor Senior Debt permitted to be incurred under the indenture; provided that, with respect to any agreement governing such other Senior Debt or Guarantor Senior Debt, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the issue date;

            (g)  restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

            (h)  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

              (i)  restrictions imposed by agreements governing Indebtedness of a Foreign Restricted Subsidiary incurred pursuant to clauses (14) and (19) of the definition of "Permitted Indebtedness";

              (j)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (k)  any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

              (l)  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

            (m)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b) and (d) through (l) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreements are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b) and (d) through (l) above.

  Limitation on Preferred Stock of Restricted Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

  Limitation on Liens

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1)  in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or the Guarantees, the notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2)  in all other cases, the notes or Guarantees, as the case may be, are equally and ratably secured, except for:

            (a)  Liens existing as of the issue date to the extent and in the manner such Liens are in effect on the issue date;

            (b)  Liens securing Senior Debt and Liens securing Guarantor Senior Debt;

            (c)  Liens securing the notes and the Guarantees;

            (d)  Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company and Liens on assets of the Company in favor of a Wholly Owned Restricted Subsidiary that is a Guarantor;

            (e)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the indenture and that has been incurred without violation of the indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders, in each case in any material respect, with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any categories of property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

              (f)  Permitted Liens.

  Prohibition on Incurrence of Senior Subordinated Debt

        The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

  Merger, Consolidation and Sale of Assets

        The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)  either:

            (a)  the Company shall be the surviving or continuing corporation; or

            (b)  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

      (x)
      shall be a corporation organized and validly existing under the laws of any country that is a member of the European Union as currently constituted or the United States or any State thereof or the District of Columbia; and

      (y)
      shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of the Company to be performed or observed;

          (2)  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)  the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the indenture in connection with any transaction complying with the provisions of "Certain Covenants—Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)  such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

          (3)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

        The provisions of this covenant shall not apply to transactions undertaken pursuant to an Inversion Transaction; provided that (i) the Supplemental Indenture is executed and in effect concurrently with the consummation of such Inversion Transaction; (ii) immediately following such Inversion Transaction, the Company's debt ratings and outlook by S&P and Moody's are no less favorable to the Company than prior to such Inversion Transaction; (iii) immediately following such Inversion Transaction, the Company's Consolidated Fixed Charge Coverage Ratio is at least equal to the Consolidated Fixed Charge Coverage Ratio prior to such Inversion Transaction; and (iv) immediately following such Inversion Transaction, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

  Limitations on Transactions with Affiliates

        (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        (b)  The restrictions set forth in the first paragraph of this covenant shall not apply to:

          (1)  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the indenture;

          (3)  any agreement as in effect as of the issue date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the issue date;

          (4)  Restricted Payments or Permitted Investments permitted by the indenture;

          (5)  transactions between the Company or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture; and

          (6)  transactions undertaken pursuant to an Inversion Transaction; provided that (i) the Supplemental Indenture is executed and in effect concurrently with the consummation of such Inversion Transaction; (ii) immediately following such Inversion Transaction, the Company shall apply to S&P and Moody's to have its debt rating and outlook updated and such updated debt rating and outlook shall be no less favorable to the Company than immediately prior to such Inversion Transaction; (iii) immediately following such Inversion Transaction, the Company's Consolidated Fixed Charge Coverage Ratio is at least equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such Inversion Transaction; and (iv) immediately following such Inversion Transaction, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

  Additional Subsidiary Guarantees

        If any existing or future Domestic Restricted Subsidiary shall, after the issue date, guarantee any Indebtedness of the Company or a Guarantor, then the Company shall cause such Domestic Restricted Subsidiary to:

          (1)  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the notes and the indenture on the terms set forth in the indenture; and

          (2)  deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

        Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the indenture until such Domestic Subsidiary is released from its Guarantee as provided in the indenture. Notwithstanding the foregoing neither Manitowoc Boom Trucks nor National Crane Corporation will be required to provide a guarantee hereunder until the Company completes the sale of the other one in accordance with the DOJ Consent.

  Conduct of Business

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses that are not the same, similar or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the issue date.

  Reports to Holders

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the Holders of notes:

          (1)  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

  Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

          (2)  all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the indenture as "Events of Default":

          (1)  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

          (2)  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

          (3)  a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)  the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $10.0 million or more at any time;

          (5)  one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (6)  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (7)  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiaries denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company, the representative under the Credit Agreement and the Trustee specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1)  shall become immediately due and payable; or

          (2)  if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1)  if the rescission would not conflict with any judgment or decree;

          (2)  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its Obligations and the Obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2)  the Company's Obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)  the rights, powers, trust, duties and immunities of the Trustee and the Company's Obligations in connection therewith; and

          (4)  the Legal Defeasance provisions of the indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such Obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. government obligations, rated AAA or better by S&P and Aaa by Moody's, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

            (a)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)  since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

          (5)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument (including without limitation the Credit Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

            (a)  the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the indenture; and

            (b)  assuming no intervening bankruptcy of the Company between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Company, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

          (9)  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

          (1)  either:

            (a)  all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)  all notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)  the Company has paid all other sums payable under the indenture by the Company; and

          (3)  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1)  reduce the amount of notes whose Holders must consent to an amendment;

          (2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

          (4)  make any notes payable in money other than that stated in the notes;

          (5)  make any change in provisions of the indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6)  after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)  modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

          (8)  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Governing Law

        The indenture provides that it, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

          (a)  a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million;

          (b)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain Covenants—Merger, Consolidation and Sale of Assets";

          (c)  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (d)  sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof;

          (e)  sales of accounts receivable and related assets (including contract rights) to the Factor pursuant to the Factoring Agreement;

            (f)  disposals or replacements of obsolete equipment in the ordinary course of business;

          (g)  sales pursuant to the GE Agreement;

          (h)  any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment; and

            (i)  any transfer of up to 6.4% of the Capital Stock of Potain S.A.S. ("Potain") to comply with the judgment or order of any court or to settle any judicial proceeding in whole or in part.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or, with respect to any Person that is not a corporation, the Person or Persons performing corresponding functions.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Borrowing Base Amount" means, as of any date, an amount equal to the sum of:

          (1)  80% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and

          (2)  50% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

          (1)  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

          (2)  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Cash Equivalents" means:

          (1)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3)  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6)  Investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

          (7)  Foreign Cash Equivalents (although Foreign Cash Equivalents shall not be considered Cash Equivalents for purposes of Subordination and Subordination of Guarantee Obligations).

        "Change of Control" means the occurrence of one or more of the following events:

          (1)  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

          (2)  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

          (3)  any Person or Group (other than entities formed for the purpose of holding, directly or indirectly, Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4)  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the issue date or issued after the issue date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)  Consolidated Net Income; and

          (2)  to the extent Consolidated Net Income has been reduced thereby:

            (a)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses (other than in connection with an Inversion Transaction) or taxes attributable to sales or dispositions outside the ordinary course of business);

            (b)  Consolidated Interest Expense; and

            (c)  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)  any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)  notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)  Consolidated Interest Expense; plus

          (2)  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

          (2)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1)  after-tax gains from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (2)  after-tax items classified as extraordinary or nonrecurring gains or losses;

          (3)  the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

          (4)  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

          (5)  the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person;

          (6)  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (7)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (8)  non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans; and

          (9)  income or loss attributable solely to fluctuations in currency values and related tax effects.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash charges for any future period).

        "Credit Agreement" means the Credit Agreement dated as of May 9, 2001, among the Company, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt that, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

        "DOJ Consent" means the Company's July 31, 2002, agreement with the United States Department of Justice to divest either Manitowoc Boom Trucks, Inc. or National Crane Corporation.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company incorporated or otherwise organized or existing under the laws of the United States, any state thereof or the District of Columbia.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Notes" means the Company's 10 3/8% Senior Subordinated Notes due 2011.

        "Factor" means, collectively, one or more purchasers of receivables under the Factoring Agreement.

        "Factoring Agreement" means one or more receivables purchase agreements (or similar agreements) entered into by the Company or any of its Restricted Subsidiaries with the Factor, as the same may be amended, modified, supplemented and/or replaced from time to time so long as any such replacement agreement is on terms no less favorable to the Company or any of its Restricted Subsidiaries in any material respect than those terms set forth in the Factoring Agreement as in effect on the issue date.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Foreign Cash Equivalents" means certificates of deposit or bankers acceptances of any bank organized under the laws of Canada or any country that is a member of the European Union, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the issue date.

        "GE Agreement" means the agreement, dated March 10, 1998, between the Company and General Electric Capital Corporation, as Lessor, as the same may be amended, modified, supplemented and/or replaced from time to time, providing for the sale of equipment by the Company to the Lessor and subsequent leaseback by the Lessor to the Company or to certain of the Company's Subsidiaries in an aggregate outstanding principal amount not to exceed $20.0 million at any time.

        "Guarantor" means: (1) each of Manitowoc Crane Companies, Inc.; Manitowoc Marine Group, LLC; Manitowoc Foodservice Companies, Inc.; North Central Crane & Excavator Sales Corp.; Environmental Rehab, Inc.; Manitowoc Western Company, Inc.; Manitowoc Re-Manufacturing, Inc.; Manitowoc Cranes, Inc.; West-Manitowoc, Inc.; Femco Machine Company, Inc.; Manitowoc CP, Inc.; Manitowoc MEC, Inc.; KMT Refrigeration, Inc.; Harford Duracool, LLC; Diversified Refrigeration, Inc.; SerVend Sales Corp.; Manitowoc Beverage Systems, Inc.; Manitowoc Ice, Inc.; Manitowoc Equipment Works, Inc.; Manitowoc FP, Inc.; KMT Sales Corp.; Manitowoc Beverage Equipment, Inc.; Potain Corporation; Marinette Marine Corporation; Grove Investors, Inc.; Grove Holdings, Inc.; Grove Worldwide, Inc.; Grove U.S. LLC; Crane Acquisition Corp.; and Crane Holding Inc. and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture. Manitowoc Boom Trucks, Inc. and National Crane Corporation will not initially guarantee the notes. We have agreed to sell one of these subsidiaries in accordance with the DOJ Consent. We expect that following such divestiture that the subsidiary not sold will guarantee the notes.

        "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the issue date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing,

        "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (x)  all monetary obligations (including guarantees) of every nature of such Guarantor under the Credit Agreement, including, without limitation, obligations (including guarantees) to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (y)  all Interest Swap Obligations (and guarantees thereof); and

          (z)  all obligations under Currency Agreements (and guarantees thereof);

        in each case whether outstanding on the issue date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

          (1)  any Indebtedness of such Guarantor to the Company or to a Subsidiary of the Company;

          (2)  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation);

          (3)  Indebtedness owed to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

          (4)  Indebtedness represented by Disqualified Capital Stock;

          (5)  any liability for federal, state, local or other taxes owed or owing by such Guarantor;

          (6)  that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

          (7)  Indebtedness that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Bankruptcy Code, is without recourse to such Guarantor;

          (8)  any Indebtedness that is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor; and

          (9)  the guarantees of Existing Notes.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)  all Obligations of such Person for borrowed money;

          (2)  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)  all Capitalized Lease Obligations of such Person;

          (4)  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (5)  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)  all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)  all Obligations under Currency Agreements and interest swap agreements of such Person; and

          (9)  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Inversion Transaction" means a transaction or series of related transactions undertaken to facilitate the global movement of cash assets among affiliated group members in a tax efficient manner pursuant to which (i) a U.S. parent company ("Former Parent") becomes a wholly owned subsidiary of a newly organized offshore/foreign entity or entities (in either case, or together, a "New Parent"); (ii) all of the issued and outstanding capital stock of Former Parent is converted into an equivalent number of shares of capital stock of a New Parent; (iii) the foreign subsidiaries of Former Parent would then be owned by New Parent, either directly or through a foreign subsidiary of New Parent, and would be sister companies of Former Parent, and the domestic subsidiaries would be held through Former Parent as a U.S. subsidiary of New Parent.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and the acquisition of up to 6.4% of the Capital Stock of Potain. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Wholly Owned Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company (other than, in the case of Potain, up to 6.4% of the Capital Stock of Potain) shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "issue date" means August 8, 2002.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)  repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

          (4)  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)  Indebtedness under the notes issued in the Offering in an aggregate principal amount not to exceed $175 million and the related Guarantees;

          (2)  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of

            (a)  $475.0 million (i) less the amount of all mandatory principal payments actually made by the Company or any Restricted Subsidiary with the Net Cash Proceeds from Asset Sales in respect of the term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Agreement); and (ii) reduced by any mandatory permanent repayments of revolving loans made by the Company thereunder (which are accompanied by a corresponding permanent commitment reduction) with the Net Cash Proceeds from Asset Sales (excluding any such payments and commitment reductions to the extent refinanced at the time of payment under a replaced Credit Agreement); and

            (b)  the Borrowing Base Amount plus $30.0 million;

          (3)  Indebtedness of the Company and its Restricted Subsidiaries outstanding on the issue date (other than Indebtedness under clause (2) above) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

          (4)  Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred without violation of with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of the incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (5)  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)  Indebtedness of a Restricted Subsidiary of the Company to the Company, to a Guarantor or to another Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, such Guarantor, such Wholly Owned Restricted Subsidiary or the holders of a Lien permitted under the indenture, in each case subject to no Lien held by a Person other than the Company, a Guarantor, such Wholly Owned Restricted Subsidiary or holders of a Lien permitted under the indenture; provided that if as of any date any Person other than the Company, a Guarantor, a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under the indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

          (7)  Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under the indenture, in each case subject to no Lien other than a Lien permitted under the indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holders of a Lien permitted under the indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause (7);

          (8)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four business days of incurrence;

          (9)  Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the "Additional Subsidiaries Guarantees" covenant to the extent applicable;

          (11) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

          (13) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $15.0 million at any one time outstanding;

          (14) Indebtedness of Foreign Restricted Subsidiaries of the Company in an aggregate principal amount not to exceed $20.0 million under lines of credit to any such Foreign Restricted Subsidiary from Persons other than the Company or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Restricted Subsidiary's working capital and other general corporate purposes;

          (15) Indebtedness that may be deemed to exist pursuant to the Factoring Agreement and Indebtedness by a Securitization Entity in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries; provided that any amounts incurred under this clause (15) in excess of $50.0 million will reduce the amounts available for borrowing under clause (2) above in an equal amount;

          (16) Indebtedness of the Company evidenced by commercial paper issued by the Company; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (2) of this definition and this clause (16) does not exceed the maximum amount of Indebtedness permitted under clause (2) of this definition;

          (17) Refinancing Indebtedness;

          (18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of obligations to repurchase equipment incurred in the ordinary course of business, to the extent such obligations do not exceed the fair market value of such equipment; and

          (19) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $30.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

        For purposes of determining any particular amount of Indebtedness under "Limitation on Incurrence of Additional Indebtedness" covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1)  Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Domestic Restricted

  Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Domestic Restricted Subsidiary of the Company and other Investments to the extent constituting intercompany Indebtedness permitted under clause (6) or (7) of the definition of "Permitted Indebtedness";

          (2)  Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment, to the extent held by a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the indenture;

          (3)  Investments in cash and Cash Equivalents;

          (4)  loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

          (5)  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

          (6)  additional Investments not to exceed $15.0 million at any one time outstanding;

          (7)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (8)  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (9)  Investments represented by guarantees that are otherwise permitted under the indenture;

          (10) Investments the payment for which is Qualified Capital Stock of the Company;

          (11) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

          (12) Investments by the Company consisting of obligations of one or more officers, directors or other employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations; and

          (13) Investments in joint ventures not to exceed $15.0 million at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

          (3)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5)  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (7)  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (8)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (9)  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (10) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (13) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;

          (11) Liens securing Indebtedness under Currency Agreements;

          (12) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

            (a)  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)  such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the

    Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the indenture;

          (14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction and Liens in favor of the Factor solely on those accounts receivable (and the rights ancillary thereto) of the Company and its Restricted Subsidiaries that are purchased by the Factor pursuant to the Factoring Agreement from time to time;

          (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

          (19) rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

          (20) additional Liens not to exceed $5.0 million at any one time; and

          (21) the escrow of up to 6.4% of the Capital Stock of Potain to comply with the judgment or order of any court or to settle any judicial proceeding in whole or in part.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Company or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Company or any of its Restricted Subsidiaries that subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries that arose in the ordinary course of business of the Company and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18) or (19) of the definition of Permitted Indebtedness), in each case that does not:

          (1)  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

          (2)  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the issue date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "SEC" means the United States Securities Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; and

          (1)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

            (a)  is guaranteed by the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

            (b)  is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

            (c)  subjects any asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets), retained or acquired by the Company or any Restricted Subsidiary of the Company;

          (2)  with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

          (3)  to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the issue date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

          (1)  all monetary obligations (including guarantees thereof) of every nature of the Company under the Credit Agreement, including, without limitation, obligations (including guarantees) to pay principal, premium (if any) and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

          (2)  all Interest Swap Obligations (including guarantees thereof); and

          (3)  all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on the issue date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

          (1)  any Indebtedness of the Company to a Subsidiary of the Company;

          (2)  any Indebtedness to, or guaranteed on behalf of, any director, officer or employee of (x) the Company or (y) any Subsidiary of the Company (including, without limitation, amounts owed for compensation);

          (3)  Indebtedness to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

          (4)  Indebtedness represented by Disqualified Capital Stock;

          (5)  any liability for federal, state, local or other taxes owed or owing by the Company;

          (6)  that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

          (7)  Indebtedness that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Bankruptcy Code, is without recourse to the Company;

          (8)  any Indebtedness that is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company; and

          (9)  the Existing Notes.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable securitization transaction.

        "Subsidiary" with respect to any Person, means:

          (1)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Supplemental Indenture" means a supplemental indenture in the form to be attached to the indenture, executed and delivered to the Trustee, pursuant to which each New Parent (i) will become a Guarantor of the notes by executing a guarantee in the form also to be attached to the indenture, and

(ii) becomes subject to the covenants contained in the indenture as described in such supplemental indenture.

        "Unrestricted Subsidiary" of any Person means:

          (1)  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)  the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)  immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than (i) in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law and (ii) in the case of Potain, up to 6.4% of the Capital Stock of Potain) are owned by such Person or any Wholly Owned Subsidiary of such Person.

REGISTRATION RIGHTS AGREEMENT

        We, the guarantors and the initial purchasers entered into a registration rights agreement on the issue date of the Original Notes, which was August 8, 2002, pursuant to which we and the guarantors agreed that we would, at our expense, for the benefit of the holders of the Original Notes, (i) within 75 days after the issue date (i.e., by October 22, 2002), file an exchange offer registration statement on an appropriate registration form with respect to a registered offer to exchange the Original Notes for Exchange Notes guaranteed on a senior subordinated basis by the guarantors, which Exchange Notes would have terms substantially identical in all material respects to the Original Notes (except that the Exchange Notes would not contain terms with respect to transfer restrictions) and (ii) cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the issue date (i.e., by February 5, 2003). We also provided that upon the exchange offer registration statement being declared effective, we would offer the Exchange Notes (and the related guarantees) in exchange for surrender of the Original Notes. This prospectus and the exchange offer it contains are intended to satisfy the foregoing promises. We also provided that we would keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the Original Notes. For each of the Original Notes surrendered to us pursuant to the exchange offer, the holder of the Original Note who surrenders such note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor, or (ii) if the Original Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Original Note, from the issue date.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes and the related guarantees will be freely transferable by holders thereof (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that each holder of the Original Notes that wishes to exchange its Original Notes for Exchange Notes represents (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours, (iv) if such holder of the Original Notes is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such holder of the Original Notes is a participating broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. We agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes. This prospectus is intended to satisfy the foregoing promise.

        If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer was not consummated within 180 days after the issue date (i.e., by March 7, 2003), (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, (iv) because of any change in law or in currently prevailing interpretations of the staff of the SEC, a holder of the Original Notes was not permitted to participate in the exchange offer or (v) in the case of any holder of the Original Notes that participates in the exchange offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of Manitowoc within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders of the Original Notes and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Original Notes, (b) use our best efforts to keep effective the shelf registration statement until the earlier of two years after the issue date and such time as all of the applicable Original Notes have been sold thereunder. We will, in the event that a shelf registration statement is filed, provide to each holder of the Original Notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Original Notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of the Original Notes that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

        If we fail to meet the targets listed above, then the registration rights agreement provides that additional interest will become payable in respect of the Original Notes as follows:

          (i)  If (A) neither the exchange offer registration statement is filed with the SEC on or prior to 75 days after the issue date (i.e., by October 22, 2002) nor the shelf registration statement is filed with the SEC on or prior to 75 days after we deliver a shelf registration statement notice or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest will accrue on the principal amount of the applicable Original Notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        (ii)  If (A) neither the exchange offer registration statement is declared effective by the SEC on or prior to 150 days after the issue date (i.e., by February 5, 2003) nor the shelf registration statement is declared effective by the SEC on or prior to 150 days after we deliver a shelf registration statement notice or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement, then commencing on the day after such required effective date, additional interest will accrue on the principal amount of the Original Notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

        (iii)  If (A) we have not exchanged Exchange Notes for all Original Notes validly tendered in accordance with the terms of the exchange offer on or prior to the 180th day after the issue date (i.e., by March 7, 2003) or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to August 8, 2004, the second anniversary of the issue date (other than after such time as all notes have been disposed of thereunder), then additional interest will accrue on the principal amount of the Original Notes at a rate of 0.50% per annum for the first 90 days commencing on (x) March 8, 2003, the 181st day after the issue date, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the additional interest rate on the Original Notes may not accrue under more than one of the foregoing clauses (i)—(iii) at any one time and at no time will the aggregate amount of additional interest accruing exceed in the aggregate 2.0% per annum; provided, further, however, that (1) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (i) above), (2) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Original Notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (iii) (B) above), additional interest on the Original Notes as a result of such clause (or the relevant subclause thereof), as the case may be, will cease to accrue.

        Any amounts of additional interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on the same original interest payment dates as the Original Notes.

        The filing and effectiveness of the registration statement of which this prospectus is a part, and the making and completion of the exchange offer contained herein, are intended to satisfy certain of our obligations as described above.

BOOK-ENTRY; DELIVERY AND FORM

        The Depository Trust Company ("DTC" or the "Depository") will act as securities depository for the Exchange Notes. The Exchange Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued representing the aggregate principal amount of the Exchange Notes and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

        Purchases of the securities within the DTC system must be made by or through Direct Participants which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security (a "beneficial owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the securities will be effected by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in notes except in the event that use of the book-entry system for the notes is discontinued.

        The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the notes are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant to be redeemed.

        Neither DTC nor Cede & Co. will consent with respect to the notes. Under its usual procedures, if the holders of deposited securities have voting or consent rights, DTC mails an omnibus proxy (an "omnibus proxy") to the Participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal, premium, if any, and interest on the notes will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the initial purchasers, or Manitowoc, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest on the notes to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving us reasonable notice. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the securities will be printed and delivered.

        We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the beneficial owners.

        So long as Cede & Co. is the registered owner of the notes, as nominee of DTC, references herein to holders of the notes shall mean Cede & Co. or DTC and shall not mean the beneficial owners of the notes.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC.

PLAN OF DISTRIBUTION

        Based on interpretations by SEC staff set forth in no-action letter issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, we believe that the Exchange Notes to be issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of Manitowoc within the meaning of Rule 405 under Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the Exchange Notes. Accordingly, any holder using the exchange offer to participate in a distribution of the Exchange Notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Original Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where those Original Notes were acquired as a result of market-making activities or other trading activities. For a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold form time to time in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchases of and Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any broker or dealers and we will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

        By acceptance of this exchange offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from Manitowoc of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading (which notice Manitowoc agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Manitowoc has amended or supplemented this prospectus to correct such misstatement or omissions and has furnished copies of the amended or supplemented prospectus to such broker-dealer. If Manitowoc gives any notice to suspend the use of the prospectus, it will extend the period referred to above by the number of days during the period from and including the date of the giving of the prospectus necessary to permit resales of the Exchange Notes.

UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following discussion is a summary of certain material United States federal income tax considerations relevant to the acquisition, ownership, and disposition of the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

        A "U.S. Holder" is a beneficial owner of the notes who is:

  •
  an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes,

  •
  a corporation that is organized under the laws of the United States or any state or political subdivision thereof,

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source, or

  •
  a trust that is subject to the supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        A "Non-U.S. Holder" is any beneficial owner of the notes other than a U.S. Holder or a partnership or other pass-through entity. "Foreign currency" means a currency other than U.S. dollars.

        This summary does not discuss all United States federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under United States federal income tax law. Special treatment may apply, for example, to insurance companies, tax-exempt organizations, financial institutions, partnerships or other pass-through entities, dealers in securities, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, and persons whose functional currency is not the U.S. dollar. Furthermore, except as otherwise indicated, this summary does not address any aspects of foreign, state, local or other tax laws or estate or gift tax considerations. This summary is limited to those persons who hold original Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual is not a former United States citizen, and was not formerly a resident of the United States for United States federal income tax purposes.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. Holders of notes should consult their own tax advisors with respect to their particular circumstances.

U.S. Holders

  Stated Interest

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Market Discount

        A note sold on a secondary market after its original issue for a price lower than its stated redemption price at maturity is generally said to be acquired at market discount. Section 1278 of the Code defines "market discount" as the excess, if any, of the stated redemption price at maturity of the note, over the purchaser's initial adjusted basis in the note. If, however, the market discount with respect to a note is less than 1/4th of one percent (.0025) of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date the subsequent purchaser has acquired the note, then the market discount is considered to be zero. Notes acquired by holders at original issue and notes maturing not more than one year from the date of issue are not subject to the market discount rules.

        Gain on the sale, redemption or other disposition of a note, including full or partial redemption thereof, having "market discount" will be treated as interest income to the extent the gain does not exceed the accrued market discount on the note at the time of the disposition. A holder may elect to include market discount in taxable income for the taxable years to which it is attributable. The amount included is treated as interest income. If this election is made, the rule requiring interest income treatment of all or a portion of the gain upon disposition is inapplicable. Once the election is made to include market discount in income currently, it cannot be revoked without the consent of the IRS. The election applies to all market discount notes acquired by the holder on or after the first day of the first taxable year to which such election applies.

  Original Issue Discount

        If the excess of the stated redemption price at maturity of a note over its "issue price" exceeds a specified de minimis amount (generally equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity), the excess is treated as original issue discount ("OID"). The issue price of each note is the price paid by the first buyer of the note. The Original Notes were not issued with OID, and the remainder of this discussion assumes that there was not OID on the Original Notes.

  Sale, Exchange, Retirement or Other Taxable Disposition of Notes

        Upon the sale, exchange (other than an exchange pursuant to the exchange offer to which different rules are expected to apply as discussed below), retirement or other taxable disposition of notes, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid stated interest) and the U.S. Holder's adjusted tax basis in the note. As described below, a U.S. Holder's tax basis in a note generally will equal the U.S. dollar cost of the note to the U.S. Holder, and reduced by the U.S. dollar amount of any payments (other than payments of stated interest) made on such note. Except to the extent of any market discount described above, a gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of a note generally will constitute capital gain or loss. Capital gains of non-corporate taxpayers from the sale or other disposition of a note held for more than one year are eligible for reduced rates of United States federal income taxation. The deductibility of a capital loss realized on the sale or other disposition of a note is subject to limitations.

  Exchange of Original Notes for Exchange Notes

        The exchange of Original Notes for Exchange Notes in the exchange offer will not constitute a taxable event for U.S. Holders. As a result, (1) a U.S. Holder should not recognize taxable gain or loss as a result of exchanging Original Notes for Exchange Notes pursuant to the exchange offer, (2) the holding period of the Exchange Notes should include the holding period of the Original Notes exchanged therefor, and (3) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Original Notes exchanged therefor immediately before such exchange.

  Backup Withholding and Information Reporting

        We, our paying agent, or a broker may be required to provide the IRS with certain information, including the name, address, and taxpayer identification number of U.S. Holders, the aggregate amount of principal and interest (and premium, if any) and sales proceeds paid to that holder during the calendar year, and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the IRS that it has failed to properly report payments of interest and dividends, we, our paying agent, or a broker may be required to "backup" withhold a tax equal to 30% (reduced to 29% for years 2004 and 2005 and 28% for years 2006 through 2010) of each payment of interest and principal (and premium, if any) and sales proceeds on or with respect to the notes. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS on a timely basis.

Non-U.S. Holders

  Income Tax Consequences

        Interest earned on a note by a Non-U.S. Holder will be considered "portfolio interest," and will not be subject to United States federal income tax or withholding, if:

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" that is related to us as described in Section 881(c)(3)(C) of the Code, is not a bank receiving the interest on a loan made in the ordinary course of its business and is not a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the voting power of all our stock;

  •
  the certification requirements described below are satisfied; and

  •
  the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder.

        The certification requirements will be satisfied if either (i) the beneficial owner of the note timely certifies to us or our paying agent, under penalties of perjury, that such owner is a Non-U.S. Holder and provides its name and address, or (ii) a custodian, broker, nominee, or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury.

        Any interest earned on a note, and any gain realized on a sale or other taxable disposition (including a retirement) of a note, that is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, where an income tax treaty applies, such interest is attributable to a United States permanent establishment, such Non-U.S. Holder will be subject to United States federal income tax at regular graduated rates (and, if the Non-U.S. Holder is a corporation, may also be subject to a United States branch profits tax). Such income will not be subject to United States federal income tax withholding, however, if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or our paying agent.

        Any payments to a Non-U.S. Holder of interest that do not qualify for the "portfolio interest" exemption, and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, will be subject to United States federal income tax withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

        Any gain recognized by a Non-U.S. Holder on a sale or other taxable disposition (including a retirement) of a note (including market discounts) will not be subject to United States federal income tax or withholding if (i) the gain is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, where an income tax treaty applies, such interest is attributable to a United States permanent establishment and, (ii) in the case of a Non-U.S. Holder who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the individual does not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business maintained in the United States by the individual.

  Backup Withholding and Information Reporting

        We must report annually to the IRS and to each Non-U.S. Holder any interest on the notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        In the case of payments of principal on the notes, backup withholding and information reporting will not apply if the holder certifies under penalties of perjury as to its status as a Non-U.S. Holder or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that (i) the holder is a U.S. Holder, or (ii) the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds on the disposition of a note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding at a rate of 30% (reduced to 29% for years 2004 and 2005 and 28% for years 2006 through 2010) unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the sale of a note by (1) a foreign office of a custodian, nominee, other agent or broker that is a U.S. Person, (2) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (4) a foreign partnership if at any time during its tax year one or more of its partners are U.S. Persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a trade or business within the United States, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. Person and certain other conditions are met or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS on a timely basis.

  Estate Tax Consequences

        Any note that is owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will not be included in such individual's estate for United States federal estate tax purposes, unless the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the notes will be passed upon for us by Maurice D. Jones, our Vice President, General Counsel and Secretary, and by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company.

EXPERTS

        The financial statements of Manitowoc as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Potain SA as of December 31, 2000 and 1999, and for the years then ended, included in this prospectus and registration statement, have been audited by Ernst & Young Audit, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Grove as of September 29, 2001 (Successor Company) and September 30, 2000 (Predecessor Company) and for each of the years in the three-year period ended September 29, 2001 (Predecessor Company) have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. As stated in the report of KPMG LLP, effective September 29, 2001 Grove Investors, Inc. accounted for a change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001 and, therefore, is not comparable.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of
The Manitowoc Company, Inc. and Subsidiaries

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of The Manitowoc Company, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 25, 2002

THE MANITOWOC COMPANY, INC.

Consolidated Balance Sheets

(Thousands of dollars, except per share data)

	As of December 31
	2001	2000
	Thousands of dollars, except share data
Assets
Current Assets
Cash and cash equivalents	$23,581	$13,983
Marketable securities	2,151	2,044
Account receivable, less allowances of $8,295 and $3,037	141,211	88,231
Inventories	123,056	91,178
Deferred income taxes	28,346	20,592
Other	12,745	7,479

Total current assets	331,090	223,507
Intangible assets—net	525,695	308,751
Property, plant and equipment—net	175,384	99,940
Other non-current assets	48,643	10,332

Total assets	$1,080,812	$642,530

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$236,131	$144,713
Current portion of long-term debt	31,087	270
Short-term borrowings	10,961	81,000
Product warranties	17,982	13,507

Total current liabilities	296,161	239,490
Non-Current Liabilities
Long-term debt, less current portion	446,522	137,668
Postretirement health and other benefit obligations	23,071	20,341
Other non-current liabilities	51,263	11,262

Total non-current liabilities	520,856	169,271
Commitments and contingencies
Stockholders' Equity
Common stock (36,746,482 shares issued)	367	367
Additional paid-in capital	31,670	31,602
Accumulated other comprehensive loss	(3,937)	(2,569)
Retained earnings	372,623	334,433
Treasury stock, at cost (12,693,397 and 12,487,019 shares, respectively)	(136,928)	(130,064)

Total stockholders' equity	263,795	233,769

Total liabilities and stockholders' equity	$1,080,812	$642,530

The accompanying notes are an integral part of these financial statements.

THE MANITOWOC COMPANY, INC.

Consolidated Statements of Earnings

(Thousands of dollars, except per share data)

	For the years ended December 31
	2001	2000	1999
	Thousands of dollars, except per share data
Earnings
Net sales	$1,116,580	$873,272	$824,339
Costs and expenses:
Cost of sales	831,768	637,538	590,627
Engineering, selling and administrative expenses	153,879	114,901	107,369
Amortization of goodwill	12,554	8,181	7,392

Total costs and expenses	998,201	760,620	705,388

Earnings from operations	118,379	112,652	118,951
Interest expense	(37,478)	(14,508)	(10,790)
Other expense—net	(1,212)	(2,024)	(2,155)

Earnings before taxes on income and extraordinary loss	79,689	96,120	106,006
Provision for taxes on income	30,817	35,852	39,222

Earnings before extraordinary loss	48,872	60,268	66,784
Extraordinary loss—net of income tax benefit	(3,324)	—	—

Net earnings	$45,548	$60,268	$66,784

Per Share Data
Basic earnings per share:
Basic earnings per share before extraordinary loss	$2.01	$2.42	$2.57
Extraordinary loss—net of income tax benefit	(0.14)	—	—

Basic earnings per share	$1.87	$2.42	$2.57

Diluted earnings per share:
Diluted earnings per share before extraordinary loss	$1.99	$2.40	$2.55
Extraordinary loss—net of income tax benefit	(0.13)	—	—

Diluted earnings per share	$1.86	$2.40	$2.55

THE MANITOWOC COMPANY, INC.

Consolidated Statements of Stockholders' Equity and Comprehensive Income

(Thousands of dollars, except per share data)

	For the years ended December 31
	2001	2000	1999
	Thousands of dollars, except shares and per share data
Common Stock—Shares Outstanding
Balance at beginning of year	24,259,463	26,088,369	17,304,578
Treasury stock purchases	—	(1,882,900)	—
Three-for-two stock split	—	—	8,652,289
Stock options exercised	21,799	68,919	144,177
Stock swaps for stock options exercised	(3,736)	(14,925)	(12,675)
Stock held by Rabbi Trust	(224,441)	—	—

Balance at end of year	24,053,085	24,259,463	26,088,369

Common Stock—Par Value
Balance at beginning of year	$367	$367	$245
Three-for-two stock split	—	—	122

Balance at end of year	$367	$367	$367

Additional Paid-In Capital
Balance at beginning of year	$31,602	$31,476	$31,029
Three-for-two stock split	—	—	(122)
Stock options exercised	68	126	569

Balance at end of year	$31,670	$31,602	$31,476

Accumulated Other Comprehensive Loss
Balance at beginning of year	$(2,569)	$(814)	$(212)
Other comprehensive loss:
Foreign currency translation adjustments	656	(1,755)	(602)
Derivative instrument fair market value adjustment—net of income tax benefit of $1,318	(2,024)	—	—

Balance at end of year	$(3,937)	$(2,569)	$(814)

Retained Earnings
Balance at beginning of year	$334,433	$281,672	$222,687
Net earnings	45,548	60,268	66,784
Cash dividends ($0.30 per share in all years)	(7,358)	(7,507)	(7,799)

Balance at end of year	$372,623	$334,433	$281,672

Treasury Stock
Balance at beginning of year	$(130,064)	$(80,525)	$(81,197)
Treasury stock purchases	—	(49,752)	—
Stock options exercised	227	675	1,088
Stock swaps for stock options exercised	(112)	(462)	(416)
Stock held by rabbi trust	(6,979)	—	—

Balance at end of year	$(136,928)	$(130,064)	$(80,525)

Comprehensive Income
Net earnings	$45,548	$60,268	$66,784
Other comprehensive loss:
Foreign currency translation adjustments	656	(1,755)	(602)
Derivative instrument fair market value adjustment—net of income tax benefit of $1,318	(2,024)	—	—

Comprehensive income	$44,180	$58,513	$66,182

The accompanying notes are an integral part of these financial statements.

THE MANITOWOC COMPANY, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31
	2001	2000	1999
	Thousands of dollars, except per share data
Cash Flows From Operations
Net earnings	$45,548	$60,268	$66,784
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	20,471	9,872	9,321
Amortization	12,888	8,181	7,392
Amortization of deferred financing fees	3,204	672	637
Extraordinary loss on early extinguishment of debt, net of income tax benefit	3,324	—	—
Deferred income taxes	1,667	7,148	(592)
(Gain) loss on sale of property, plant and equipment	(2,374)	274	557
Changes in operating assets and liabilities, excluding effects of business acquisitions:
Accounts receivable	16,725	(6,568)	14,057
Inventories	25,565	6,402	(4,169)
Other current assets	6,872	(17)	3,389
Non-current assets	(29,435)	777	(2,935)
Current liabilities	1,445	(25,452)	9,914
Non-current liabilities	715	1,490	(984)

Net cash provided by operations	106,615	63,047	103,371

Cash Flows From Investing
Business acquisitions—net of cash acquired	(285,533)	(98,982)	(62,104)
Capital expenditures	(29,261)	(13,415)	(13,714)
Proceeds from sale of property, plant and equipment	10,219	3,481	6,491
Purchase of marketable securities	(107)	(121)	(89)

Net cash used for investing	(304,682)	(109,037)	(69,416)

Cash Flows From Financing
Proceeds from long-term debt	345,116	—	—
Proceeds from senior subordinated notes	156,118	—	—
Payments on long-term debt	(161,889)	(1,093)	(11,090)
(Payments) proceeds from revolver borrowings—net	(78,727)	83,319	(16,200)
(Payments) proceeds from issuance of commercial paper—net	(24,700)	24,700	—
Debt acquisition costs	(21,023)	—	(574)
Dividends paid	(7,358)	(7,507)	(7,799)
Treasury stock purchases	—	(49,752)	—
Exercises of stock options	183	339	1,241

Net cash provided by (used for) financing	207,720	50,006	(34,422)
Effect of exchange rate changes on cash	(55)	(130)	(18)

Net increase (decrease) in cash and cash equivalents	9,598	3,886	(485)
Balance at beginning of year	13,983	10,097	10,582

Balance at end of year	$23,581	$13,983	$10,097

Supplemental Cash Flow Information
Interest paid	$29,717	$11,837	$10,137
Income taxes paid	$29,306	$36,632	$41,327

The accompanying notes are an integral part of these financial statements.

THE MANITOWOC COMPANY, INC.

Notes to Consolidated Financial Statements

(Table information in thousands of dollars, except per share data)

1. Summary of Significant Accounting Policies

        Operations    The Manitowoc Company, Inc. and its subsidiaries (collectively referred to as the "company") are diversified industrial manufacturers with leading positions in their three principle markets: cranes; foodservice equipment; and marine. The company's crane business is principally conducted through its subsidiaries: Manitowoc Cranes, Inc., Potain S.A.S. (f/k/a Potain S.A.) ("Potain"), Manitowoc Boom Trucks, Inc., Femco Machine Company, Inc., and Manitowoc Remanufacturing, Inc. The company's foodservice business is principally conducted through its subsidiaries: Manitowoc Ice, Inc., SerVend International, Inc., Multiplex Company, Inc., Manitowoc Beverage Systems, Inc., KMT Refrigeration, Inc. (Kolpak and McCall), Diversified Refrigeration, Inc., Harford Duracool LLC, and Manitowoc Hangzhou, as well as its partially owned subsidiary, Fabbrica Apparecchiature per la Produzione del Ghiaccio S.r.l. ("FAG"). The company's marine business is principally conducted through its subsidiaries: Manitowoc Marine Group LLC (Bay Shipbuilding Co., Toledo Shiprepair Co., Cleveland Shiprepair Co.) and Marinette Marine Corporation.

        Principles of Consolidation and Presentation    The consolidated financial statements include the accounts of the company and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The financial statements of the company have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        Cash Equivalents and Marketable Securities    All short-term investments purchased with an original maturity of three months or less are considered cash equivalents. Marketable securities at December 31, 2001 and 2000, included $2.2 million and $2.0 million, respectively, of securities which are considered "available for sale." The difference between fair market value and cost for these investments was not significant in either year.

        Inventories    Inventories are valued at the lower of cost or market. Approximately 79% and 57% of the company's inventories at December 31, 2001 and 2000, respectively, were computed using the first-in, first-out ("FIFO") method. The remaining inventories were computed using the last-in, first-out ("LIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $19.6 million and $21.6 million at December 31, 2001 and 2000, respectively. Finished goods and work-in-process inventories include material, labor, and manufacturing overhead costs. Customer advance payments, which are netted against inventories to the extent of related accumulated costs, were not significant in either year.

        Intangible Assets    Intangible assets at December 31, 2001 and 2000 consist primarily of costs in excess of net assets of businesses acquired (goodwill). Historically, intangible assets have been amortized using the straight-line method over their estimated beneficial lives, not to exceed 40 years. Subsequent to an acquisition, the company annually evaluates whether later events and circumstances occurred that indicated the remaining estimated useful life of intangibles may warrant revision or that the remaining balance of intangibles may not be recoverable. When factors indicated that intangibles should be evaluated for possible impairment, the company used an estimate of the related business' undiscounted net cash flows over the remaining life of the intangibles in measuring whether the intangibles were recoverable. Intangible assets at December 31, 2001 and 2000, are net of accumulated amortization of $47.3 million and $29.4 million, respectively.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," to establish accounting and reporting standards for business combinations, goodwill and intangible assets. SFAS No. 141 discontinued the use of the "pooling-of-interest" method of accounting for business combinations completed after June 30, 2001. According to SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statement. Other intangible assets will continue to be amortized over their useful lives. The company adopted the new rules for accounting for goodwill and other intangible assets on January 1, 2002. Subject to final analysis, the company expects application of the non-amortization provision of the statement to increase operating earnings by approximately $10.5 million and net income by approximately $6.4 million ($0.26 per diluted share) in 2002.

        The following table reconciles our reported net earnings before extraordinary loss, net earnings and earnings per share to that which would have resulted each year in the three year period ended December 31, 2001 if SFAS No. 142 had been adopted at the beginning of the periods presented. This reconciliation also assumes that there had been no determination in any of those periods that an impairment of goodwill or other intangible assets had occurred.

	For the year ended December 31,
(In thousands, except per share amounts)
	2001	2000	1999
Reported earnings before extraordinary loss	$48,872	$60,268	$66,784
Add: Goodwill amortization (net of income taxes)	6,732	5,154	4,657

Adjusted reported earnings before extraordinary loss	$55,604	$65,422	$71,441

Reported net earnings	$45,548	$60,268	$66,784
Add: Goodwill amortization (net of income taxes)	6,732	5,154	4,657

Adjusted net earnings	$52,280	$65,422	$71,441

Reported basic earnings per share before extraordinary loss	$2.01	$2.42	$2.57
Add: Goodwill amortization (net of income taxes)	0.28	0.21	0.18

Adjusted reported basic earnings per share before extraordinary loss	$2.29	$2.63	$2.75

Reported diluted earnings per share before extraordinary loss	$1.99	$2.40	$2.55
Add: Goodwill amortization (net of income taxes)	0.27	0.20	0.18

Adjusted reported diluted earnings per share before extraordinary loss	$2.26	$2.60	$2.73

Reported basic earnings per share	$1.87	$2.42	$2.57
Add: Goodwill amortization (net of income taxes)	0.28	0.21	0.18

Adjusted reported basic earnings per share	$2.15	$2.63	$2.75

Reported diluted earnings per share	$1.86	$2.40	$2.55
Add: Goodwill amortization (net of income taxes)	0.27	0.20	0.18

Adjusted reported diluted earnings per share	$2.13	$2.60	$2.73

        According to SFAS No. 142, impairment of goodwill is measured according to a two-step approach. In the first step, the fair value of a reporting unit, as defined by the statement, is compared to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In the second step, the implied fair value of the goodwill is estimated as the fair value of the reporting unit less the fair values of all the other tangible and intangible assets of the reporting unit. If the carrying amount of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

        According to SFAS No. 142, impairment of indefinite-lived intangible assets, other than goodwill, are measured according to a one-step approach, which compares the estimated fair value of the intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess.

        The company is in the process of performing the first of the required impairment tests of goodwill and indefinite-lived intangible assets using a valuation date of January 1, 2002. The company has not yet determined what the effect of these tests will be on the company's earnings or financial position in future periods.

        Property, Plant and Equipment    Property, plant and equipment is depreciated over the estimated useful lives of the assets primarily using the straight-line depreciation method. Expenditures for maintenance, repairs, and renewals of relatively minor items are charged to expense as incurred. Renewals of significant items that substantially extend the capacity or useful life of an asset are capitalized. The cost and accumulated depreciation for property, plant and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income.

        Property, plant and equipment is depreciated over the following estimated useful lives:

Buildings and improvements	40
Drydocks and dock fronts	15-27
Machinery, equipment and tooling	4-15
Furniture and fixtures	10
Computer hardware and software	3-5

        Property, plant and equipment also includes cranes under operating lease with others. Equipment under lease to others includes equipment leased directly to the customer and equipment for which the company has guaranteed a residual value or made a buyback commitment. The amount of rental equipment included in property, plant and equipment for which the company has guaranteed a residual value or made a buyback commitment amounted to $13.4 million, net of accumulated depreciation at December 31, 2001. Leased equipment transactions are accounted for as operating leases with the related assets capitalized and depreciated over their estimated economic life of 80 months for equipment leased directly to the customer. For equipment involved in financing arrangements, the equipment is depreciated over the life of the underlying arrangement so that the net book value at the end of the period equals the buyback amount or the residual value amount.

        Other Non-Current Assets    Other non-current assets include tooling assets and other project start-up costs of $23.0 million and $6.7 million at December 31, 2001 and 2000, respectively. These assets and costs are used in the development and production of certain refrigeration equipment produced under contract with a third party. These costs are reimbursed by the customer according to the contract on a per unit sold basis with quarterly minimum reimbursements required in order to ensure reimbursement of all of the costs and tooling for a particular product over a period of time. At the end of the reimbursement period the tooling belongs to the customer.

        Impairment of Long-lived Assets    Property, plant, and equipment, other long-term assets, and goodwill and other intangible assets (prior to January 1, 2002 for goodwill and other intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgement.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation. SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, superseding SFAS No. 121 and Accounting Principles Board Opinion No. 30. SFAS No. 143 and No. 144 are effective for us in the first quarters of 2003 and 2002, respectively. The company does not believe that the implementation of these statements will have a material effect on its consolidated financial statements.

        Financial Instruments    The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable, and variable rate debt approximated fair value at December 31, 2001 and 2000. The fair value of the company's 103/8% Senior Subordinated Notes was approximately $160.4 million at December 31, 2001. The aggregate fair values of interest rate swaps and foreign currency forward exchange contracts at December 31, 2001 and 2000, were negative $3.3 million and negative $1.6 million, respectively. These fair values are the amounts at which they could be settled, based on internal estimates and estimates obtained from financial institutions.

        Warranties    Estimated warranty costs are recorded in cost of sales at the time of sale of the warranted products based on historical warranty experience for the related product or estimates of projected losses due to specific warranty issues on new products. These estimates are reviewed periodically and are adjusted based on changes in facts, circumstances, or actual experience.

        Environmental Liabilities    The company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Such accruals are adjusted as information develops or circumstances change. Costs of long-term expenditures for environmental remediation obligations are not discounted to their present value.

        Postretirement Benefits Other Than Pensions    The expected cost of postretirement benefits is recorded during the years that the employees render service. The obligation for these benefits and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate. Actuarial gains and losses are deferred and amortized over future periods.

        Foreign Currency Translation    The financial statements of the company's non-U.S. subsidiaries are translated using the current exchange rate for assets and liabilities and the weighted average exchange rate for the year for statement of earnings items. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity referred to as accumulated other comprehensive income.

        Derivative Financial Instruments    Derivative financial instruments are used by the company to manage risks associated with interest rate market volatility and fluctuating foreign exchange rates. Interest rate swap agreements are used to help manage the company's exposure to interest rate movements on floating rate debt. Foreign exchange rate hedge contracts are used to reduce the company's exposure to fluctuations in the value of foreign currencies. On January 1, 2001, the company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137 and SFAS No. 138 (collectively referred to as SFAS No. 133). As a result of the adoption of SFAS No. 133, the company recognizes all derivative financial instruments in the consolidated financial statements at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether the derivative is designated and qualifies as part of a hedge transaction and if so, the type of hedge transaction. For interest rate swap agreements, net interest payments or receipts are recorded as adjustments to interest expense on a current basis. These activities are subject to established policies that, among other matters, prohibit the use of derivative financial instruments for trading or speculative purposes.

        The adoption of SFAS No. 133 did not impact the Consolidated Statement of Earnings for 2001 and did not have a material impact on the Consolidated Balance Sheet.

        Deferred Revenue, Buyback Commitments and Guaranteed Residual Values    Prior to the acquisition, Potain entered into transactions with customers that provided for residual value guarantees and buyback commitments. These transactions have been recorded as operating leases. Net proceeds received in connection with the initial transactions have been recorded as deferred revenue and are being amortized to income on a straight-line basis over a period equal to that of the customer's third party financing agreement. The deferred revenue included in other non-current liabilities at December 31, 2001, was $17.7 million.

        If all buyback commitments outstanding were satisfied at December 31, 2001, the total cash cost to the company would be $14.2 million. These buyback commitments are not recorded and expire at various times through February 2006. The potential buyback amounts at expiration of these commitments, which are different than the current year-end amounts, are as follows:

2002	$3,536
2003	763
2004	2,012
2005	2,429
2006	169

$8,909

        The company also has outstanding $1.6 million of guarantees on residual values of equipment sold through a third party financing company. These commitments are not recorded and expire at various times throughout 2002.

        In case of exercise of these guarantees or buyback commitments, the company would either take title to the used machinery or actively participate in the remarketing of the equipment, the sale of which could mitigate the company's ultimate loss.

        Revenue Recognition and Long-Term Contracts    Revenue is generally recognized and earned when all the following criteria are satisfied with regard to a specific transaction: persuasive evidence of an arrangement exists, the price is fixed or determinable, collectibility of cash is reasonably assured, and delivery has occurred or services have been rendered. Revenues under long-term contracts, including contracts with the U.S. Government, are recorded using the percentage-of-completion method of accounting. Revenues under these fixed-price long-term contracts are recorded upon the achievement of performance milestones, or based on the ratio of costs incurred to estimated total costs at completion, and costs are expensed as incurred. Amounts representing contract change orders, claims, or other items are included in revenue only when they can be reliably estimated and realization is probable. When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. Anticipated losses on contracts or programs in progress are charged to earnings when identified.

        Amounts related to long-term contracts accounted for according to the percentage-of-completion method included in the Consolidated Balance Sheets at December 31 were as follows:

	2001	2000
Amounts billed included in accounts receivable	$2,563	$12,800
Recoverable costs and accrued profit on progress completed—not billed, included in other current assets	$7,728	$1,125
Amounts billed in excess of sales, included in accounts payable and accrued expenses	$8,405	$5,084

        Recoverable costs and accrued profit on progress completed but not billed relate to amounts not billable at the balance sheet date. It is anticipated that such amounts will be billed in the first quarter of the subsequent year. Amounts billed but not paid pursuant to retainage contract provisions, which are due upon completion of the contracts, are not significant.

        Research and Development    Research and development costs are charged to expense as incurred and amounted to $8.3 million, $6.7 million and $6.9 million in 2001, 2000, and 1999, respectively. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as contract costs.

        Income Taxes    The company utilizes the liability method to recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in the company's financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided for deferred tax assets where it is considered more likely than not that the company will not realize the benefit of such assets.

        Earnings Per Share    Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year/period. Diluted earnings per share is computed similar to basic earnings per share except that the weighted average shares outstanding is increased to include the number of additional shares that would have been outstanding if stock options were exercised and the proceeds from such exercise were used to acquire shares of common stock at the average market price during the year/period. Shares of common stock held by the Rabbi Trust are not considered outstanding for computing basic earnings per share.

        Comprehensive Income    Comprehensive income includes, in addition to net income, other items that are reported as direct adjustments to stockholders' equity. Currently, these items are foreign currency translation adjustments and the change in fair value of certain derivative instruments.

        Concentration of Credit Risk    Credit extended to customers through trade accounts receivable potentially subject the company to risk. This risk is limited due to the large number of customers and their dispersion across various industries and many geographical areas. However, a significant amount of receivables are with large companies in the foodservice and beverage industries, distributors and contractors in the construction industry, customers servicing the U.S. steel industry, and the U.S. Government. The company currently does not foresee a significant credit risk associated with these receivables.

2. Property, Plant and Equipment

        The components of property, plant and equipment at December 31 are summarized as follows:

	2001	2000
Land	$12,396	$3,888
Buildings and improvements	113,943	75,430
Drydocks and dock fronts	19,916	21,389
Machinery, equipment, and tooling	179,856	116,950
Furniture and fixtures	13,308	4,628
Computer hardware and software	22,856	11,710
Rental cranes	50,096	—
Construction in progress	8,575	3,876

Total cost	420,946	237,871
Less accumulated depreciation	(245,562)	(137,931)

Property, plant and equipment—net	$175,384	$99,940

3. Inventories

        The components of inventories at December 31 are summarized as follows:

	2001	2000
Raw materials	$44,302	$33,935
Work-in-process	35,517	32,914
Finished goods	62,798	45,880

Total inventories at FIFO cost	142,617	112,729
Excess of FIFO cost over LIFO value	(19,561)	(21,551)

Total inventories	$123,056	$91,178

4. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses at December 31 are summarized as follows:

	2001	2000
Trade accounts payable	$113,098	$64,269
Employee related expenses	27,552	13,964
Income taxes payable	11,752	—
Profit sharing and incentives	10,080	23,280
Customer progress payments	6,997	877
Accrued product liability	10,580	8,432
Miscellaneous accrued expenses	56,072	33,891

Total	$236,131	$144,713

5. Debt

        Debt at December 31 is summarized as follows:

	2001	2000
Senior credit facility:
Term loan A	$128,000	$—
Term loan B	174,125	—
Revolving credit	5,900	—
Senior subordinated notes (175 million euro)	154,227	—
Revolver borrowings	—	115,600
Notes payable	—	75,000
Commercial paper	—	24,719
Industrial revenue bonds	3,371	3,619
Other	22,947	—

Total debt	488,570	218,938
Less current portion	(42,048)	(81,270)

Long-term debt	$446,522	$137,668

        To finance the acquisition of Potain in May 2001 and replace its existing credit facilities, the company entered into a $475 million Senior Credit Facility ("Senior Credit Facility") maturing in May 2007 and issued 175 million euro (approximately $156 million at May 9, 2001) of its 10 3/8% Senior Subordinated Notes ("Senior Subordinated Notes") due May 2011. The company recorded an after-tax extraordinary charge of $3.3 million ($5.5 million before income taxes) in May 2001 to record the write-off of deferred financing costs and penalties incurred related to the prepayment of its notes payable with proceeds from its Senior Credit Facility.

        The Senior Credit Facility is comprised of term loans aggregating $350 million and a $125 million revolving credit facility. Term Loan A requires quarterly principal payments of $7.5 million from June 2002 through May 2006. Term Loan B requires quarterly principal payments of $0.4 million through March 2006 and $33.3 million from June 2006 through May 2007. During 2001, the company made prepayments of principal under Term Loan A of $29.5 million, which reduces the required principal payments in 2002. Substantially all domestic, tangible, and intangible assets of the company and its subsidiaries are pledged as collateral under the Senior Credit Facility.

        Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on the company's consolidated total leverage ratio, as defined by the Senior Credit Facility. The weighted average interest rate for the Term Loan A was 5.03% at December 31, 2001. The interest rates for the Term Loan B and revolving credit facility at December 31, 2001, were 4.85% and 6.38%, respectively. The annual commitment fee in effect at the end of 2001 on the unused portion of the revolving credit facility was 0.5%.

        The Senior Subordinated Notes are unsecured obligations of the company, ranking subordinate in right of payment to all senior debt of the company and are unconditionally, jointly, and severally guaranteed by all of the company's domestic subsidiaries (see Note 15). Interest on the Senior Subordinated Notes is payable semiannually in May and November of each year. The Senior Subordinated Notes can be redeemed in whole or in part by the company for a premium after May 15, 2006. In addition, the company may redeem for a premium at any time prior to May 15, 2004, up to 35% of the face amount of the Senior Subordinated Notes with the proceeds from one or more public equity offerings.

        Both the Senior Credit Facility and the Senior Subordinated Notes contain customary affirmative and negative covenants. In general, the covenants contained in the Senior Credit Facility are more restrictive than those of the Senior Subordinated Notes. Among other restrictions, these covenants require the company to meet specified financial tests, including various debt and cash flow ratios which become more restrictive over time. These covenants also limit the company's ability to redeem or repurchase the Senior Subordinated Notes, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, lend money or make advances, create or become subject to liens, and make capital expenditures. The Senior Credit Facility also contains cross-default provisions whereby certain defaults under any other debt agreements would result in a default under the Senior Credit Facility. The company is in compliance with these covenants at December 31, 2001.

        As of December 31, 2001, the company also had outstanding $22.9 million of other indebtedness assumed as a result of the acquisition of Potain with a weighted average interest rate of 4.92%. This debt includes $6.5 million of outstanding bank debt in China, $9.1 million of bank overdrafts, and $7.3 million of capital lease obligations and other miscellaneous debt.

        Industrial revenue bonds relate to the company's obligations on two properties located in Tennessee and Indiana. These obligations are due in monthly or annual installments including principal and interest at rates of 1.9% and 10.0%, respectively, at December 31, 2001. These obligations mature at various dates through 2004.

        The company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. As of December 31, 2001, the company had outstanding two interest rate swap agreements with financial institutions, having notional principal amounts of $161.5 million and $12.5 million. These swaps fix interest paid by the company for debt equaling the notional values of the swaps at 7.05% and 8.92%, and mature in August 2004 and October 2002, respectively. The fair value of these arrangements, which represents the costs to settle these contracts, approximates a loss of $1.9 million (net of income taxes) at December 31, 2001.

        The aggregate scheduled maturities of outstanding debt obligations in subsequent years are as follows:

2002	$42,048
2003	34,295
2004	37,046
2005	34,095
2006	117,736
Thereafter	223,350

$488,570

        On May 28, 1999, the company entered into an accounts receivable factoring arrangement with a bank. The company factored $180.5 million and $148.0 million in accounts receivable to the bank under this arrangement during 2001 and 2000, respectively. According to the Senior Credit Facility, the maximum amount of accounts receivable that can be outstanding at any one time under this arrangement, net of amounts collected from customers, was $45.0 million through December 30, 2001, and is $25.0 million thereafter. The company's factoring liability, net of cash collected from customers, was $17.8 million and $23.1 million at December 31, 2001 and 2000, respectively. The cash flow impact of this arrangement is reported as cash flows from operations in the 2001 and 2000 Consolidated Statements of Cash Flows. Under this arrangement, the company is required to purchase from the bank the first $0.5 million and amounts greater than $1.0 million of the aggregate uncollected receivables during a twelve-month period.

6. Income Taxes

        Components of earnings before income taxes are as follows:

	For the Years Ended December 31
	2001	2000	1999
Earnings (loss) before income taxes:
Domestic	$63,253	$94,220	$106,234
Foreign	16,436	1,900	(228)

Total	$79,689	$96,120	$106,006

        The provision for taxes on income is as follows:

	For the Years Ended December 31
	2001	2000	1999
Current:
Federal	$16,845	$24,418	$36,715
State	3,887	3,081	3,291
Foreign	2,573	252	(192)

Total current	23,305	27,751	39,814
Deferred:
Federal and state	5,519	8,101	(592)
Foreign	1,993	—	—

Total deferred	7,512	8,101	(592)

Provision for taxes on income	$30,817	$35,852	$39,222

        The Federal statutory income tax rate is reconciled to the company's effective income tax rate as follows:

	For the Years Ended December 31
	2001	2000	1999
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.1	2.3	2.2
Non-deductible goodwill amortization	4.2	1.7	1.4
Tax-exempt FSC income	(0.9)	(0.9)	(1.2)
Provision for tax on foreign income, net of foreign tax credits	(0.2)	(0.3)	(0.1)
Accrual adjustments	(2.1)	(0.4)	(1.1)
Other items	0.6	(0.1)	0.8

Provision for taxes on income	38.7%	37.3%	37.0%

        The deferred income tax accounts reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and their related basis as measured by income tax regulations.

        A summary of the deferred income taxes at December 31 is as follows:

	2001	2000
Current deferred tax assets: Inventories	$6,037	$6,037
Accounts receivable	1,458	1,035
Product warranty reserves	4,977	4,553
Product liability reserves	3,199	3,245
Other employee-related benefits and allowances	4,963	4,474
Other	7,712	1,248

Deferred income taxes, current	$28,346	$20,592

Non-current deferred tax assets (liabilities):
Property, plant and equipment	$(17,513)	$(17,510)
Postretirement benefits, other than pensions	7,781	7,853
Deferred employee benefits	3,741	4,938
Severance benefits	1,055	1,069
Product warranty reserves	1,298	1,205
Net operating loss carryforwards	9,322	1,976
Less valuation allowance	(3,951)	—
Other	(6,876)	1,862

Net deferred income tax assets (liabilities), non-current	$(5,143)	$1,393

        The company does not provide for income taxes which would be payable if undistributed earnings of foreign subsidiaries were remitted because the company either considers these earnings to be invested for an indefinite period or anticipates that when such earnings are distributed, the U.S. income taxes payable would be substantially offset by foreign tax credits.

        As of December 31, 2001, the company had approximately $52.1 million of state net operating loss carryforwards, which are available to reduce future state tax liabilities and expire on various dates between 2013 and 2016. The company has federal net operating losses of $1.0 million available to reduce federal taxable income which expire in 2003. The company also has $21.1 million foreign net operating loss carryforwards, which are available to reduce income in certain foreign jurisdictions and expire on various dates through 2006. A valuation allowance of approximately $4.0 million was recorded at December 31, 2001, to reflect the estimated amount of deferred assets which may not be realized due to the possible limitation on future use of certain foreign net operating loss carryforwards.

7. Earnings Per Share

        The following is a reconciliation of the average shares outstanding used to compute basic and diluted earnings per share before extraordinary loss.

	For the Years Ended December 31
	Shares 2001	Per Share Amount 2001	Shares 2000	Per Share Amount 2000	Shares 1999	Per Share Amount 1999
Basic EPS	24,269,807	$2.01	24,891,387	$2.42	25,991,711	$2.57
Effect of dilutive securities—stock options	278,656		231,408		208,955

Diluted EPS	24,548,463	$1.99	25,122,795	$2.40	26,200,666	$2.55

8. Stockholders' Equity

        Authorized capitalization consists of 75 million shares of $.01 par value common stock and 3.5 million shares of $.01 par value preferred stock. None of the preferred shares have been issued. Pursuant to a Rights Agreement dated August 5, 1996, each common share carries with it four-ninths of a Right to purchase additional stock. The Rights are not currently exercisable and cannot be separated from the shares unless certain specified events occur, including the acquisition of 20% or more of the company's common stock. In the event a person or group actually acquires 20% or more of the common stock, or if the company is merged with an acquiring person, subject to approval by the board of directors, each full Right permits the holder to purchase one share of common stock for $100. The Rights expire on September 18, 2006, and may be redeemed by the company for $.01 per Right (in cash or stock) under certain circumstances.

        In March 2001 and September 2001, the company paid dividends to shareholders of $0.075 and $0.225, respectively. Beginning in 2002, the company will pay only an annual dividend. The amount and timing of this annual dividend will be determined by the board of directors at its regular fall meeting each year.

        Currently, the company has authorization to purchase up to 2.5 million shares of common stock at management's discretion. As of December 31, 2001, the company had purchased approximately 1.9 million shares at a cost of $49.8 million pursuant to this authorization. The company did not purchase any shares of its common stock during 2001.

9. Stock Options

        The company maintains two stock plans, The Manitowoc Company, Inc. Stock Plan and The Manitowoc Company, Inc. Non-Employee Director Stock Plan, for the granting of stock options as an incentive to certain employees and to non-employee members of the board of directors. Under these plans, stock options to acquire up to 2.5 million (employees) and 0.187 million (non-employee directors) shares of common stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the market price of the common stock at the date of grant. The options become exercisable in equal 25% increments beginning on the second anniversary of the grant date over a four-year period and expire ten years subsequent to the grant date. Stock option transactions under these plans for the years ended December 31, 2001, 2000, and 1999 are summarized as follows:

	For the Years Ended December 31
	Shares 2001	Weighted Average Exercise Price 2001	Shares 2000	Weighted Average Exercise Price 2000	Shares 1999	Weighted Average Exercise Price 1999
Options outstanding, beginning of year	1,311,379	$21.79	611,881	$21.94	610,006	$18.63
Options granted	95,250	28.46	934,900	21.20	221,557	25.58
Options exercised	(21,799)	13.50	(68,919)	11.97	(144,177)	11.50
Options forfeited	(110,975)	24.50	(166,483)	23.13	(75,505)	25.84

Options outstanding, end of year	1,273,855	22.19	1,311,379	21.79	611,881	21.94

Options exercisable, end of year	203,939	$22.11	120,906	$19.53	47,444	$15.58

        The outstanding stock options at December 31, 2001, have a range of exercise prices of $7.78 to $33.06 per option. The following table shows the options outstanding and exercisable by range of exercise prices at December 31, 2001:

Range of Exercise Prices	Outstanding	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable	Weighted Average Exercise Price
$7.78-$9.93	32,173	1.6	$9.41	32,173	$9.41
$18.78-$25.57	1,061,443	8.0	21.30	113,001	21.33
$28.56-$33.06	180,239	7.0	29.71	58,765	30.57

	1,273,855	7.7	$22.19	203,939	$22.11

        The weighted average fair value at date of grant for options granted during 2001, 2000, and 1999 was $11.65, $8.86, and $9.56 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2001	2000	1999
Expected life (years)	7	7	7
Risk-free interest rate	5.2%	5.5%	5.0%
Expected volatility	33.6%	34.0%	30.9%
Expected dividend yield	1.1%	1.0%	1.3%

        The company applies Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized in the Consolidated Statements of Earnings for stock options. Had compensation cost been determined under an alternative method suggested by SFAS No. 123, "Accounting for Stock-Based Compensation," net income would have decreased $2.0 million, $1.3 million, and $0.9 million in 2001, 2000, and 1999, respectively; and diluted earnings per share would have been $1.78, $2.35, and $2.52 in 2001, 2000, and 1999, respectively.

10. 2001 Acquisitions

        On May 9, 2001, the company acquired from Legris Industries S.A., all of the outstanding capital stock of Potain. Potain is a leading designer, manufacturer, and supplier of tower cranes for the building and construction industry. The aggregate consideration paid was $424.8 million, which includes $307.1 million paid in cash, direct acquisition costs of $3.7 million, assumed liabilities of $138.8 million, the payment of a post-closing interim income adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million.

        The preliminary estimate at December 31, 2001 of the excess of the cost over the fair value of the net assets acquired is $203.3 million. During 2001 from the date of acquisition, this amount was classified as goodwill and amortized over a 40-year life. The company is currently in the process of completing its valuations of the tangible and intangible assets acquired as a result of this acquisition and determining the impact on intangible asset amortization under SFAS No. 142, "Goodwill and Other Intangible Assets." During the first half of 2002, the excess cost over fair value for this acquisition will be allocated to specific intangible assets. Based upon a third party appraisal report, the preliminary allocation is as follows: $53.0 million to trademarks and tradenames with an indefinite life; $17.5 million to patents with a 15-year life; $8.8 million to engineering drawings with a 15-year life; $5.0 million to an in-place distribution network with an indefinite life; and the remaining $119.0 million to goodwill with an indefinite life. The final determination of goodwill will be dependent upon finalization of a third party appraisal of the tangible and other intangible assets to be completed in 2002.

        During 2001, the company also completed the acquisitions of certain assets of a German-based telescopic personnel platform lift company, assets of a terminated Singapore-based crane equipment distribution company, and assets of a local electrical contractor for the Marine segment. The total aggregate consideration paid by the company for these acquisitions was $2.5 million, which includes direct acquisition costs and assumed liabilities, less cash acquired.

        The following unaudited pro forma financial information for the years ended December 31, 2001 and 2000 assumes the 2001 acquisition of Potain and the 2000 acquisitions described below occurred as of January 1 of each year.

	2001	2000
Net sales	$1,229,946	$1,230,843
Earnings before extraordinary loss	$44,965	$49,614
Net earnings	$41,641	$49,614
Basic earnings per share before extraordinary loss	$1.85	$1.99
Basic earnings per share	$1.72	$1.99
Diluted earnings per share before extraordinary loss	$1.83	$1.97
Diluted earnings per share	$1.70	$1.97

        2000 Acquisitions    On November 20, 2000, the company purchased all of the issued and outstanding shares of MMC Acquisition Company, the parent of Marinette Marine Corporation ("Marinette Marine"). Marinette Marine, located in Marinette, Wisconsin, operates one of the largest shipyards on the U.S. Great Lakes. Marinette Marine is currently under a contract to build a series of oceangoing buoy tenders for the United States Coast Guard, and presently employs approximately 800 people and features complete in-house capabilities for all shipbuilding disciplines.

        The aggregate consideration paid by the company for Marinette Marine was $66.7 million, which includes $48.1 million paid in cash, direct acquisition costs of $1.4 million, assumed liabilities of $17.2 million, the receipt of a post-closing working capital adjustment in September 2001 of $0.9 million, and is less cash acquired of $18.6 million. The excess of the cost over the fair value of the net assets acquired is $50.0 million. This excess was amortized over a weighted average life of 38 years.

        On April 7, 2000, the company acquired substantially all of the net business assets of Harford Duracool, LLC ("Harford"). Harford is a leading manufacturer of walk-in refrigerators and freezers and maintains a 67,000-square-foot manufacturing facility in Aberdeen, Maryland. Its primary distribution channels are foodservice equipment dealers and commercial refrigeration distributors and its products range in size from 200 to 60,000 cubic feet. Harford also manufactures a line of modular, temperature-controlled structures for other niche markets.

        The aggregate consideration paid by the company for the assets of Harford was $21.2 million, which includes direct acquisition costs of $0.5 million, assumed liabilities of $1.4 million, and the payment of a post-closing working capital adjustment in September 2000 of $0.3 million. The excess of the cost over the fair value of the net assets acquired is $15.0 million. This excess was amortized over a weighted average life of 35 years.

        On March 31, 2000, the company acquired all of the issued and outstanding shares of Multiplex Company, Inc. (Multiplex). Multiplex is headquartered in St. Louis, Missouri, where its production facility is located and has operations in Frankfurt, Germany, and Glasgow, UK. Multiplex manufactures soft-drink and beer dispensing equipment as well as water purification systems and supplies leading quick-service restaurants, convenience stores, and movie theatres. In addition, Multiplex designs and builds custom applications to meet the needs of customers with requirements that cannot be met by conventional dispensing equipment.

        The aggregate consideration paid by the company for the shares of Multiplex was $20.5 million, which is net of cash acquired of $3.7 million and includes direct acquisition costs of $0.4 million and assumed liabilities of $5.3 million. The excess of the cost over the fair value of the net assets acquired is $12.7 million. This excess was amortized over a weighted average life of 37 years.

        During 2000, the company completed other smaller acquisitions whose total aggregate consideration paid was $18.2 million, which is net of cash received and includes direct acquisition costs of $0.2 million and assumed liabilities of $2.8 million.

        1999 Acquisitions    On April 9, 1999, the company acquired all of the issued and outstanding shares of Kyees Aluminum, Inc., a leading supplier of cooling components for the major suppliers of fountain soft-drink beverage dispensers. The aggregate consideration paid by the company was $28.5 million, which is net of cash acquired of $1.0 million and includes direct acquisition costs of

$0.3 million, assumed liabilities of $2.2 million, and the payment of a post-closing net worth adjustment during the third quarter of 1999 of $1.3 million. The excess of the cost over the fair value of the net assets acquired is $24.1 million. This excess was amortized over a weighted average life of 38 years.

        On January 11, 1999, the company acquired all of the issued and outstanding shares of Purchasing Support Group LLC ("PSG"), a four-member beverage service organization. The new operation, renamed Manitowoc Beverage Systems, Inc. ("MBS"), provides full-service parts, components, and dispenser systems support to bottlers in the beverage industry. MBS is made up of companies that have been serving soft-drink bottling operations throughout the United States since the 1960s with a variety of equipment services for beverage dispensing systems. MBS operates in the Northeast, Atlantic Coast, Southeast, Central, and Western United States.

        The aggregate consideration paid by the company for the issued and outstanding shares of the four member companies of PSG was $43.7 million, which is net of cash acquired of $0.8 million and includes direct acquisition costs of $0.5 million and assumed liabilities of $5.9 million. The excess of the cost over the fair value of the net assets acquired is $34.0 million. This excess was amortized over a weighted average life of 38 years.

        The results of operations of each of the aforementioned acquisitions have been included in the Consolidated Statements of Earnings since the date acquired. Each acquisition was recorded utilizing the purchase method of accounting which allocates the acquisition cost based upon the fair values of assets acquired and liabilities assumed. During 2002, goodwill amortization related to these acquisitions will cease with the adoption of SFAS No. 142.

11. Contingencies and Significant Estimates

        The United States Environmental Protection Agency ("EPA") has identified the company as a Potentially Responsible Party ("PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), liable for the costs associated with investigating and cleaning up contamination at the Lemberger Landfill Superfund Site (the "Site") near Manitowoc, Wisconsin.

        Approximately 150 PRPs have been identified as having shipped substances to the Site. Eleven of the potentially responsible parties have formed a group (the Lemberger Site Remediation Group, or "LSRG") and have successfully negotiated with the EPA and the Wisconsin Department of Natural Resources to settle the potential liability at the Site and fund the cleanup.

        Recent estimates indicate that the remaining costs to clean up the Site are nominal. However the ultimate allocations of cost for the Site is not yet final. Although liability is joint and several, the company's percentage share of liability is estimated to be 11% of the total cleanup costs. Prior to December 31, 1996, the company accrued $3.3 million in connection with this matter. Expenses charged against this reserve during 2001, 2000, and 1999 were not significant. Remediation work at the Site has been substantially completed, with only long-term pumping and treating of groundwater and Site maintenance remaining. The company's remaining estimated liability for this matter, included in other current and non-current liabilities at December 31, 2001, is $1.0 million.

        As of December 31, 2001, various product-related lawsuits were pending. To the extent permitted under applicable law, all of these are insured with self-insurance retentions of $0.1 million for Potain Crane accidents; $1.0 million for all other Crane accidents; $1.0 million for Foodservice accidents occurring during 1990 to 1996; and $0.1 million for Foodservice accidents occurring during 1997 to present. The insurer's annual contribution is limited to $50.0 million.

        Product liability reserves included in accounts payable and accrued expenses at December 31, 2001, are $10.6 million; $4.0 million reserved specifically for the cases referenced above, and $6.6 million for claims incurred but not reported which were estimated using actuarial methods. As of December 31, 2001, the highest current reserve for an insured claim is $1.0 million. Based on the company's experience in defending itself against product liability claims, management believes the current reserves are adequate for estimated settlements on aggregate self-insured and insured claims. Any recoveries from insurance carriers are dependent upon the legal sufficiency of claims and the solvency of insurance carriers.

        At December 31, 2001 and 2000, the company had reserved $24.8 million and $18.8 million, respectively, for warranty claims included in product warranties and other non-current liabilities in the Consolidated Balance Sheet. Certain warranty and other related claims involve matters in dispute that ultimately are resolved by negotiation, arbitration or litigation. Infrequently, a material warranty issue can arise which is beyond the scope of the company's historical experience.

        It is reasonably possible that the estimates for environmental remediation, product liability and warranty costs may change in the near future based upon new information that may arise or are matters that are beyond the scope of the company's historical experience. Presently, there is no reliable means to estimate the amount of any such potential changes.

        At December 31, 2001, the company is contingently liable under bid, performance, and specialty bonds, primarily for the Marine segment, totaling approximately $178.7 million and open standby letters of credit issued by the company's banks in favor of third parties totaling $34.0 million at December 31, 2001.

        The company is also involved in various other legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, and the liabilities accrued with respect to such matters, in the opinion of management, ultimate resolution is not expected to have a material adverse effect on the consolidated financial statements of the company.

12. Employee Benefit Plans

        Savings and Investment Plans    The company sponsors a defined contribution savings plan that allows substantially all employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan-specific guidelines. The plan requires the company to match 100% of the participants contributions up to 3% and match an additional 50% of the participants contributions between 3% to a maximum of 6% of a participant's compensation. The company also provides retirement benefits through noncontributory deferred profit sharing plans covering substantially all employees. Company contributions to the plans are based upon formulas contained in such plans. Total costs incurred under these plans were $10.6 million, $14.9 million and $14.3 million, in 2001, 2000, and 1999, respectively.

        Postretirement Health and Other Benefit Plans    The company provides certain pension, health care and death benefits for eligible retirees and their dependents. The pension benefits are funded, while the health care and death benefits are not funded but are paid as incurred. Eligibility for coverage is based on meeting certain years of service and retirement qualifications. These benefits may be subject to deductibles, co-payment provisions, and other limitations. The company has reserved the right to modify these benefits.

        The tables that follow contain the components of the periodic benefit cost for 2001, 2000, and 1999, respectively, and the reconciliation of the changes in the benefit obligation, the changes in plan assets and the funded status as of December 31, 2001. Acquisition-related changes for 2001 presented in the table relate to the acquisition of Potain in May 2001. Data presented in the table that relate to acquisitions for 2000 relate to the November 2000 acquisition of Marinette Marine

        The components of the periodic benefit cost are as follows:

	For the Years Ended December 31
	Pension			Postretirement Health and Other
	2001	2000	1999	2001	2000	1999
Service cost—benefits earned during the year	$324	$33	$—	$547	$409	$395
Interest cost on projected benefit obligation	1,005	98	—	1,667	1,521	1,325
Expected return on assets	(1,059)	(128)	—
Amortization of transition amount	—	—	—	83	3	—
Amortization of prior service cost	—	(12)	—
Amortization of actuarial gain	4	3	—	—	—	—

Net periodic benefit cost	$274	$(6)	$—	$2,297	$1,933	$1,720

        The following is a reconciliation of the changes in the benefit obligation, the changes in plan assets, and the funded status as of December 31, 2001 and 2000, respectively.

	Pension		Postretirement Health and Other
	2001	2000	2001	2000
Change in Benefit Obligation
Benefit obligation, beginning of year	$10,445	$—	$22,209	$19,091
Service cost	324	33	547	409
Interest cost	1,005	98	1,667	1,521
Acquisition	7,802	10,481	145	482
Participant contributions	—	—	795	796
Actuarial loss	(489)	(106)	7,723	2,509
Benefits paid	(751)	(61)	(3,193)	(2,599)

Benefit obligation, end of year	$18,336	$10,445	$29,893	$22,209

Change in Plan Assets
Fair value of plan assets, beginning of year	$12,052	$—	$—	$—
Actual return on plan assets	1,264	128	—	—
Acquisitions	5,445	12,051	—	—
Employer contributions	245	—	2,398	1,803
Participant contributions	—	—	795	796
Benefits paid	(751)	(61)	(3,193)	(2,599)
Actuarial changes	(1,189)	(66)	—	—

Fair value of plan assets, end of year	$17,066	$12,052	$—	$—

Funded status	$(1,270)	$1,607	$(29,893)	(22,209)
Unrecognized (gain) loss	1,599	1,261	9,442	1,688
Unrecognized transition obligation	—	—	212	306

Prepaid/(accrued) benefit cost	329	2,868	(20,239)	(20,215)

Amounts recognized in the Consolidated Balance Sheet at December 31:
Prepaid benefit cost	$329	$2,868	$—	$—
Accrued benefit liability	—	—	(20,239)	(20,215)
Net amount recognized	$329	$2,868	$(20,239)	$(20,215)

Weighted-Average Assumptions
Discount rate	7.75%	7.75%	7.24%	7.25%
Expected return on plan assets	9.00%	9.00%	N/A	N/A
Rate of compensation increase	4.00%	4.00%	N/A	N/A

The health care cost trend rate assumed in the determination of the accumulated postretirement benefit obligation is 12% for 2001 declining to 5% in 2008. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement health benefit obligation by $4.5 million at December 31, 2001, and would increase the aggregate of the service and interest cost components of net periodic postretirement health benefit cost by $0.3 million for 2001. Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the accumulated postretirement health benefit obligation by $3.7 million at December 31, 2001, and would decrease the aggregate of the service and interest cost components of net periodic postretirement health benefit costs by $0.6 million for 2001.

It is reasonably possible that the estimate for future retirement and health care costs may change in the near future due to changes in the health care environment or changes in interest rates that may arise. Presently, there is no reliable means to estimate the amount of any such potential changes. The company maintains a supplemental executive retirement plan ("SERP") for certain executive officers of the company and its subsidiaries that is unfunded. Expense related to the plans of $1.2 million and $0.6 million was recorded in fiscal 2001 and 2000, respectively. Amounts accrued as of December 31, 2001 and 2000 related to the plans were $1.8 million and $0.6 million, respectively.

        The company has a deferred compensation plan that enables certain key employees and non-employee directors to defer a portion of their compensation or fees on a pre-tax basis. The company matches contributions under this plan at a rate equal to an employee's profit sharing percentage plus one percent. Deferrals and company contributions are placed in a Rabbi Trust which restricts the company's use and access to the funds but which are also subject to the claims of the company's general creditors. The company has consolidated the assets and liabilities of the Rabbi Trust within its accounts in 2001. Company stock held by the Rabbi Trust has been recorded as treasury stock in accordance with the requirements for diversified plans. The recognition of this plan in the company's financial statements results in $7.0 million included in treasury stock and a $7.1 million increase in other non-current assets, representing the fair value of the plan's diversified investments at December 31, 2001. In addition, $14.1 million liability is included in other non-current liabilities and represents the company's liability to participants under this plan at December 31, 2001.

13. Leases

        The company leases various property, plant and equipment. Terms of the leases vary, but generally require the company to pay property taxes, insurance premiums, and maintenance costs associated with the leased property. Rental expense attributable to operating leases was $15.9 million, $8.5 million, and $4.8 million in 2001, 2000, and 1999, respectively. Future minimum rental obligations under noncancelable operating leases, as of December 31, 2001, are payable as follows:

2002	$16,302
2003	14,655
2004	12,077
2005	10,630
2006	9,362
Thereafter	23,146

14. Business Segments

        The company identifies its segments using the "management approach," which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments.

        The company has three reportable segments: Cranes and Related Products ("Cranes"), Foodservice Equipment ("Foodservice"), and Marine.

        Cranes' products consist primarily of lattice-boom crawler cranes; tower cranes; truck-mounted hydraulic cranes; rough-terrain forklifts; and material-handling equipment. Cranes also specializes in industrial machinery repair and rebuilding services as well as crane rebuilding and remanufacturing services. Cranes distributes its products in North America (primarily the United States), Europe, Southeast Asia, and the Middle East. Cranes' operations serve the construction, energy, and mining industries and are mainly impacted by the level of activities related to heavy construction and infrastructure projects around the world.

        Foodservice products consist primarily of commercial ice-cube machines; ice/beverage dispensers; walk-in and reach-in refrigerators and freezers; refrigerated undercounter and food preparation tables; private label residential refrigerators and freezers; backroom beverage equipment; and distribution services. Foodservice sells its products primarily in the United States, Europe, Southeast Asia, and in the Middle East. Foodservice products serve the lodging, restaurant, health care, convenience store and soft-drink bottling markets, which are impacted by demographic changes and business cycles.

        Marine provides ship repair, maintenance, conversion, and construction services to foreign and domestic vessels operating on the Great Lakes. Marine is also a leading provider of Great Lakes and oceangoing mid-sized commercial, research, and military vessels. Marine serves the Great Lakes maritime market consisting of both U.S. and Canadian fleets, inland waterway operators, and oceangoing vessels that transit the Great Lakes and St. Lawrence Seaway.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain expenses are not allocated to the segments. These unallocated expenses are corporate overhead, intangible asset amortization, interest expense, and income taxes. The company evaluates segment performance based upon profit or loss before the aforementioned expenses.

        The company is organized primarily on the basis of products and is broken down into 20 business units. Eleven of the business units have been aggregated into the Foodservice segment; five of the business units have been aggregated into the Cranes segment; and four business units make up the Marine segment.

        Financial information relating to the company's reportable segments for the years ended December 31, 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Net Sales:
Cranes and related products	$523,266	$376,250	$389,510
Foodservice equipment	411,637	425,080	379,625
Marine	181,677	71,942	55,204

Total	$1,116,580	$873,272	$824,339

Operating Income:
Cranes and related products	$66,028	$62,876	$64,840
Foodservice equipment	57,942	61,368	65,372
Marine	18,924	8,902	7,297
General corporate	(11,961)	(12,313)	(11,166)

Total	130,933	120,833	126,343
Amortization	(12,544)	(8,181)	(7,392)

Total	$118,379	$112,652	$118,951

Capital Expenditures:
Cranes and related products	$17,189	$2,883	$3,536
Foodservice equipment	7,307	8,883	8,974
Marine	2,908	1,481	1,165
General corporate	1,857	168	39

Total	$29,261	$13,415	$13,714

Total Assets:
Cranes and related products	$577,920	$171,867	$165,974
Foodservice equipment	368,363	359,196	314,982
Marine	77,291	75,757	10,162
General corporate	57,238	35,710	39,122

Total	$1,080,812	$642,530	$530,240

        Sales and long-lived asset information by geographic area as of and for the years ended December 31 are as follows:

	Sales			Long-Lived Assets
	2001	2000	1999	2001	2000
United States	$859,871	$793,843	$737,616	$470,024	$410,596
Other North America	17,333	25,132	25,213	—	—
Europe	179,085	17,375	32,246	272,410	5,468
Asia	31,264	17,393	11,174	5,575	2,959
Middle East	6,905	5,479	2,113	—	—
Central & South America	6,468	4,873	4,073	1,216	—
Africa	6,180	3,277	5,890	—	—
South Pacific & Caribbean	6,872	5,900	6,014	—	—
Australia	2,602	—	—	497	—

Total	$1,116,580	$873,272	$824,339	$749,722	$419,023

        Foreign revenue is based upon the location of the customer. Revenue from no single foreign country was material to the consolidated sales of the company.

15. Subsidiary Guarantors

        The following tables present 2001 condensed consolidating financial information for (a) the parent company, The Manitowoc Company, Inc. ("Parent"); (b) on a combined basis, the guarantors of the Senior Subordinated Notes, which include all the domestic wholly owned subsidiaries of the company ("Subsidiary Guarantors"); and (c) on a combined basis, the wholly and partially owned foreign subsidiaries of the company (primarily Potain) which do not guarantee the Senior Subordinated Notes ("Non-Guarantor Subsidiaries"). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are unconditionally, jointly, and severally liable under the guarantees, and the company believes such separate statements or disclosures would not be useful to investors. The company has not presented consolidating financial information for 2000 and 1999 because the Parent has no operations and only minor independent assets in either year, and the direct and indirect Non-Guarantor Subsidiary amounts are considered minor in those years.

THE MANITOWOC COMPANY, INC.

Condensed Consolidating Statement of Earnings

For the Year Ended December 31, 2001

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In Thousands)
Net sales	$—	$903,858	$212,722	$—	$1,116,580
Costs and expenses:
Cost of sales	—	666,349	165,419	—	831,768
Engineering, selling and administrative	11,962	115,135	26,782	—	153,879
Amortization expense	336	8,870	3,348	—	12,554

Total costs and expenses	12,298	790,354	195,549	—	998,201

Earnings (loss) from operations	(12,298)	113,504	17,173	—	118,379
Other income (expense):
Interest expense	(26,937)	(8,743)	(1,798)	—	(37,478)
Management fee income (expense)	13,803	(13,803)	—	—	—
Other expense—net	(1,004)	(877)	669	—	(1,212)

Total other income (expense)	(14,138)	(23,423)	(1,129)	—	(38,690)

Earnings (loss) before taxes on income, equity in earnings of subsidiaries and extraordinary loss	(26,436)	90,081	16,044	—	79,689
Provision (benefit) for taxes on income	(10,904)	37,155	4,566	—	30,817

Earnings before equity in earnings of subsidiaries and extraordinary loss	(15,532)	52,926	11,478	—	48,872
Equity in earnings of subsidiaries	64,404	—	—	(64,404)	—

Earnings (loss) before extraordinary loss	48,872	52,926	11,478	(64,404)	48,872
Extraordinary loss on debt extinguishment, net of income tax benefit of $2,216	(3,324)	—	—	—	(3,324)

Net earnings (loss)	$45,548	$52,926	$11,478	$(64,404)	$45,548

THE MANITOWOC COMPANY, INC.

Condensed Consolidating Balance Sheet

As of December 31, 2001

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(In Thousands)
Assets
Current Assets:
Cash and cash equivalents	$4,456	$141	$18,984	$—	$23,581
Marketable securities	2,151	—	—	—	2,151
Accounts receivable	43	67,159	74,009	—	141,211
Inventories	—	67,005	56,051	—	123,056
Deferred tax assets	18,873	—	9,473	—	28,346
Other	203	10,271	2,271	—	12,745

Total current assets	25,726	144,576	160,788	—	331,090

Intangible assets—net	19,150	300,445	206,100	—	525,695
Property, plant and equipment—net	5,038	98,634	71,712	—	175,384
Other non-current assets	7,125	26,417	15,101	—	48,643
Equity in affiliates	943,466	—	—	(943,466)	—

Total assets	$1,000,505	$570,072	$453,701	$(943,466)	$1,080,812

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$18,853	$126,447	$90,831	$—	$236,131
Current portion long-term debt	24,558	—	6,529	—	31,087
Short-term borrowings	5,900	—	5,061	—	10,961
Product warranties	—	13,575	4,407	—	17,982

Total current liabilities	49,311	140,022	106,828	—	296,161

Non-Current Liabilities:
Long-term debt, less current portion	435,165	—	11,357	—	446,522
Postretirement and other health benefit obligations	1,003	19,129	2,939	—	23,071
Intercompany payable/(receivable)—net	231,140	(238,568)	7,428	—	—
Other non-current liabilities	20,091	5,068	26,104	—	51,263

Total non-current liabilities	687,399	(214,371)	47,828	—	520,856

Stockholders' Equity	263,795	644,421	299,045	(943,466)	263,795

Total liabilities and stockholders' equity	$1,000,505	$570,072	$453,701	$(943,466)	$1,080,812

THE MANITOWOC COMPANY, INC.

Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2001
	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Consolidated
	(In Thousands)
Net cash provided by (used in) operations	$(54,029)	$9,751	$150,893	$106,615

Cash Flows from Investing:
Business acquisitions—net of cash acquired	—	(954)	(284,579)	(285,533)
Capital expenditures	(1,857)	(14,058)	(13,346)	(29,261)
Proceeds from sale of property, plant, and equipment	—	662	9,557	10,219
Purchase of temporary investments—net	(107)	—	—	(107)
Intercompany investments	(163,535)	—	163,535	—

Net cash provided by (used for) investing	(165,499)	(14,350)	(124,833)	(304,682)

Cash Flows from Financing:
Proceeds from long-term debt	345,116	—	—	345,116
Proceeds from senior subordinated notes	156,118	—	—	156,118
Payments on long-term debt	(159,632)	—	(2,257)	(161,889)
(Payments) proceeds from revolver borrowings—net	(75,100)	—	(3,627)	(78,727)
(Payments) proceeds issuance of commercial paper—net	(24,700)	—	—	(24,700)
Debt issuance costs	(21,023)	—	—	(21,023)
Dividends paid	(257)	—	(7,101)	(7,358)
Exercises of stock options	183	—	—	183

Net cash provided by (used for) financing	220,705	—	(12,985)	207,720

Effect of exchange rate changes on cash	—	—	(55)	(55)

Net increase (decrease) in cash and cash equivalents	1,177	(4,599)	13,020	9,598
Balance at beginning of year	3,279	4,740	5,964	13,983

Balance at end of year	$4,456	$141	$18,984	$23,581

16. Goodwill Impairment (unaudited)

        Upon the adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets ceased being amortized, and were tested for impairment. Using the SFAS No. 142 approach, the Company estimated the fair values of the reporting units, using the present value of future cash flows approach, subject to a comparison for reasonableness to market capitalization at the date of evaluation. As a result, the Company recorded a transitional goodwill impairment charge as of January 1, 2002 of $51.0 million ($36.8 million net of tax) and presented it as a cumulative effect of accounting change. This charge relates to reporting units as follows: Beverage Group (Foodservice Equipment Segment) $33.1 million and Boom Trucks (Cranes and Related Products Segment) $17.9 million, and is due to current economic conditions in these industries. This transitional impairment charge results from the application of the new impairment methodology introduced by SFAS No. 142. Previous accounting rules incorporated comparison of book value to undiscounted cash flows, whereas the new rules require a comparison of book value to discounted cash flows, which are lower. Under previous requirements, no goodwill impairment would have been recorded on January 1, 2002.

THE MANITOWOC COMPANY, INC.

Condensed Consolidated Statements of Earnings

For the Three and Nine Months Ended September 30, 2002 and 2001

(Unaudited)

(In thousands, except per-share and weighted average shares data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net sales	$409,916	$301,011	$1,057,465	$828,596
Costs and expenses:
Cost of sales	318,943	222,873	805,878	614,654
Engineering, selling and administrative expenses	51,635	40,891	142,037	112,196
Amortization expense	501	3,476	1,553	8,943
Plant consolidation costs	—	—	3,900	—

Total costs and expenses	371,079	267,240	953,368	735,793

Earnings from operations	38,837	33,771	104,097	92,803
Other expense:
Interest expense	(14,664)	(12,362)	(36,641)	(25,302)
Other income (expense), net	(28)	(677)	411	(1,217)

Total other expense	(14,692)	(13,039)	(36,230)	(26,519)

Earnings before taxes on income	24,145	20,732	67,867	66,284
Provision for taxes on income	9,417	8,293	26,468	26,040

Net earnings before extraordinary loss and cumulative effect of accounting change	14,728	12,439	41,399	40,244
Extraordinary loss on debt extinguishment, net of income taxes of $2,216	—	—	—	(3,324)
Cumulative effect of accounting change, net of income taxes of $14,200	—	—	(36,800)	—

Net earnings	$14,728	$12,439	$4,599	$36,920

Basic earnings per share:
Net earnings before extraordinary loss and cumulative effect of accounting change	$0.58	$0.51	$1.67	$1.66
Extraordinary loss on debt extinguishment, net of income taxes	—	—	—	(0.14)
Cumulative effect of accounting change, net of income taxes	—	—	(1.49)	—

Net earnings	$0.58	$0.51	$0.18	$1.52

Diluted earnings per share:
Net earnings before extraordinary loss and cumulative effect of accounting change	$0.57	$0.51	$1.64	$1.64
Extraordinary loss on debt extinguishment, net of income taxes	—	—	—	(0.13)
Cumulative effect of accounting change, net of income taxes	—	—	(1.46)	—

Net earnings	$0.57	$0.51	$0.18	$1.51

Dividends per common share	$—	$—	$—	$0.075

Weighted average shares outstanding—basic	25,600,024	24,273,605	24,739,123	24,268,412
Weighted average shares outstanding—diluted	25,983,241	24,522,524	25,257,522	24,539,425

See accompanying notes which are an integral part of these statements.

THE MANITOWOC COMPANY, INC.

Condensed Consolidated Balance Sheets

As of September 30, 2002 and December 31, 2001

(In thousands, except share data)

	September 30, 2002	December 31, 2001
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$34,066	$23,581
Marketable securities	2,218	2,151
Accounts receivable—net	288,516	141,211
Inventories—net	290,629	123,056
Deferred income taxes	35,224	28,346
Other current assets	31,849	12,745

Total current assets	682,502	331,090

Goodwill—net	441,697	507,739
Other intangible assets—net	82,747	—
Property, plant and equipment—net	315,241	175,384
Other non-current assets	81,712	66,599

Total assets	$1,603,899	$1,080,812

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$397,300	$236,131
Current portion of long-term debt	29,317	31,087
Short-term borrowings	26,997	10,961
Product warranties	29,777	17,982

Total current liabilities	483,391	296,161
Non-Current Liabilities:
Long-term debt, less current portion	625,205	446,522
Pension obligations	44,983	2,809
Postretirement health and other benefit obligations	43,445	20,262
Other non-current liabilities	68,703	51,263

Total non-current liabilities	782,336	520,856
Commitments and Contingencies (see Note 5)
Stockholders' Equity:
Common stock (36,746,482 shares issued, 26,390,252 and 24,053,085 shares outstanding, respectively)	367	367
Additional paid-in capital	81,013	31,670
Accumulated other comprehensive loss	(12,503)	(3,937)
Unearned compensation	(710)	—
Retained earnings	377,222	372,623
Treasury stock, at cost (10,356,230 and 12,693,397 shares, respectively)	(107,217)	(136,928)

Total stockholders' equity	338,172	263,795

Total liabilities and stockholders' equity	$1,603,899	$1,080,812

See accompanying notes which are an integral part of these statements.

THE MANITOWOC COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2002 and 2001

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2002	2001
Cash Flows from Operations:
Net earnings	$4,599	$36,920
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	21,335	16,218
Amortization of intangible assets	1,553	8,943
Amortization of deferred financing fees	2,969	1,420
Deferred income taxes	2,328	—
Plant relocation costs	3,900	—
Cumulative effect of accounting change, net of income taxes	36,800	—
Extraordinary loss on early extinguishment of debt, net of income taxes	—	3,324
Gain on sale of property, plant and equipment	(2,191)	(338)
Changes in operating assets and liabilities, excluding effects of business acquisitions:
Accounts receivable	(64,870)	(5,585)
Inventories	(992)	1,492
Other current assets	(2,628)	9,180
Non-current assets	8,245	(32,361)
Current liabilities	38,863	47,153
Non-current liabilities	3,682	(885)

Net cash provided by operations	53,593	85,481

Cash Flows from Investing:
Business acquisitions—net of cash acquired	3,823	(284,759)
Capital expenditures	(24,586)	(17,417)
Proceeds from sale of property, plant and equipment	13,346	487
Purchase of marketable securities	(67)	(81)

Net cash used for investing	(7,484)	(301,770)

Cash Flows from Financing:
Proceeds from long-term debt	—	345,116
Payments on Grove borrowings	(198,328)	—
Proceeds from senior subordinated notes	175,000	156,118
Payments on long-term debt	(20,292)	(157,489)
Proceeds (payments) from revolver borrowings—net	11,306	(79,382)
Debt issuance costs	(6,259)	(21,023)
Dividends paid	—	(1,893)
Exercises of stock options	2,074	148

Net cash provided by (used for) financing	(36,499)	241,595

Effect of exchange rate changes on cash	875	45

Net increase in cash and cash equivalents	10,485	25,351
Balance at beginning of period	23,581	13,983

Balance at end of period	$34,066	$39,334

See accompanying notes which are an integral part of these statements.

THE MANITOWOC COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

For the Three and Nine Months Ended September 30, 2002 and 2001

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net earnings	$14,728	$12,439	$4,599	$36,920
Other comprehensive income (loss):
Derivative instruments fair market value adjustment—net of income taxes	(58)	(1,562)	312	(1,773)
Foreign currency translation adjustments	1,109	3,956	(8,878)	(1,577)

Total other comprehensive income (loss)	1,051	2,394	(8,566)	(3,350)

Comprehensive income (loss)	$15,779	$14,833	$(3,967)	$33,570

See accompanying notes which are an integral part of these statements.

THE MANITOWOC COMPANY, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2002 and 2001

1. Accounting Policies

        In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the results of operations, cash flows and comprehensive income for the three and nine months ended September 30, 2002 and 2001 and the financial position at September 30, 2002. The interim results are not necessarily indicative of results for a full year and do not contain all information included in the company's annual consolidated financial statements and notes for the year ended December 31, 2001. The consolidated balance sheet as of December 31, 2001 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. It is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in the company's latest annual report.

        All dollar amounts, except per share amounts, are in thousands of dollars throughout these notes unless otherwise indicated.

        Certain prior period amounts have been reclassified to conform to the current period presentation.

2. Acquisitions

2002

        On August 8, 2002 the company acquired all of the outstanding common shares of Grove Investors, Inc (Grove). The results of Grove's operations have been included in the consolidated financial statements since that date. Grove is a leading provider of mobile hydraulic cranes, truck mounted cranes and aerial work platforms for the global market. Grove's products are used in a wide variety of applications by commercial and residential building contractors as well as by industrial, municipal and military end users. Grove's products are marketed to independent equipment rental companies and directly to end users under the brand names Grove Crane, Grove Manlift and National Crane.

        The company views Grove as a good strategic fit with its crane business for a number of reasons. Grove is a global leader in the mobile hydraulic crane industry, specifically in all terrain and rough terrain mobile hydraulic cranes. The company did not offer these types of cranes, so Grove filled this void in the company's product offering. Coupled with the company's recent entrance into the tower crane product line with the acquisition of Potain, Grove enables the company to offer customers three major crane categories, namely crawler cranes, tower cranes and mobile hydraulic cranes. With the addition of Grove, the company will be able to offer customers equipment and lifting solutions for virtually every construction application. The company also believes that the combination of the two companies will provide opportunities to capitalize on their respective strengths in systems, technologies and manufacturing expertise, and that this combination will create natural synergies in its worldwide distribution and service network.

        The aggregate purchase price paid for Grove was $72.6 million, including the company's common stock valued at $70.0 million and direct acquisition costs of $2.6 million. As defined in the merger agreement, in exchange for the outstanding shares of Grove common stock, the company issued approximately 2.2 million shares of the company's common stock out of treasury with an average market price of $32.34 per share. The number of shares issued at the close of the transaction was calculated based on the average closing price of the company's common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction. In addition, the company assumed all of Grove's outstanding liabilities (approximately $399.3 million), including approximately $202.8 million of debt outstanding as of August 8, 2002. Substantially all of this assumed debt was refinanced (See Note 11).

        The following table summarizes the preliminary estimate of the fair value of the assets acquired and liabilities assumed at the date of acquisition.

August 8, 2002
Current assets	$278,505
Property, plant and equipment	116,309
Goodwill	72,047
Other long-term assets	5,006

Total assets acquired	471,867

Current liabilities, excluding current debt	102,074
Debt	202,420
Other long-term liabilities	94,781

Total liabilities assumed	399,275

Net assets acquired	$72,592

        Total current assets of $278.5 million includes cash acquired of $13.8 million. The purchase consideration paid in excess of the fair values of the assets acquired and liabilities assumed will be allocated first to the identifiable intangible assets with any remaining excess accounted for as goodwill. The third party valuations of identifiable tangible and intangible assets are not yet complete. Therefore, all of the excess of purchase consideration over the net assets acquired has preliminarily been recorded as goodwill. Based upon a preliminary appraisal report of identifiable intangible assets, the preliminary allocation is as follows: $26.0 million to trademarks and tradenames with an indefinite life; $12.0 million to an in-place distribution network with an indefinite life; $7.0 million to patents with a 10 to 15-year life; and the remaining $27.0 million to goodwill with an indefinite life. The final determination of goodwill will be dependent upon finalization of the third party appraisal of the tangible and other intangible assets to be completed in the fourth quarter of 2002. The result of these valuations could potentially change the purchase price allocation to include adjustments to, among others, property, plant and equipment and definite lived intangible assets, which would result in additional depreciation and amortization expense. The company has also developed and is finalizing certain restructuring and integration activities relating to this acquisition, which will result in further adjustments.

        In connection with the acquisition, the company and Grove submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on March 27, 2002. In response to concerns raised by the Department of Justice regarding a potential reduction in competition in the United States boom truck market that could result from the acquisition, the company and Grove reached an agreement with the Department of Justice that, following the completion of the Grove acquisition, the company will divest of either Manitowoc Boom Trucks Inc. or National Crane Corporation (Grove's boom truck business). Based on a preliminary analysis, the company initially intends to pursue the disposition of Manitowoc Boom

Trucks Inc. A final decision to dispose of the Manitowoc Boom Trucks operation is contingent on a number of factors including the level of interest expressed by potential buyers, an acceptable range of purchase price, and approval of the transaction by the Department of Justice. As a result of the remaining uncertainties surrounding the divestiture of Manitowoc Boom Trucks, the company has not reflected Manitowoc Boom Trucks as a discontinued operation in the condensed consolidated financial statements as it has not met all of the criteria in Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to report this business as a discontinued operation. The company does not anticipate that the divestiture of either operation will have a material effect on its financial condition or the results of its continuing operations as the net sales, operating profits, total assets and net assets of Manitowoc Boom Trucks Inc. or National Crane Corporation is less than six-percent of the pro forma net sales, operating profit, total assets and net assets of the company and Grove as of and for the three and nine months ended September 30, 2002.

        On April 8, 2002 the company purchased the remaining 50% interest in its joint venture Manitowoc Foodservice Europe (f/k/a Fabbrica Apparecchiature per la Produzione del Ghiaccio Srl), a manufacturer of ice machines based in Italy. The aggregate consideration paid by the company for the remaining interest was $3.4 million and resulted in $1.7 million of goodwill.

2001

        On May 9, 2001 the company acquired all of the outstanding capital stock of Potain SAS (formerly Potain SA) (Potain). Potain is a leading designer, manufacturer and supplier of tower cranes for the building and construction industry. The aggregate consideration paid was $425.2 million, which includes $307.1 million paid in cash, direct acquisition costs of $4.1 million ($0.4 million incurred during 2002), assumed liabilities of $138.8 million, the payment of a post-closing purchase price adjustment of $3.6 million in February 2002, and is less cash acquired of $28.4 million.

        During the second quarter of 2002, the company finalized the purchase accounting for the Potain acquisition resulting in a reduction in goodwill of approximately $8.9 million. The primary purchase accounting adjustments recorded during 2002 were to adjust the book value of property, plant and equipment acquired to fair market value based on a third party appraisal report and to record a $8.1 million liability associated with certain restructuring and integration activities. To achieve reductions in operating costs and to integrate the operations of Potain, the company has recorded a $8.1 million liability related primarily to employee severance benefits for workforce reductions. Approximately 135 hourly and salaried positions will be eliminated, which we estimate will generate annual cost savings of approximately $11 million. To date the company has utilized approximately $1.0 million of this liability.

        During 2001 the company also completed the acquisition of certain assets of a German-based telescopic personnel platform lift company, assets of a terminated Singapore-based crane equipment distribution company, and assets of a local electrical contractor for the Marine segment. The aggregate consideration paid by the company for these acquisitions was $2.5 million, which includes direct acquisition costs and assumed liabilities, less cash acquired.

        The following unaudited pro forma financial information of the company and its subsidiaries for the three and nine months ended September 30, 2002 and 2001 assumes the 2002 acquisition of Grove and 2001 acquisition of Potain occurred on January 1, 2001.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Pro forma:
Net sales	$464,770	$483,238	$1,391,556	$1,476,394
Earnings before taxes on income	$13,382	$408	$45,865	$26,514
Net earnings before extraordinary loss and cumulative effect of accounting change, net of income taxes	$8,163	$248	$27,977	$16,174
Net income (loss)	$8,163	$248	$(8,823)	$12,850
Basic earnings per share:
Net earnings before extraordianry loss and cummulative effect of accounting change	$0.32	$0.01	$1.06	$0.62
Net earnings	$0.32	$0.01	$(0.33)	$0.49
Diluted earnings per share:
Net earnings before extraordianry loss and cummulative effect of accounting change	$0.31	$0.01	$1.05	$0.62
Net earnings	$0.31	$0.01	$(0.33)	$0.48

        On May 7, 2001 SGPA, Inc. (the Predecessor), the predecessor of Grove, filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy code that was confirmed by the court on September 14, 2001 and consummated on September 25, 2001. For financial accounting purposes, the inception date for the reorganized Grove (the Successor was September 29, 2001. The Grove financial statements reflect accounting principles set forth by the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As such, Grove adopted fresh-start reporting as of September 29, 2001 resulting in a revaluation of its assets, liabilities and capital structure. The Predecessor incurred certain costs related to the reorganization plan, which are included in the 2001 pro forma information above. The three and nine months ended September 30, 2001, include $8.2 million and $14.5 million, respectively, of reorganization costs.

3. Inventory

        The components of inventory at September 30, 2002 and December 31, 2001 are summarized as follows:

	September 30, 2002	December 31, 2001
Components:
Raw materials	$86,184	$44,302
Work-in-process	88,513	35,517
Finished goods	135,409	62,798

Total inventories at FIFO costs	310,106	142,617
Excess of FIFO costs over LIFO value	(19,477)	(19,561)

Total inventories	$290,629	$123,056

        Inventory is carried at lower of cost or market using the first-in, first-out (FIFO) method for 88% and 79% of total inventory at September 30, 2002 and December 31, 2001, respectively. The remainder of the inventory is costed using the last-in, first-out (LIFO) method.

4. Stockholders' Equity

        Effective January 1, 2002, the company amended its deferred compensation plan to provide plan participants the ability to direct deferrals and company matching contributions into two separate investment programs, Program A and Program B. The investment assets in Programs A and B are held in two separate Rabbi Trusts. Program A invests solely in the company's stock; dividends paid on the company's stock are automatically reinvested; and all distributions must be made in company stock. Program B offers a variety of investment options but does not include company stock as an investment option. All distributions from Program B must be made in cash. Participants cannot transfer assets between programs. As a result of this amendment, the company reclassified approximately $7 million from other non-current liabilities to a contra equity account offsetting the balance of treasury stock.

        As discussed in Note 2, "Acquisitions," the company issued approximately 2.2 million shares of the company's common stock with an average market price of $32.34 per share in connection with the Grove acquisition. The common stock was issued from treasury stock with a per share historical cost value of $10.21. The difference between the average market price of $32.34 per share and the treasury stock value of $10.21 per share was reflected in additional paid-in capital. In addition, the company exchanged outstanding Grove stock options with the company's stock options. The number of the company's stock options issued and the exercise price of those options was calculated based on the average closing price of the company's common stock for the ten consecutive trading days ending on and including the second day prior to the closing of the transaction as defined in the merger agreement. For the Grove acquisition, the company issued approximately 0.1 million stock options with an exercise price of $18.30 per share to certain Grove employees.

        In February 2001, the board of directors adopted a resolution to pay cash dividends annually rather than quarterly. In October 2002, the board of directors declared a cash dividend of $0.28 per share of common stock to shareholders of record on December 2, 2002, payable on December 9, 2002.

5. Contingencies and Significant Estimates

        The company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) in connection with the Lemberger Landfill Superfund Site near Manitowoc, Wisconsin. Approximately 150 potentially responsible parties have been identified as having shipped hazardous materials to this site. Eleven of those, including the company, have formed the Lemberger Site Remediation Group and have successfully negotiated with the United States Environmental Protection Agency and the Wisconsin Department of Natural Resources to fund the cleanup and settle their potential liability at this site. Recent estimates indicate that the total costs to clean up this site are approximately $30 million. However the ultimate allocations of cost for this site are not yet final. Although liability is joint and several, the company's share of liability is estimated to be 11% of the total costs. Prior to December 31, 1996, the company accrued $3.3 million in connection with this matter. The amounts the company has spent each year from 1999 through 2001 to comply with its portion of the cleanup costs have not been material. Remediation work at the site has been substantially completed, with only long-term pumping and treating of groundwater and site maintenance remaining. The company's remaining estimated liability for this matter, included in other current and non current liabilities at September 30, 2002, is $0.9 million. Based on the size of the company's current allocation of liability at this site, the existence of other viable potentially responsible parties and current reserves, the company does not believe that any liability imposed in connection with this site will have a material adverse effect on its financial condition, results of operations or cash flows.

        At certain of the company's other facilities, the company has identified potential contaminants in soil and groundwater. The ultimate cost of any remediation required will depend upon the results of future investigation. Based upon available information, the company does not believe that these costs will be material. However, the company can give no assurance that this will be the case.

        The company believes that it has obtained and is in substantial compliance with those material environmental permits and approvals necessary to conduct its various businesses. Based on the facts presently known, the company does not expect environmental compliance costs to have a material adverse effect on its financial condition, results of operations or cash flows.

        As of September 30, 2002, various product-related lawsuits were pending. To the extent permitted under applicable law, all of these are insured with self-insurance retentions of $0.1 million for Potain crane accidents; $1.0 million for all other crane accidents (except for Grove); $1.0 million for Foodservice Equipment accidents occurring during 1990 to 1996; and $0.1 million for Foodservice Equipment accidents occurring during 1997 to present. Prior to the acquisition, Grove purchased an insurance policy, which effectively indemnified it against claims arising prior to October 1, 1997 up to an aggregate loss limit of $85.0 million. Beginning October 1, 1997 Grove's insurance included self-insured retention levels of $2.0 million per occurrence with an aggregate loss limit of $15.0 million per year for 1997 through 2000 and self-insurance retention levels of $3.0 million per occurrence with an aggregate loss limit of $15 million per year for 2000 through 2002. Effective October 1, 2002 the company adjusted its self-insurance retention limit for all United States crane product liability claims, including Grove, to $2.0 million per occurrence with an aggregate loss limit of $15.0 million per year. All non-United States crane product liability claims (other than Potain) are fully insured with a small deductible payable by the company. As of September 30, 2002, the insurer's annual contribution is limited to $25 million for Marine businesses, $25 million (1997–1998) and $50 million (1998–2002) for Foodservice Equipment and Crane (other than Grove) businesses, and $100 million for Grove.

Effective October 1, 2002 the company adjusted the insurer's annual contribution limit to $100 million for all Foodservice and Crane businesses, whereas the insurer's annual contribution limit for Marine cases remained at $25 million.

        Product liability reserves included in accounts payable and accrued expenses at September 30, 2002 were $35.0 million: $6.6 million reserved specifically for the cases referenced above, and $28.4 million was reserved for claims incurred but not reported which were estimated using actuarial methods. Based on the company's experience in defending itself against product liability claims, management believes the current reserves are adequate for estimated settlements on aggregate self-insured claims and insured claims. Any recoveries from insurance carriers are dependent upon the legal sufficiency of claims and the solvency of insurance carriers.

        At September 30, 2002 and December 31, 2001, the company had reserved $36.9 million and $24.8 million, respectively, for warranty claims included in product warranties and other non-current liabilities in the consolidated balance sheet. Certain of these warranties and other related claims involve matters in dispute that ultimately are resolved by negotiation, arbitration or litigation. Infrequently, a material warranty issue can arise which is beyond the scope of the company's historical experience.

        It is reasonably possible that the estimates for environmental remediation, product liability and warranty costs may change in the near future based upon new information that may arise or matters that are beyond the scope of the company's historical experience. Presently, there are no reliable methods to estimate the amount of any such potential changes.

        The company is also involved in various other legal actions arising in the normal course of business, including numerous lawsuits involving asbestos-related claims in which the company is one of numerous defendants. After taking into consideration legal counsel's evaluation of such actions, and the liabilities accrued with respect to such matters, in the opinion of management, ultimate resolution is not expected to have a material adverse effect on the consolidated financial statements of the company.

6. Earnings Per Share

        The following is a reconciliation of the earnings and average shares outstanding used to compute basic and diluted earnings per share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Earnings:
Net earnings before extraordinary loss and cumulative effect of accounting change	$14,728	$12,439	$41,399	$40,244
Extraordinary loss from debt extinguishment, net of income taxes	—	—	—	(3,324)
Cumulative effect of accounting change, net of income taxes	—	—	(36,800)	—

Net earnings	$14,728	$12,439	$4,599	$36,920

Basic weighted average common shares outstanding	25,600,024	24,273,605	24,739,123	24,268,412
Effect of dilutive securities—stock options	383,217	248,919	518,399	271,013

Diluted weighted average common shares outstanding	25,983,241	24,522,524	25,257,522	24,539,425

Basic earnings per share:
Net earnings before extraordinary loss and cumulative effect of accounting change	$0.58	$0.51	$1.67	$1.66
Extraordinary loss on debt extinguishment, net of income taxes	—	—	—	(0.14)
Cumulative effect of accounting change, net of income taxes	—	—	(1.49)	—

Net earnings	$0.58	$0.51	$0.18	$1.52

Diluted earnings per share:
Net earnings before extraordinary loss and cumulative effect of accounting change	$0.57	$0.51	$1.64	$1.64
Extraordinary loss on debt extinguishment, net of income taxes	—	—	—	(0.13)
Cumulative effect of accounting change, net of income taxes	—	—	(1.46)	—

Net earnings	$0.57	$0.51	$0.18	$1.51

7. Extraordinary Loss

        During the second quarter of 2001, and in connection with the company's acquisition of Potain, the company restructured its long-term debt by entering into a $475 million senior credit facility and issuing 175 million euro aggregate principal amount, 10 3/8% senior subordinated notes due 2011. The company incurred an extraordinary loss of $5.5 million ($3.3 million net of income tax) related to a prepayment penalty and the write-off of the related unamortized financing fees from its previous credit facilities.

8. Goodwill and Other Intangible Assets

        Effective January 1, 2002, the company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. Previous accounting rules incorporated a comparison of book value to undiscounted cash flows. The new rules require a comparison of book value to discounted cash flows, which are lower.

        The SFAS No. 142 impairment model is a two-step process. First, it requires comparison of the book value of net assets to the fair value of the related reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of impairment. In the second step, the implied fair value of goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

        Upon adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets ceased being amortized, and were tested for impairment. Using the SFAS No. 142 approach described above, the company estimated the fair values of its reporting units using the present value of future cash flows approach, subject to a comparison for reasonableness to its market capitalization at the date of valuation. As a result, the company recorded a transitional goodwill impairment charge as of January 1, 2002 of $51.0 million ($36.8 million net of income tax) which is reflected as a cumulative effect of accounting change in the consolidated statement of earnings. This charge relates to the company's reporting units as follows: Beverage Group (Foodservice Equipment segment) $33.1 million and Manitowoc Boom Trucks (Cranes and Related Products segment) $17.9 million. The charge was based on current economic conditions in these industries. This transitional impairment charge results from the application of the new impairment methodology introduced by SFAS No. 142. Under previous requirements, no goodwill impairment would have been recorded on January 1, 2002.

        The following sets forth a reconciliation of net income and earnings per share information for the three and nine months ended September 30, 2002 and 2001 adjusted for the non-amortization provisions of SFAS No. 142.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Net earnings before extraordinary loss and cumulative effect of accounting change	$14,728	$12,439	$41,399	$40,244
Add back: Goodwill amortization, net of income taxes	—	1,762	—	4,887

Adjusted net earnings before extraordinary loss and cumulative effect of accounting change	14,728	14,201	41,399	45,131
Extraordinary loss, net of income taxes	—	—	—	(3,324)
Cumulative effect of accounting change, net of income taxes	—	—	(36,800)	—

Adjusted net earnings	$14,728	$14,201	$4,599	$41,807

Basic earnings per share:
Reported net earnings before extraordinary loss and cumulative effect of accounting change	$0.58	$0.51	$1.67	$1.66
Goodwill amortization, net of income taxes	—	0.07	—	0.20
Extraordinary loss, net of income taxes	—	—	—	(0.14)
Cumulative effect of accounting change, net of income taxes	—	—	(1.49)	—

Adjusted net earnings	$0.58	$0.58	$0.18	$1.72

Diluted earnings per share:
Reported net earnings before extraordinary loss and cumulative effect of accounting change	$0.57	$0.51	$1.64	$1.64
Goodwill amortization, net of income taxes	—	0.07	—	0.20
Extraordinary loss, net of income taxes	—	—	—	(0.13)
Cumulative effect of accounting change, net of income taxes	—	—	(1.46)	—

Adjusted net earnings	$0.57	$0.58	$0.18	$1.71

        The changes in the carrying amount of goodwill by reportable segment for the year ended December 31, 2001 and the nine months ended September 30, 2002, were as follows:

	Cranes and Related Products	Foodservice Equipment	Marine	Total
Balance as of January 1, 2001	$39,656	$222,721	$44,495	$306,872
Goodwill of acquired businesses	209,761	—	250	210,011
Finalization of purchase accounting, net	—	600	3,940	4,540
Amortization	(5,001)	(6,285)	(1,268)	(12,554)
Foreign currency impact	(1,130)	—	—	(1,130)

Balance as of December 31, 2001	243,286	217,036	47,417	507,739
Goodwill of acquired business	72,047	1,710	—	73,757
Finalization of purchase accounting, net	(4,908)	—	—	(4,908)
Allocation of purchase price to other intangible assets	(84,300)	—	—	(84,300)
Impairment charge	(17,900)	(33,100)	—	(51,000)
Foreign currency impact	409	—	—	409

Balance as of September 30, 2002	$208,634	$185,646	$47,417	$441,697

        During the first quarter of 2002 a portion of the excess of the cost over fair value of the net assets acquired in the Potain acquisition was allocated to specific other intangible assets. Based upon a third party appraisal report, the allocation was as follows: $53.0 million to trademarks and tradenames with an indefinite life; $17.5 million to patents with a 15-year life; $8.8 million to engineering drawings with a 15-year life; and $5.0 million to an in-place distribution network with an indefinite life. The remainder of the excess of the cost over fair value for this acquisition was allocated to goodwill. The company is in the process of obtaining a third party valuation of identifiable intangible assets related to the Grove acquisition. This valuation could change the purchase price allocation to include adjustments to definite lived intangible assets and therefore result in additional amortization expense. The gross carrying amount and accumulated amortization of the company's intangible assets other than goodwill, all as a result of the Potain acquisition, were as follows as of September 30, 2002:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trademarks and tradenames	$53,000	$—	$53,000
Patents	17,500	1,032	16,468
Engineering drawings	8,800	521	8,279
Distribution network	5,000	—	5,000

	$84,300	$1,553	$82,747

        Amortization expense recorded for the other intangible assets for the three months and nine months ended September 30, 2002 was $0.5 million and $1.6 million, respectively. Estimated amortization expense for the five years beginning in 2003 is estimated to be approximately $2.0 million per year, excluding any additional amortization expense which may result from the Grove valuation discussed above.

9. Recent Accounting Changes and Pronouncements

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principle difference in accounting under SFAS No. 146 is that a liability for the cost associated with an exit or disposal activity cannot be recognized until the liability has been incurred. Under EITF 94-3, an exit cost liability could be recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated by the company after December 31, 2002, with early application encouraged.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13 and Technical Corrections as of April 2002," which mainly addresses the accounting and disclosure related to early extinguishment of debt transactions as well as several other technical corrections. SFAS No. 145 is effective for the company beginning January 1, 2003, with early application encouraged. The adoption of SFAS No. 145 will result in the company not classifying its loss on early extinguishment of debt, which occurred in 2001, as an extraordinary item.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 related to the disposal of a segment of a business. The company adopted the new rules under SFAS No. 144 on January 1, 2002, which did not have an impact on its consolidated financial statements.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." The provisions of SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation. This statement is effective for the company as of January 1, 2003 and is not expected to have a material effect on the company's consolidated financial statements.

10. Plant Consolidation Costs

        During the first quarter of 2002, the company recorded a pre-tax restructuring charge of $3.9 million in connection with the consolidation of its Multiplex operations into other of its Foodservice operations. These actions were taken in an effort to streamline the company's cost structure and utilize available capacity. The charge included $2.8 million to write-down the building and land, which are available for sale, to estimated fair market value, $0.7 million related to the write-down of certain fixed assets, and $0.4 million related to severance and other employee related costs. All of the charge was paid or utilized by September 30, 2002. The company has a pending offer from a third party to buy the Multiplex building and land contingent on satisfaction of certain conditions. It is anticipated this sale will close during the fourth quarter of 2002.

11. Senior Subordinated Notes Due 2012

        On August 8, 2002 the company completed the sale in a private offering of $175 million of 10 1/2% senior subordinated notes due 2012. The senior subordinated notes are unsecured obligations of the company ranking subordinate in right of payment to all senior debt of the company, are equal to the company's senior subordinated euro notes and are fully and unconditionally, jointly and severally guaranteed by substantially all of the company's domestic subsidiaries. Interest on the new senior subordinated notes is payable semiannually in February and August each year, commencing February 1,

2003. These notes can be redeemed by the company in whole or in part for a premium on or after August 1, 2007. In addition, the company may redeem for a premium, at any time prior to August 1, 2005, up to 35% of the face amount of these senior subordinated notes with the proceeds of one or more equity offerings. The company used the net proceeds from the sale of these notes to refinance outstanding indebtedness of Grove, the acquisition of which the company also completed on August 8, 2002 (see Note 2).

        The company is in the process of registering securities having substantially identical terms as these senior subordinated notes due 2012 with the United States Securities and Exchange Commission, as part of an offer to exchange freely tradeable notes for the privately placed notes.

12. Debt and Derivatives

        On September 6, 2002 the company entered into an interest rate swap contract, which effectively converted $115 million of its fixed-rate senior subordinated notes due 2012 to variable rate debt. This contract is considered to be a hedge against changes in the fair value of the fixed-rate debt obligation. Accordingly, the interest rate swap contract is reflected at fair value in the company's consolidated balance sheet, an asset of $0.6 million as of September 30, 2002, and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligation attributable to the interest rate risk being hedged. In addition, changes during any accounting period in the fair value of the interest rate swap contract, as well as offsetting changes in the adjusted carrying value of the related portion of fixed-rate debt being hedged, are recognized as an adjustment to interest expense in the consolidated statement of operations. The net effect of this accounting on the company's operating results is that interest expense on the portion of fixed-rate debt being hedged is recorded based on variable interest rates. The effect of this interest rate swap since September 6, 2002 reduced the interest rate on $115 million of the company's senior subordinated notes due 2012 from 10 1/2% to 7 3/4%, a reduction of interest expense of approximately $0.2 million through September 30, 2002.

        Both the senior credit facility and the Existing Notes contain customary affirmative and negative covenants. Certain of the covenants contained in the senior credit facility are more restrictive than those of the Existing Notes. Among other restrictions, these covenants require us to meet certain financial tests, including various debt and cash flow ratios that become more restrictive over time. These covenants also limit our ability to redeem or repurchase the Existing Notes, incur additional debt, make acquisitions, merge with other entities, pay dividends or distributions, repurchase capital stock, lend money or make advances, create or become subject to liens and make capital expenditures. The senior credit facility contains cross-default provisions whereby certain defaults under any other debt agreements would result in a default under the senior credit facility. We are in compliance with these covenants at September 30, 2002. The company's financial covenants become more restrictive at the end of the fourth quarter of 2002. Given the current market conditions and financial outlook, it is probable that the company will not meet certain of its financial covenants at December 31, 2002. The company is currently working with its senior lenders for appropriate relief. The company is confident that it will successfully obtain modifications to these covenants that will allow access to levels of liquidity and capital resources sufficient for it to manage its business in accordance with its business plan. In the event the company is unable to obtain appropriate relief or secure alternative financing, there could be a material adverse effect to the company's financial position, results of operations, and cash flows.

13. Subsidiary Guarantors

        The following tables present condensed consolidating financial information for (a) the parent company, The Manitowoc Company, Inc. (Parent); (b) on a combined basis, the guarantors of the senior subordinated notes due 2011, which include substantially all of the domestic wholly owned subsidiaries of the company (Subsidiary Guarantors); and (c) on a combined basis, the wholly and partially owned foreign subsidiaries of the company and National Crane Corporation which do not guarantee the senior subordinated notes due 2011 (Non-Guarantor Subsidiaries). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and the company believes such separate statements or disclosures would not be useful to investors. Comparable information regarding guarantor and non-guarantor subsidiaries of the company's senior subordinated notes due 2012 is presented beginning at page F-61. It differs from the following information because Manitowoc Boom Trucks, Inc. is a guarantor of the senior subordinated notes due 2011 but currently is not a guarantor of the senior subordinated notes due 2012.

The Manitowoc Company, Inc.

Condensed Consolidating Statement of Earnings

For the Three Months Ended September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$261,512	$148,404	$—	$409,916
Costs and expenses:
Cost of sales	—	198,734	120,209	—	318,943
Engineering, selling and administrative	3,336	33,637	14,662	—	51,635
Amortization expense	—	—	501	—	501
Plant consolidation costs	—	—	—	—	—

Total costs and expenses	3,336	232,371	135,372	—	371,079

Earnings (loss) from operations	(3,336)	29,141	13,032	—	38,837
Other income (expense):
Interest expense	(13,068)	442	(2,038)	—	(14,664)
Management fee income (expense)	3,784	(3,977)	193	—	—
Other income (expense), net	(46)	426	(408)	—	(28)

Total other income (expense)	(9,330)	(3,109)	(2,253)	—	(14,692)

Earnings before taxes on income and equity in earnings of subsidiaries	(12,666)	26,032	10,779	—	24,145
Provision (benefit) for taxes on income	(5,215)	10,846	3,786	—	9,417
Equity in earnings of subsidiaries	22,179	—	—	(22,179)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	14,728	15,186	6,993	(22,179)	14,728
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$14,728	$15,186	$6,993	$(22,179)	$14,728

The Manitowoc Company, Inc.

Condensed Consolidating Statement of Earnings

For the Three Months Ended September 30, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$227,463	$73,548	$—	$301,011
Costs and expenses:
Cost of sales	—	167,634	55,239	—	222,873
Engineering, selling and administrative	2,887	28,055	9,949	—	40,891
Amortization expense	21	2,203	1,252	—	3,476
Plant consolidation costs	—	—	—	—	—

Total costs and expenses	2,908	197,892	66,440	—	267,240

Earnings (loss) from operations	(2,908)	29,571	7,108	—	33,771
Other income (expense):
Interest expense	(11,238)	(357)	(767)	—	(12,362)
Management fee income (expense)	3,384	(3,384)	—	—	—
Other income (expense), net	(314)	(124)	(239)	—	(677)

Total other income (expense)	(8,168)	(3,865)	(1,006)	—	(13,039)

Earnings before taxes on income and equity in earnings of subsidiaries	(11,076)	25,706	6,102	—	20,732
Provision (benefit) for taxes on income	(4,075)	9,556	2,812	—	8,293
Equity in earnings of subsidiaries	19,440	—	—	(19,440)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	12,439	16,150	3,290	(19,440)	12,439
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$12,439	$16,150	$3,290	$(19,440)	$12,439

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Nine Months Ended September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$742,020	$315,445	$—	$1,057,465
Costs and expenses:
Cost of sales	—	555,278	250,600	—	805,878
Engineering, selling and administrative	10,541	94,617	36,879	—	142,037
Amortization expense	—	—	1,553	—	1,553
Plant consolidation costs	—	3,900	—	—	3,900

Total costs and expenses	10,541	653,795	289,032	—	953,368

Earnings (loss) from operations	(10,541)	88,225	26,413	—	104,097
Other income (expense):
Interest expense	(32,722)	(555)	(3,364)	—	(36,641)
Management fee income (expense)	11,441	(12,309)	868	—	—
Other income (expense), net	(585)	365	631	—	411

Total other income (expense)	(21,866)	(12,499)	(1,865)	—	(36,230)

Earnings before taxes on income and equity in earnings of subsidiaries	(32,407)	75,726	24,548	—	67,867
Provision (benefit) for taxes on income	(12,634)	29,522	9,580	—	26,468
Equity in earnings of subsidiaries	61,172	—	—	(61,172)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	41,399	46,204	14,968	(61,172)	41,399
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	(36,800)	(36,800)	—	36,800	(36,800)

Net earnings (loss)	$4,599	$9,404	$14,968	$(24,372)	$4,599

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Nine Months Ended September 30, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$697,341	$131,255	$—	$828,596
Costs and expenses:
Cost of sales	—	515,359	99,295	—	614,654
Engineering, selling and administrative	9,033	86,043	17,120	—	112,196
Amortization expense	315	6,662	1,966	—	8,943

Total costs and expenses	9,348	608,064	118,381	—	735,793

Earnings (loss) from operations	(9,348)	89,277	12,874	—	92,803
Other income (expense):
Interest expense	(23,030)	(1,505)	(767)	—	(25,302)
Management fee income (expense)	10,207	(10,207)	—	—	—
Other expense—net	(698)	(238)	(281)	—	(1,217)

Total other income (expense)	(13,521)	(11,950)	(1,048)	—	(26,519)
Earnings before taxes on income, equity in earnings of subsidiaries and extraordinary loss	(22,869)	77,327	11,826	—	66,284
Provision (benefit) for taxes on income	(8,542)	29,110	5,472	—	26,040
Equity in earnings of subsidiaries, net of income taxes	54,571	—	—	(54,571)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	40,244	48,217	6,354	(54,571)	40,244
Extraordinary loss	(3,324)	—	—	—	(3,324)
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$36,920	$48,217	$6,354	$(54,571)	$36,920

The Manitowoc Company, Inc.

Condensed Consolidating Balance Sheet

as of September 30, 2002

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$(1,463)	$9,667	$25,862	$—	$34,066
Marketable securities	2,218	—	—	—	2,218
Accounts receivable—net	4,092	141,201	143,223	—	288,516
Inventories—net	—	148,448	142,181	—	290,629
Deferred income taxes	18,873	—	16,351	—	35,224
Other current assets	209	28,492	3,148	—	31,849

Total current assets	23,929	327,808	330,765	—	682,502
Goodwill—net	1,194	275,136	165,367	—	441,697
Other intangible assets—net	—	—	82,747	—	82,747
Property, plant and equipment—net	10,405	163,382	141,454	—	315,241
Other non-current assets	30,069	22,220	29,423	—	81,712
Equity in affiliates	1,068,685	—	—	(1,068,685)	—

Total assets	$1,134,282	$788,546	$749,756	$(1,068,685)	$1,603,899

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$31,574	$201,076	$164,650	$—	$397,300
Current portion of long-term debt	24,558	1	4,758	—	29,317
Short-term borrowings	19,400	1,048	6,549	—	26,997
Product warranties	—	19,059	10,718	—	29,777

Total current liabilities	75,532	221,184	186,675	—	483,391
Non-Current Liabilities:
Long-term debt, less current portion	611,625	885	12,695	—	625,205
Postretirement health and other benefit obligations	1,026	42,419	—	—	43,445
Intercompany payable/(receivable)—net	92,531	(222,207)	129,676	—	—
Other non-current liabilities	15,396	24,505	73,785	—	113,686

Total non-current liabilities	720,578	(154,398)	216,156	—	782,336
Stockholders' Equity	338,172	721,760	346,925	(1,068,685)	338,172

Total liabilities and stockholders' equity	$1,134,282	$788,546	$749,756	$(1,068,685)	$1,603,899

The Manitowoc Company, Inc.

Condensed Consolidating Balance Sheet

as of December 31, 2001

(In thousands)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$4,456	$141	$18,984	$—	$23,581
Marketable securities	2,151	—	—	—	2,151
Accounts receivable—net	43	67,159	74,009	—	141,211
Inventories—net	—	67,005	56,051	—	123,056
Deferred income taxes	18,873	—	9,473	—	28,346
Other current assets	203	10,271	2,271	—	12,745

Total current assets	25,726	144,576	160,788	—	331,090
Goodwill—net	1,194	300,445	206,100	—	507,739
Other intangible assets—net	—	—	—	—	—
Property, plant and equipment—net	5,038	98,634	71,712	—	175,384
Other non-current assets	25,081	26,417	15,101	—	66,599
Equity in affiliates	943,466	—	—	(943,466)	—

Total assets	$1,000,505	$570,072	$453,701	$(943,466)	$1,080,812

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$18,853	$126,447	$90,831	$—	$236,131
Current portion of long-term debt	24,558	—	6,529	—	31,087
Short-term borrowings	5,900	—	5,061	—	10,961
Product warranties	—	13,575	4,407	—	17,982

Total current liabilities	49,311	140,022	106,828	—	296,161
Non-Current Liabilities:
Long-term debt, less current portion	435,165	—	11,357	—	446,522
Postretirement health and other benefit obligations	1,003	19,129	130	—	20,262
Intercompany payable/(receivable)—net	231,140	(238,568)	7,428	—	—
Other non-current liabilities	20,091	5,068	28,913	—	54,072

Total non-current liabilities	687,399	(214,371)	47,828	—	520,856
Stockholders' Equity	263,795	644,421	299,045	(943,466)	263,795

Total liabilities and stockholders' equity	$1,000,505	$570,072	$453,701	$(943,466)	$1,080,812

The Manitowoc Company, Inc.

Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2002

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) operations	$(43,039)	$210,259	$(113,627)	$53,593
Cash Flows from Investing:
Business acquisitions—net of cash acquired	—	11,210	(7,387)	3,823
Capital expenditures	(5,536)	(5,596)	(13,454)	(24,586)
Proceeds from sale of property, plant, and equipment	—	(293)	13,639	13,346
Purchase of marketable securities	(67)	—	—	(67)
Intercompany investments	(124,729)	—	124,729	—

Net cash provided by (used for) investing	(130,332)	5,321	117,527	(7,484)

Cash Flows from Financing:
Payments of Grove borrowings	—	(198,328)	—	(198,328)
Proceeds from senior subordinated notes	175,000	—	—	175,000
Payments on long-term debt	(16,225)	(3,634)	(433)	(20,292)
Proceeds (payments) from revolver borrowings—net	12,862	(4,092)	2,536	11,306
Debt issuance costs	(6,259)	—	—	(6,259)
Exercise of stock options	2,074	—	—	2,074

Net cash provided by (used for) financing	167,452	(206,054)	2,103	(36,499)

Effect of exchange rate changes on cash	—	—	875	875

Net increase (decrease) in cash and cash equivalents	(5,919)	9,526	6,878	10,485
Balance at beginning of period	4,456	141	18,984	23,581

Balance at end of period	$(1,463)	$9,667	$25,862	$34,066

The Manitowoc Company, Inc.

Condensed Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2001

(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) operations	$72,739	$2,331	$10,411	$85,481
Cash Flows from Investing:
Business acquisitions—net of cash acquired	—	(955)	(283,804)	(284,759)
Capital expenditures	(1,318)	(8,863)	(7,236)	(17,417)
Proceeds from sale of property, plant, and equipment	—	487	—	487
Purchase of marketable securities	(81)	—	—	(81)
Intercompany investments	(287,271)	—	287,271	—

Net cash provided by (used for) investing	(288,670)	(9,331)	(3,769)	(301,770)

Cash Flows from Financing:
Proceeds from long-term debt	345,116	—	—	345,116
Proceeds from senior subordinated notes	156,118	—	—	156,118
Payments on long-term debt	(156,117)	—	(1,372)	(157,489)
Proceeds (payments) from revolver borrowings—net	(83,788)	—	4,406	(79,382)
Debt issuance costs	(21,023)	—	—	(21,023)
Dividends paid	(1,893)	—	—	(1,893)
Exercise of stock options	148	—	—	148

Net cash provided by (used for) financing	238,561	—	3,034	241,595

Effect of exchange rate changes on cash	—	—	45	45

Net increase (decrease) in cash and cash equivalents	22,630	(7,000)	9,721	25,351
Balance at beginning of period	3,279	4,740	5,964	13,983

Balance at end of period	$25,909	$(2,260)	$15,685	$39,334

14. Business Segments

        The company identifies its segments using the "management approach," which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments. The company has three reportable segments: Cranes and Related Products, Foodservice Equipment, and Marine. Net sales and earnings from operations by segment is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net sales:
Cranes and related products	$234,676	$152,443	$542,434	$369,847
Foodservice equipment	121,080	103,781	357,933	321,480
Marine	54,160	44,787	157,098	137,269

Total net sales	$409,916	$301,011	$1,057,465	$828,596

Earnings from operations:
Cranes and related products	$20,118	$19,371	$55,135	$48,697
Foodservice equipment	18,383	15,788	48,911	46,683
Marine	4,182	4,976	16,054	15,399
General corporate expense	(3,345)	(2,888)	(10,550)	(9,033)
Amortization	(501)	(3,476)	(1,553)	(8,943)
Foodservice plant consolidation costs	—	—	(3,900)	—

Total earnings from operations	$38,837	$33,771	$104,097	$92,803

        As of September 30, 2002 and December 31, 2001, the total assets by segment were as follows:

	September 30, 2002	December 31, 2001
Cranes and related products	$1,086,965	$577,920
Foodservice equipment	357,770	368,363
Marine	93,567	77,291
General corporate	65,597	57,238

Total	$1,603,899	$1,080,812

Subsidiary Guarantors of the Senior Subordinated Notes Due 2012

        The following tables present condensed consolidating financial information for (a) the parent company, The Manitowoc Company, Inc. (Parent); (b) on a combined basis, the guarantors of the senior subordinated notes due 2012, which include substantially all of the domestic wholly owned subsidiaries of the company (Subsidiary Guarantors) and (c) on a combined basis, the wholly and partially owned foreign subsidiaries of the company, Manitowoc Boom Trucks Inc., and National Crane Corporation which do not guarantee the senior subordinated notes due 2012 (Non-Guarantor Subsidiaries). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are fully and unconditionally, jointly and severally liable under the guarantees, and the company believes such separate statements or disclosures would not be useful to investors. This information differs from the subsidiary guarantors of the senior subordinated notes due 2011 because Manitowoc Boom Trucks Inc. is a guarantor of the senior subordinated notes due 2011 but currently is not a guarantor of the senior subordinated notes due 2012.

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Three Months Ended September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$249,622	$160,294	$—	$409,916
Costs and expenses:
Cost of sales	—	189,532	129,411	—	318,943
Engineering, selling and administrative	3,336	32,548	15,751	—	51,635
Amortization expense	—	—	501	—	501
Plant consolidation costs	—	—	—	—	—

Total costs and expenses	3,336	222,080	145,663	—	371,079

Earnings (loss) from operations	(3,336)	27,542	14,631	—	38,837
Other income (expense):
Interest expense	(13,068)	467	(2,063)	—	(14,664)
Management fee income (expense)	3,784	(2,997)	(787)	—	—
Other income (expense), net	(46)	419	(401)	—	(28)

Total other income (expense)	(9,330)	(2,111)	(3,251)	—	(14,692)

Earnings before taxes on income and equity in earnings of subsidiaries	(12,666)	25,431	11,380	—	24,145
Provision (benefit) for taxes on income	(5,215)	10,846	3,786	—	9,417
Equity in earnings of subsidiaries	22,179	—	—	(22,179)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	14,728	14,585	7,594	(22,179)	14,728
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$14,728	$14,585	$7,594	$(22,179)	$14,728

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Three Months Ended September 30, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$215,555	$85,456	$—	$301,011
Costs and expenses:
Cost of sales	—	156,821	66,052	—	222,873
Engineering, selling and administrative	2,887	26,974	11,030	—	40,891
Amortization expense	21	2,203	1,252	—	3,476
Plant consolidation costs	—	—	—	—	—

Total costs and expenses	2,908	185,998	78,334	—	267,240

Earnings (loss) from operations	(2,908)	29,557	7,122	—	33,771
Other income (expense):
Interest expense	(11,238)	(357)	(767)	—	(12,362)
Management fee income (expense)	3,384	(2,274)	(1,110)	—	—
Other income (expense), net	(314)	(124)	(239)	—	(677)

Total other income (expense)	(8,168)	(2,755)	(2,116)	—	(13,039)

Earnings before taxes on income and equity in earnings of subsidiaries	(11,076)	26,802	5,006	—	20,732
Provision (benefit) for taxes on income	(4,075)	9,556	2,812	—	8,293
Equity in earnings of subsidiaries	19,440	—	—	(19,440)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	12,439	17,246	2,194	(19,440)	12,439
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$12,439	$17,246	$2,194	$(19,440)	$12,439

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Nine Months Ended September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$699,218	$358,247	$—	$1,057,465
Costs and expenses:
Cost of sales	—	518,773	287,105	—	805,878
Engineering, selling and administrative	10,541	91,356	40,140	—	142,037
Amortization expense	—	—	1,553	—	1,553
Plant consolidation costs	—	3,900	—	—	3,900

Total costs and expenses	10,541	614,029	328,798	—	953,368

Earnings (loss) from operations	(10,541)	85,189	29,449	—	104,097
Other income (expense):
Interest expense	(32,722)	(509)	(3,410)	—	(36,641)
Management fee income (expense)	11,441	(9,367)	(2,074)	—	—
Other income (expense), net	(585)	356	640	—	411

Total other income (expense)	(21,866)	(9,520)	(4,844)	—	(36,230)

Earnings before taxes on income and equity in earnings of subsidiaries	(32,407)	75,669	24,605	—	67,867
Provision (benefit) for taxes on income	(12,634)	29,522	9,580	—	26,468
Equity in earnings of subsidiaries	61,172	—	—	(61,172)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	41,399	46,147	15,025	(61,172)	41,399
Extraordinary loss	—	—	—	—	—
Cumulative effect of accounting change	(36,800)	(36,800)	—	36,800	(36,800)

Net earnings (loss)	$4,599	$9,347	$15,025	$(24,372)	$4,599

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Earnings
For the Nine Months Ended September 30, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$657,967	$170,629	$—	$828,596
Costs and expenses:
Cost of sales	—	479,974	134,680	—	614,654
Engineering, selling and administrative	9,033	82,818	20,345	—	112,196
Amortization expense	315	6,662	1,966	—	8,943

Total costs and expenses	9,348	569,454	156,991	—	735,793

Earnings (loss) from operations	(9,348)	88,513	13,638	—	92,803
Other income (expense):
Interest expense	(23,030)	(1,498)	(774)	—	(25,302)
Management fee income (expense)	10,207	(6,974)	(3,233)	—	—
Other expense—net	(698)	(240)	(279)	—	(1,217)

Total other income (expense)	(13,521)	(8,712)	(4,286)	—	(26,519)
Earnings before taxes on income, equity in earnings of subsidiaries and extraordinary loss	(22,869)	79,801	9,352	—	66,284
Provision (benefit) for taxes on income	(8,542)	29,110	5,472	—	26,040
Equity in earnings of subsidiaries, net of income taxes	54,571	—	—	(54,571)	—

Net earnings before extraordinary loss and cumulative effect of accounting change	40,244	50,691	3,880	(54,571)	40,244
Extraordinary loss	(3,324)	—	—	—	(3,324)
Cumulative effect of accounting change	—	—	—	—	—

Net earnings (loss)	$36,920	$50,691	$3,880	$(54,571)	$36,920

The Manitowoc Company, Inc.
Condensed Consolidating Balance Sheet
as of September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$(1,463)	$9,739	$25,790	$—	$34,066
Marketable securities	2,218	—	—	—	2,218
Accounts receivable—net	4,092	133,137	151,287	—	288,516
Inventories—net	—	126,413	164,216	—	290,629
Deferred income taxes	18,873	—	16,351	—	35,224
Other current assets	209	28,492	3,148	—	31,849

Total current assets	23,929	297,781	360,792	—	682,502
Goodwill—net	1,194	275,136	165,367	—	441,697
Other intangible assets—net	—	—	82,747	—	82,747
Property, plant and equipment—net	10,405	156,959	147,877	—	315,241
Other non-current assets	30,069	22,220	29,423	—	81,712
Equity in affiliates	1,068,685	—	—	(1,068,685)	—

Total assets	$1,134,282	$752,096	$786,206	$(1,068,685)	$1,603,899

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$31,574	$191,297	$174,429	$—	$397,300
Current portion of long-term debt	24,558	1	4,758	—	29,317
Short-term borrowings	19,400	1,048	6,549	—	26,997
Product warranties	—	18,779	10,998	—	29,777

Total current liabilities	75,532	211,125	196,734	—	483,391
Non-Current Liabilities:
Long-term debt, less current portion	611,625	885	12,695	—	625,205
Postretirement health and other benefit obligations	1,026	39,034	3,385	—	43,445
Intercompany payable/(receivable)—net	92,531	(261,400)	168,869	—	—
Other non-current liabilities	15,396	27,837	70,453	—	113,686

Total non-current liabilities	720,578	(193,644)	255,402	—	782,336
Stockholders' Equity	338,172	734,615	334,070	(1,068,685)	338,172

Total liabilities and stockholders' equity	$1,134,282	$752,096	$786,206	$(1,068,685)	$1,603,899

The Manitowoc Company, Inc.
Condensed Consolidating Balance Sheet
as of December 31, 2001
(In thousands)

	Parent	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$4,456	$347	$18,778	$—	$23,581
Marketable securities	2,151	—	—	—	2,151
Accounts receivable—net	43	62,060	79,108	—	141,211
Inventories—net	—	49,746	73,310	—	123,056
Deferred income taxes	18,873	—	9,473	—	28,346
Other current assets	203	10,271	2,271	—	12,745

Total current assets	25,726	122,424	182,940	—	331,090
Goodwill—net	1,194	300,445	206,100	—	507,739
Other intangible assets—net	—	—	—	—	—
Property, plant and equipment—net	5,038	91,921	78,425	—	175,384
Other non-current assets	25,081	26,417	15,101	—	66,599
Equity in affiliates	943,466	—	—	(943,466)	—

Total assets	$1,000,505	$541,207	$482,566	$(943,466)	$1,080,812

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$18,853	$118,402	$98,876	$—	$236,131
Current portion of long-term debt	24,558	—	6,529	—	31,087
Short-term borrowings	5,900	—	5,061	—	10,961
Product warranties	—	13,058	4,924	—	17,982

Total current liabilities	49,311	131,460	115,390	—	296,161
Non-Current Liabilities:
Long-term debt, less current portion	435,165	—	11,357	—	446,522
Postretirement health and other benefit obligations	1,003	16,275	2,984	—	20,262
Intercompany payable/(receivable)—net	231,140	(271,738)	40,598	—	—
Other non-current liabilities	20,091	7,877	26,104	—	54,072

Total non-current liabilities	687,399	(247,586)	81,043	—	520,856
Stockholders' Equity	263,795	657,333	286,133	(943,466)	263,795

Total liabilities and stockholders' equity	$1,000,505	$541,207	$482,566	$(943,466)	$1,080,812

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) operations	$(43,039)	$210,071	$(113,439)	$53,593
Cash Flows from Investing:
Business acquisitions—net of cash acquired	—	11,210	(7,387)	3,823
Capital expenditures	(5,536)	(5,542)	(13,508)	(24,586)
Proceeds from sale of property, plant, and equipment	—	(293)	13,639	13,346
Purchase of marketable securities	(67)	—	—	(67)
Intercompany investments	(124,729)	—	124,729	—

Net cash provided by (used for) investing	(130,332)	5,375	117,473	(7,484)

Cash Flows from Financing:
Payments of Grove borrowings	—	(198,328)	—	(198,328)
Proceeds from senior subordinated notes	175,000	—	—	175,000
Payments on long-term debt	(16,225)	(3,634)	(433)	(20,292)
Proceeds (payments) from revolver borrowings—net	12,862	(4,092)	2,536	11,306
Debt issuance costs	(6,259)	—	—	(6,259)
Exercise of stock options	2,074	—	—	2,074

Net cash provided by (used for) financing	167,452	(206,054)	2,103	(36,499)

Effect of exchange rate changes on cash	—	—	875	875

Net increase (decrease) in cash and cash equivalents	(5,919)	9,392	7,012	10,485
Balance at beginning of period	4,456	347	18,778	23,581

Balance at end of period	$(1,463)	$9,739	$25,790	$34,066

The Manitowoc Company, Inc.
Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 30, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) operations	$72,739	$2,185	$10,557	$85,481
Cash Flows from Investing:
Business acquisitions—net of cash acquired	—	(955)	(283,804)	(284,759)
Capital expenditures	(1,318)	(8,858)	(7,241)	(17,417)
Proceeds from sale of property, plant, and equipment	—	454	33	487
Purchase of marketable securities	(81)	—	—	(81)
Intercompany investments	(287,271)	—	287,271	—

Net cash provided by (used for) investing	(288,670)	(9,359)	(3,741)	(301,770)

Cash Flows from Financing:
Proceeds from long-term debt	345,116	—	—	345,116
Proceeds from senior subordinated notes	156,118	—	—	156,118
Payments on long-term debt	(156,117)	—	(1,372)	(157,489)
Proceeds (payments) from revolver borrowings—net	(83,788)	—	4,406	(79,382)
Debt issuance costs	(21,023)	—	—	(21,023)
Dividends paid	(1,893)	—	—	(1,893)
Exercise of stock options	148	—	—	148

Net cash provided by (used for) financing	238,561	—	3,034	241,595

Effect of exchange rate changes on cash	—	—	45	45

Net increase (decrease) in cash and cash equivalents	22,630	(7,174)	9,895	25,351
Balance at beginning of period	3,279	4,914	5,790	13,983

Balance at end of period	$25,909	$(2,260)	$15,685	$39,334

INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Grove Investors, Inc.:

        We have audited the accompanying consolidated balance sheet of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the consolidated balance sheet of SGPA, Inc. (formerly Grove Investors LLC) and subsidiaries (the "Predecessor"), as of September 30, 2000 and the related consolidated statements of operations, comprehensive income (loss), predecessor equity (deficit) and cash flows for each of the years in the three-year period ended September 29, 2001. These consolidated financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the financial position of the Predecessor as of September 30, 2000, and the results of the Predecessor's operations and cash flows for each of the years in the three-year period ended September 29, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As described in note 2 to the consolidated financial statements, on September 25, 2001 the Predecessor consummated a reorganization plan (the "Plan") which had been confirmed by the United States Bankruptcy Court for the Middle District of Pennsylvania. The Plan resulted in a change in ownership of the Predecessor and, accordingly, effective September 29, 2001 Grove Investors, Inc. accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Baltimore, Maryland
December 12, 2001

GROVE INVESTORS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2000 and September 29, 2001

(in thousands of dollars, except per share amounts)

	Predecessor 2000	Company 2001
Assets
Current assets:
Cash and cash equivalents	$17,933	$13,551
Cash restricted as to its use (note 5)	1,688	388
Trade receivables, net (note 5)	132,305	132,201
Notes receivable (note 5)	6,801	12,668
Inventories (note 6)	176,965	168,451
Prepaid expenses and other current assets	10,859	4,601

Total current assets	346,551	331,860
Property, plant and equipment, net (note 7)	170,020	138,110
Reorganization value in excess of amounts allocated to identifiable asset (note 8)	—	36,576
Goodwill, net (note 8)	202,602	—
Other assets	16,964	11,292

	$736,137	$517,838

Liabilities and Stockholders' Equity/Predecessor Deficit
Current liabilities:
Current maturities of long-term debt (notes 2 and 11)	$37,000	$15,000
Short-term borrowings (note 9)	20,967	14,801
Accounts payable	77,637	64,617
Accrued expenses and other current liabilities (note 10)	83,051	68,402

Total current liabilities	218,655	162,820
Deferred revenue (note 4)	37,170	21,201
Long-term debt (notes 2 and 11)	530,217	160,800
Other liabilities (note 12)	88,843	78,017

Total liabilities	874,885	422,838

Stockholders' equity/predecessor deficit (note 2):
Preferred stock, par value $1 per share; 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, par value $1 per share; 10,000,000 shares authorized, 5,000,000 shares issued and outstanding	—	5,000
Additional paid-in capital	—	90,000
Invested capital	75,000	—
Notes receivable from members	(1,538)	—
Accumulated deficit	(188,292)	—
Accumulated other comprehensive loss	(23,918)	—

Total stockholders' equity/predecssor deficit	(138,748)	95,000
Commitments and contingencies (notes 2, 16, 17 and 18)

	$736,137	$517,838

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(in thousands)

	Predecessor
	1999	2000	2001
Net sales	$788,893	$845,950	$717,584
Cost of goods sold (note 6)	641,111	721,068	616,235

Gross profit	147,782	124,882	101,349
Selling, engineering, general and administrative expenses	124,704	107,864	95,927
Amortization of goodwill	6,880	7,029	5,537
Restructuring charges (note 13)	—	8,757	4,963
Reorganization costs (note 2)	—	—	14,507
Goodwill impairment charge (note 8)	—	53,351	—

Income (loss) from operations	16,198	(52,119)	(19,585)
Interest expense, net (note 11)	(50,112)	(59,911)	(42,080)
Other expense, net	(200)	(996)	(4,052)

Loss before income taxes, extraordinary gain and cumulative effect of a change in accounting principle	(34,114)	(113,026)	(65,717)
Income taxes (note 15)	5,535	6,255	260

Net loss before extraordinary gain and cumulative effect of change in accounting principle	(39,649)	(119,281)	(65,977)
Extraordinary gain on discharge of debt and accrued interest (note 2)	—	—	334,432

Net income (loss) before cumulative effect of change in accounting principle	(39,649)	(119,281)	268,455
Cumulative effect of change in accounting principle (note 4)	—	302	—

Net income (loss)	$(39,649)	$(118,979)	$268,455

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(in thousands)

	Predecessor
	1999	2000	2001
Net income (loss)	$(39,649)	$(118,979)	$268,455
Change in minimum pension liability	(5,909)	7,708	(9,629)
Unrealized net income (loss) on cash flow hedges of forecasted foreign currency transactions	—	(992)	992
Change in foreign currency translation adjustment	(9,038)	(20,969)	2,881

Comprehensive income (loss)	$(54,596)	$(133,232)	$262,699

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Predecessor Equity (Deficit)

For the years ended October 2, 1999, September 30, 2000 and September 29, 2001

(in thousands)

	Invested capital	Notes receivable from members	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total Predecessor equity (deficit)
Balance, October 3, 1998	$75,000	$(2,783)	$(29,664)	$5,282	$47,835
Advances to members	—	(888)	—	—	(888)
Accrued interest on member notes	—	(261)	—	—	(261)
Net loss	—	—	(39,649)	—	(39,649)
Other comprehensive loss	—	—	—	(14,947)	(14,947)

Balance, October 2, 1999	75,000	(3,932)	(69,313)	(9,665)	(7,910)
Amounts received from members	—	2,847	—	—	2,847
Amounts advanced to members	—	(343)	—	—	(343)
Accrued interest on member notes	—	(110)	—	—	(110)
Net loss	—	—	(118,979)	—	(118,979)
Other comprehensive loss	—	—	—	(14,253)	(14,253)

Balance, September 30, 2000	75,000	(1,538)	(188,292)	(23,918)	(138,748)
Accrued interest on member notes	—	(187)	—	—	(187)
Repayment of notes	—	1,216	—	—	1,216
Reclass to other assets	—	509	—	—	509
Net income	—	—	268,455	—	268,455
Other comprehensive loss	—	—	—	(5,756)	(5,756)

Balance, September 29, 2001 prior to "fresh-start" adjustments (note 2)	$75,000	$—	$80,163	$(29,674)	$125,489

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended October 29, 1999, September 30, 2000 and September 29, 2001

(in thousands)

	Predecessor
	1999	2000	2001
Cash flows from operating activities:
Net income (loss)	$(39,649)	$(118,979)	$268,455
Adjustments to reconcile to net income (loss) to net cash provided by (used in) operating activities:
Extraordinary gain on discharge of debt and accrued interest	—	—	(334,432)
Depreciation and amortization	18,537	20,209	20,494
Depreciation of equipment held for rent	14,921	15,998	9,382
Amortization of deferred financing costs	2,294	2,349	1,230
Goodwill impairment charge	—	53,351	—
Accretion of interest on senior discount debenture	6,357	6,998	4,263
Interest on senior debentures	7,313	8,675	5,692
(Gain) loss on sales of property, plant and equipment	(255)	31	165
Deferred income tax expense (benefit)	2,680	(304)	—
Changes in operating assets and liabilities:
Trade receivables, net	(16,951)	(3,383)	2,399
Notes receivable	462	(1,457)	(5,839)
Inventories	6,907	1,593	(3,342)
Accounts payable and accrued expenses	(14,848)	8,749	(3,899)
Other assets and liabilities, net	12,971	(3,586)	22,479

Net cash provided by (used in) operating activities	739	(9,756)	(12,953)

Cash flows from investing activities:
Additions to property, plant and equipment	(9,405)	(8,775)	(7,072)
Investment in equipment held for rent	(23,793)	(6,876)	(4,643)
Post-closing adjustment related to acquisition of businesses from Hanson, PLC	10,500	—	—
Other investing activities	3,408	—	2,291

Net cash used in investing activities	(19,290)	(15,651)	(9,424)

Cash flows from financing activities:
Net proceeds from (repayments of) short-term borrowings	4,139	1,801	(6,510)
Proceeds from issuance of long-term debt	10,000	25,000	24,356
Repayments of long-term debt	(12,000)	(2,000)	(1,000)
Other financing activities	(937)	2,182	1,005

Net cash provided by financing activities	1,202	26,983	17,851

Effect of exchange rate changes on cash and cash equivalents	(110)	(473)	144

Net change in cash and cash equivalents	(17,459)	1,103	(4,382)
Cash and cash equivalents, beginning of year	34,289	16,830	17,933

Cash and cash equivalents, end of year	$16,830	$17,933	$13,551

See accompanying notes to consolidated financial statements.

GROVE INVESTORS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(in thousands of dollars)

September 30, 2000 and September 29, 2001

(1) Description of Business

        Grove Investors, Inc. and its subsidiaries (the "Company") are primarily engaged in the design, production, sale, and after-sale support of mobile hydraulic cranes, aerial work platforms and truck-mounted cranes. The Company's domestic manufacturing plants and related facilities are located in Shady Grove, Pennsylvania and Waverly, Nebraska. The Company's foreign facilities are located in the United Kingdom, Germany and France. The majority of the Company's sales are to independent distributors, rental companies, and end users which serve the heavy industrial and construction industries in the United States and Europe.

(2) Plan of Reorganization and Basis of Presentation

        From its inception in 1998 through December 31, 2000, Grove Investors LLC was a limited liability company which owned all the member's interest of Grove Holdings LLC. Grove Holdings LLC was a single member limited liability company which owned all of the member's interests of Grove Worldwide LLC. Effective January 1, 2001, Grove Investors LLC ("Grove Investors") was converted from a limited liability company to a C-corporation. (See note 14)

        Prior to filing its petition for protection under United States Bankruptcy Code, Grove Investors changed its name to SGPA, Inc. ("SGPA" or the "Predecessor"). On May 7, 2001, SGPA filed a pre-negotiated Plan of Reorganization (the "Plan") for SGPA and each of its domestic subsidiaries pursuant to Chapter 11 of United States Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Pennsylvania (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Plan on September 14, 2001 and the Plan was consummated on September 25, 2001. For reporting purposes, the inception date for the reorganized company was as of the close of business on September 29, 2001.

        In connection with the Plan, Grove Investors, Inc. was formed under the laws of the State of Delaware, and in turn formed a wholly owned subsidiary, Grove Holdings, Inc. ("Holdings"), which in turn formed a wholly owned subsidiary, Grove Worldwide, Inc. ("Worldwide"). On September 25, 2001, Worldwide acquired SGPA, and Grove Holding LLC and Grove Worldwide LLC were merged into Worldwide. The Company executed, among other things, the following elements of the Plan:

  •
  Holders of amounts outstanding under the Predecessor's bank credit facility of approximately $224,000, including accrued interest, were issued (i) $125,000 in senior secured notes, (ii) debentures, with a face value of $45,000 and an estimated fair value of $35,800, and (iii) four million shares of the Company's common stock.

  •
  Holders of approximately $236,000 of the Predecessor's 9.25% senior subordinated notes, including accrued interest, were issued (i) one million shares of the Company's common stock, (ii) Series A warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of common stock at an exercise price of approximately $19.20 per share and (iii) Series B warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of common stock at $24.20 per share. The valuation of the warrants was determined using the Black-Scholes option-pricing model.

  •
  Holders of approximately $70,000 of the Predecessor's 11.625% senior discount debentures, including accrued interest, approximately $73,000 of 14.5% senior debentures, including accrued interest, and the equity holders of the Predecessor did not receive any consideration under the Plan and their claims were discharged.

  •
  Holders of all pre-petition unsecured trade obligations of the Predecessor were paid in full.

        The estimated fair value of the Series A and Series B warrants were approximately $2,000 and $1,800, respectively. Such amounts have been included in additional paid-in capital in the consolidated balance sheet as of September 29, 2001.

        In connection with the Bankruptcy filing, the Predecessor's bank group provided a $35 million Debtor-in-Possession facility for use by the Predecessor during Bankruptcy which was converted into a Revolving Credit Facility upon emergence from reorganization. (See note 11).

        The Plan contemplates that 250,000 shares of common stock which were distributed to holders of the Predecessor's bank credit facility will be given to management. In addition, the Company will establish a stock option plan providing for the issuance of up to 250,000 options to management to purchase the Company's common stock at the reorganization date fair market value. The common stock distributed to management pursuant to the Plan will be accounted for in accordance with Accounting Principles Board Opinion No. 25 and related interpretations. The 250,000 shares of common stock distributed to management will result in a charge to compensation expense ratably over the vesting period, which is expected to be five years.

        The reorganization value of the Company of approximately $286 million, ratified in the bankruptcy proceeding, was determined with the assistance of a financial advisor. The advisor (i) reviewed certain historical financial information for recent years and interim periods; (ii) reviewed certain internal financial and operating data, including five-year financial projections, prepared and provided by management; (iii) met with certain members of senior management to discuss the Company's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which the financial advisor deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating businesses; and (vi) conducted such other studies, analyses, inquiries, and investigations as they deemed appropriate. Based upon the foregoing, the financial advisor developed a range of values for the Company. In addition to relying on management's projections, the reorganization valuation analysis made a number of assumptions including, but not limited to, a successful and timely reorganization of the Company's capital structure.

        The reorganization value of $286 million was determined based on a discounted cash flow analysis of the Company's projected results for the period from March 31, 2001 through September 30, 2005, together with a terminal value using a multiple of projected earnings before interest, income taxes, depreciation and amortization (EBITDA). The discount rate used in connection with the discounted cash flow analysis was 15%. This rate was based upon a weighted average cost of capital considering the rates for comparable companies in the industry. The EBITDA multiple of five was derived by looking back at multiples over a twenty-year period for a comparable set of other manufacturers of heavy industrial equipment. In addition, the financial advisor examined operating or financial measures including but not limited to, the gross margin, the overall working capital as a percentage of business net assets, comparative leverage, etc. to analyze the Company's historical results and projections as compared to the selected companies in order to determine that the weighted average cost of capital and EBITDA multiple were reasonable.

        The analysis completed was similar to the analysis that the Company will complete annually in determining the fair value of indefinite lived intangible assets as required by SFAS No. 142, "Goodwill and Other Intangible Assets." Significant assumptions in the cash flow analysis were:

  •
  Our worldwide mobile hydraulic crane market share would drop in 2001 and be recovered in 2002, followed by increases in 2003, 2004 and 2005.

  •
  The size of the worldwide mobile hydraulic crane market would remain stable throughout the forecast period.

  •
  Cost savings measures and factory efficiencies would contribute to improvements in gross margin percent in 2003, 2004 and 2005.

  •
  Emphasis on cost controls and improved efficiencies would allow us to maintain operating expenses nearly constant through the period of increasing revenues.

        The completed analysis was similar to the analysis that the Company will complete annually in determining the fair value of infinite lived intangible assets as required by SFAS No. 142, "Goodwill and Other Intangible Assets." If the Company's actual results are materially less than the amounts used in the projections provided to the financial advisor, the Company will likely need to write-down the amount assigned to reorganization value in excess of amounts allocated to identifiable assets. Such write-down could be material.

        The consolidated financial statements following the reorganization reflect accounting principles set forth in the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. This statement provides guidance for financial reporting by entities that have filed voluntary petitions for relief under and have reorganized in accordance with the United States Bankruptcy Code. As such, the Company has adopted "fresh-start" reporting as of September 29, 2001, in the preparation of the accompanying consolidated balance sheet because holders of the equity interest in SGPA immediately before filing and confirmation of the Plan hold less then 50% of the equity interest in Investors and because SGPA's reorganization value is less than its post-petition liabilities and allowed claims. SGPA's emergence from Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 29, 2001. As discussed further in note 2 to the consolidated financial statements, the assets and liabilities of the Company were restated as of September 29, 2001, in accordance with SOP 90-7. Thus, the Company's consolidated financial statements for periods prior to September 29, 2001 are not comparable to consolidated financial statements as of or subsequent to September 29, 2001. The consolidated statement of operations, comprehensive income (loss), predecessor equity (deficit), and cash flows reflect results of the Predecessor through September 29, 2001, including the impact of the Plan.

        The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocated to identifiable assets of $36,576 as of September 29, 2001.

        The Predecessor incurred certain costs related to the Plan, which are shown as Reorganization Costs in the consolidated statement of operations. The components of Reorganization Costs for the year ended September 29, 2001 are as follows:

Legal fees	$4,297
Professional fees and advisory services	10,963
Interest income on cash collateral	(753)

Total reorganization costs	$14,507

        The consolidated statement of operations for the year ended September 29, 2001 reflects an extraordinary gain from the discharge of debt and accrued interest. Components of the extraordinary gain are as follows:

Cancellation of borrowings under bank credit facility	$224,515
Cancellation of senior subordinated debentures	235,695
Cancellation of senior discount debentures	70,155
Cancellation of senior debentures	72,599
Deferred financing costs	(12,732)
Issuance of notes under senior credit facility	(125,000)
Issuance of debentures	(35,800)
Issuance of common stock and warrants	(95,000)

Net extraordinary gain	$334,432

        The consolidated balance sheet prepared as of September 29, 2001, discussed below, illustrates the effect of the Plan and the impact of implementing "fresh-start" reporting. The adjustments present the (i) Company's reorganized capital structure, including its new credit agreement and debentures; (ii) effect of canceling the senior subordinated debentures, senior discount debentures and senior debentures and the related accrued interest and deferred financing costs; (iii) elimination of the accumulated deficit and comprehensive loss; (iv) write-up of inventory to approximate fair market value; (v) adjustment of the pension and post-retirement benefit liabilities to reflect fair market value; and (vi) certain other adjustments to adopt SOP 90-7.

        The Company's allocation of the reorganization value is preliminary. The Company is in the process of obtaining appraisals of certain of its tangible and intangible assets. Accordingly, adjustments may be necessary to property, plant, and equipment, other assets, deferred taxes and reorganization value in excess of amounts allocated to identifiable assets once such appraisals are complete.

        The effects of the Plan on the Company's consolidated balance sheet, including debt extinguishments, refinancing and fresh-start adjustments are as follows:

	Predecessor September 29, 2001	Effect of Plan of Reorganization	Fresh Start Adjustments	Company September 29, 2001
Assets
Current assets:
Cash and cash equivalents	$13,551	$—	$—	$13,551
Cash restricted as to its use	388	—	—	388
Trade receivables, net	132,201	—	—	132,201
Notes recievable	12,668	—	—	12,668
Inventories	157,416	—	11,035	168,451
Prepaid expenses and other current assets	4,601	—	—	4,601

Total current assets	320,825	—	11,035	331,860
Property, plant and equipment, net	138,110	—	—	138,110
Goodwill/reorganization value in excess of amounts allocated to identifiable assets	200,761	—	(164,185)	36,576
Other assets	21,479	(12,223)	2,036	11,292

	$681,175	$(12,223)	$(151,114)	$517,838

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$—	$—	$15,000
Short-term borrowings	14,801	—	—	14,801
Accounts payable	64,617	—	—	64,617
Accrued expenses and other current liabilities	68,402	—	—	68,402

Total current liabilties	162,820	—	—	162,820
Pre-petition debt	602,964	(602,964)	—	—
Deferred revenue	21,201	—	—	21,201
Long-term debt	—	160,800	—	160,800
Other liabilties	103,642	—	(25,625)	78,017

Total liabilities	890,627	(442,164)	(25,625)	422,838

Stockholders' equity:
Common stock	—	5,000	—	5,000
Additional paid-in capital	—	90,000	—	90,000
Invested capital	75,000	—	(75,000)	—
Notes receivable from members	(509)	509	—	—
Accumulated deficit	(254,269)	334,432	(80,163)	—
Accumulated other comprehensive—income (loss)	(29,674)	—	29,674	—

Total stockholders' equity	(209,452)	429,941	(125,489)	95,000

	$681,175	$(12,223)	$(151,114)	$517,838

(3) Acquisition

        On April 29, 1998, the Predecessor acquired from Hanson PLC ("Hanson") and certain of its subsidiaries, substantially all of the assets of Hanson's U.S. mobile hydraulic crane and aerial work platform operations, the capital stock of Hanson's U.S. truck-mounted crane operation and the capital stock of Hanson's British, French, German, and Australian crane and aerial work platform subsidiaries. The purchase price was subject to a post-closing adjustment for which the Company received $10,500 in November 1998. The Acquisition was accounted for as a purchase.

(4) Summary of Significant Accounting Policies

  (a)    Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's fiscal year ends on the Saturday closest to September 30.

  (b)    Cash and Cash Equivalents

        The Company defines cash equivalents as highly liquid investments with initial maturities of three months or less.

  (c)    Trade Receivables and Notes Receivable

        Trade receivables are net of allowance for doubtful accounts of $5,057 as of September 30, 2000. Trade receivables are reported at estimated fair value at September 29, 2001.

        Notes receivable generally relate to sales of new equipment to North American customers on terms of up to one year. Payment of interest and principal are due at the maturity of the note unless the dealer sells the equipment prior to maturity in which case the notes must be repaid immediately along with any interest accrued thereon.

  (d)    Inventories

        Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method. Inventories are reported at estimated fair value at September 29, 2001.

  (e)    Property, Plant and Equipment

        Property, plant, and equipment are stated at cost. See note 2 to the consolidated financial statements with respect to adoption of "fresh-start" reporting pursuant to SOP 90-7 at September 29, 2001.

        Maintenance and repairs are charged to operations when incurred, while expenditures having the effect of extending the useful life of an asset are capitalized. Depreciation is computed primarily using the straight-line method. The useful lives by asset category are as follows:

Land improvements	3-20 years
Buildings and improvements	10-30 years
Machinery and equipment	3-12 years
Equipment held for rent	Lease term
Furniture and fixtures	3-10 years

  (f)    Goodwill and Reorganization Value in Excess of Amounts Allocated to Identifiable Assets

        Predecessor goodwill is the excess of the purchase price over the fair value of the net assets acquired in 1998. Amortization expense is recorded on the straight-line method over 40 years. The Predecessor assessed the recovery of goodwill by determining whether amortization of the goodwill over its remaining life could be recovered through undiscounted cash flows of the acquired operations. Goodwill impairment, if any, was measured by determining the amount by which the carrying value of the goodwill exceeded its fair value based upon discounting of future cash flows. See note 2 to the consolidated financial statements for information related to the adjustment of goodwill and establishment of the reorganization value in excess of amount allocated to identifiable assets in connection with adoption of "fresh-start" reporting pursuant to SOP 90-7 at September 29, 2001.

        The reorganization value of the Company has been allocated to the Company's assets in conformity with the purchase method of accounting specified by Accounting Principle Board Opinion 16 and Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Because a portion of the reorganization value cannot be attributed to a specific tangible or identified intangible assets of the Company, this amount has been reported as "reorganization value in excess of amounts allocated to identifiable assets." This intangible asset will not be amortized, but will be tested annually for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets.

  (g)    Impairment of Long-Lived Assets

        The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or net realizable value.

  (h)    Revenue Recognition

        Revenue is generally recognized as title transfers, usually as products are shipped to customers. However, for certain transactions, the Company provides guarantees of the residual value of the equipment to third party leasing companies. Such guarantees generally take the form of end-of-term residual value guarantees or reducing residual value guarantees that decline with the passage of time. The Company records these transactions in accordance with the lease principles established by SFAS No. 13, Accounting for Leases. Because the transaction qualifies as an operating lease, the Company records deferred revenue for the amount of the net proceeds received upon the equipment's initial transfer to the customer. The liability is then subsequently reduced on a pro rata basis over the period to the first exercise date of the guarantee, to the amount of the guaranteed residual value at that date, with corresponding recognition of revenue in the Company's statement of operations. Any further reduction in the guaranteed residual value resulting from the purchaser's decision to continue to use the equipment is recognized in a similar manner. Depreciation of equipment held for rent is recognized in a similar manner over the term of the lease agreement. As of September 30, 2000 and September 29, 2001, the amount of deferred revenue relating to transactions involving residual value guarantees, which is classified as deferred revenue or accrued expenses and other current liabilities in the consolidated balance sheets, was $49,739 and $30,202, respectively.

  (i)    Product Warranty

        Product warranty expense is provided for estimated normal warranty costs at the time of sale. Additional warranty expense is provided for specific performance issues when identified. Specific performance issues relate to situations in which the Company issues a part replacement notice for models that are experiencing a particular problem.

  (j)    Foreign Currency Translation

        The financial statements of subsidiaries located outside the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. The resulting translation gains and losses are included as a separate component of other comprehensive income (loss) in Predecessor deficit. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). Aggregate gains (losses) on foreign currency transactions were not material for the year ended October 2, 1999. For the years ended September 30, 2000 and September 29, 2001, aggregate losses on foreign currency transactions were $2,256 and $4,626, respectively.

  (k)    Research and Development

        Research and development expenditures are charged to operations as incurred. Research and development costs were $12,371, $10,749 and $8,717 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively, and are included as part of selling, engineering, general and administrative expenses.

  (l)    Advertising

        All costs associated with advertising and promoting products are expensed when incurred. Advertising expenses were $2,289, $2,893 and $3,591 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

  (m)    Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based employee compensation arrangements and will provide the disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation.

  (n)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (o)    Fair Value of Financial Instruments

        The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. However, as a result of the Company's "fresh-start" reporting, all financial instruments included in the September 29, 2001 consolidated balance sheet are at estimated fair market value.

        The following methods and assumptions were used by the Company in estimating fair value for financial instruments:

  Cash, trade receivables, notes receivable, trade accounts payable and short-term borrowings: The amounts reported in the consolidated balance sheets approximate fair value.

  Foreign currency contracts: The fair value of forward exchange contracts is estimated using prices established by financial institutions for comparable instruments. (See note 17)

  Long-term debt: For bank borrowings, the amount reported in the consolidated balance sheet approximates fair value. The fair value of the debentures is based on values determined with the assistance of the Company's financial advisor in determining the reorganization value. (See notes 2 and 11)

  (p)    Derivative Instruments and Hedging Activities

        During fiscal 2000, the Predecessor adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment to SFAS No. 133), respectively. These statements establish accounting and reporting standards for derivative instruments and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities measured at fair value. The impact of adoption of SFAS No. 133 of $302 is presented as the cumulative effect of a change in accounting principle in the consolidated statement of operations in fiscal 2000. There was no impact from the adoption of SFAS No. 138.

        All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair-value" hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash-flow" hedge), a foreign-currency fair-value or cash-flow hedge ("foreign-currency" hedge), or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

        Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign-currency hedges are recorded in either earnings or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge or a cash-flow hedge. However, if a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in the cumulative translation adjustments account within other comprehensive income. Changes in the fair value of derivative trading instruments are reported in current-period earnings.

        The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

        When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings.

  (q)    Use of Estimates

        Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates.

  (r)    Reclassifications

        Certain amounts in fiscal 1999 and fiscal 2000 have been reclassified to conform to the presentation for fiscal 2001.

  (s)    Recently Issued Accounting Standards

        In August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on October 1, 2003.

(5) Trade and Notes Receivable

        Trade receivables subject the Company to concentration of credit risk, because they are concentrated in distributors and rental companies that serve the heavy industrial and construction industries, which are subject to business cycle variations. For the years ended October 2, 1999, September 30, 2000 and September 29, 2001, approximately 20%, 17% and 15% of revenues were generated from five major customers with no one customer accounting for more than 10% of net sales. Approximately 17% of the outstanding trade and notes receivable balance as of September 30, 2000 and September 29, 2001 were due from these customers, respectively.

        The Company generally offers terms of up to 30 days to its customers and generally obtains a security interest in the underlying machinery sold. In addition, the Company offers a special financing program primarily to its U.S. customers which provides credit terms of periods up to one year in exchange for an interest-bearing note.

        The Company has agreements with two major international banks to sell up to $75,000 of notes receivable obtained under the special financing program, subject to certain conditions. The banks purchase the notes receivable at face value on a 90% non-recourse basis. The agreements provide that the Company purchase credit insurance on behalf of the banks to insure the 90% risk assumed by the banks. The Company retains 10% of the credit risk on a first loss basis. The Company is responsible for administrative and collection activities. The cost of administrative and collection activities is immaterial. Cash collections on the notes are deposited directly into an account for the benefit of the major international banks. Amounts held at September 30, 2000 and September 29, 2001 are shown as restricted cash in the accompanying consolidated balance sheet. The banks have the power to sell or pledge the notes receivable purchased at any time and the Company has no rights or obligation to repurchase of the notes receivable.

        Notes receivable sold under this arrangement meet the criteria for sale under SFAS No. 140, Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities, and, accordingly, are removed from the consolidated balance sheet upon transfer. The Predecessor received proceeds from the sales of the trade accounts receivable of approximately $171,000 and $52,000 for the years ended September 30, 2000 and September 29, 2001, respectively.

        At September 29, 2001, the Company had credit risk of $2,747 with respect to notes receivable that had been sold under the arrangement.

(6) Inventories

        Inventories consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Raw materials and supplies	$71,678	$61,234
Work in process	41,740	44,141
Finished goods	63,547	63,076

	$176,965	$168,451

        In connection with "fresh-start" reporting, the Company assigned $11,035 of the reorganization value to work in process and finished goods inventories in excess of their historical carrying value. Such amounts will be charged to costs of goods sold in the first fiscal quarter of 2002.

        During the year ended September 30, 2000, management made the decision to reduce the number of aerial work platform models manufactured. The decision together with further rationalization of U.S. crane products resulted in an inventory write-down of $12,500, which is included in cost of goods sold. During the year ended September 29, 2001, an additional $7,500 of obsolete inventory was written-off, which is included in cost of goods sold.

(7) Property, Plant and Equipment

        Property, plant and equipment consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Land and improvements	$5,940	$4,429
Buildings and improvements	68,880	54,742
Machinery and equipment	46,312	28,322
Equipment held for rent	55,258	31,047
Furniture and fixtures	30,562	19,205
Construction in progress	3,311	365

	210,263	138,110
Less accumulated depreciation and amortization	40,243	—

	$170,020	$138,110

        Depreciation expense (including depreciation expense on equipment held for rent) for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 was $26,578, $29,178 and $29,876, respectively.

        As discussed in note 2 to the consolidated financial statements, property, plant and equipment have been adjusted to an estimated fair market value at September 29, 2001 in connection with "fresh-start" reporting. The Company's allocation of the reorganization value is preliminary. The Company is in the process of obtaining appraisals of certain of its tangible and intangible assets. Accordingly, adjustments may be necessary to property, plant and equipment.

(8) Goodwill and Reorganization Value in Excess of Amounts Allocated to Identifiable Assets

        Goodwill and reorganization value in excess of amount allocated to identifiable assets consists of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Goodwill	$217,270	$—
Reorganization value in excess of amounts allocated to identifiable assets	—	36,576
Less accumulated amortization	14,668	—

	$202,602	$36,576

        During fiscal 2000, management adopted a plan to reduce the size of its Manlift operations. Under the plan, sales, marketing and production of 34 Manlift models were discontinued. In connection with the decision to reduce Manlift operations, a goodwill impairment charge of $53,351 was recognized.

        As more fully described in note 2 to the consolidated financial statements, the Company's emergence from Chapter 11 resulted in the application of "fresh-start" reporting. For purposes of "fresh-start" reporting, the reorganization value used in preparing the consolidated balance sheet was $286 million. The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocable to identifiable assets of $36,576 as of September 29, 2001.

(9) Short-Term Borrowings

        The Company's German subsidiary maintains a DM51,000 (approximately $24,000) credit facility with two banks available for discounting certain accounts receivable. As of September 30, 2000 and September 29, 2001, $20,967 and $14,801 were drawn against this facility. The interest rate charged on the outstanding borrowings was 7.20% and 7.75% at September 30, 2000 and September 29, 2001, respectively. This arrangement does not have a termination date and is reviewed periodically. No material commitment fees are required to be paid on the undrawn portion of the credit facility.

(10) Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Salaries, wages and benefits	$15,174	$18,166
Warranty	11,818	12,346
Deferred revenue associated with equipment held for rent, current	12,589	9,001
Interest	9,964	52
Other	33,506	$28,837

	$83,051	68,402

(11) Long-Term Debt

        Long-term debt consists of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Bank credit facility	$211,000	$—
Senior subordinated notes	225,000	—
Senior discount debentures	65,890	—
Senior debentures	65,327	—
Revolving credit facility	—	15,000
Senior secured credit faciltiy	—	125,000
14% Debentures	—	35,800

	567,217	175,800
Less current maturities	37,000	15,000

Long-term debt	$530,217	$160,800

        Bank Credit Facility—The Predecessor had a bank credit facility, which consisted of a $200,000 term loan facility and a $60,000 revolving credit facility.

        The credit agreement provided that at the Predecessor's option, loans under the bank credit facility would bear interest (a) in the case of loans in U.S. dollars, at the highest of (x) 1/2 of 1% in excess of the Federal Funds Effective Rate (as defined in the agreement), (y) 1.0% in excess of a certificate of deposit rate and (z) the bank's prime rate, plus the applicable margin (as defined in the agreement), or (b) in the case of all loans, the relevant Eurocurrency Rate (as defined in the agreement) as determined by the Administrative Agent, plus the applicable margin. At September 30, 2000, borrowings of $35,000 were outstanding under the revolving portion of the bank credit facility, bearing interest based on LIBOR plus an applicable margin of 3.0% (9.79% at September 30, 2000). The interest rate on borrowings under the Term Loan Facility at September 30, 2000 was based on

LIBOR plus an applicable margin of 3.5% (10.29% at September 30, 2000). Following amendment of the bank credit facility to provide the Predecessor with certain financial covenant relief, the applicable margin on Eurocurrency Rate borrowings was increased to 4% and the applicable margin on all other rate based borrowings was increased to 3%. Amounts outstanding under the bank credit facility on May 7, 2001 of approximately $224,000, including accrued interest, were discharged in the Plan. (See note 2)

        Senior Subordinated Notes—The Senior Subordinated Notes accrued interest at a rate of 9 1/4% per annum payable semi-annually on May 1 and November 1 of each year. The Senior Subordinated Notes were general unsecured obligations of Grove Worldwide LLC and its co-issuer, Grove Capital, Inc. Amounts outstanding under the Senior Subordinated Notes of approximately $236,000, including accrued interest, were discharged in the Plan. (See note 2)

        Senior Discount Debentures—The Senior Discount Debentures were issued pursuant to an Indenture dated April 29, 1998 (the "Holdings Indenture") at a discount from their principal amount. The Senior Discount Debentures were general unsecured obligations of Grove Holdings LLC and its co-issuer, Grove Holdings Capital, Inc. The Senior Discount Debentures accreted interest at a rate of 11 5/8% per annum, compounded semi-annually, to an expected aggregate principal amount of $88,000 on 2003. The obligations were discharged in connection with the Plan. (See note 2)

        Senior Debentures—The Senior Debentures were issued pursuant to an Indenture dated April 29, 1998 (the "Investors Indenture"). The Senior Debentures are general unsecured obligations of Grove Investors LLC and its co-issuer, Grove Investors Capital, Inc. The Senior Debentures accrued interest at a rate of 14 1/2% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 1998. Interest was payable, at the option of the Company, in cash or by issuance of additional Senior Debentures. The obligations were discharged in connection with the Plan. (See note 2)

        Revolving Credit Facility—On September 25, 2001 the Company entered into a new three-year revolving credit facility (the "Revolving Credit Facility"). The maximum borrowings and/or outstanding letters of credit under the Revolving Credit Facility may not exceed the lesser of $35,000 or an amount determined by a borrowing base formula. The borrowing base formula consists of certain specified percentages of eligible accounts receivable and inventories. Borrowings under the Revolving Credit Facility are secured by a security interest in, pledge of and lien on substantially all the Company's North American assets and properties. Borrowings under the Revolving Credit Facility are guaranteed by Holdings and Investors and certain of the Company's subsidiaries. Borrowings may be used to fund working capital and other general corporate purposes. The Revolving Credit Facility contains restrictive covenants, including among other things, limitations on dividends, limitations on the creation of additional liens and indebtedness, limitations on capital expenditures, investments, the sale of assets and transactions with affiliates. Financial covenants include the maintenance of minimum earnings before interest, taxes, depreciation and amortization; maximum leverage; minimum interest coverage; and net worth. The Revolving Credit Facility requires that the Company have outstanding borrowings of at least $15 million at all times, subject to the borrowing base restrictions. As of September 29, 2001, the Company had outstanding letters of credit of $3,583 and available additional borrowings under the Revolving Credit Facility of $16,417.

        The Revolving Credit Facility provides that borrowings will bear interest at a rate of 2.5% in excess of the banks base rate, or at the Company's option, a rate of 3.5% in excess of the reserve adjusted Eurodollar rate for interest periods of one, two, three, six or twelve months. The Company also pays a 0.5% fee on the unused portion of the Revolving Credit Facility, a letter of credit fee of 3.5% per annum and certain other fees.

        Senior Secured Credit Agreement—On September 25, 2001, the Company entered into a new five-year $125,000 term loan facility (the "Term Loan Facility"). Borrowings under the Term Loan Facility are secured by a security interest in, pledge of and lien on substantially all of the Company's North American assets and properties. Borrowings under the Term Loan Facility are guaranteed by Holdings and Investors and certain of the Company's subsidiaries. The Term Loan contains the same restrictive covenants as those included in the Revolving Credit Facility.

        The Term Loan Facility provides that borrowings will bear interest at a rate of 2.5% in excess of the banks base rate, or at the Company's option, a rate of 3.5% in excess of the reserve adjusted Eurodollar rate for interest periods of one, two, three, six or twelve months. The Term Loan Facility requires mandatory prepayment with any proceeds from the issuance of any new debt or equity; certain asset sales; and 50% of excess cash flow, as defined in the agreement.

        14% Debentures—On September 25, 2001, the Company issued $45,000 of 14% debentures with an estimated fair value of $35,800. The debt discount of $9,200 will be charged to interest expense using the interest method, through the date of maturity, resulting in an effective rate on the debentures of approximately 21%. The debentures, which mature on August 15, 2007, are general unsecured obligations of the Company. The debentures accrue interest at a rate of 14% per annum, payable quarterly on October 1 and April 1 of each year, commencing on April 1, 2002. Interest payments through April 1, 2005 may be paid with cash of 2% and additional debentures of 12%.

        The indenture agreement contains certain covenants that limit, among other things, the ability of the Company to (i) pay dividends, redeem capital stock or make certain other restricted payment, (ii) incur additional indebtedness or issue certain preferred equity interest, (iii) merge into or consolidate with certain other entities or sell all or substantially all of its assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons.

        The debentures are redeemable at the option of the Company, in whole or in part, at any time. Redemptions prior to October 1, 2003 are required to be at the aggregate principal amount of the debentures plus accrued and unpaid interest and a premium as defined in the indenture. Redemptions after October 1, 2003, require a redemption price of 112% of the debenture, plus accrued and unpaid interest. The redemption price declines to 100% effective October 1, 2006.

        Future maturities of long-term debt are as follows: $46,250 in 2004; 31,250 in 2005; $62,500 in 2006 and $45,000 in 2007.

        The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. Such cash flows are expected to be generated from intercompany interest expense on loans the Company has made to certain of its foreign subsidiaries. The loans have been established with amounts and interest rates to allow for repatriation without restriction or additional tax burden. However, there is no assurance that the foreign subsidiaries will generate the cash flow required to service the loans or that the laws in the foreign jurisdictions will not change to limit repatriation or increase the tax burden of repatriation.

        Interest Expense, net—Interest expense, net consists of the following for the years ended October 2, 1999, September 30, 2000 and September 29, 2001.

	Predecessor
	1999	2000	2001
Interest expense	$(52,381)	$(64,108)	$(45,871)
Amortization of deferred financing costs	(2,294)	(2,350)	(1,230)
Interest income	4,563	6,547	5,021

	$(50,112)	$(59,911)	$(42,080)

        The Predecessor stopped accruing interest on all loans outstanding following the May 7, 2001 Chapter 11 filing in accordance with the United States Bankruptcy Code. The contractual interest on such loans exceeded the amount recorded during the year ended September 29, 2001 by approximately $25,300. As more fully discussed in note 2 to the consolidated financial statements, all accrued interest was discharged upon the Company's emergence from bankruptcy.

        Interest paid was $39,254, $48,430 and $26,562 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

        The Predecessor had an interest rate agreement with a major commercial bank to collar the interest rate on approximately $100,000 of the Predecessor's floating rate borrowings during the three years ended September 2001. The contract was terminated in July 2001 as a result of the bankruptcy filing at no cost to the Predecessor.

(12) Other Liabilities

        Other liabilities consist of the following as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Accrued liability for defined benefit pension plans	$21,453	$33,318
Accrued liability for postretirement benefit plan	33,023	21,962
Product liability	22,513	17,459
Other	11,854	5,278

	$88,843	$78,017

(13) Restructuring Charges

        During fiscal 2000, the Predecessor adopted and executed restructuring plans that resulted in the termination of approximately 470 employees principally in its U.S. operations. During fiscal 2001, the Predecessor terminated approximately 190 employees principally in U.S. operations. In connection with the terminations, the Predecessor accrued severance costs of $8,757 and $4,963 during fiscal 2000 and fiscal 2001, respectively. As of September 29, 2001, the Company has paid $11,654 and expects to pay the remainder of the amount accrued in fiscal 2002 in accordance with separation agreements.

(14) Employee Benefit Plans

        The Company sponsors defined benefit pension plans which cover substantially all of its U.S. employees. Plans covering salaried employees provide pension benefits that are based on the participant's final average salary and credited service. Plans covering hourly employees provide benefits based on the participant's career earnings and service with the Company. The Company's funding policy for all plans is to make the minimum annual contributions required by applicable regulations, plus such additional amounts as the Company may determine to be appropriate from time to time.

        In addition to providing pension benefits, the Company provides certain health care and prescription drug benefits to certain retirees. Substantially all of the Company's domestic eligible employees may qualify for benefits if they reach normal retirement age while working for the Company. The Company funds benefits on a pay-as-you-go basis, while retirees pay monthly premiums. These benefits are subject to deductibles, co-payment provisions and other limitations.

        The following tables provide reconciliations of the changes in benefit obligations and plan assets for the years ended September 30, 2000 and September 29, 2001 and the funded status of the plans as of September 30, 2000 and September 29, 2001.

	Pension Benefits		Post-retirement Benefits
	Predecessor 2000	Company 2001	Predecessor 2000	Company 2001
Change in benefit obligation:
Benefit obligation at beginning of year	$58,251	$62,003	$28,013	$21,576
Service cost	2,949	2,339	847	682
Interest	4,427	4,877	1,572	1,682
Special termination benefits	72	—	827	—
Participant contributions	—	—	644	731
Amendments	1,452	519	—	—
Actuarial (gain) loss	(3,786)	8,520	(8,557)	(1,205)
Benefits paid	(1,362)	(3,294)	(1,770)	(1,504)

Benefit obligation at end of year	$62,003	$74,964	$21,576	$21,962

Change in plan assets:
Fair value of plan assets at beginning of year	$52,684	$64,368	$—	$—
Actual return on plan assets	7,896	(6,492)	—	—
Employer contributions	4,934	4,153	1,126	774
Participant contributions	—	—	644	731
Benefits paid	(1,146)	(3,294)	(1,770)	(1,505)

Fair value of plan assets at end of year	$64,368	$58,735	$—	$—

Funded status	$2,365	$(16,229)	$(21,576)	$(21,962)
Unrecognized actuarial gain	(14,670)	—	(11,447)	—
Unrecognized prior service cost	1,481	—	—	—

Net amount recognized	$(10,824)	$(16,229)	$(33,023)	$(21,962)

Amounts recognized in consolidated balance sheets consists of:
Prepaid pension cost	$—	$630	$—	$—
Accrued benefit liability	(10,824)	(16,859)	(33,023)	(21,962)

Net amount recognized	$(10,824)	$(16,229)	$(33,023)	$(21,962)

Weighted average assumptions at balance sheet date:
Discount rates	8.00%	7.25%	8.00%	7.25%
Rate of return on assets	10.00%	10.00%	—	—
Rate of compensations increases	4.25%	4.25%	—	—

        The assumed health care cost trend rate used in measuring the accumulated post retirement benefit obligation for 2000 was 8.25% decreasing gradually over 18 years to an ultimate trend rate of

5.0%. The assumed health care cost trend rate used in measuring the accumulated post retirement benefit obligation for 2001 was 9.0% decreasing gradually over 8 years to an ultimate trend rate of 5%. A one percentage point increase in the assumed health care cost rate for each year would increase the accumulated postretirement benefit obligation by approximately 12% as of September 29, 2001 and the net postretirement benefit costs by approximately 19% for the year ended September 29, 2001. A one percentage point decrease in the assumed health care cost rate for each year would decrease the accumulated postretirement benefit obligation by approximately 11% as of September 29, 2001 and the net postretirement benefit costs by approximately 16% for the year ended September 29, 2001.

        The components of the net periodic benefits costs for all U.S. defined benefit plans for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 are summarized below:

	Pension			Postretirement
	Predecessor			Predecessor
	1999	2000	2001	1999	2000	2001
Service cost	$3,239	$2,949	$2,339	$1,317	$847	$682
Interest cost	4,191	4,427	4,877	1,820	1,572	1,682
Gain on plan curtailment	(3,308)	—	—	—	—	—
Special termination benefits	1,347	—	—	1,002	827	—
Expected return on plan assets	(4,469)	(5,377)	(6,291)	—	—	—
Net amortization and deferral	—	1,121	(360)	—	(443)	(446)

	$1,000	$3,120	$565	$4,139	$2,803	$1,918

        During the year ended October 2, 1999, in an effort to reduce operating costs at its Shady Grove Facility, the Predecessor involuntarily terminated or offered special one-time early retirement benefits to approximately 220 employees. These actions, together with other voluntary terminations, resulted in a curtailment gain of $3,308 which was recognized in net periodic pension costs for the year ended October 2, 1999. Special early retirement benefits resulted in net periodic benefit costs of $2,349 and $827 for the years ended October 2, 1999 and September 30, 2000, respectively.

        The Company also sponsors defined benefit pension plans which cover substantially all of its foreign employees. The following tables provide reconciliations of the changes in benefit obligations and plan assets for the years ended September 30, 2000 and September 29, 2001 and the funded status of the plans as of September 30, 2000 and September 29, 2001.

	Predecessor 2000	Company 2001
Change in benefit obligation:
Benefit obligation at beginning of year	$49,166	$37,522
Service cost	1,097	1,045
Interest	2,475	2,400
Actuarial (gain) loss	(7,450)	(62)
Benefits paid	(2,179)	(898)
Impact of translation of foreign currency	(5,587)	618

Benefit obligation at end of year	$37,522	$40,625

Change in plan assets:
Fair value of plan assets at beginning of year	$28,043	$26,633
Actual return on plan assets	1,852	(5,937)
Employer contributions	2,275	1,701
Benefits paid	(2,179)	(871)
Impact of translation of foreign currency	(3,358)	2,639

Fair value of plan assets at end of year	$26,633	$24,165

Funded status	$(10,889)	$(16,459)
Unrecognized actuarial loss	260	—

Net amount recognized	$(10,629)	$(16,459)

Amounts recognized in consolidated statements balance sheets consists of:
Accrued benefit liability	$(10,889)	$(16,459)
Accumulated other comprehensive income	260	—

Net amount recognized	$(10,629)	$(16,459)

Weighted average assumptions at balance sheet date:
Discount rates	5.00% to 6.50%	6.00% to 6.50%
Rate of return on assets	6.00%	7.00%
Rate of compensation increases	2.25% to 3.75%	2.00% to 3.75%

        The components of the net periodic pension costs for all foreign defined benefit plans for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 are summarized below:

	Predecessor
	1999	2000	2001
Service cost	$1,759	$1,040	$872
Interest cost	2,280	2,332	2,400
Expected return on assets	(2,182)	(1,735)	(2,018)
Net amortization and deferral	1,626	—	(25)

	$3,483	$1,637	$1,229

        Assets of domestic and foreign defined benefit plans consist principally of investments in equity securities, debt securities, and cash equivalents.

        The Company also has a defined contribution plan covering substantially all of its U.S. employees. Eligible employees may contribute a portion of their base compensation to the plan and their contributions are matched by the Company at rates specified in the Plan documents. Employer contributions for the years ended October 2, 1999, September 30, 2000 and September 29, 2001 were approximately $1,708, $1,496 and $1,340, respectively.

(15) Income Taxes

        Prior to January 1, 2001, a significant portion of the Predecessor's business was operated as a limited liability company organized under the laws of Delaware. The limited liability company was treated as a partnership for income tax purposes, therefore, the taxable income was allocated to the equity holders who were responsible for U.S. income taxes on such taxable income. Accordingly, earnings prior to January 1, 2001 of the Predecessor's U.S. mobile hydraulic crane and aerial work platform business, as well as, earnings from it foreign subsidiaries were not directly subject to U.S. income taxes.

        Prior to January 1, 2001, provisions for income taxes were limited to foreign taxes with respect to earnings of the Predecessor's foreign subsidiaries and U.S. Federal, state and local income taxes with respect to the earnings of the Predecessor's truck-mounted crane business.

        After January 1, 2001, the Predecessor made an election for the limited liability company to be treated as a C-Corporation for U.S. income tax purposes. Accordingly, earnings after January 1, 2001 are directly subject to U.S. income taxes. Effective with the election, the Predecessor estimated its net deferred tax assets to be $33,165 for which management concluded a complete valuation allowance was required.

        During the period from January 1, 2001 to September 29, 2001, the Predecessor estimated that its deferred tax assets in the U.S. increased by $5,919 prior to the impacts of the reorganization and "fresh-start" reporting described in note 2 to the consolidated financial statements.

        For U. S. income tax purposes, the reorganization qualified as a taxable asset sale between SGPA and the Company. As a result, the Company's tax basis in its assets is based on their fair market value as of the reorganization date. The extraordinary gain recognized for financial reporting purposes was excluded from taxable income due to the bankruptcy filing and the associated provisions in the U.S. tax law.

        Domestic and foreign income (loss) before income taxes, extraordinary gain and cumulative effect of a change in accounting principle were as follows for the years ended October 2, 1999, September 30, 2000 and September 29, 2001:

	Predecessor
	1999	2000	2001
United States	$(33,588)	$(116,580)	$(70,497)
Other countries	(526)	3,554	4,780

	$(34,114)	$(113,026)	$(65,717)

        The expense (benefit) for income taxes consisted of the following for the for the years ended October 2, 1999, September 30, 2000 and September 29, 2001:

	Predecessor
	1999	2000	2001
Current:
United States, state and local	$1,110	$2,064	$(574)
Other countries	1,745	4,495	1,161

	2,855	6,559	587

Deferred:
United States, state and local	1,702	469	(264)
Other countries	978	(773)	(63)

	2,680	(304)	(327)

	$5,535	$6,255	$260

        Income taxes of $2,925, $4,086 and $3,477 were paid for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively.

        Significant components of deferred tax assets (liabilities) are as follows as of September 30, 2000 and September 29, 2001:

	Predecessor 2000	Company 2001
Allowance for doubtful accounts	$141	$24
Inventory valuation	184	(1,339)
Accrued expenses	2,944	1,186
Property, plant and equipment	(3,370)	905
Other	30	95

Total deferred tax asset (liability)	$(71)	$871

(16) Leases

        The Company and its subsidiaries lease office space, machinery and other equipment under noncancelable operating and capital leases with varying terms, some of which contain renewal and/or purchase options.

        The following is a schedule of future minimum lease payments required under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year:

	Operating	Capital
2002	$2,200	$1,301
2003	1,707	1,274
2004	1,359	994
2005	387	1,013
2006	142	742
Thereafter	108	53

Future minimum lease payments	$5,903	5,377

Less portion representing interest		660
Less current portion of capital lease obligations		1,301

Long-term portion of capital lease obligations		$3,416

        Rental expense associated with operating leases was approximately $4,977, $5,905 and $5,152 for the years ended October 2, 1999, September 30, 2000 and September 29, 2001, respectively. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property and equipment.

(17) Derivative Financial Instruments

        A summary of the Company's hedging strategies and outstanding derivative instruments are as follows:

  (a)    Interest Rate Risk

        The Company assesses interest rate cash flow risk by monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities. At September 30, 2001, the Company has approximately $140 million of variable rate borrowings under its bank credit facility.

        As of September 29, 2001, the Company is not party to any instruments which hedge the Company's exposure to future changes in variable interest rates.

  (b)    Foreign Currency Risk

        The Company has foreign operations in the U.K., France, Germany and Australia. Therefore, its earnings, cash flows and financial position are exposed to foreign currency risk. In addition, the U.S. company regularly purchases mobile hydraulic cranes from its German factory to meet the demand of its U.S. customers. In order to maintain profit margins the Company will purchase forward currency contracts and options at date of commitment to hedge Deutsche mark payment obligations. At September 30, 2000, the Predecessor had $15.5 million in outstanding forward contracts to purchase Deutsche marks with gross unrealized losses of approximately $1.7 million. The contracts settled within 90 days and were accounted for as hedges under SFAS 133. Of the unrealized losses at September 30, 2000, $992 was included in the determination of other comprehensive loss for those forward contracts related to forecasted transactions or completed transactions whereby the cranes were still in inventory at September 30, 2000. The remaining unrealized losses at September 30, 2000, related to hedges of Deutsche Mark payable obligations, were included in earnings for the period. The amount in other comprehensive loss were realized in earnings upon completion of the sale of the related inventory.

        At September 29, 2001, the Company's German subsidiary has entered into forward contracts to sell approximately $18,000 of British pounds, Australian dollars, and U.S. dollars, in the aggregate, which will be received from customers upon the collection of receivables. The contracts have an unrealized gain of $408 which the Predecessor has included in the consolidated statement of operations for the year ended September 29, 2001.

(18) Other Commitments and Contingencies

        Legal—The Company is involved in various lawsuits and administrative proceedings arising in the ordinary course of business. These matters primarily involve claims for damages arising out of the use of the Company's products as well as employment matters and commercial disputes. Some of these lawsuits include claims for punitive as well as compensatory damages. The Company is insured for product liability and workers' compensation claims for amounts in excess of established deductibles and accrues for the estimated liability up to the limits of the deductibles. The Company accrues for all other claims and lawsuits on a case-by-case basis. The Company's estimate of the undiscounted costs associated with legal and environmental exposures is accrued if, in management's judgment, the likelihood of a loss is probable. The Company's policy is to also accrue the probable legal costs to be incurred in defending the Company against such claims. The Predecessor has followed this policy during each of the periods in the three-year period ended September 30, 2001, with respect to all investigations, claims and litigation. Insurance recoveries for environmental and certain general liability claims are not recognized until realized.

        In the opinion of management, while the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, the amounts accrued for awards or assessments in connection with these matters are adequate and, accordingly, management believes that the ultimate resolution of these matters will not have a material effect on the Company. As of September 30, 2001, the Company had no known probable but inestimable exposures that could have a material effect on the Company.

        Product liability and workers' compensation—Hanson, on behalf of the Predecessor, purchased an insurance policy which effectively indemnifies the Company against North American product liability and workers' compensation claims arising prior to October 1, 1997 up to an aggregate loss limit of $85,000. Losses in excess of that amount, if any, are the responsibility of the Company. For product liability claims arising on or after October 1, 1997, the Company is self-insured for losses up to $2,000 per occurrence, with a $15,000 annual aggregate loss limit. For workers' compensation claims arising on or after such date, the Company is self-insured for losses up to $250 per occurrence with a $1,000 annual aggregate loss limit. Losses over the loss limits are covered by umbrella insurance coverage up to $100,000. The Company accrues a reserve for the estimated amount of claims which will be self-insured. The estimates are provided by a third party actuary based upon historical trends. The reserve for claims includes estimates of legal and administrative costs to be incurred.

        Environmental matters—The Company is also involved in lawsuits and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Certain of these claims assert damages and liability for remedial investigations and cleanup costs with respect to sites at which the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations (off-site). Other matters involve sites that the Company currently owns and operates or has previously sold (on-site). For off-site claims, the Company makes an assessment of the costs involved based on environmental studies, prior experience at similar sites, and the experience of other named parties. The Company also considers the ability of other parties to share costs, the percentage of the Company's exposure relative to all other parties, and the effects of inflation on these estimated costs. For on-site matters associated with properties currently owned, the Company makes an assessment as to whether an investigation and remediation effort is necessary and estimates other potential costs associated with the site.

        Other—The Company provides guarantees of residual value to third party financing companies in support of certain customers' financing arrangements. These guarantees generally are only exercisable should the Company's customer default on their financing agreements. The Company does not expect to incur losses under these guarantees. Exercises of these guarantees have not been significant for the periods in the three years ended September 30, 2001. Aggregate residual value guarantees were approximately $37,000 at September 30, 2001.

(19) Other Information

        Information with respect to the Predecessor's and the Company's domestic and foreign operations is as follows:

	Predecessor
	1999	2000	2001
Net sales:
Generated by domestic operations	$570,791	$615,156	$439,508
Generated by foreign operations	319,008	372,596	365,759
Elimination of intercompany sales	(100,906)	(141,802)	(87,683)

	$788,893	$845,950	$717,584

	Predecessor 2000	Company 2001
Property, plant and equipment:
Held by domestic operations	$106,488	$91,797
Held by foreign operations	63,532	46,313

	$170,020	$138,110

GROVE INVESTORS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands of dollars, except share amount)

	September 29, 2001*	June 29, 2002
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,551	$16,230
Cash restricted as to use	388	—
Trade receivables, net	132,201	102,619
Notes receivable	12,668	9,605
Inventories	168,451	170,739
Prepaid expenses and other current assets	4,601	6,064

Total current assets	331,860	305,257
Property, plant and equipment, net	138,110	121,108
Reorganization value in excess of amounts allocated to identifiable assets	36,576	37,205
Other assets	11,292	4,762

	$517,838	$468,332

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$15,000
Short-term borrowings	14,801	6,143
Accounts payable	64,617	51,395
Accrued expenses and other current liabilities	68,402	62,569

Total current liabilities	162,820	135,107

Deferred revenue	21,201	22,259
Long-term debt	160,800	159,966
Other liabilities	78,017	79,402

Total liabilities	422,838	396,734

Stockholders' equity
Preferred stock, par value $1 per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $1 per share; 10,000,000 shares authorized, 5,000,000 issued and outstanding	5,000	5,000
Additional paid-in capital	90,000	93,500
Unearned stock compensation	—	(4,625)
Accumulated deficit	—	(21,500)
Accumulated other comprehensive loss	—	(777)

Total stockholders' equity	95,000	71,598

	$517,838	$468,332

*
Amounts have been derived from the Company's audited consolidated balance sheet.

See accompanying notes to condensed consolidated financial statements

GROVE INVESTORS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the three and nine months ended June 30, 2001 and June 29, 2002

(unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2001	June 29, 2002	June 30, 2001	June 29, 2002
	Predecessor	Company	Predecessor	Company
Net sales	$163,166	$145,688	$535,357	$408,957
Write-off of amounts assigned to inventory and other assets in excess of historical cost	—	—	—	14,458
Cost of goods sold	135,610	123,945	456,914	344,023

Gross profit	27,556	21,743	78,443	50,476
Selling, engineering, general and administrative expenses	23,610	20,187	71,640	58,527
Stock compensation expense	—	255	—	475
Amortization of goodwill	1,401	—	4,215	—
Expenses incurred in the sale of the Company	—	1,350	—	1,350
Restructuring charges	—	352	2,439	1,032
Reorganization costs	5,263	—	6,263	—

Loss from operations	(2,718)	(401)	(6,114)	(10,908)
Interest expense, net	(7,200)	(4,467)	(41,067)	(11,763)
Other income (expense), net	(585)	1,205	(600)	1,171

Loss before income taxes	(10,503)	(3,663)	(47,781)	(21,500)
Provision for income taxes	940	—	2,355	—

Net loss	$(11,443)	$(3,663)	$(50,136)	$(21,500)

See accompanying notes to condensed consolidated financial statements

GROVE INVESTORS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the three and nine months ended June 30, 2001 and June 29, 2002

(unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	June 30, 2001	June 29, 2002	June 30, 2001	June 29, 2002
	Predecessor	Company	Predecessor	Company
Net loss	$(11,443)	$(3,663)	$(50,136)	$(21,500)
Recognition of gain on cash flow hedges of forecasted foreign currency transactions through charge to earnings	(992)	—	—	—
Change in foreign currency translation adjustment	(8,915)	3,944	3,561	(777)

Comprehensive income (loss)	$(21,350)	$281	$(46,575)	$(22,277)

See accompanying notes to condensed consolidated financial statements

GROVE INVESTORS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the nine months ended June 30, 2001 and June 29, 2002

(unaudited and in thousands)

	Nine Months Ended
	June 30, 2001	June 29, 2002
	Predecessor	Company
Cash flows from operating activities:
Net loss	$(50,136)	$(21,500)
Adjustments to reconcile to net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,230	11,311
Depreciation of equipment held for rent	5,839	3,576
Write-off of amounts assigned to inventory and other assets in excess of historical cost	—	14,458
Amortization of bond discount	—	799
Amortization of deferred financing costs	1,230	—
Interest on senior debentures	5,692	—
Accretion of interest on senior discount debentures	4,263	—
Changes in operating assets and liabilities:
Trade receivables, net	17,109	34,193
Notes receivable	(7,176)	3,063
Inventories	4,291	(4,744)
Trade accounts payable	(3,867)	(15,549)
Other assets and liabilities, net	(16,699)	(7,993)

Net cash provided by (used in) operating activities	(24,224)	17,614

Cash flows from investing activities:
Additions to property, plant and equipment	(6,134)	(1,325)
Proceeds from disposals of plant and equipment	—	1,633
Investment in equipment held for rent	(2,347)	(4,621)

Net cash used in investing activities	(8,481)	(4,313)

Cash flows from financing activities:
Net short-term borrowings (repayments)	(3,332)	(8,765)
Borrowings (repayments) of long-term debt,net	18,320	(1,633)
Other	(163)	(388)

Net cash provided by (used in) financing activities	14,825	(10,786)

Effect of exchange rate changes on cash	407	164

Net change in cash and cash equivalents	(17,473)	2,679
Cash and cash equivalents, beginning of period	17,933	13,551

Cash and cash equivalents, end of period	$460	$16,230

See accompanying notes to condensed consolidated financial statements

GROVE INVESTORS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited and in thousands)

(1) Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, these financial statements do not include all the information and notes required by GAAP for complete financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations.

        Interim results for the nine-month period ended June 29, 2002 are not necessarily indicative of the results that may be expected for a full fiscal year. For further information, refer to the consolidated financial statements and notes for the year ended September 29, 2001.

(2) Plan of Reorganization and Basis of Presentation

        From its inception in 1998 through December 31, 2000, Grove Investors LLC was a limited liability company which owned all the member's interest of Grove Holdings LLC. Grove Holdings LLC was a single member limited liability company which owned all of the member's interests of Grove Worldwide LLC. Effective January 1, 2001, Grove Investors LLC ("Grove Investors") was converted from a limited liability company to a C-corporation.

        Prior to filing its petition for protection under United States Bankruptcy Code, Grove Investors changed its name to SGPA, Inc. ("SGPA" or the "Predecessor"). On May 7, 2001, SGPA filed a pre-negotiated Plan of Reorganization (the "Plan") for SGPA and each of its domestic subsidiaries pursuant to Chapter 11 of United States Bankruptcy Code with the United States Bankruptcy Court for the Middle-district of Pennsylvania (the "Bankruptcy Court"). The Bankruptcy Court confirmed the Plan on September 14, 2001 and the Plan was consummated on September 25, 2001. For reporting purposes, the inception date for the reorganized company was as of the close of business on September 29, 2001.

        In connection with the Plan, Grove Investors, Inc. (the "Company") was formed under the laws of the State of Delaware, and in turn formed a wholly owned subsidiary, Grove Holdings, Inc. ("Holdings"), which in turn formed a wholly owned subsidiary, Grove Worldwide, Inc. ("Worldwide"). On September 25, 2001, Worldwide acquired SGPA, and Grove Holding LLC and Grove Worldwide LLC were merged into Worldwide. The Company executed, among other things, the following elements of the Plan:

  •
  Holders of amounts outstanding under the Predecessor's bank credit facility of approximately $224,000, including accrued interest, were issued (i) $125,000 in senior secured notes, (ii) debentures, with a face value of $45,000 and an estimated fair value of $35,800, and (iii) four million shares of the Company's common stock.
  •
  Holders of approximately $236,000 of the Predecessor's 9.25% senior subordinated notes, including accrued interest, were issued (i) one million shares of the Company's common stock, (ii) Series A warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of the Company's common stock at an exercise price of approximately $19.20 per share and (iii) Series B warrants with a seven-year term giving the holder the right to acquire an aggregate of 277,778 shares of the Company's common stock at $24.20 per share. The valuation of the warrants was determined using the Black-Scholes option-pricing model.

  •
  Holders of approximately $70,000 of the Predecessor's 11.625% senior discount debentures, including accrued interest, approximately $73,000 of 14.5% senior debentures, including accrued interest, and the equity holders of the Predecessor did not receive any consideration under the Plan and their claims were discharged.
  •
  Holders of all pre-petition unsecured trade obligations of the Predecessor were paid in full.

        The estimated fair value of the Series A and Series B warrants were approximately $2,000 and $1,800, respectively. Such amounts have been included in additional paid-in capital in the consolidated balance sheet as of September 29, 2001.

        In connection with the Bankruptcy filing, the Predecessor's bank group provided a $35 million Debtor-in-Possession facility for use by the Predecessor during Bankruptcy which was converted into a Revolving Credit Facility upon emergence from reorganization.

        The Plan contemplated that 250,000 shares of the Company's common stock which were distributed to holders of the Predecessor's bank credit facility will be given to management. In January of 2002, the Company issued 200,000 shares under a restricted stock plan that vest ratably over five years. The Company issued the remaining 50,000 shares in April of 2002. In addition, the Company established a stock option plan providing for the issuance of up to 263,158 options to management to purchase Investors' common stock at the reorganization date fair market value. In January 2002, all the stock options were issued to members of management. The common stock distributed to management pursuant to the Plan is accounted for in accordance with Accounting Principles Board Opinion No. 25 and related interpretations. The 250,000 shares of common stock distributed to management during the nine month period ended June 30, 2002 will result in compensation expense of $3,500, of which $315 was charged to expense during the nine month period ended June 30, 2002 with the remainder being charged to expense prior to the consummation of the transaction with The Manitowoc Company, Inc.

        The reorganization value of the Company of approximately $286 million, ratified in the bankruptcy proceeding, was determined with the assistance of a financial advisor. The advisor (i) reviewed certain historical financial information for recent years and interim periods; (ii) reviewed certain internal financial and operating data, including five-year financial projections, prepared and provided by management; (iii) met with certain members of senior management to discuss the Company's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which the financial advisor deemed generally comparable to the operating business of the Company; (v) considered certain economic and industry information relevant to the operating businesses; and (vi) conducted such other studies, analyses, inquiries, and investigations as they deemed appropriate. Based upon the foregoing, the financial advisor developed a range of values for the Company. In addition to relying on management's projections, the reorganization valuation analysis made a number of assumptions including, but not limited to, a successful and timely reorganization of the Company's capital structure.

        The reorganization value of $286 million was determined based on a discounted cash flow analysis of the Company's projected results for the period from March 31, 2001 through September 30, 2005, together with a terminal value using a multiple of projected earnings before interest, income taxes, depreciation and amortization (EBITDA). The discount rate used in connection with the discounted cash flow analysis was 15%. This rate was based upon a weighted average cost of capital considering the rates for comparable companies in the industry. The EBITDA multiple of five was derived by looking back at multiples over a twenty-year period for a comparable set of other manufacturers of heavy industrial equipment. In addition, the financial advisor examined operating or financial measures including but not limited to, the gross margin, the overall working capital as a percentage of business net assets, comparative leverage, etc. to analyze the Company's historical results and projections as compared to the selected companies in order to determine that the weighted average cost of capital and EBITDA multiple were reasonable.

        The analysis completed was similar to the analysis that the Company will complete annually in determining the fair value of indefinite lived intangible assets as required by SFAS No. 142, "Goodwill and Other Intangible Assets." Significant assumptions in the cash flow analysis were:

  •
  Our worldwide mobile hydraulic crane market share would drop in 2001 and be recovered in 2002, followed by increases in 2003, 2004 and 2005.
  •
  The size of the worldwide mobile hydraulic crane market would remain stable throughout the forecast period.
  •
  Cost savings measures and factory efficiencies would contribute to improvements in gross margin percent in 2003, 2004 and 2005.
  •
  Emphasis on cost controls and improved efficiencies would allow us to maintain operating expenses nearly constant through the period of increasing revenues.

        The Company's actual results in 2002 were less than the amounts used in the projections provided to the financial advisor because:

  •
  The worldwide mobile hydraulic crane market declined approximately 20% in 2002, and is now expected to remain at the same level for 2003.
  •
  Our share of the worldwide mobile hydraulic crane market did not decline in 2001 as much as expected, but did decline slightly in 2002. Our share is expected to increase slightly in 2003.

        A SFAS No. 142 fair value analysis was not performed based on actual 2002 results because the company was acquired by Manitowoc in August of 2002 for consideration of approximately $270 million.

        The completed analysis was similar to the analysis that the Company will complete annually in determining the fair value of infinite lived intangible assets as required by SFAS No. 142, "Goodwill and Other Intangible Assets." If the Company's actual results are materially less than the amounts used in the projections provided to the financial advisor, the Company will likely need to write-down the amount assigned to reorganization value in excess of amounts allocated to identifiable assets. Such write-down could be material.

        The consolidated financial statements following the reorganization reflect accounting principles set forth in the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. This statement provides guidance for financial reporting by entities that have filed voluntary petitions for relief under and have reorganized in accordance with the United States Bankruptcy Code. As such, the Company has adopted "fresh-start" reporting as of September 29, 2001, in the preparation of the accompanying consolidated balance sheet because holders of the equity interest in SGPA immediately before filing and confirmation of the Plan hold less than 50% of the equity interest in Investors and because SGPA's reorganization value is less than its post-petition liabilities and allowed claims. SGPA's emergence from Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 29, 2001. As discussed further in note 2 to the consolidated financial statements, the assets and liabilities of the Company were restated as of September 29, 2001, in accordance with SOP 90-7. Thus, the Company's consolidated financial statements for periods prior to September 29, 2001 are not comparable to consolidated financial statements as of or subsequent to September 29, 2001.

        The difference between the Company's reorganization value and the fair value of the Company's assets and liabilities resulted in the recording of a reorganization value in excess of amounts allocated to identifiable assets of $36,576 as of September 29, 2001.

        The consolidated balance sheet prepared as of September 29, 2001, discussed below, illustrates the effect of the Plan and the impact of implementing "fresh-start" reporting. The adjustments present the (i) Company's reorganized capital structure, including its new credit agreement and debentures; (ii) effect of canceling the senior subordinated debentures, senior discount debentures and senior debentures and the related accrued interest and deferred financing costs; (iii) elimination of the accumulated deficit and comprehensive loss; (iv) write-up of inventory to approximate fair market value; (v) adjustment of the pension and post-retirement benefit liabilities to reflect fair market value; and (vi) certain other adjustments to adopt SOP 90-7.

        The Company has substantially completed appraisals of its tangible and intangible assets. Based on the work completed to date, no material change will be necessary to amounts previously reported. The Company expects to complete all work related to the appraisals by September 29, 2002.

        The effects of the Plan on the Company's consolidated balance sheet, including debt extinguishments, refinancing and fresh-start adjustments are as follows:

	Predecessor September 29, 2001	Effect of Plan of Reorganization	Fresh Start Adjustments	Company September 29, 2001
Assets
Current assets:
Cash and cash equivalents	$13,551	$—	$—	$13,551
Cash restricted as to its use	388	—	—	388
Trade receivables, net	132,201	—	—	132,201
Notes recievable	12,668	—	—	12,668
Inventories	157,416	—	11,035	168,451
Prepaid expenses and other current assets	4,601	—	—	4,601

Total current assets	320,825	—	11,035	331,860
Property, plant and equipment, net	138,110	—	—	138,110
Goodwill/reorganization value in excess of amounts allocated to identifiable assets	200,761	—	(164,185)	36,576
Other assets	21,479	(12,223)	2,036	11,292

	$681,175	$(12,223)	$(151,114)	$517,838

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$—	$—	$15,000
Short-term borrowings	14,801	—	—	14,801
Accounts payable	64,617	—	—	64,617
Accrued expenses and other current liabilities	68,402	—	—	68,402

Total current liabilties	162,820	—	—	162,820
Pre-petition debt	602,964	(602,964)	—	—
Deferred revenue	21,201	—	—	21,201
Long-term debt	—	160,800	—	160,800
Other liabilties	103,642	—	(25,625)	78,017

Total liabilities	890,627	(442,164)	(25,625)	422,838

Stockholder's equity:
Common stock	—	5,000	—	5,000
Additional paid-in capital	—	90,000	—	90,000
Invested capital	75,000	—	(75,000)	—
Notes receivable from members	(509)	509	—	—
Accumulated deficit	(254,269)	334,432	(80,163)	—
Accumulated other comprehensive income (loss)	(29,674)	—	29,674	—

Total stockholder's equity	(209,452)	429,941	(125,489)	95,000

	$681,175	$(12,223)	$(151,114)	$517,838

(3) Inventory

        Inventories consist of the following as of September 29, 2001 and June 29, 2002:

	September 29, 2001	June 29, 2002
Raw materials	$61,234	$44,413
Work in process	44,141	48,589
Finished goods	63,076	77,737

	$168,451	$170,739

        Inventories are valued at the lower of cost or market, as determined primarily under the first-in, first-out method.

        In connection with "fresh-start" reporting, the Company assigned $11,035 of the reorganization value to work in process and finished goods inventories in excess of their historical carrying value. The Company also assigned $3,423 of the reorganization value to an intangible asset representing the fair value of its backlog. Such amounts were charged to costs of goods sold during the three months ending December 29, 2001.

(4) Income Taxes

        Prior to January 1, 2001, a significant portion of the Predecessor's business was operated as a limited liability company organized under the laws of Delaware. The limited liability company was treated as a partnership for income tax purposes, therefore, the taxable income was allocated to the equity holders who were responsible for U.S. income taxes on such taxable income. Accordingly, earnings prior to January 1, 2001 of the Predecessor's U.S. mobile hydraulic crane and aerial work platform business, as well as earnings from its foreign subsidiaries were not directly subject to U.S. income taxes.

        Prior to January 1, 2001, provisions for income taxes were limited to foreign taxes with respect to earnings of the Predecessor's foreign subsidiaries and U.S. Federal, state and local income taxes with respect to the earnings of the Predecessor's truck-mounted crane business.

        After January 1, 2001, the Predecessor made an election for the limited liability company to be treated as a C-Corporation for U.S. income tax purposes. Accordingly, earnings after January 1, 2001 are directly subject to U.S. income taxes. Effective with the election, the Predecessor estimated its net deferred tax assets to be $33,165 for which management concluded a complete valuation allowance was required.

        As a new company formed in connection with the Plan, Grove Investors, Inc. has no taxable earnings history. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes", the Company has not recorded the income tax benefit of operating losses incurred for the nine months ended June 29, 2002.

(5) Derivative Financial Instruments

        A summary of the Company's hedging strategies and outstanding derivative instruments are as follows:

  (a)
  Interest Rate Risk

    The Company assesses interest rate cash flow risk by monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities. At June 29, 2002, the Company has approximately $138 million of variable rate borrowings under its bank credit facility.

    As of June 29, 2002, the Company is not party to any instruments which hedge the Company's exposure to future changes in variable interest rates.

  (b)
  Foreign Currency Risk

    The Company has foreign operations in the U.K., France, Germany and Australia. Therefore, its earnings, cash flows and financial position are exposed to foreign currency risk. In addition, the U.S. company regularly purchases mobile hydraulic cranes from its German factory to meet the demand of its U.S. customers. In order to maintain profit margins, the Company will purchase forward currency contracts and options at date of commitment to hedge payment obligations.

    At June 29, 2002, the Company's German subsidiary has entered into forward contracts to sell Euros and U.S. dollars with an aggregate notional amount of $6 million. The contracts have an unrealized loss of $669 which the Company has included in the consolidated statement of operations for the nine months ended June 29, 2002.

(6) Reorganization Value In Excess Of Amounts Allocated To Identifiable Assets

        In accordance with SFAS No. 142 "Goodwill And Other Intangible Assets", the $36,576 of reorganization value in excess of amounts allocated to identifiable assets was not amortized in the three and nine month period ended June 29, 2002. The following table reconciles the previously reported net loss as if the provisions of SFAS No. 142 were in effect during Fiscal 2001:

	Three Months Ended		Nine Months Ended
		Company		Company
	Predecessor		Predecessor
		June 29, 2002		June 29, 2002
	June 30, 2001		June 30, 2001
Net loss as reported	$(11,443)	(3,663)	$(50,136)	(21,500)
Add: Goodwill amortization	1,401	—	4,215	—

Adjusted net loss	$(10,042)	$(3,663)	$(45,921)	$(21,500)

(7) Acquisition of Grove Investors

        On March 18, 2002, the Company executed a definitive agreement to sell all outstanding shares to The Manitowoc Company, Inc. (Manitowoc). On July 31, 2002, the Company's shareholders approved the sale of the Company to Manitowoc and on August 8, 2002, the sale was completed. In exchange for all the outstanding shares of the Company's common stock, shareholders received approximately 2.2 million shares of Manitowoc common stock with an average market price of $32.34 per share as defined in the merger agreement. In addition, Manitowoc assumed or refinanced approximately $199.1 million of the Company's debt.

        In connection with the acquisition, the Company and Manitowoc submitted pre-merger notification and report forms to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on March 27, 2002. In response to concerns raised by the Department of Justice regarding a potential reduction in competition in the United States boom truck market that could result from the acquisition, the Company and Manitowoc reached an agreement with the Department of Justice that, following the completion of the acquisition, Manitowoc will divest of either Manitowoc Boom Trucks or National Crane. Based on a preliminary analysis, Manitowoc intends to pursue the disposition of Manitowoc Boom Trucks. Manitowoc and the Company do not anticipate that the divestiture of either operation will have a material effect on its financial condition or the results of its operations.

(8) New Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 145, Rescission of FASB Statements No. 4,44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. The Company will adopt SFAS No. 145 as of January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which were adopted for transactions occurring subsequent to May 15, 2002. Adoption of SFAS No. 145 is not expected to have a material impact on the consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with the exit or disposal activity be recognized when incurred at fair value. SFAS No. 146 eliminates the definition and requirements of EITF Issue 94-3. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002 and may have an effect on the timing of future restructuring charges taken, if and when they occur.

POTAIN SA

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Potain SA

        We have audited the accompanying consolidated balance sheets of Potain Group as of December 31, 2000 and 1999, and the related consolidated statements of income and cash flows for the years then ended, which have been prepared on the basis of accounting principles generally accepted in France. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Potain Group at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in France which differ in certain respects from those generally accepted in the United States (See Note IV to the financial statements).

ERNST & YOUNG AUDIT

Daniel Mary-Dauphin

Lyon, France
April 19, 2001

POTAIN SA

CONSOLIDATED STATEMENTS OF INCOME

December 31, 2000 and 1999

	Note	12/31/2000	12/31/1999
		(in thousands Euros)
Operating revenues
Sales	1	286,974	239,644
Other operating revenues	2	33,018	29,870
Operating expenses
Raw material, supplies and services		(185,935)	(160,748)
Payroll expenses	3	(69,276)	(64,204)
Other operating expenses	4	(32,504)	(30,119)

Current operating income		32,277	14,443
Non recurring operating income (expenses)	5	(553)	(343)

Operating income		31,724	14,100

Interest expense, net	6	868	(1,408)
Amortization of goodwill, net		(429)	(391)
Other income and (expense), net	7	(564)	0

Income before taxes		31,599	12,301
Income taxes, current and deferred	8	(11,559)	(4,433)

Net income before minority interests of fully consolidated entities		20,040	7,868
Minority interests	14	24	1,592
Results of entities accounted for by the equity method		0	(4)

Net income		20,016	6,272

Number of shares at December 31		909,945	909,945
Net income per share (in euros)		22.0	6.9

POTAIN SA

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999

	Note	12/31/2000	12/31/1999
		(in thousands Euros)
ASSETS
Intangible assets		7,241	6,850
Goodwill		2,616	2,075
Property, plant and equipment		62,421	59,902
Financial assets		3,197	3,941

Total Fixed Assets	9	75,475	72,768
Inventories	10	60,070	48,722
Accounts receivable	11	81,743	76,577
Other receivables		36,788	9,977
Cash	12	16,637	14,949

Total Current Assets		195,238	150,225
Deferred tax assets	13	2,147	7,546

Total Assets		272,860	230,539

LIABILITIES
Share capital		13,649	13,649
Additional paid-in capital		12,495	12,495
Retained earnings		93,869	84,833
Net income for the year		20,016	6,272
Translation adjustment		(857)	834

Shareholders' Equity		139,172	118,083
Minority interests		93	5,624
Shareholders' Equity & Minority Interests	14	139,265	123,707
Reserves for losses and contingencies	15	12,535	7,260
Borrowings	16	23,316	12,940
Accounts payable	17	84,311	70,843
Other liabilities		7,070	8,522

Total Liabilities		114,697	92,305
Deferred tax liabilities	13	6,363	7,267

Total Liabilities & Shareholders' Equity		272,860	230,539

POTAIN SA

CONSOLIDATED STATEMENTS OF CASH FLOW

December 31, 2000 and 1999

	Note	12/31/00	12/31/99
		(in thousands Euros)
Cash Flows from Operations	18	31,088	19,648
Change in working capital		(5,160)	1,748
Cash Flows from Operating Activities		25,928	21,396
(Increase)/decrease in fixed assets (excluding rented equipment)		(8,035)	(6,309)
(Increase)/decrease in rented equipment		(5,495)	(4,927)
Investing activities		4,722	227

Total Cash Used in Investing Activities		(8,808)	(11,009)
Financing Activities		(489)	(17)
Exchange rate fluctuation		(679)	(514)
(Increase) Decrease in Net Indebtedness		15,952	9,856

POTAIN SA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2000 and 1999

I—KEY EVENTS

1—Purchase of the minority interests of Zhangjiagang Potain

        An agreement was negotiated in 1999 and finalized in early 2000 under which Potain acquired the minority interest in its joint venture in China. All items affecting earnings, including planned restructuring expense, appear in 1999 financial statements.

2—Acquisition of the Liftlux business

        The group created Liftlux Potain GmbH as of July 1st, 2000, in connection with the acquisition of the Liftlux assets. This company was included in the consolidation in 2000.

3—Application of the new French regulation for the consolidated financial statements

        Potain group accounting principles were changed in 2000 in order to include the effects of the new R99-02 regulation. The effective application of this new regulation induced:

  •
  the full consolidation of B.P.G.R. S.A.R.L., previously accounted for by the equity method,

  •
  the full consolidation of Solum Grundstück Vermietung GmbH and Axiome de Ré, entities being considered as controlled by Potain SA, previously not included in consolidation,

  •
  the accounting for part of pensions and similar benefits for France and Portugal employees, which were previously considered as fully covered by the insurance premiums paid and expensed when paid,

  •
  the accounting for deferred tax (a) considering deferred tax assets on all existing tax losses, (b) considering deferred tax on a purchase accounting and (c) netting the deferred tax assets and liabilities positions of each subsidiary, with (d) adequate valuation allowance when necessary of the net assets.

        As a consequence of the above modifications, the movements in equity between December 31, 1999 and December 31, 2000 include:

  •
  the first consolidation of Axiome de Ré, increasing net equity by an amount of 676 KE

  •
  the partial accounting for the first year of pensions and similar benefits, increasing net equity by 390 KE

        The income statement of year 2000 is impacted by the December 31, 1999 effect of the new deferred tax accounting method. It represents a deferred tax benefit of KE.547.

II—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1—General principles

        The consolidated financial statements as of December 31, 2000 are prepared in accordance with accounting principles generally accepted in France, as stated in the R99-02 regulation issued by the "Comité de Réglementation Comptable", the regulatory authority for accounting in France, and comply with:

  •
  the Law dated January 3, 1985

  •
  the ministerial decree dated February 17, 1986

  •
  methodology of the C.R.C. (June 22, 1999 decision enacting the 99.02 regulation of the C.R.C.)

2—Consolidation principles

        The consolidated financial statements include the financial statements of all significant companies directly or indirectly controlled by Potain SA. All companies included in the scope of consolidation are fully consolidated, with the exception of B.P.G.R. in 1999, which was consolidated by the equity method. The financial year of all consolidated companies ends on December 31.

        A full list of consolidated companies appears in Note 21 to consolidated financial statements.

        A full list of non-consolidated entities is presented in Note 6 hereafter.

3—Foreign currency translation

        The financial statements of foreign subsidiaries are translated into euros at year-end exchange rates for their assets and liabilities and at weighted average exchange rates for the year for their income statement. Resulting translation adjustments are recorded to shareholders' equity.

4—Intangible assets & goodwill

        Internally generated goodwill, start-up costs and research and development costs are expensed as incurred.

        Significant software costs are amortized using the straight-line method over the estimated useful life of the software, which may not exceed three years.

        Patents, trademarks and licenses are amortized over 20 years.

        Goodwill on first consolidation consists of costs in excess of net assets of acquired businesses. It is amortized on a straight-line basis over 15 years.

5—Property, plant and equipment

        Property, plant and equipment are stated at historical acquisition or production cost. Maintenance and repair costs, other than those intended to extend the life of an asset, are expensed when incurred. Leased equipment is recorded as an asset when the terms of the lease are those of a capital lease.

        Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Buildings and improvements	20 to 25 years
Machinery and equipment	5 to 10 years
Leased cranes	6 to 8 years
Others	3 to 10 years

6—Financial assets

        Financial assets mainly include investments in non-consolidated entities and housing contribution loans.

        The housing contribution loans are non-interest bearing loans over 20 years. They are recorded at discounted value, assuming a 2% interest rate per year.

        Subsidiaries with low materiality (less than 0.6 million E sales or total balance sheet) are not included in the consolidation.

        Investments in non-consolidated companies are stated at cost and written down when economic value falls below cost.

        The list of non-consolidated entities as of December 31, 2000 is as follows:

Non-consolidated entities	% ownership	Net share value	Equity
Potain Ireland	51.0%	0	KEUR 10
Potain Inc (Philippines)	70.0%	KEUR 249	KEUR 698
Potain Pty (Australia)	100.0%	KEUR 2	KEUR 596
SCI Les Aulnettes (France)	100.0%	KEUR 155	KEUR 20

7—Inventories and work in progress

        Inventories of all group companies are stated at lower of cost or market. Cost is defined as acquisition or production cost and is computed using the weighted average cost method. Production costs include direct and indirect production costs and an allocation of overheads assuming normal levels of activity. Intercompany margins are eliminated. Intercompany goods in transit are included both in inventories and purchases of the receiving company. Allowances to write down inventories to their net realizable value and for surplus inventories are recorded in the year in which they become known.

8—Receivables

        Receivables are stated at their nominal value and provisions are recorded when appropriate to cover any risk of non-recovery.

9—Other accounts receivables and other liabilities

        The Potain group is owned by Legris Industries. In connection therewith, the management of excess cash or cash requirements is done at Legris level through a cash pooling agreement. The cash lended to the cash pooling is recorded as other accounts receivable respectively for 4,159 KE and 28,539 kE as of December 31, 1999 and 2000. The cash borrowed from the cash pooling is recorded as other liabilities respectively for 3,842 KE and 3,582 kE as of December 31, 1999 and 2000.

10—Social contributions

        Potain SA benefits since 1997 from the "De Robien" social law, which enables the company to pay reduced social contributions over the seven-year period ending June 30, 2003, provided that Potain SA keeps a minimum headcount level. Related benefits are recorded on the respective years and represented respectively E2,871 and E2,865 for 1999 and 2000.

11—Transactions in foreign currencies

        Monetary assets and liabilities denominated in foreign currencies that are not hedged are translated at year-end exchange rates. Hedged foreign currency transactions are translated at the hedging rate. Differences arising from translation, together with gains and losses realized on transactions carried out during the year, are included in income statement. The potential differences arising from fair value of the hedging positions related to the backlog orders are considered as off-balance sheet commitments.

12—Taxation

        Tax charged to earnings corresponds to the tax due from each taxable consolidated entity after correction of deferred taxes. The company uses the deferral method to recognize deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in the company's financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statements carrying amounts and the tax basis of assets and liabilities.

        The deferred tax liability on the restatement of the "Foreign Investment reserve" is recorded at its discounted value assuming a 5% rate.

        Where taxable entities show a loss, the deferred tax assets recorded for loss carry forwards were limited until December 31, 1999 to the losses over two financial years. This is no longer applicable beginning in 2000, under the new enacted 99-02 French GAAP. Deferred tax assets on loss carry forwards and deemed deferred depreciation are fully depreciated if their application to future earnings is uncertain.

13—Pensions and similar benefits

        Commitments to employees relating to retirement, or seniority bonuses, or other deferred benefits, are partly accrued for since 2000 in accordance with generally accepted accounting principles in France. The overall impact of this change of method on shareholders' equity on the opening balance sheet is not significant, amounting to E0.39 million, and does not require the presentation of pro forma accounts.

        The accrual recorded in the consolidated financial statements, KE4,989, does not take into account the preferred method for computation of the full commitment. The schedule below shows the assumptions used for valuation of the liability:

Assumptions	As computed under IAS 19
Retirement age	60 for executive and 63 for employees
Type of departure	Voluntary
Discount rate	4.9% (incl. inflation)
Inflation rate	2%
Social contributions	47%
Salary increase	Depends on age & category
Turnover	Depends on age & category
Commitment	KE 9,123

        Out of the KE9,123, KE1,073 were paid to an external insurance company.

III—NOTES TO FINANCIAL STATEMENTS

(in thousands Euros)

1—SALES

By business	2000	1999
Cranes	286,974	239,644

Total	286,974	239,644
By geographic area	2000	1999
France	83,021	70,097
Europe (excl France and Eastern Europe)	159,812	138,283
Asia—Pacific	16,485	11,864
America	13,260	8,322
Near and middle East	5,236	4,210
Africa	4,130	2,190
Eastern Europe	5,028	4,680

Total	286,974	239,644

2—OTHER OPERATING REVENUES

	2000	1999
Change in inventory	1,113	4,652
Capitalized production	14,476	10,589
Operating subsidies	103	151
Reversals of accruals, expense transfers	4,327	5,097
Other revenues(1)	13,000	9,392

Total	33,018	29,870

	11,277	8,015

(1)
including sale of capitalized rented cranes

3—PAYROLL EXPENSES

	2000	1999
Wages and salaries	(52,938)	(48,190)
Social security contributions	(16,338)	(16,014)

Total	(69,276)	(64,204)
Headcounts	average 2000	12/31/00	12/31/99
Cranes	2,464	2,285	2,558

Total	2,464	2,285	2,558

	397	231	616

(1)
out of which Potain China headcounts:

4—OTHER OPERATING EXPENSES

	2000	1999
Total	(32,504)	(30,119)

	(7,058)	(6,353)

(1)
out of which, net book value of sold rented cranes

5—NON RECURRING OPERATING INCOME (EXPENSES)

	2000	1999
Non recurring operating expenses	(5,166)	(5,545)
Non recurring operating income	4,613	5,202
Non recurring operating items	(553)	(343)

6—INTEREST EXPENSE, NET

	2000	1999
Interest expense, net of interest income	(514)	(1,303)
Net gains on disposal of short term investments	7	0
Subtotal	(507)	(1,303)
Foreign exchange gains (losses)	716	(325)
Amortizations and provisions	(404)	(212)
Reversal of reserves and expense transfers	152	222
Other financial income (expense)	912	210

Subtotal	1,375	(105)

Interest expense, net	868	(1,408)

7—OTHER INCOME AND (EXPENSE) NET

	2000	1999
Non operating expenses	(2,664)	0
Non operating income	2,100	0

Non operating items	(564)	0

8—INCOME TAXES

8a—Detail

	2000	1999
Current income tax	(11,221)	(5,380)
Deferred income tax	(338)	947

Total	(11,559)	(4,433)
The total income tax charge can be analyzed as follows:
Tax on operating income	(11,559)	(4,433)
Decrease/(increase) in tax linked to non operating items
Total	(11,559)	(4,433)

8b—Tax rationalization

2000
Income before income taxes	31,559
Corporate income tax rate	36.3%
Theoretical tax charge	(11,456)
Impact of permanent differences
—Potain China net loss	(671)
—Goodwill amortization	(161)
—Tax credit on previously not recognized tax losses	1,658
—Changes in income tax rate	(144)
—Change in consolidation principles	(1,175)
—Other	390

Effective tax charge	(11,559)

9—FIXED ASSETS

9a—Fixed assets, at cost and net

	2000	1999
At cost:
Intangible assets	12,403	10,204
Goodwill	6,686	5,716
Property, plant & equipment	159,846	153,509
Financial assets	3,774	3,070
Investments accounted for by the equity method	0	1,194

Total fixed assets at cost	182,709	173,693
Amortization/depreciation
Intangible assets	(5,163)	(3,353)
Goodwill	(4,070)	(3,641)
Property, plant & equipment	(97,424)	(93,607)
Financial assets	(577)	(323)
Investments accounted for by the equity method	0	0

Total fixed assets depreciation/amortization	(107,234)	(100,925)
Net book value
Intangible assets	7,241	6,850
Goodwill	2,616	2,075
Property, plant & equipment	62,421	59,902
Financial assets	3,197	2,747
Investments accounted for by the equity method	0	1,194

Fixed assets, net	75,475	72,768

9b—Movements in fixed assets

	Gross	Dep.	Net
Value as of December 31, 1999	173,693	(100,925)	72,768
Acquisitions	26,037	(13,189)	12,848
Disposals	(24,300)	7,091	(17,209)
Other	7,279	(211)	7,068

Value as of December 31, 2000	182,709	(107,234)	75,475

9c—Assets acquired under capital leases

	2000	1999
At cost	12,861	10,879
Depreciation	(5,546)	(5,115)
Net assets acquired under capital lease	7,315	5,764

Obligations under capital lease	6,298	6,269

9d—Goodwill

Goodwill at December 31, 1999	2,075
Exchange rate difference on amortization
Acquisitions	970
Amortization	(429)

Goodwill at December 31, 2000	2,616

Goodwill breakdown by companies

	Gross value at 12/31/00	12/31/99 Accumulated amortization	Depreciation For the year	Translat. adjustment	Net book value at 12/31/00
Potain Industria Spa	5,716	(3,641)	(391)		1,684
Liftux Potain	970		(38)		932

Total	6,686	(3,641)	(429)	0	2,616

10—INVENTORIES

	2000	1999
Raw materials and other supplies	23,166	15,642
Work in Process	21,338	16,879
Semi-finished and finished goods	12,167	14,491
Resale goods	8,414	6,230
Inventories—gross value	65,085	53,242
Provision for decline in value	(5,015)	(4,520)

Inventories—net book value	60,070	48,722

11—ACCOUNTS RECEIVABLES

	2000		1999
Prepayments	211		397
Accounts receivables from customers	82,966	(1)	79,109
Other receivables	2,392		907
Gross trade accounts receivable	85,569		80,413
Provision for depreciation	(3,826)		(3,836)

Net trade accounts receivables	81,743		76,577

(1)
out of which receivables over 1 year: 0.5 Me

12—CASH AND SHORT-TERM INVESTMENTS

	2000	1999
Short term investments at cost	11,544	0
Depreciation	0	0
Short-term investment, net	11,544	0
Cash	5,093	14,949
Other	0	0
Cash	5,093	14,949
Total	16,637	14,949

13—DEFERRED TAXES BALANCE AT YEAR-END

13a—Movements in deferred tax balances

	2000	1999
Net opening deferred tax assets/liabilities	279	(705)
Net deferred taxes	(338)	947
Impact of deferred taxes on pensions & similar benefits	(222)
Impact of changes in consolidation area	(3,979)
Other changes	44	37

Net closing deferred tax assets/liabilities	(4,216)	279

13b—Deferred tax analysis by sources of deferred tax (Presented before netting by company)

	2000
	Gross	Dep.	Net
Deferred tax assets arising from
—Book to tax adjustments	2,730	0	2,730
—Restatements of local books	3,942	(694)	3,248
—Tax losses and tax credits	6,201	(5,276)	925
	12,873	(5,970)	6,903
Deferred tax liabilities arising from
—Book to tax adjustments	(5,556)	0	(5,556)
—Restatements of local books	(5,563)	0	(5,563)
	(11,119)	0	(11,119)

Total net	1,754	(5,970)	(4,216)

14—SHAREHOLDERS' EQUITY

	Capital and premiums	Retained earnings	Net Income	Other	Total
Shareholders' equity at December 31, 1999	115,843		7,864		123,707
Dividend distribution			(497)		(497)
Capital increase
Capital reduction
Net income for the year			20,040		20,040
Translation adjustment	472				472
Acquisition of Potain China minority interests	(5,550)				(5,550)
Other	1,092	7,367	(7,367)		1,092

Shareholders' equity at December 31, 2000	111,857	7,367	20,040	0	139,264
Number of shares
1999	909,945
2000	909,945

15—RESERVE FOR LOSSES AND CONTINGENCIES

	2000	1999
Reserve for contingencies
Claims and litigations	520	438
Warranty costs(1)	2,582	2,440
Technical updates(2)	1,083	475
Technical and industrial risks	518	517
Miscellaneous	860	433
Total	5,563	4,303
Reserve for losses
Pensions and other benefits(3)	4,989	624
Restructuring	1,006	1,719
Initial assembly costs	121	171
Miscellaneous	857	433
Total	6,972	2,957

Total	12,535	7,260

(1)
Contractual warranty on sold cranes

(2)
Covers the estimated cost of parts replacement initiated by the group

(3)
Change in accounting method for pensions and similar benefits accruals. Corresponding value at December 31, 1999: 4,2 millions Euros

16—BORROWINGS

16a—Breakdown by nature

	2000	1999
Bank borrowings	16,831	6,542
Subordinated debts	0	65
Other	5,486	6,333

Total	23,317	12,940

16b—Breakdown by maturity

Less than 1 year	9,170	5,362
From 1 to 5 years	8,215	4,427
More than 5 years	5,931	3,151

Total*	23,316	12,940
*of which obligations under capital lease	6,298	6,269

16c—Financial instruments

        As of December 31, 2000, there is no interest rate hedging.

17—ACCOUNTS PAYABLE

	2000	1999
Prepayments received	1,509	1,276
Trade accounts payable	51,543	46,086
Tax and social contributions payable	20,273	18,113
Debt related to fixed assets	299	676
Corporate income tax payable	7,358	3,431
Other liabilities	3,328	1,262

Total accounts payable	84,311	70,843

18—CASH FLOWS FROM OPERATIONS

	2000	1999
Consolidated net income	20,039	7,864
Income from companies accounted for by the equity method	0
Depreciation, amortization and operating provisions	18,032	16,489
Reversals of operating provisions	(4,326)	(4,988)
Allowance for financial provisions	404	212
Reversals of financial provisions	(152)	(222)
Allowance for non recurring provisions	179	1,004
Reversals of exceptional provisions	(3,918)	(246)
Gains on disposal of fixed assets	58	(408)
Amortization of goodwill, net	429	381
Net movement in deferred taxes	338	(947)

Total cash flows from operations	31,088	19,648

19—IMPACT OF CHANGES IN CONSOLIDATION SCOPE

2000
Fixed assets	6,897
Current assets*	19,711
Deferred tax assets

Total assets	26,608
Equity	7,646
Reserves	5,990
Liabilities*	8,993
Deferred tax liabilities	3,979

Total liabilities	26,608
*of which, net borrowings	(10,984)

20—OFF-BALANCE SHEET COMMITMENTS

	2000	1999
Given commitments
Guaranties given to banks (incl. Discounted bills)	11,217	14,244
Future lease payments	0	0
Buy-back commitments	14,253	11,682
Other	0	0

Total	25,470	25,926
Received commitments
Discounted bills	1,358	631
Discounted bills secured by collateral/Sabatini law, Italy(1)	2,616	2,709
Backlog orders received	52,537	55,796
Buy-back commitments	14,253	11,682
Other(2)	11,766	13,643

Total	82,530	84,461
Debts secured by collateral
Mortgages and pledges	0	0
Obligations under capital lease	6,298	6,269

Total	6,298	6,269

(1)
guaranted by pledge on material

(2)
export guarantees, other guarantees, equipment lodged as collateral for payment guarantees given, excluding discounted bills

21—CONSOLIDATION AREA

Entities	City	Country	% ownership at 31/12/2000	% ownership at 31/12/1999
Potain	Ecully	France	Mother	Mother
B.P.G.R.	Ecully	France	100.00%	100.00%
Sam Sologat	Bretigny	France	99.80%	99.80%
Sci Les Sthenes du Plateau	Ecully	France	100.00%	100.00%
Cadillon GmbH	Moerfelden	Allemagne	100.00%	100.00%
Potain GmbH	Moerfelden	Allemagne	100.00%	100.00%
Potain Technik Gmbh	Arneburg	Allemagne	100.00%	100.00%
Potain Belgium	Malines	Belgique	100.00%	100.00%
Potain UK	West Drayton	Grande-Bretagne	100.00%	100.00%
Potain Hungaria	Budapest	Hongrie	100.00%	100.00%
Potain Industrie Spa	Niellatanaro	Italie	99.98%	99.98%
Potain Spa	Parabiago	Italie	99.97%	99.97%
Potain Italia	Cuggiono	Italie	99.97%	99.97%
Potain International	Cuggiono	Italie	99.97%	99.97%
Potain Polska	Varsovie	Pologne	100.00%	100.00%
Noe Pereira	Fanzeres	Portugal	99.64%	99.64%
Potain Portugal	Ermesinde	Portugal	99.56%	99.56%
Potain S.R.O.	Netvorice	Républic tchéque	00.00%	100.00%
Potain Corporation	Miami	Etats-Unis	100.00%	100.00%
Potain Ltda	Sao-Paulo	Brésil	99.91%	99.91%
Zhangjiagang Potain	Zhangjiagang	Chine	100.00%	62.77%
Potain Pte Ltd	Singapour	Singapour	100.00%	100.00%
Liftlux Potain Gmbh	DILLINGEN	Allemagne	100.00%
Solum	Dusseldorf	Allemagne	100.00%
Axiome de Ré	Senningerberg	Luxembourg	100.00%

        Under French accounting principles, profit and loss statement can be presented either by nature or by destination. Below is a presentation of profit and loss statement by destination under French GAAP.

	12/31/2000	(12/31/1999
	(in thousands Euros)
Sales	286,974	239,644
Cost of sales	(206,503)	(182,032)
Gross profit	80,471	57,612
Engineering, selling & administrative expenses	(48,747)	(43,512)
Operating profit	31,724	14,100
Interest expense, net	868	(1,408)
Goodwill amortization	(429)	(391)
Other income and (expense), net	(564)	0
Income before taxes	31,599	12,301
Income tax	(11,559)	(4,433)
Net income before minority interests of fully consolidated entities	20,040	7,868
Minority interests	24	1,592
Results of entities accounted for by the equity method	0	(4)
Net income	20,016	6,272

        The cost of sales includes the following:

  •
  logistic expenses such as inventory warehousing and transportation costs,

  •
  manufacturing costs including direct and indirect standard costs, variances with actual costs and allowances for inventory depreciation,

  •
  margin on sale of capitalized cranes.

        Engineering, selling & administrative expenses include all operating expenses not included in cost of sales.

V—COMPARISON BETWEEN FRENCH AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in France ("French GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("U.S. GAAP"). The significant differences applicable to the Group are summarized below.

Revenue recognition on sales with guaranteed buyback commitments

        Under French GAAP, revenue related to sales with guaranteed buyback commitments are recognized and a liability is established at the time of sale for the difference, if any, between the amount of the buyback commitment and the estimated fair value of the equipment at the foreseeable buyback commitment date.

        Under U.S. GAAP, revenue related to such sales is recorded in accordance with EITF 95-1, "Revenue Recognition on Sales with Guaranteed Minimum Resale Value" which states that a manufacturer is precluded from recognizing a sale of equipment if the manufacturer guarantees the resale value of the equipment to the purchaser. Rather, the manufacturer should account for the transaction as a lease, using the principles of lease accounting in Statement 13.

Revenue recognition on sales with guarantees

        The Company enters into sales agreements with financing companies who in turn lease equipment to third parties. Under some of these agreements, the Company has guaranteed the third party lease payments to the financing companies. Under other such agreements, the Company has agreed to absorb a portion of the losses resulting from default by the third parties.

        Under French GAAP, revenue related to such transactions is recorded upon delivery of the equipment and a liability, if necessary, is established for any anticipated future losses related to the guarantees. The guarantees are considered to be off-balance sheet commitments.

        Under U.S. GAAP, revenue related to such transactions in which the Company retains substantial risks of ownership in the property is recorded as if the transaction was a lease.

Deferred taxation

        For French GAAP purposes, on January 1, 2000, the Group adopted French accounting standard 99-02 which addresses the accounting for income taxes. This new rule is effective from January 1, 2000. This standard is similar to U.S. GAAP in that deferred taxes are computed for all temporary differences between the tax and book bases of assets and liabilities. Deferred tax assets are recognized to the extent their realization is more likely than not. The main difference between this standard and U.S. GAAP is that long-term deferred tax liabilities are discounted. For U.S. GAAP purposes, deferred taxes are computed for all temporary differences between the tax and book bases of assets and liabilities. Deferred tax assets are recognized to the extent their realization is more likely than not.

Consolidation and tax provisions

        Under French GAAP, prior to the issuance of accounting standard 99-02, companies were not required to consolidate majority-owned subsidiaries which operated in a different business activity. Therefore, Axiome, a wholly-owned subsidiary was not consolidated in 1998 and 1999 as a result of which provisions recorded to obtain certain tax benefits were not reversed for consolidation purposes under French GAAP. Starting from January 1, 2000, the application of accounting standard 99-02 requires that all majority-owned subsidiaries for which a company has control be consolidated and as a consequence, such provisions have been reversed.

        Under U.S. GAAP, all majority-owned subsidiaries for which a company has control are consolidated and as a consequence, provisions recorded to obtain certain tax benefits are reversed all over the periods presented with the related deferred tax effect.

Pensions and retirement indemnities

        Under French GAAP, companies have the option of recording pension liabilities in full in the balance sheet, partially in the balance sheet and partially as an off balance sheet commitment, or entirely as an off balance sheet commitment. Under U.S. GAAP, pensions are accounted for in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" (FAS 87). Under FAS 87, pension assets or liabilities are recorded in the balance sheet for the difference between the projected benefit obligation and the fair value of any plan assets. Annual pension costs are recorded in the income statement.

IBNR Reserves

        For French GAAP purposes, liabilities for amounts due related to deductibles for insurance claims are recorded when the invoices are received from the insuror.

        For U.S. GAAP purposes, such liabilities are recorded when they are incurred. Therefore, an estimate of claims incurred but not yet reported (IBNR) is calculated by an actuary and the estimated amount is recorded in the balance sheet.

Foreign currency hedges

        Under French GAAP, gains and losses on foreign currency hedges can be deferred until the hedged transaction actually occurs.

        Under U.S. GAAP, hedging of foreign currency transactions with forward exchange contracts is only permissible for transactions which are firm commitments. Some of the Group's foreign currency contracts hedge forecasted or budgeted transactions which do not meet the definition of a firm commitment. Gains and losses on these contracts cannot be deferred but must be recognized in net income.

Restructuring costs

        For French GAAP purposes, the Group recorded a restructuring reserve for Potain China in December 1999 because it was considered that management had approved the plan and communicated the plan and related benefits to be received to the employees affected by the plan. However, the plan was not officially approved by the Board and other regulatory authorities until January 2000.

        For U.S. GAAP purposes, restructuring costs are recognized when the following have occurred: management approves and commits the company to the restructuring plan; the benefit arrangement for any employees to be terminated has been communicated to employees in sufficient detail to enable them to determine the type and amount of benefits they will receive if terminated; the plan of termination specifically identifies the number of employees to be terminated, their job classifications or functions and their locations; and the period of time to complete the plan indicates that changes to the plan are not likely. It was considered for U.S. GAAP purposes that Potain China was not committed to the plan until January 2000.

Impairment of assets

        Under French GAAP, there are no specific rules specifying impairment criteria and how impairment should be measured.

        Under U.S. GAAP, long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the asset and its eventual disposition is less than the carrying value of the asset, an impairment loss is recognized.

Non-interest bearing notes receivable

        Under French GAAP, non-interest bearing notes receivable are recorded at the amounts stipulated in the agreements. No consideration is given to the impact of imputed interest.

        Under U.S. GAAP, non-interest bearing notes receivable exchanged for property, goods or services are recorded at their present value by discounting all future payments on the notes using an imputed rate of interest. Premiums are amortized into income over the life of the notes.

Rental agreement

        The Group has a lease agreement for 20 years and for which the lease payments are not uniform throughout the term of the lease.

        For French GAAP purposes, payments under operating leases are recorded as rent expense for the amounts incurred according to the lease agreement.

        Under U.S. GAAP, the total expense to be incurred under the lease is amortized uniformly on a straight-line basis over the term of the lease.

        The following is a summary of the significant adjustments to net income and shareholders' equity which would be required if U.S. GAAP were to be applied instead of French GAAP:

	Shareholders' Equity December 31, 1998	Net income 1999	Shareholders' Equity December 31, 1999	Net income 2000	Adoption of Standard 99-02	Shareholders' Equity December 31, 2000
	In thousands of Euros
Amount in accordance with French GAAP	111,005	6,272	118,083	20,016	1,106	139,172
Revenue recognition	(1,746)	(897)	(2,643)	(1,790)		(4,433)
Deferred taxation	1,428	(994)	434	(697)		(263)
Consolidation	811	(95)	716		(716)
Pensions & retirement indemnities	(2,266)	(184)	(2,450)	183	(612)	(2,879)
IBNR reserve	(115)	2	(113)	(6)		(119)
Foreign currency hedge		(82)	(82)	82
Restructuring—China		902	902	(902)
Impairment of assets				(181)		(181)
Non-interest bearing notes receivable	(412)	(15)	(427)	13		(414)
Rental agreement				(67)		(67)
Tax effect of the above adjustments	1,731	342	2,073	572	222	2,867
Amount in accordance with U.S. GAAP	110,435	5,261	116,493	17,224	0	133,683
Number of shares		909,945		909,945
Net income per share U.S. GAAP (Euros)		5.77		18.93

VI—SUPPLEMENTAL CASH FLOW INFORMATION

	December 31
	2000	1999	1998
	(in thousands Euros)
Cash	16,637	14,949	6,838
Borrowings	(23,316)	(12,940)	(15,693)
Amounts due from affiliates (included in other receivables)	28,538	4,158	3,388
Amounts due to affiliates (included in other liabilities)	(3,582)	(3,842)	(2,064)

Net indebtedness	18,277	2,325	(7,531)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
THE GROVE ACQUISITION
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
BUSINESS
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
REGISTRATION RIGHTS AGREEMENT
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
UNITED STATES FEDERAL TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
Consolidated Balance Sheets
Consolidated Statements of Earnings
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
Condensed Consolidating Statement of Earnings
Condensed Consolidating Balance Sheet
Condensed Consolidating Statement of Cash Flows
THE MANITOWOC COMPANY, INC. Condensed Consolidated Statements of Earnings For the Three and Nine Months Ended September 30, 2002 and 2001 (Unaudited) (In thousands, except per-share and weighted average shares data)
THE MANITOWOC COMPANY, INC. Condensed Consolidated Balance Sheets As of September 30, 2002 and December 31, 2001 (In thousands, except share data)
THE MANITOWOC COMPANY, INC. Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2002 and 2001 (Unaudited) (In thousands)
THE MANITOWOC COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income For the Three and Nine Months Ended September 30, 2002 and 2001 (Unaudited) (In thousands)
THE MANITOWOC COMPANY, INC. Notes to Unaudited Condensed Consolidated Financial Statements For the Nine Months Ended September 30, 2002 and 2001
The Manitowoc Company, Inc. Condensed Consolidating Statement of Earnings For the Three Months Ended September 30, 2002 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Statement of Earnings For the Three Months Ended September 30, 2001 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Statement of Earnings For the Nine Months Ended September 30, 2002 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Statement of Earnings For the Nine Months Ended September 30, 2001 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Balance Sheet as of September 30, 2002 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Balance Sheet as of December 31, 2001 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Statement of Cash Flows For the Nine Months Ended September 30, 2002 (In thousands)
The Manitowoc Company, Inc. Condensed Consolidating Statement of Cash Flows For the Nine Months Ended September 30, 2001 (In thousands)
INDEPENDENT AUDITORS' REPORT
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Comprehensive Income (Loss)
Consolidated Statements of Predecessor Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements
GROVE INVESTORS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in thousands of dollars, except share amount)
POTAIN SA REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED STATEMENTS OF INCOME
POTAIN SA CONSOLIDATED BALANCE SHEETS December 31, 2000 and 1999
CONSOLIDATED STATEMENTS OF CASH FLOW
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS